As filed with the Securities and Exchange Commission on October 27, 2006

Registration No. 333-138009

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

AMENDMENT NO. 1

TO

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

HUGHES NETWORK SYSTEMS, LLC

(Exact name of registrant as specified in its charter)

Delaware	4899	11-3735091
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

11717 Exploration Lane

Germantown, MD 20876

(301) 428-5500

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

HNS FINANCE CORP.

(Exact name of registrant as specified in its charter)

Delaware	4899	56-2571546
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

11717 Exploration Lane

Germantown, MD 20876

(301) 428-5500

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

GUARANTORS LISTED ON SCHEDULE A HERETO

Dean Manson, Esq.

Hughes Network Systems, LLC

11717 Exploration Lane

Germantown, MD 20876

Telephone: (301) 428-5500

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:

Rosa A. Testani, Esq.

Akin Gump Strauss Hauer & Feld LLP

590 Madison Avenue

New York, NY 10022

Telephone: (212) 872-1000

Approximate date of commencement of proposed sale to the public:  As soon as practicable after this Registration Statement becomes effective.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

The registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

SCHEDULE A

Exact name of registrant as specified in its charter	State or other jurisdiction of incorporation or organization	Primary standard industrial classification code number	I.R.S. employer identification No.	Address, including zip code, and telephone number, including area code, of registrants’ principal executive offices
Hughes Network Systems International Service Company	Delaware	4899	52-1691571	11717 Exploration Lane Germantown, MD 20876 (301) 428-5500

HNS Real Estate, LLC	Delaware	4899	20-2712714	11717 Exploration Lane Germantown, MD 20876 (301) 428-5500

HNS-India VSAT, Inc.	Delaware	4899	52-1755631	11717 Exploration Lane Germantown, MD 20876 (301) 428-5500

HNS-Shanghai, Inc.	Delaware	4899	52-1720113	11717 Exploration Lane Germantown, MD 20876 (301) 428-5500

The information in this prospectus is not complete and may be changed. We may not complete the Exchange Offer and issue these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell securities and it is not soliciting an offer to buy these securities in any state where the offer is not permitted.

Subject to completion, dated October 27, 2006

Hughes Network Systems, LLC

HNS Finance Corp.

Offer to Exchange

$450,000,000 aggregate principal amount of 9 1/2% Senior Notes due 2014, which have been registered under the Securities Act of 1933,

for

$450,000,000 aggregate principal amount of outstanding 9 1/2% Senior Notes due 2014.

We hereby offer, upon the terms and subject to the conditions set forth in this prospectus and the accompanying letter of transmittal (which together constitute the “Exchange Offer”), to exchange up to $450,000,000 aggregate principal amount of our registered 9 1/2% Senior Notes due 2014, which we refer to as the Exchange Notes, for a like principal amount of our outstanding 9 1/2% Senior Notes due 2014, which we refer to as the Old Notes. We refer to the Old Notes and the Exchange Notes collectively as the Notes. The terms of the Exchange Notes are identical to the terms of the Old Notes in all material respects, except for the elimination of some transfer restrictions, registration rights and liquidated damages provisions relating to the Old Notes.

Interest on the Exchange Notes, like the Old Notes, will be payable semiannually on April 15 and October 15. The Exchange Notes will mature on April 15, 2014. We may redeem some or all of the Exchange Notes at any time after April 15, 2010 at the redemption prices set forth in this prospectus. In addition, prior to April 15, 2009, we may redeem up to 35% of the aggregate principal amount of the Exchange Notes using net proceeds from certain sales of equity. Prior to April 15, 2010, we may redeem some or all of the Exchange Notes at the “make whole” price set forth in this prospectus.

The Exchange Notes and guarantees thereof, like the Old Notes and guarantees thereof, will be our and the applicable guarantor’s senior unsecured obligations and will rank equally in right of payment to all of our and the applicable guarantor’s existing and future senior indebtedness ($487.5 million as of June 30, 2006, including the Notes), senior in right of payment to all of our and the applicable guarantor’s future subordinated indebtedness, be effectively subordinated in right of payment to our and the applicable guarantor’s secured indebtedness to the extent of the value of the assets securing such indebtedness (approximately $37.5 million as of June 30, 2006), and be effectively subordinated to all obligations, including trade payables, of each of our and the applicable guarantor’s existing and future subsidiaries that are not guarantors (approximately $46.2 million as of June 30, 2006).

We will exchange any and all Old Notes that are validly tendered and not validly withdrawn prior to 5:00 p.m., New York City time, on November 29, 2006, unless extended.

We have not applied, and do not intend to apply, for listing the notes on any national securities exchange or automated quotation system.

Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The letter of transmittal states that by so acknowledging and delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, if requested in writing by such a broker dealer, for a period of up to 180 days after the consummation of the Exchange Offer, we will make this prospectus, as amended or supplemented, available to any broker dealer for use in connection with any such resale. See “Plan of Distribution.”

You should carefully consider the risk factors beginning on page 20 of this prospectus before participating in this Exchange Offer.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is October     , 2006.

You should rely only on the information contained in this document. We have not authorized anyone to give you any information or to make any representations about us or the transactions we discuss in this prospectus other than those contained in this prospectus. If you are given any information or representations about these matters that is not discussed in this prospectus, you must not rely on that information. This prospectus is not an offer to sell or a solicitation of an offer to buy securities anywhere or to anyone where or to whom we are not permitted to offer or sell securities under applicable law. The delivery of this prospectus does not, under any circumstances, mean that there has not been a change in our affairs since the date of this prospectus. Subject to our obligation to amend or supplement this prospectus as required by law and the rules of the Securities and Exchange Commission, or the SEC, the information contained in this prospectus is correct only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of these securities.

Until January 25, 2007 (90 days after the date of this prospectus), all dealers effecting transactions in the Exchange Notes, whether or not participating in the Exchange Offer, may be required to deliver a prospectus.

WHERE YOU CAN FIND MORE INFORMATION

We will be required to file annual and quarterly reports and other information with the SEC after the registration statement described below is declared effective by the SEC. You may read and copy any reports, statements and other information that we file with the SEC at the SEC’s public reference room located at 100 F Street, N.E. Room 1580, Washington, D.C. 20549. You may request copies of the documents, upon payment of a duplicating fee, by writing the Public Reference Section of the SEC. Please call 1-800-SEC-0330 for further information on the public reference rooms. Our filings will also be available to the public from commercial document retrieval services and at the web site maintained by the SEC at http://www.sec.gov.

We have filed a registration statement on Form S-4 to register with the SEC the Exchange Notes to be issued in exchange for the Old Notes and guarantees thereof. This prospectus is part of that registration statement. As allowed by the SEC’s rules, this prospectus does not contain all of the information you can find in the registration statement or the exhibits to the registration statement. You should note that where we summarize in the prospectus the material terms of any contract, agreement or other document filed as an exhibit to the registration statement, the summary information provided in the prospectus is less complete than the actual contract, agreement or document. You should refer to the exhibits filed to the registration statement for copies of the actual contract, agreement or document.

MARKET AND INDUSTRY DATA AND FORECASTS

This prospectus includes estimates of market share and industry data and forecasts that we obtained from industry publications and surveys and internal company sources. Industry publications and surveys and forecasts generally state that the information contained therein has been obtained from sources believed to be reliable, but there can be no assurance as to the accuracy or completeness of included information. We have not independently verified any of the data from third-party sources, including Broadband Satellite Markets—A Worldwide Analysis of Industry Trends and Market Forecasts from 2005 to 2010 (5th Edition, February 2006) by Northern Sky Research, The VSAT Report 2005 by Communication System Limited, or COMSYS, or the 2005 COMSYS VSAT Report, and Broadband and the Role of Satellite Services (2004) by Frost and Sullivan nor have we ascertained the underlying economic assumptions relied upon therein. Statements as to our market position are based on market data currently available to us. While we are not aware of any misstatements regarding our industry data presented herein, our estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” in this prospectus.

i

SUMMARY

The following summary highlights selected information contained elsewhere in this prospectus and may not contain all of the information that is important to you. You should read this prospectus in its entirety, including “Risk Factors” and our financial statements and the related notes. As used in this prospectus, unless the context otherwise requires or as is otherwise indicated, the words “we,” “us,” “our” and words of similar import refer to Hughes Network Systems, LLC and its subsidiaries on a consolidated basis after the April 2005 Acquisition (as defined below in “The Transactions”), and, prior to the April 2005 Acquisition, to the businesses of DTV Network Systems, Inc. (formerly known as Hughes Network Systems, Inc.) and its subsidiaries that were acquired in the April 2005 Acquisition.

Our Company

We are the world’s leading provider of broadband satellite network equipment and services to the very small aperture terminal, or VSAT, enterprise market and the largest satellite Internet access provider to the North American consumer market. According to the 2005 COMSYS VSAT Report, we had a worldwide market share of 55% in 2004 as measured by terminals shipped. Our invention of VSATs, small satellite dishes generally 1.8 meters or less wide, over 20 years ago enables us to provide large enterprises highly reliable, end-to-end communications with guaranteed quality of service regardless of the number of sites or their geographic location. Our networks are used for a variety of applications such as Intranet and Internet access; voice services; connectivity to suppliers, franchisees and customers; credit authorization; inventory management; content delivery and video distribution. We often customize the applications for particular markets. We currently serve more than 200 large companies, many of them in the Fortune 1000, mainly in businesses which have numerous widely dispersed operating units, such as gas service stations (Royal Dutch Shell plc, Exxon Mobil Corporation, BP Amoco Group and Chevron Corporation), automotive dealerships (Volkswagen AG) and retailers (Wal-Mart Stores, Inc., Lowe’s Companies, Inc. and Kmart Corporation). We have leveraged our experience with such customers and adapted our technologies to expand into other growing market segments, such as small and medium businesses and other business users such as small office and home office users, which we collectively refer to as SMBs, and consumers. We are currently the largest satellite broadband Internet access provider to consumers and small businesses in North America, with approximately 300,200 subscribers as of June 30, 2006. For the six months ended June 30, 2006 on a pro forma basis, we generated revenue of $405.3 million and incurred a net loss of $6.7 million. For the year ended December 31, 2005 on a pro forma basis, we generated revenue of $806.9 million, net income of $12.1 million and Adjusted EBITDA of $114.6 million. For our definition of Adjusted EBITDA, see note (10) in “—Summary Historical and Pro Forma Financial Data.”

We are a leading provider of satellite network equipment and services for enterprises that require consistent, high-quality broadband connectivity across every site, regardless of location. We provide large enterprises globally with a complete turnkey solution, both hardware and recurring communications service, which includes program management, installation, and training and support services. We believe that this fully integrated product and service offering distinguishes us from our competitors and cannot be replicated easily. We have had relationships with some of our enterprise customers for over 15 years. Our enterprise customers typically enter into long-term contracts with us with an average length of three to five years, and renewal/rollovers are common. Based on management estimates, the renewal rate for our enterprise customers was approximately 92% in 2005. In the expanding Consumer/SMB markets, we distinguish ourselves by packaging services normally reserved for large enterprises into a comprehensive solution. We believe that our solutions are consistently more reliable and cost-effective over time across a range of enterprise applications compared with terrestrial alternatives. Over the last 15 years, we have sold more than one million VSATs to customers in over 100 countries. As of December 31, 2005, we had a revenue backlog (which we define as our expected future revenue under our customer contracts that are non-cancelable) of approximately $583.6 million.

As part of our drive for less costly and more efficient technological solutions, we plan to launch our next-generation SPACEWAY 3 satellite in early 2007 and introduce service in North America on SPACEWAY’s network later in 2007. With SPACEWAY, we will be able to offer our customers faster communication rates and expect to reduce our operating costs substantially. We intend to leverage SPACEWAY’s increased communication rates and enhanced functionality to grow our market penetration in all market sectors including the large enterprise sector and the rapidly expanding North American Consumer/SMB markets, which have historically been serviced by terrestrial alternatives, to further increase our subscriber base. By owning our own satellite, we will reduce our need to lease third-party satellite transponder capacity, thereby reducing costs as new and renewing customers migrate onto our SPACEWAY 3 satellite.

Our VSAT Markets

Historically, our VSAT market was built on the need of large enterprises for low-cost data communication over geographically dispersed sites with mission critical reliability standards, with particular applications such as inventory control and credit card authorizations. Our VSAT market has grown as hardware and service costs have declined and Internet use has expanded. Today, our VSAT market extends from the largest enterprises to smaller businesses and individual consumers.

Network Equipment and Services. Our Network Equipment and Services market consists of large enterprises, many of which in our North American business are Fortune 1000 companies with geographically dispersed operations that need to be interconnected. Representative large enterprise customers include Blockbuster, Inc., BP Amoco Group, Cendant Corporation, Chevron Corporation, Edward D. Jones & Co. L.P., Exxon Mobil Corporation, GTECH Corporation, Royal Dutch Shell plc, Teléfonos de México, S.A. de C.V. and Volkswagen AG. Revenues from our North American Network Equipment and Services business and International Network Equipment and Services business accounted for approximately 61% of our 2005 revenues.

Consumer/SMB. Our Consumer/SMB market consists of subscribers in North America who desire high-speed Internet access but typically are not served by either DSL or cable. Our market includes all categories of small and medium sized businesses including small office and home office users as well as professional users and consumers. It is estimated that there are between 10 and 15 million households in North America (Northern Sky Research, February 2006) and 3 million businesses (Frost and Sullivan, 2004) in the United States underserved by DSL or cable. As of December 31, 2005, we had approximately 274,400 satellite broadband Internet access Consumer/SMB subscribers. Revenues from our Consumer/SMB business accounted for approximately 31% of our 2005 revenues.

Our Telecom Systems Markets

We have further leveraged our existing VSAT technology expertise to develop communications equipment for other end markets. We are able to serve these markets efficiently as we share with our core VSAT business common infrastructure such as engineering and research and development.

Mobile Satellite Systems. This market consists of various operators who offer mobile satellite-based voice and data services. We develop and supply turnkey networking and terminal systems to these operators, typically through large multi-year contracts. Representative customers include ICO Global Communications, Inmarsat plc, or Inmarsat, Thuraya Satellite Telecommunications Company, or Thuraya. Revenues from our Mobile Satellite Systems business accounted for approximately 6% of our 2005 revenues.

Terrestrial Microwave. This market consists of cellular mobile operators and alternative telecommunications providers otherwise known as emerging competitive local exchange carriers, or CLECs. We supply microwave-based networking equipment to cellular mobile operators for transporting their data from cellular telephone sites to switching centers. Representative customers include Nokia Corporation, T-Mobile Czech Republic and Nextlink/XO Communications, Inc. Revenues from our Terrestrial Microwave business accounted for approximately 2% of our 2005 revenues.

Our Services and Products

We provide a variety of satellite-based network equipment, systems and broadband services. In our principal market of North America, we typically provide a bundled offering of hardware and communication services so that our revenue is derived from both periodic hardware sales and recurring monthly service fees. In other parts of the world, we may provide either the bundled service or hardware only.

Network Services

Our service revenue is derived from the provision of a variety of network solutions as detailed below. In some markets, most notably in North America, services are delivered using not only satellite transport platforms, but also using terrestrial transport platforms such as DSL and frame relay:

•	managed network services for large enterprise customers;

•	IP-based Virtual Private Networks, or IP VPNs, that provide highly secure, remote network solutions that support point-of-sale transactions and inventory management applications;

•	two-way, always-on, high-speed Internet access;

•	Digital Media Services including the delivery of high-quality, full screen, full-motion video and audio for digital signage and online training applications;

•	ISP services and other hosted applications including e-mail, web hosting and online payments; and

•	Highly Available Networks using a combination of satellite and wireline technologies and including satellite backup for terrestrial networks.

We differentiate ourselves by providing a one-stop turnkey suite of these bundled services that include network design, implementation planning, provisioning, rollout and installation, ongoing network operations, help desk and onsite maintenance. Managed network services also include program management, installation management, network and application engineering services, proactive network management, network operations, field maintenance and customer care. As of June 30, 2006, we had approximately 555,000 sites in service based on management’s estimate.

Network Equipment

Our hardware systems revenue is derived from the sale or lease of VSAT and other terrestrial network equipment, consisting of Customer Premise Equipment, or CPE, and Network Operations Control, or NOC, hardware and software. In 2005, we shipped approximately 226,000 VSAT terminals globally up from 194,600 VSAT terminals in 2004, supplied equipment for 38 new central hub sites and generated $381.5 million in total hardware sales. This hardware is either sold under separate equipment supply contracts where customers are responsible for operating their networks, or is packaged into services contracts where the customer pays a recurring fee for a fixed term for use of our hardware and for our network services.

Our Strengths

Leading global VSAT Provider with Large Installed Customer Base. Over the last 15 years, we have sold more than one million VSATs to customers in over 100 countries. According to the 2005 COMSYS VSAT Report, in 2004, our global market share was approximately 55%, based on the number of terminals shipped. This large installed base provides excellent opportunities for new and incremental sales for our services and products.

Global Blue-Chip Customer Base with History of High Renewals. Our Network Equipment and Services customers include Fortune 1000 companies, and are leaders in the retail, energy, financial, hospitality, automotive and services industries. These customers generally have long-term contracts with an average length of three to five years that contribute to a significant revenue backlog, which as of December 31, 2005, was approximately $583.6 million. We have had contracts for equipment and services with some of our customers for over 15 years.

Provider of Highly Reliable, End-to-End Communications Networks. We are a leading network provider for enterprises that require consistent, high-quality broadband connectivity across every site, regardless of location. Since we control our entire network from end to end, we are able to offer highly secure and robust communication services. We utilize reliable components and employ redundancy and backup at multiple stages of our network. We also believe that we are able to deploy our services more rapidly than both our terrestrial and satellite competitors. Our automation and installation support systems, together with our network of independent contractors, enable us to install thousands of sites per month for network-wide deployment in North America.

Market Leader in Technology and Innovation. We have been a leader in pioneering major advances in satellite data communications technology for more than 20 years to both increase service capabilities and reduce the cost of service, which enables us to expand our addressable markets. Our integrated product and service model allows us close proximity to our clients’ business and data network service requirements. This allows us to efficiently identify our customers’ needs and develop technological solutions that are critical to extending our VSAT applications to existing clients and new markets. For example, our next generation products, including the DW7000 series introduced in 2005 and the HN7000 series introduced in 2006, have increased in-route data speeds from our past offering of 256 Kbps to up to 1.6 Mbps, which we believe is comparable to current DSL and cable offerings, and offer additional features such as increased throughput with greater bandwidth efficiency. Furthermore, our in-house engineering capabilities have enabled us to design one of the most technologically advanced satellite broadband services platforms called SPACEWAY. We expect that both the HN7000 series and SPACEWAY will enable us to expand and better serve all our markets by offering increased speeds and enhanced functionality at competitive prices.

Common Architecture Platform Across our End Markets Gives Us Operating Leverage. We have engineered a common platform for all our VSAT markets, which reduces costs for research and development, manufacturing, maintenance, customer support and network operations. Our common platform has allowed us to develop solutions for different end markets such as Consumers and SMBs, utilizing a shared infrastructure. Our network platform includes multi-use terminals with downloadable software components to tailor our services to customer requirements. Common VSAT terminals are now used on a global basis for large enterprises and Consumer/SMBs, which allows us to reduce costs while improving the overall quality of our products and services.

Diversified Revenue Stream. We benefit from the fact that our revenue stream is diversified geographically and consists of a mix of services and hardware sales. We generated approximately 68% of our 2005 revenues in the United States and 32% internationally. In 2005, we derived approximately 53% of our global revenues by providing services, and 47% via hardware sales and leases. We expect service revenues to continue to exceed hardware revenues in the foreseeable future. Within the VSAT segment, our customer concentration is low, with our top 10 VSAT customers accounting for 17.2% of our revenues in 2005. We also have achieved a leading market position in the provision of satellite Internet access for Consumers and SMBs in North America with approximately 300,200 customers as of June 30, 2006. We expect this market to experience continued growth and we believe that we are well positioned to benefit from this growth.

Experienced Senior Management Team and Strong Sponsorship. Our senior management team has extensive experience in the satellite communications industry, with average industry experience of 23 years. Our management team is supported by approximately 452 engineers and a marketing and sales force of approximately 125 persons who have an average tenure of approximately 11 years with us. We are controlled by various investment vehicles that are affiliated with Apollo Advisors IV, L.P., or Apollo, through their controlling interest in our parent, Hughes Communications, Inc., or Hughes Communications. Apollo is a leading private equity investment firm with significant expertise in the satellite sector.

Business Strategy

We intend to seek complementary opportunities to strengthen our business and support its growth. In addition, we intend to organically grow our leading market share by continuing to leverage our position as a technologically advanced and cost-effective provider of services and products. The principal elements of this strategy are to:

•	maintain our position as a technology leader by developing new products with higher speeds and enhanced functionality;

•	remain a low-cost supplier by leveraging our common architecture and integrated platform for multiple market segments;

•	grow our customer base by increasing our offerings and expanding into underserved markets;

•	expand our market penetration in the Network Equipment and Services sector by developing a broader range of managed network services utilizing satellite, wireline and wireless technologies;

•	increase Consumer/SMB market penetration via the introduction of low-cost, higher speed broadband products such as the DW7000 series product line launched in 2005 and the HN7000 series product line launched in 2006, followed by the SPACEWAY platform which we expect will be launched in 2007;

•	expand our international footprint by offering services directly in larger markets and indirectly in the rest of the world via hardware sales to third-party operators;

•	improve cash flow by leveraging operational efficiencies and further cost reduction initiatives; and

•	develop additional strategic relationships for distribution channels both domestically and internationally.

Recent Developments

On March 27, 2006, we introduced our new HughesNet™ brand, replacing our old DIRECWAY® brand. Our new HughesNet brand encompasses all broadband solutions and services from our company, bridging satellite and terrestrial technologies. These include managed network services, digital media and enhanced broadband offerings for our large enterprise customers, as well as high-speed satellite Internet access for Consumers/SMBs.

The Transactions

As used in this prospectus, the term “Transactions” means, collectively, the April 2005 Acquisition, the January 2006 Acquisition, the offering of the Old Notes and the application of the proceeds from the Old Notes. The April 2005 Acquisition and the January 2006 Acquisition are both described below.

The April 2005 Acquisition

On April 22, 2005, SkyTerra Communications, Inc., or SkyTerra, completed the acquisition of 50% of our Class A membership interests from DTV Network Systems, Inc., a wholly owned subsidiary of The DIRECTV Group, Inc., or DIRECTV, for $50.0 million in cash and 300,000 shares of SkyTerra’s common stock. The acquisition occurred pursuant to a contribution and membership interest purchase agreement, or contribution agreement, among us, SkyTerra, DIRECTV and DTV Network Systems, Inc., dated December 3, 2004, as amended. Immediately prior to the acquisition, DTV Network Systems, Inc. contributed to us substantially all of the assets and certain liabilities of its very small aperture terminal, mobile satellite and terrestrial microwave business, as well as certain portions of its SPACEWAY Ka-band satellite communications platform. This includes the SPACEWAY 3 satellite which is currently being manufactured by The Boeing Company, or Boeing, certain network operations center facilities, certain other ground facilities and equipment and intellectual property rights as well as rights to purchase an additional SPACEWAY satellite to be manufactured by Boeing in the future. DIRECTV has retained the SPACEWAY 1 and 2 satellites for use in its direct-to-home video entertainment business, and we have entered into a reciprocal agreement with DIRECTV whereby each party provides certain technical assistance services to the other in connection with the operation of their respective satellites. See “Certain Relationships and Related Transactions—Relationship with DIRECTV—SPACEWAY Services Agreement.” These transactions are collectively referred to in this prospectus as the “April 2005 Acquisition.”

In connection with the closing of the April 2005 Acquisition, the parties to the contribution agreement entered into agreements governing certain relationships between and among the parties after the closing of the April 2005 Acquisition. These agreements include a limited liability company agreement, an investor rights agreement, a transition services agreement, a DIRECWAY advertising agreement, a SPACEWAY services agreement, an intellectual property agreement, a management services agreement and a non-competition agreement. For a more detailed description of these agreements, see “Certain Relationships and Related Transactions—Ancillary Agreements to the Contribution Agreement” and “Certain Relationships and Related Transactions—Relationship with DIRECTV.”

The January 2006 Acquisition

Hughes Communications acquired 100% of our Class A membership interests pursuant to two transactions on December 31, 2005 and January 1, 2006, respectively. On December 31, 2005, Hughes Communications acquired a 50% Class A membership interest from SkyTerra pursuant to a separation agreement under which SkyTerra contributed to Hughes Communications certain of SkyTerra’s assets and liabilities, including the 50% Class A membership interest in our company owned at that time by SkyTerra. On January 1, 2006, Hughes Communications acquired the remaining 50% of our Class A membership interests from DTV Network Systems, Inc. for $100.0 million in cash. These transactions are collectively referred to in this prospectus as the “January 2006 Acquisition.”

The Hughes Communications/SkyTerra Separation

On February 21, 2006, SkyTerra and our parent, Hughes Communications, separated into two publicly owned companies when SkyTerra, which then owned all of the outstanding shares of Hughes Communications’ common stock, distributed those shares to each holder of SkyTerra’s common, non-voting common and preferred stock and its Series 1-A and 2-A warrants. Following the distribution, SkyTerra no longer owns any Hughes Communications stock and accordingly no longer has an equity interest in our company. Hughes Communications is now a separate publicly-owned company (NASDAQ: HUGH) operating the businesses transferred to it under the December 31, 2005 separation agreement. As a result of the distribution, Apollo, the controlling stockholder of SkyTerra, became the controlling stockholder of Hughes Communications.

The Hughes Communications Rights Offering

Immediately following the distribution by SkyTerra of Hughes Communications’ common stock in the spin-off, Hughes Communications distributed at no charge to the holders of its common stock non-transferable subscription rights to purchase up to an aggregate of 7,843,141 shares of Hughes Communications’ common stock at a cash subscription price of $12.75 per share. In total, approximately 97.4% of the rights were subscribed for as a result of the basic subscription privilege, with the remainder sold to shareholders exercising their oversubscription privileges. As a result of the rights offering which closed on March 17, 2006, Apollo invested an additional $68.4 million in Hughes Communications and, as of September 14, 2006 owned approximately 66.0% of Hughes Communications’ common stock. In addition, other stockholders invested an additional $31.6 million and, as of September 14, 2006, owned approximately 34.0% of Hughes Communications’ common stock.

Repayment of Term Loans and Amendment of Revolving Credit Facility

We used the majority of the proceeds from the sale of the Old Notes to repay our then existing term loans, plus accrued interest. In connection with the sale of the Old Notes, we amended certain covenants and pricing terms of our $50.0 million revolving credit facility pursuant to an amendment and restatement of the credit agreement governing this credit facility.

Our Equity Sponsor

We are controlled by Apollo, through its ownership interest in Hughes Communications. Apollo Management, L.P. was founded in 1990 and is among the most active and successful private investment firms in the United States in terms of both number of investment transactions completed and aggregate dollars invested. Since its inception, Apollo Management, L.P. and affiliates have managed in excess of $13 billion in equity capital, in a wide variety of industries, both domestically and internationally, and is currently managing its latest fund, Apollo Investment Fund, VI, L.P., with total committed capital of over $10 billion. Apollo has significant expertise in the satellite sector through investments in us, Intelsat, Ltd., Sirius Satellite Radio Inc. and SkyTerra Communications, Inc. Companies owned or controlled by Apollo Management, L.P. and affiliates or in which Apollo Management L.P. and affiliates have a significant equity investment include, among others, AMC Entertainment, Inc., Educate, Inc., General Nutrition Centers, Inc., Hexion Specialty Chemicals, Inc., Metals USA, Inc., Nalco Company and UAP Holding Corp.

Our Organizational Structure

The following chart summarizes our current ownership and capital structure as of June 30, 2006. For a description of the indebtedness referred to below, see “Description of Notes” and “Description of Other Indebtedness.”

Our principal executive offices are located at 11717 Exploration Lane, Germantown, Maryland 20876. Our telephone number is (301) 428-5500.

Summary of the Terms of the Exchange Offer

In connection with the offering of the Old Notes, we and the guarantors of the Old Notes entered into a registration rights agreement with the initial purchasers of the Old Notes. Under that agreement, we agreed to use commercially reasonable efforts to consummate the exchange of Old Notes for Exchange Notes within 360 days after April 13, 2006.

The registration statement of which this prospectus forms a part was filed in compliance with the obligations under this registration rights agreement.

You are entitled to exchange in this Exchange Offer your Old Notes for Exchange Notes which are identical in all material respects to the Old Notes except that:

•	the Exchange Notes have been registered under the Securities Act and will be freely tradable by persons who are not affiliated with us;

•	the Exchange Notes are not entitled to registration rights which are applicable to the Old Notes under the registration rights agreement; and

•	our obligation to pay liquidated damages on the Old Notes as described in the registration rights agreement does not apply to the Exchange Notes.

For purposes of this and other sections in this prospectus, we refer to the Old Notes and the Exchange Notes together as the “Notes.”

Senior Notes

We are offering to exchange up to $450,000,000 aggregate principal amount of our 9 1/2% Senior Notes due 2014 which have been registered under the Securities Act for up to $450,000,000 aggregate principal amount of our Old Notes which were issued on April 13, 2006. Old Notes may be exchanged only in denominations of $2,000 and integral multiples of $1,000 in excess of $2,000.

Resales

Based on interpretations by the staff of the SEC set forth in no-action letters issued to third parties, we believe that the Exchange Notes issued pursuant to this Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by you (unless you are our “affiliate” within the meaning of Rule 405 under the Securities Act) without compliance with the registration provisions of the Securities Act, provided that you

•	are acquiring the Exchange Notes in the ordinary course of business, and

•	have not engaged in, do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of the Exchange Notes.

Each participating broker-dealer that receives Exchange Notes for its own account pursuant to this Exchange Offer in exchange for the Old Notes that were acquired as a result of market-making or other trading activity must acknowledge that it will deliver a prospectus in connection with any resale of the Exchange Notes. See “Plan of Distribution.”

Any holder of Notes who

•	is our affiliate,

•	does not acquire the Exchange Notes in the ordinary course of business, or

•	tenders in this Exchange Offer with the intention to participate, or for the purpose of participating, in a distribution of Exchange Notes cannot rely on the position of the staff of the SEC expressed in Exxon Capital Holdings Corporation, Morgan Stanley & Co. Incorporated or similar no-action letters and, in the absence of an exemption, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with the resale of the Exchange Notes.

Expiration; Withdrawal of Tenders

This Exchange Offer will expire at 5:00 p.m., New York City time, November 29, 2006, or such later date and time to which we extend it. We do not currently intend to extend the expiration date. A tender of Old Notes pursuant to this Exchange Offer may be withdrawn at any time prior to the expiration date. Any Old Notes not accepted for exchange for any reason will be returned without expense to the tendering holder promptly after the expiration or termination of this Exchange Offer.

Delivery of the Exchange Notes	The Exchange Notes issued pursuant to this Exchange Offer will be delivered to the holders who tender Old Notes promptly following the expiration date.

Conditions to this Exchange Offer	This Exchange Offer is subject to customary conditions, some of which we may waive. See “The Exchange Offer—Certain Conditions to this Exchange Offer.”

Procedures for Tendering Old Notes

If you wish to accept this Exchange Offer, you must complete, sign and date the accompanying letter of transmittal, or a copy of the letter of transmittal, according to the instructions contained in this prospectus and the letter of transmittal. You must also mail or otherwise deliver the letter of transmittal, or the copy, together with the Old Notes and any other required documents, to the exchange agent at the address set forth on the cover of the letter of transmittal. If you hold Old Notes through The Depository Trust Company (“DTC”) and wish to participate in this Exchange Offer, you must comply with the Automated Tender Offer Program procedures of DTC, by which you will agree to be bound by the letter of transmittal.

By signing or agreeing to be bound by the letter of transmittal, you will represent to us that, among other things:

•	any Exchange Notes that you will receive will be acquired in the ordinary course of your business;

•	you have no arrangement or understanding with any person or entity to participate in the distribution of the Exchange Notes;

•	if you are a broker-dealer that will receive Exchange Notes for your own account in exchange for Old Notes that were acquired as a result of market-making activities, that you will deliver a prospectus, as required by law, in connection with any resale of such Exchange Notes; and

•	you are not our “affiliate” as defined in Rule 144 under the Securities Act.

Guaranteed Delivery Procedures

If you wish to tender your Old Notes and your Old Notes are not immediately available or you cannot deliver your Old Notes, the letter of transmittal or any other documents required by the letter of transmittal or if you cannot comply with the applicable procedures under DTC’s Automated Tender Offer Program prior to the expiration date, you must tender your Old Notes according to the guaranteed delivery procedures set forth in this prospectus under “The Exchange Offer—Guaranteed Delivery Procedures.”

Effect on Holders of Old Notes

As a result of the making of, and upon acceptance for exchange of all validly tendered Old Notes pursuant to the terms of, this Exchange Offer, we will have fulfilled a covenant contained in the registration rights agreements and, accordingly, liquidated damages on the Old Notes, if any, shall no longer accrue and we will no longer be obligated to pay liquidated damages as described in the registration rights agreement. If you are a holder of Old Notes and do not tender your Old Notes in this Exchange Offer, you will continue to hold such Old Notes and you will be entitled to all the rights and limitations applicable to the Old Notes in the indenture, except for any rights under the registration rights agreement that by their terms terminate upon the consummation of this Exchange Offer.

Consequences of Failure to Exchange

All untendered Old Notes will continue to be subject to the restrictions on transfer provided for in the Old Notes and in the indenture governing the Old Notes. In general, the Old Notes may not be offered or sold unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Other than in connection with this Exchange Offer, or as otherwise required under certain limited circumstances pursuant to the terms of the registration rights agreement, we do not currently anticipate that we will register the Old Notes under the Securities Act.

Certain United States Federal Income Tax Considerations

The exchange of Old Notes for Exchange Notes in this Exchange Offer will not be a taxable event for United States Federal income tax purposes. See “Certain United States Federal Income Tax Considerations.”

Use of Proceeds	We will not receive any cash proceeds from the issuance of the Exchange Notes in this Exchange Offer.

Exchange Agent

Wells Fargo Bank, National Association is the exchange agent for this Exchange Offer. The address and telephone number of the exchange agent are set forth in the section captioned “The Exchange Offer—Exchange Agent.”

Summary of the Terms of the Exchange Notes

Issuers	Hughes Network Systems, LLC and HNS Finance Corp., a wholly owned subsidiary of Hughes Network Systems, LLC.

Exchange Notes Offered	$450,000,000 aggregate principal amount of 9 1/2% Senior Notes due 2014.

Maturity Date	April 15, 2014.

Interest Payment Dates	April 15 and October 15 of each year, commencing October 15, 2006.

Guarantees

The Exchange Notes, like the Old Notes, will be guaranteed on a senior unsecured basis by all of our existing and future subsidiaries other than our international subsidiaries and our FCC license subsidiaries. The guarantees will be unsecured senior indebtedness of our subsidiary guarantors and will have the same ranking with respect to indebtedness of our subsidiary guarantors as the notes will have with respect to our indebtedness. For the six months ended June 30, 2006, our non-guarantor subsidiaries represented approximately 13% of our total revenues, generated an operating loss of $1.8 million, as compared to a total operating profit of $12.7 million and represented approximately 5% of our EBITDA. For the year ended December 31, 2005, our non-guarantor subsidiaries represented approximately 16% of our total revenues, approximately 20% of our operating income and approximately 18% of our EBITDA.

Ranking

The Exchange Notes, like the Old Notes, will be our and the guarantors’ unsecured senior obligations. They will rank equally in right of payment with all of our and the guarantors’ existing and future senior unsecured indebtedness, and will rank senior rank senior to all of our and the guarantors’ future senior subordinated and subordinated indebtedness. The Exchange Notes will be effectively subordinated to all of our and the guarantors’ existing and future secured indebtedness to the extent of the collateral securing such indebtedness. They will be structurally junior to all of the existing and future liabilities (including trade payables) of each of our subsidiaries that do not guarantee the notes. At June 30, 2006, we had approximately $494.6 million of total indebtedness. Of the $494.6 million, we had $5.3 million secured indebtedness and $39.3 million of VSAT hardware financing. In addition, we had commitments under our revolving credit facility available to us of $35.6 million (after giving effect to the issuance of $14.4 million of letters of credit); and our non-guarantor subsidiaries had $46.2 million of total liabilities (including trade payables but excluding intercompany liabilities), all of which would have been structurally senior to the Exchange Notes.

Optional Redemption

Like the Old Notes, we may, at our option, redeem some or all of the Exchange Notes at any time on or after April 15, 2010, at the redemption prices listed under “Description of Notes—Optional Redemption.”

In addition, prior to April 15, 2009, we may, at our option, redeem up to 35% of the Notes with the proceeds of certain sales of equity at the redemption price listed under “Description of Notes—Optional Redemption.” We may make the redemption only if, after the redemption, at least 65% of the aggregate principal amount of the Notes issued remains outstanding.

Like the Old Notes, prior to April 15, 2010, we may, at our option, redeem some or all of the Exchange Notes at the “make-whole” price set forth under “Description of Notes—Optional Redemption.”

Mandatory Repurchase Offer

If we sell certain assets or experience specific kinds of changes in control, we must offer to repurchase the Exchange Notes at the prices listed under “Description of Notes—Change of Control” and “—Certain Covenants—Asset Sales.”

Certain Covenants	The indenture governing the Exchange Notes and the Old Notes contains certain covenants that, among other things, restrict our ability and the ability of our restricted subsidiaries to:

•	incur, assume or guarantee additional debt;

•	issue redeemable stock and preferred stock;

•	repurchase capital stock;

•	make other restricted payments including, without limitation, paying dividends and making investments;

•	redeem debt that is junior in right of payment to the Notes;

•	create liens without securing the Notes;

•	sell or otherwise dispose of assets, including capital stock of subsidiaries;

•	enter into agreements that restrict dividends from subsidiaries;

•	merge, consolidate and sell, or otherwise dispose of substantially all our assets;

•	enter into transactions with affiliates;

•	guarantee indebtedness; and

•	enter into new lines of business.

In addition, the indenture requires that we obtain certain satellite insurance subject to certain limitations.

These covenants are subject to a number of important exceptions and qualifications. For more details, see “Description of Notes—Certain Covenants.”

Summary Historical and Pro Forma Financial Data

Set forth below are our summary historical and pro forma financial data. The summary historical statement of operations data for the years ended December 31, 2003 through 2005 and the summary historical balance sheet data as of December 31, 2004 and 2005 set forth below are derived from our audited financial statements and the notes thereto included elsewhere in this prospectus. The summary historical statement of operations data for the year ended December 31, 2002 and the summary historical balance sheet data as of December 31, 2002 and 2003 set forth below are derived from our audited financial statements and the notes thereto not included elsewhere in this prospectus. The summary historical balance sheet data as of December 31, 2001 set forth below is derived from our unaudited financial information not included elsewhere in this prospectus. The summary historical consolidated statement of operations data for the six months ended June 30, 2005 and 2006 and the summary historical balance sheet data as of June 30, 2006 are derived from our unaudited financial statements included elsewhere in this prospectus and, in the opinion of management, include all adjustments (consisting only of normal recurring accruals) necessary for a fair presentation of the financial position and results of operations as of the dates and for the periods indicated. The results for periods of less than a full year are not necessarily indicative of the results to be expected for any interim period or for a full year.

The statement of operations data below does not include summary historical statement of operations data for the year ended December 31, 2001. A combination of factors result in our inability to provide the 2001 summary historical statement of operations, including revenue, information without unreasonable effort and expense. These factors are: (1) a statement of operations of DTV Network Systems, Inc., the accounting predecessor to Hughes Network Systems, LLC, or the Predecessor, for 2001 was not prepared and does not exist, (2) the Predecessor replaced its accounting system during 2001 and information in the Predecessor’s prior accounting system is not readily available and could not be restored without unreasonable effort or expense, and (3) in order to prepare a 2001 statement of operations for the Predecessor, we would need to obtain certain financial information from the Predecessor’s former parent company, The DIRECTV Group, Inc., and it would be impractical to obtain such information. We believe that the omission of the selected statement of operations data for 2001 would not have a material impact on a reader’s understanding of our financial results and related trends.

The summary unaudited pro forma statement of operations data presented below for the six months ended June 30, 2006 has been derived from, and should be read in connection with, our unaudited financial information included elsewhere in this prospectus, and give effect to the offering of the Old Notes as if it had occurred on January 1, 2006. The summary unaudited pro forma financial data presented below for the year ended December 31, 2005 has been derived from, and should be read in connection with, our audited historical financial information for the year ended December 31, 2005 included elsewhere in this prospectus and give effect to the Transactions as if they occurred on January 1, 2005. The unaudited pro forma financial data does not purport to represent what our results of operations or financial position would have been if the Transactions had occurred as of the dates indicated or what such results will be for future periods.

You should read the summary information contained below in conjunction with “The Transactions,” “Selected Historical Financial Data,” “Unaudited Pro Forma Consolidated Financial Information,” “Use of Proceeds,” “Capitalization,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited and unaudited historical financial statements and the accompanying notes thereto included elsewhere in this prospectus.

	Historical							Pro forma
	Year ended December 31,				Six months ended June 30,			Year ended December 31, 2005		Six months ended June 30, 2006
(Dollars in thousands)	2002	2003	2004	2005	2005		2006
Statement of operations data:
Revenues:
Services	$313,672	$328,989	$383,519	$425,384	$203,549		$212,802	$425,384		$212,802
Hardware sales (1)(2)	409,469	422,159	405,831	381,525	174,611		192,493	381,525		192,493

Total revenues	723,141	751,148	789,350	806,909	378,160		405,295	806,909		405,295

Operating costs and expenses:
Cost of services	287,876	299,796	290,365	297,318	144,108		147,324	294,561		147,324
Cost of hardware products sold (2)	378,394	389,513	338,650	292,898	139,630		163,018	282,720		163,018
Research and development	40,041	34,073	55,694	37,296	24,251		14,246	36,304		14,246
Sales and marketing	89,910	75,420	72,564	74,185	39,545		39,837	73,983		39,837
General and administrative	89,955	89,887	85,538	56,615	33,013		25,934	54,587		25,934
Restructuring costs (3)	10,336	4,113	10,993	3,068	1,625		—	3,068		—
Amortization of intangibles	—	—	—	—	—		2,265	4,529		2,265
SPACEWAY impairment provision (4)	—	—	1,217,745	—	—		—	—		—
Asset impairment provision (5)	—	—	150,300	—	—		—	—		—

Total operating costs and expenses	896,512	892,802	2,221,849	761,380	382,172		392,624	749,752		392,624

Operating income (loss)	(173,371)	(141,654)	(1,432,499)	45,529	(4,012)		12,671	57,157		12,671
Interest expense (2)	(8,726)	(12,197)	(7,466)	(24,375)	(6,605)		(19,740)	(47,956)		(22,166)
Other income (expense), net (6)	(10,077)	(3,175)	6,481	2,894	389		2,835	2,894		2,835

Income (loss) before cumulative effect of accounting change	(192,174)	(157,026)	(1,433,484)	24,048	(10,228)		(4,234)	12,095		(6,660)
Cumulative effect of accounting change (7)	(15,968)	—	—	—	—		—	—		—

Net income (loss)	$(208,142)	$(157,026)	$(1,433,484)	$24,048	$(10,228)		$(4,234)	$12,095		$(6,660)

	Historical							Pro forma
	Year ended December 31,						Six months ended June 30, 2006	Year ended December 31, 2005		Six months ended June 30, 2006
(Dollars in thousands)	2001	2002	2003	2004	2005
Balance sheet data:
Cash and cash equivalents (8)	$62,283	$71,180	$41,965	$14,807	$113,267		$141,171
Working capital (8)(9)	207,775	256,249	155,740	72,893	219,487		287,467
Receivables, net	315,226	299,706	213,024	173,013	200,982		176,106
Total assets (8)	2,010,803	2,326,360	2,316,940	586,884	756,524		856,056
Total liabilities	497,507	421,429	362,704	318,058	585,338		673,439
Total equity	1,507,181	1,898,342	1,947,056	261,498	164,592		175,969
Statement of cash flows data:
Net cash provided by (used in) operating activities		$(134,041)	$50,572	$87,736	$40,756		$21,464
Net cash used in investing activities		(465,959)	(216,819)	(122,819)	(108,647)		(93,609)
Net cash provided by financing activities		607,254	135,795	7,060	163,506		99,945
Other data:
EBITDA (10)		$(84,030)	$(48,791)	$(1,329,785)	$87,324		$30,367	$90,686		$30,367
Adjusted EBITDA (10)				110,128	114,604			114,604
Capital expenditures (11)		468,049	215,529	138,831	92,750		46,718
Depreciation and amortization (12)		97,472	94,839	96,973	40,943		17,216	32,677		17,216
Ratio of earnings to fixed charges (13)		—	—	—	1.8	x	—	1.2	x	—
Total terminals shipped (14)			161,700	194,600	226,000		125,400
Total enterprise terminals shipped (14)			47,000	78,600	95,000		51,100
Total North American enterprise terminals shipped			29,700	37,600	36,000		24,100
Total sites in service			406,000	459,000	525,000		555,000
Total enterprise sites in service			226,000	235,000	250,000		255,000

(1)	Includes hardware sales totaling $55.3 million, $55.8 million, $58.0 million, $55.4 million, $25.1 million, $21.7 million, $55.4 million and $21.7 million, representing annual revenues under VSAT hardware operating leases with customers which are funded by third-party financial institutions and for which we have retained a financial obligation to the financial institution, for the years ended December 31, 2002, 2003, 2004 and 2005, for the six months ended June 30, 2005 and 2006, for the pro forma year ended December 31, 2005 and for the pro forma six months ended June 30, 2006, respectively.
(2)	For a description of our customer equipment financing arrangements and the impact on our financial statements, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Factors Affecting Our Results of Operations—Customer Equipment Financing Arrangements.”
(3)	Restructuring costs represent employee headcount reductions, facilities closings, and other infrastructure-related costs. These restructuring activities relate principally to our domestic operations and primarily consist of cost reduction and downsizing actions intended to respond to market conditions in the principal markets served by us. Additionally, in 2004, the realignment of the SPACEWAY program in the third quarter of 2004 contributed to the need for additional downsizing activities and in 2005 the decision to close one of our network operations centers related to SPACEWAY resulted in charges for the cancellation of equipment leases and other costs.
(4)	In the third quarter of 2004, DIRECTV determined that it would no longer continue to pursue the business plan of the SPACEWAY program as it was originally contemplated and that two of the SPACEWAY satellites and certain support equipment would be retained by DIRECTV. These decisions triggered the need to perform an asset impairment analysis on the carrying amount of the SPACEWAY assets since the ultimate use of these assets differed from their original intended purpose. The impairment provision reflected the result of the impairment analysis and represented the excess of the previously capitalized costs over the fair values as determined by the analysis.
(5)	As a result of the April 2005 Acquisition, we performed an impairment analysis on the carrying value of our net assets. Based on the purchase price for the assets in the April 2005 Acquisition, we determined that the fair value of our net assets was $150.3 million less than the carrying amount of our net assets at the date of the contribution agreement. Accordingly, we recognized an impairment provision in the fourth quarter of 2004 relating to the excess of the carrying amount of our net assets over their fair value.
(6)	Other income (expense), net consists of the following:

	Historical						Pro forma
	Year ended December 31,				Six months ended June 30,		Year ended December 31, 2005	Six months ended June 30, 2006
(Dollars in thousands)	2002	2003	2004	2005	2005	2006
Equity in earnings (losses) of affiliates (a)	$(7,773)	$(1,298)	$—	$57	$82	$54	$57	$54
Minority interests’ share of subsidiary (earnings) losses (b)	(358)	(678)	(64)	597	92	(54)	597	(54)
Interest income	1,171	1,000	772	2,915	649	3,342	2,915	3,342
Gain on sale of real estate	—	—	5,805	—	—	—	—	—
Foreign income tax expense	(3,117)	(2,199)	(32)	(873)	(434)	(987)	(873)	(987)
Other	—	—	—	198	—	480	198	480

Total other income (expense), net	$(10,077)	$(3,175)	$6,481	$2,894	$389	$2,835	$2,894	$2,835

(a)	Represents accounting under the equity method for investments of which we own less than a majority.
(b)	Represents the percentage of earnings from our subsidiaries not wholly-owned by us.

(7)	Effective January 1, 2002, we changed our method of accounting for goodwill and other intangible assets to conform to Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets.” As a result of adopting SFAS No. 142, we recorded a $16.0 million charge representing our share of the goodwill impairment of an equity method investee. This charge is reflected as a “Cumulative effect of accounting change” in the statement of operations in 2002.
(8)	We expect to utilize a significant portion of the cash available at June 30, 2006 for the completion and launch of our SPACEWAY satellite. As of June 30, 2006, we are forecasting approximately $102.9 million for such purpose. See “The Transactions” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources.”
(9)	Defined as current assets less current liabilities for the respective period.
(10)	EBITDA is defined as earnings (loss) before interest, income taxes, depreciation and amortization. Adjusted EBITDA is used in calculating covenant compliance under our credit agreement and the indenture governing the Notes. Adjusted EBITDA is defined as EBITDA further adjusted to exclude certain adjustments, including the net costs of SPACEWAY for 2004 and the first quarter of 2005 to reflect the effects of the implementation of the SPACEWAY services agreement with DIRECTV as if it had occurred on January 1, 2004. EBITDA and Adjusted EBITDA are not recognized terms under GAAP. EBITDA and Adjusted EBITDA do not represent net income or cash flows from operations, as these terms are defined under GAAP, and should not be considered as alternatives to net income as an indicator of our operating performance or to cash flows as a measure of liquidity.

Additionally, EBITDA and Adjusted EBITDA are not intended to be measures of cash flow available to management for discretionary use, as such measures do not consider certain cash requirements such as capital expenditures (including expenditures on VSAT operating lease hardware and capitalized software development costs), tax payments, and debt service requirements (including VSAT operating lease hardware). EBITDA and Adjusted EBITDA as presented herein are not necessarily comparable to similarly titled measures reported by other companies. For example, EBITDA and Adjusted EBITDA reflect (i) the add-back relating to depreciation of VSAT operating lease hardware leased to customers under our historical leasing arrangements and (ii) the add-back of interest expense relating to VSAT operating lease hardware under our historical leasing arrangements. We have included information concerning EBITDA and Adjusted EBITDA because we will use such information in our review of the performance of our management and in our review of the performance of our business. We have also included information concerning Adjusted EBITDA because it reflects important components included in the financial covenants under the indenture and our revolving credit facility. For a description of our customer equipment financing arrangements and the impact on our financial statements, see “Management’s Discussion and Analysis of Financial Condition

and Results of Operations—Factors Affecting Our Results of Operations—Customer Equipment Financing Arrangements.” Set forth below is a reconciliation of pro forma income (loss) before cumulative effect of accounting change to Adjusted EBITDA:

	Historical				Pro forma Year ended December 31, 2005
	Year ended December 31,
(Dollars in thousands)	2002	2003	2004	2005
Net income (loss)	$(208,142)	$(157,026)	$(1,433,484)	$24,048	$12,095
Add:
Cumulative effect of accounting change	15,968	—	—	—	—
Interest expense (a)	8,726	12,197	7,466	24,375	47,956
Foreign income tax expense	3,117	2,199	32	873	873
Depreciation and amortization (b)	97,472	94,839	96,973	40,943	32,677
Less:
Interest income	(1,171)	(1,000)	(772)	(2,915)	(2,915)

EBITDA (c)	$(84,030)	$(48,791)	$(1,329,785)	$87,324	$90,686
Add (Subtract):
Facilities costs (d)			6,268	2,363	—
Transaction costs (e)			—	1,469	—
Restructuring costs (f)			10,993	3,068	3,068
SPACEWAY impairment (g)			1,217,745	—	—
Asset impairment (h)			150,300	—	—
Gain on sale of real estate (i)			(5,805)	—	—
Writeoff of receivable and capitalized software (j)			3,500	—	—
Elimination of payroll and benefits reflective of headcount reductions (k)			21,642	5,418	5,418
Assumed net reduction of SPACEWAY operating costs (l)			16,042	4,542	4,542
Benefits programs (m)			18,075	7,349	7,349
Insurance programs (n)			1,448	248	248
Legal expenses (o)			218	2,178	2,178
Equity incentive plan compensation (p)			—	115	115
Management fee (q)			—	690	1,000

Adjusted EBITDA			$110,641	$114,764	$114,604

(a)	Includes $3.6 million, $6.8 million, $5.7 million, $5.7 million and $3.9 million of interest expense related to VSAT operating lease hardware for the years ended December 31, 2002, 2003, 2004, and 2005 and the pro forma year ended December 31, 2005, respectively. The pro forma change in 2005 is due to an excess of the fair value of certain hardware finance arrangements over the carrying value in accordance with purchase accounting related to the January 2006 Acquisition.
(b)	Includes $38.9 million, $39.7 million, $42.9 million, $33.4 million and $9.6 million of depreciation expense related to VSAT operating lease hardware for the years ended December 31, 2002, 2003, 2004, and 2005 and the pro forma year ended December 31, 2005, respectively. The decrease in total depreciation expense from 2004 to 2005 primarily is a result of an asset impairment provision we recorded in the fourth quarter of 2004. See footnote (h) below.
(c)	For 2005 and pro forma 2005, includes $3.9 million of EBITDA generated by Hughes Communications India Limited (formerly known as Hughes Escorts Communications Ltd.), our Indian subsidiary. However, such subsidiary may be restricted from paying us dividends pursuant to the terms of its debt agreements in the event of an event of default, which currently does not exist.
(d)	Reflects the elimination of rent and certain other direct costs associated with facilities that were retained by DIRECTV following the April 2005 Acquisition. For the pro forma year ended December 31, 2005, this item is already reflected in EBITDA as it represents a pro forma adjustment. See footnote (1) to the Unaudited Pro Forma Consolidated Statement of Operations for the year ended December 31, 2005.
(e)	Reflects elimination of legal and other advisory fees incurred in connection with contemplated offerings of senior debt securities to fund, in part, the purchase of assets from DTV Network Systems, Inc. For the pro forma year ended December 31, 2005, this item is already reflected in EBITDA as it represents a pro forma adjustment. See footnote (5) to the Unaudited Pro Forma Consolidated Statement of Operations for the year ended December 31, 2005.
(f)	The 2004 adjustment reflects the elimination of the severance expense that was charged to restructuring costs relating to a staff reduction of 164 personnel announced in connection with the April 2005 Acquisition and the realignment of the SPACEWAY program. The 2005 adjustment reflects the elimination of $1.6 million of severance expense that was charged to restructuring costs relating to a staff reduction of 16 personnel. Also reflects a one-time charge of $1.5 million for cancellation of equipment leases relating to the closure of one of our SPACEWAY network operations centers.
(g)	In the third quarter of 2004, DIRECTV determined that it would no longer continue to pursue the business plan of the SPACEWAY program as it was originally contemplated and that two of the SPACEWAY satellites and certain support equipment would be transferred to an affiliated company. These decisions triggered the need to perform an asset impairment analysis on the carrying amount of our SPACEWAY assets since the ultimate use of these assets differed from the original intended purpose. The impairment provision reflected the result of the impairment analysis and represented the excess of the previously capitalized costs over the fair values as determined by the analysis. The adjustment reflects the elimination of the impairment provision recognized in connection with the realignment of the SPACEWAY program. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Factors Affecting Our Results of Operations—Spaceway Impairment Charge.”
(h)

As a result of the April 2005 Acquisition, we performed an impairment analysis on the carrying value of our net assets. Based on the purchase price for the assets in the April 2005 Acquisition, we determined that the fair value of our net assets was $150.3 million less than the carrying amount of our net assets at the date of the contribution agreement. Accordingly, we recognized an impairment provision in the fourth quarter of 2004 relating to the excess of the carrying amount of our net assets over their fair value. The adjustment reflects the elimination of the asset impairment provision recorded as a result of the April 2005 Acquisition. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Impact of the April 2005 Acquisition and the January 2006 Acquisition.”

(i)	Represents the gain realized upon the sale of an office facility located in San Diego during 2004.
(j)	Represents a writeoff of an installment receivable and capitalized software. The first item relates to a $1.8 million writeoff of an installment receivable from a customer that went bankrupt in 1999. In December 2004, the customer defaulted on the second of three installments due pursuant to a settlement agreement and, as a result, the remaining installments were written off. The second item pertains to a software license agreement entered into with a delinquent customer in satisfaction of amounts due from that customer. In connection with the agreement, we obtained the rights to a software license and capitalized the license based on its estimated value of $1.7 million. Subsequently, we made an assessment that the capitalized software had no value and wrote the asset off in December 2004.
(k)	Represents the payroll and benefit costs associated with employees terminated in connection with the SPACEWAY program realignment and other restructuring initiatives as if such employees had been terminated on January 1, 2004, as follows:

			Pro forma
(Dollars in thousands)	Year ended December 31, 2004	Year ended December 31, 2005	Year ended December 31, 2005
Total actual compensation (i)	$40,030	$4,528	$4,528
Benefits (ii)	8,006	890	890
Capitalized labor costs (iii)	(26,394)	—	—

	$21,642	$5,418	$5,418

(i)	Represents total actual compensation for the years ended December 31, 2004 and December 31, 2005, relating to approximately 630 employees of the business that were voluntarily and involuntarily terminated between January 1, 2004 and March 31, 2005.
(ii)	Represents fringe benefit costs at a rate of approximately 20% applied to total actual compensation.
(iii)	Represents the amount of labor, fringe and indirect employee costs associated with the SPACEWAY project that were capitalized during 2004.

(l)	Represents the net of the following items:

			Pro forma
(Dollars in thousands)	Year ended December 31, 2004	Year ended December 31, 2005	Year ended December 31, 2005
Assumed cost recovery from SPACEWAY services agreement (i)	$11,999	$2,304	$2,304
Assumed reduction in non-labor direct cost from realignment of SPACEWAY program (ii)	4,043	2,238	2,238

	$16,042	$4,542	$4,542

(i)	On April 22, 2005, we entered into the SPACEWAY services agreement to provide DIRECTV with the services it needs in the initial deployment and operational control of the two SPACEWAY satellites retained by DIRECTV. We have made an adjustment to reflect the assumed cost recovery under this agreement by calculating the difference between the actual cost recovery reflected in the financial statements for 2004 and the first quarter of 2005, $0 and $0.7 million, respectively, and an assumed quarterly recovery rate of $3.0 million, which was based on our projected cost recovery for the first twelve months of operating the SPACEWAY program after the closing of the April 2005 Acquisition. We anticipate that the level of services we provide to DIRECTV and the corresponding cost recovery will decline in the second year of the contract.
(ii)	We have calculated the assumed reduction in non-labor direct costs from realignment of the SPACEWAY program by calculating the difference between actual non-labor direct costs for 2004 and the first quarter of 2005 of $20.7 million and $4.9 million, respectively and an assumed quarterly rate of such costs of $2.7 million, which was based on our projected non-labor direct costs for the first twelve months of operating the SPACEWAY program after the closing of the April 2005 Acquisition. In 2004, the difference calculated above was reduced by $5.7 million, which represents the actual fixed overhead costs which were capitalized in 2004 that would have been expensed if the realigned SPACEWAY program had been in place during 2004.

(m)	Includes the elimination of the costs of certain DIRECTV sponsored employee benefit programs that were not continued by us on a stand-alone basis. These programs included a defined benefit retirement plan, a restricted stock unit plan and a long-term incentive plan. Also includes in 2005 the elimination of costs recorded during the year for a one time cash bonus program for employees whose restricted stock in DIRECTV did not vest prior to the April 2005 Acquisition.
(n)	The 2004 adjustment reflects the difference between the corporate allocation of insurance costs from DIRECTV of $3.7 million and the actual costs of insurance programs on a stand-alone basis of $2.3 million. The 2005 adjustment reflects the difference between the corporate allocation of insurance costs from DIRECTV for the period preceding the April 2005 Acquisition totaling $1.4 million and the estimated costs of insurance programs on a stand-alone basis for such period of $1.1 million.
(o)	Includes costs totaling $0.2 million and $0.4 million in 2004 and 2005, respectively, for a legal matter pertaining to a business which was not acquired by us in connection with the April 2005 Acquisition. The adjustment in 2005 also includes payment by us of $1.8 million to settle a lawsuit involving alleged patent infringement.

(p)	Represents non-cash expense recorded during 2005 related to an equity incentive compensation plan adopted in July 2005.
(q)	Represents the annual management fee paid in 2005 to SkyTerra Communications pursuant to our limited liability company operating agreement. See “Certain Relationships and Related Transactions—Ancillary Agreements to the Contribution Agreement—Amended and Restated Limited Liability Company Agreement.” On February 28, 2006, we amended our limited liability company agreement to eliminate such management fee. However, on March 27, 2006, we entered into a management and advisory services agreement with Hughes Communications which requires us to pay an annual management fee of $1.0 million to Hughes Communications. See “Certain Relationships and Related Transactions—Management and Advisory Services Agreement with Hughes Communications.”

(11)	The components of capital expenditures consist of the following:

	Historical
	Year ended December 31,				Six months ended June 30,
(Dollars in thousands)	2002	2003	2004	2005	2005	2006
Capital expenditures:
SPACEWAY program	$354,099	$136,198	$60,584	$39,878	$11,139	$24,463
VSAT operating lease hardware (a)	52,547	37,520	27,724	4,093	2,922	426
Capitalized software	20,349	20,073	16,673	16,144	5,752	8,768
Capital expenditures—VSAT	25,913	10,429	28,154	30,127	13,264	9,521
Capital expenditures—Other	15,141	11,309	5,696	2,508	830	3,540

Total capital expenditures	$468,049	$215,529	$138,831	$92,750	$33,907	$46,718

(a)	VSAT operating lease hardware in 2005 and in the first six months of 2006 reflects lower leasing activity compared to prior years. We expect VSAT operating lease hardware to continue to decrease in the future. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Factors Affecting Our Results of Operations—Customer Equipment Financing Arrangements.”

(12)	Includes $38.9 million, $39.7 million, $42.9 million, $33.4 million, $18.8 million, $14.6 million, $9.6 million and $14.6 million of depreciation expense related to VSAT operating lease hardware for the years ended December 31, 2002, 2003, 2004 and 2005, the six months ended June 30, 2005 and 2006, the pro forma year ended December 31, 2005, and the pro forma six months ended June 30, 2006, respectively. For a description of our customer equipment financing arrangements and the impact on our financial statements, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Factors Affecting Our Results of Operations—Customer Equipment Financing Arrangements.”
(13)	For purposes of calculating the ratio of earnings to fixed charges, earnings represent net income before income taxes, cumulative effect of accounting change, minority interests’ share of subsidiary earnings and equity earnings in losses of affiliates plus fixed charges. Fixed charges include interest expense, one-third of rent expense, which is deemed to be representative of interest, and the portion of our revenues generated from VSAT operating lease hardware payments representative of the interest component associated with our VSAT hardware financing. Earnings were insufficient to cover fixed charges by $180.9 million, $152.9 million, $1,433.4 million, $5.1 million and $7.6 million for the years ended December 31, 2002, 2003 and 2004, the six months ended June 30, 2006 and the pro forma six months ended June 30, 2006, respectively.
(14)	Terminals shipped consists of shipments made by our North American Network Equipment and Services business directly to our customers and directly to our International Network Equipment and Services business. Shipments to our International Network Equipment and Services business generally are based on orders received from customers. Accordingly, total terminals shipped in a period may not be equal to terminals sold in such period.

RISK FACTORS

You should carefully consider the risks described below as well as other information and data included in this prospectus before participating in this Exchange Offer. Additional risks and uncertainties not presently known to us or that we currently believe are immaterial may also adversely impact our business operations. If any of the events described in the risk factors below occur, our business, financial condition, operating results and prospects could be materially adversely affected, which in turn could adversely affect our ability to pay interest and/or principal on the Notes.

Risks Related to the Notes

Our high level of indebtedness could adversely affect our ability to raise additional capital to fund our operations and could limit our ability to react to changes in the economy or our industry and prevent us from meeting our obligations under the Notes.

We are significantly leveraged. The following chart shows our level of indebtedness as of June 30, 2006.

(Dollars in thousands)	As of June 30, 2006
Revolving credit facility (1)	$—
Old Notes	450,000
VSAT hardware financing	39,341
Hughes Communications India Limited debt	5,294

Total senior debt	$494,635

(1)	We have a $50.0 million revolving credit facility under which we have issued letters of credit for $14.4 million as of June 30, 2006. There were no borrowings outstanding under the revolving credit facility at June 30, 2006. As a result, the available capacity for borrowing and issuance of additional letters of credit under the revolving credit facility was $35.6 million as of June 30, 2006.

Our substantial degree of leverage could have important consequences for you, including the following:

•	it may limit our ability to obtain additional debt or equity financing for working capital, capital expenditures, debt service requirements, acquisitions and general corporate or other purposes;

•	a substantial portion of our cash flows from operations will be dedicated to the payment of principal and interest on our indebtedness and will not be available for other purposes, including our operations, capital expenditures, investments in new technologies and future business opportunities;

•	the debt service requirements of our other indebtedness could make it more difficult for us to satisfy our financial obligations, including those related to the Notes;

•	our revolving credit facility is at a variable rate of interest, exposing us to the risk of increased interest rates;

•	it may limit our ability to adjust to changing market conditions and place us at a competitive disadvantage compared to our competitors that have less debt or more financial resources; and

•	we may be vulnerable in a downturn in general economic conditions or in our business, or we may be unable to carry out capital spending that is important to our growth.

We may not be able to generate cash to meet our debt service needs.

Our ability to make payments on or to refinance our indebtedness, including the Notes, and to fund our operations will depend on our ability to generate cash in the future, which is subject in part to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control.

Our business may not generate sufficient cash flow from operations and future borrowings may not be available to us under our revolving credit facility or otherwise in amounts sufficient to enable us to service our indebtedness or to fund our other liquidity needs. Our subsidiaries are separate and distinct legal entities and, except for our existing and future subsidiaries that are the guarantors of the Notes, they will have no obligation, contingent or otherwise, to pay amounts due under the Notes or to make any funds available to pay those amounts, whether by dividend, distribution, loan or other payment. In addition, any guarantee of the Notes is structurally subordinated to all of our guarantors’ existing and future senior secured indebtedness by the amount of the security, including the revolving credit facility.

Payments to us by our subsidiaries will be contingent upon our subsidiaries’ earnings. Our subsidiaries’ earnings will depend on their financial and operating performance, which will be affected by prevailing economic and competitive conditions and by financial, business and other factors beyond our control. Our subsidiaries may not be able to maintain a level of cash flows from operating activities sufficient to permit us to pay the principal, premium, if any, and interest on our indebtedness, including the Notes. In addition, some of our subsidiaries are, and in the future may be, subject to contractual restrictions in their financing agreements that limit or prohibit their ability to pay us dividends.

If we are unable to service our debt, we will be forced to take actions such as revising or delaying our strategic plans, reducing or delaying capital expenditures, selling assets, restructuring or refinancing our debt or seeking additional equity capital. We may be unable to effect any of these remedies on satisfactory terms, or at all. The revolving credit facility and the indenture that governs the Notes restrict our ability to dispose of assets and use the proceeds from such dispositions. We may not be able to consummate those dispositions or to use those proceeds to meet any debt service obligations then due. See “Description of Other Indebtedness” and “Description of Notes.”

If we cannot make scheduled payments on our debt, we will be in default and, as a result:

•	our debt holders could declare all outstanding principal and interest to be due and payable;

•	the lenders under our revolving credit facility could terminate their commitments to loan us money and foreclose against the assets securing their borrowings; and

•	we could be forced into bankruptcy or liquidation, which could result in you losing your investment in the Notes.

Despite current indebtedness levels, we may still be able to incur substantially more debt. This could further exacerbate the risks described above.

The terms of our revolving credit facility and the indenture governing the Notes contain restrictions on our ability and the ability of our subsidiaries to incur additional debt. These restrictions are subject to a number of important qualifications and exceptions and the amount of indebtedness incurred in compliance with these restrictions could be substantial. If we incur any additional indebtedness that ranks equally with the Notes, the holders of that debt will be entitled to share ratably with you in any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding-up of us. In addition, we may incur additional indebtedness that is pari passu with the Notes and the guarantees and secured by our assets, which would effectively give the secured lenders priority over you. Any additional indebtedness may have the effect of reducing the amount of proceeds paid to you.

As of June 30, 2006, we had $35.6 million available for secured borrowings under our revolving credit facility (after giving effect to the issuance of $14.4 million of letters of credit). If new debt is added to these current debt levels, the related risks that we and our subsidiary guarantors now face could intensify. The subsidiaries that guarantee the Notes are also guarantors under our revolving credit facility. See “Description of Notes” and “Description of Other Indebtedness.”

Covenants in our debt agreements will restrict our business in many ways.

The indenture governing the Notes contains various covenants that limit our ability and/or our restricted subsidiaries’ ability to, among other things:

•	incur, assume or guarantee additional indebtedness;

•	issue redeemable stock and preferred stock;

•	incur liens;

•	pay dividends or distributions or redeem or repurchase capital stock;

•	prepay, redeem or repurchase debt;

•	make loans and investments;

•	enter into agreements that restrict distributions from our subsidiaries;

•	sell assets and capital stock of our subsidiaries;

•	enter into certain transactions with affiliates;

•	consolidate or merge with or into, or sell substantially all of our assets to, another person; and

•	enter into new lines of business.

In addition, our revolving credit facility contains restrictive covenants. A breach of any of the covenants under the indenture or the revolving credit facility could result in a default under our revolving credit facility and/or the Notes. Upon the occurrence of an event of default under our revolving credit facility, the lenders could elect to declare all amounts outstanding under our revolving credit facility to be immediately due and payable and terminate all commitments to extend further credit. If we were unable to repay those amounts, the lenders under our revolving credit facility could proceed against the collateral that secures that indebtedness. We have pledged a significant portion of our assets as collateral under our revolving credit facility. If the lenders under our revolving credit facility accelerate the repayment of borrowings, we cannot assure you that we will have sufficient assets to repay our revolving credit facility and our other indebtedness, including the Notes.

The Notes are not secured by our assets or those of our guarantors, and the lenders under our revolving credit facility will be entitled to remedies available to a secured lender, which gives them priority over you to collect amounts due to them.

The Notes and the guarantees are not secured by any of our assets and are therefore effectively subordinated to our current and future secured indebtedness to the extent of the value of the assets securing such indebtedness. Our obligations under our revolving credit facility are secured by, among other things, a first priority pledge of all our capital stock, all our domestic subsidiaries’ capital stock, 65% of our first-tier foreign subsidiaries’ capital stock, substantially all our assets and substantially all the assets of the guarantors. The indenture allows us to incur additional secured indebtedness. If we become insolvent or are liquidated, or if payment under our revolving credit facility or in respect of any other secured indebtedness is accelerated, the lenders under our revolving credit facility or holders of other secured indebtedness will be entitled to exercise the remedies available to a secured lender under applicable law, including foreclosure on the assets in which they have been granted a security interest, to your exclusion, even if an event of default exists under the indenture at that time. Upon the occurrence of any default under our revolving credit facility (and even without accelerating the indebtedness under our revolving credit facility), the lenders may be able to prohibit the payment of the Notes and guarantees by limiting our ability to access our cash flow. See “Description of Other Indebtedness” and “Description of Notes.”

The Notes are structurally subordinated to all indebtedness of our subsidiaries and joint venture entities that are not guarantors of the Notes.

The Notes are guaranteed on a senior unsecured basis by all of our existing and future subsidiaries other than our international subsidiaries and our FCC license subsidiaries. You will not have any claim as a creditor against any of our existing subsidiaries and joint venture entities that are not guarantors of the Notes or against any of our future subsidiaries that do not become guarantors of the Notes. Indebtedness and other liabilities, including trade payables, whether secured or unsecured, of those subsidiaries and joint ventures will be effectively senior to your claims against those subsidiaries.

For the six months ended June 30, 2006 and the year ended December 31, 2005, our non-guarantor subsidiaries (including our joint ventures in which we have a controlling interest) represented 13.5% and 16.3% of our total revenues, respectively and 4.8% and 18.2% of our EBITDA, respectively. For the six months ended June 30, 2006, our non-guarantor subsidiaries generated an operating loss of $1.8 million, compared to a total operating profit of $12.7 million. For the year ended December 31, 2005, our non-guarantor subsidiaries represented 19.7% of our operating profit. At June 30, 2006 and December 31, 2005, our non-guarantor subsidiaries (including our joint ventures in which we have a controlling interest) represented 13.7% and 18.1% of our total assets, respectively, and had $46.2 million and $62.5 million of outstanding total liabilities, respectively, including trade payables, but excluding intercompany liabilities.

In addition, the indenture governing the Notes, subject to some limitations, permits these subsidiaries to incur additional indebtedness, does not contain any limitation on the amount of other liabilities, such as trade payables that may be incurred by these subsidiaries, and does not contain any limitation on any activities of our joint venture entities.

Federal and state fraudulent transfer laws permit a court to void the Notes and the guarantees, and, if that occurs, you may not receive any payments on the Notes.

The issuance of the Notes and the guarantees may be subject to review under federal and state fraudulent transfer and conveyance statutes. While the relevant laws may vary from state to state, under such laws the payment of consideration for our membership interests (and including the issuance of the Notes) will be a fraudulent conveyance if (1) the consideration was paid with the intent of hindering, delaying or defrauding creditors or (2) we or any of our subsidiary guarantors, as applicable, received less than reasonably equivalent value or fair consideration in return for issuing either the Notes or a guarantee, and, in the case of (2) only, one of the following is also true:

•	we or any of our subsidiary guarantors were or was insolvent or rendered insolvent by reason of the incurrence of the indebtedness;

•	payment of the consideration left us or any of our subsidiary guarantors with an unreasonably small amount of capital to carry on the business; or

•	we or any of our subsidiary guarantors intended to, or believed that we or it would, incur debts beyond our or its ability to pay as they mature.

If a court were to find that the issuance of the Notes or a guarantee was a fraudulent conveyance, the court could void the payment obligations under the Notes or such guarantee or subordinate the Notes or such guarantee to presently existing and future indebtedness of ours or such subsidiary guarantor, or require the holders of the Notes to repay any amounts received with respect to the Notes or such guarantee. In the event of a finding that a fraudulent conveyance occurred, you may not receive any repayment on the Notes. Further, the voidance of the Notes could result in an event of default with respect to, and could result in an acceleration of, our other debt and that of our subsidiary guarantors.

Generally, an entity would be considered insolvent if, at the time it incurred indebtedness:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all its assets;

•	the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts and liabilities, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

We cannot be certain as to the standards a court would use to determine whether or not we or the subsidiary guarantors were solvent at the relevant time, or regardless of the standard that a court uses, that the issuance of the Notes and the guarantees would not be subordinated to our or any subsidiary guarantor’s other debt.

If the guarantees were legally challenged, any guarantee could also be subject to the claim that, since the guarantee was incurred for our benefit, and only indirectly for the benefit of the subsidiary guarantor, the obligations of the applicable subsidiary guarantor were incurred for less than fair consideration. A court could thus void the obligations under the guarantees, subordinate them to the applicable subsidiary guarantor’s other debt or take other action detrimental to the holders of the Notes.

You may be adversely affected if you fail to exchange Old Notes.

We will only issue Exchange Notes in exchange for Old Notes that are timely received by the exchange agent, together with all required documents, including a properly completed and signed letter of transmittal. Therefore, you should allow sufficient time to ensure timely delivery of the Old Notes and you should carefully follow the instructions on how to tender your Old Notes. Neither we nor the exchange agent are required to tell you of any defects or irregularities with respect to your tender of the Old Notes. If you are eligible to participate in this Exchange Offer and do not tender your Old Notes or if we do not accept your Old Notes because you did not tender your Old Notes properly, then, after we consummate this Exchange Offer, you will continue to hold Old Notes that are subject to the existing transfer restrictions and will no longer have any registration rights or be entitled to any liquidated damages with respect to the Old Notes. In addition:

•	if you tender your Old Notes for the purpose of participating in a distribution of the Exchange Notes, you will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the Exchange Notes; and

•	if you are a broker-dealer that receives Exchange Notes for your own account in exchange for Old Notes that you acquired as a result of market-making activities or any other trading activities, you will be required to acknowledge that you will deliver a prospectus in connection with any resale of those Exchange Notes.

We have agreed that, for a period of up to 180 days after this Exchange Offer is consummated, we will make this prospectus available to any broker-dealer for use in connection with any resales of the Exchange Notes.

After this Exchange Offer is consummated, if you continue to hold any Old Notes, you may have difficulty selling them because there will be fewer Old Notes outstanding.

There may be no active trading market for the Notes, and if one develops, it may not be liquid.

The Exchange Notes will constitute a new issue of securities of the same class as the Old Notes for which there is no established trading market. We do not intend to list the Exchange Notes on any national securities exchange. Although the initial purchasers have advised us that they intend to make a market in the Old Notes and the Exchange Notes, they are not obligated to do so and may discontinue such market making activity at any time without notice. In addition, market making activity will be subject to limits imposed by the Securities Act and the Securities Exchange Act of 1934, as amended, or the Exchange Act, and may be limited during the Exchange Offer and the pendency of any shelf registration statement. Although the Old Notes are eligible for trading in The PORTALSM Market, there can be no assurance as to the development or liquidity of any market for the Old Notes or the Exchange Notes, the ability of the holders of the Old Notes or the Exchange Notes to sell their Old Notes or Exchanges Notes or the price at which the holders would be able to sell their Old Notes or Exchange Notes. The liquidity of the trading market in the Exchange Notes, and the market price quoted for the Exchange Notes, may be adversely affected by changes in the overall market for high yield securities and by changes in our financial performance or prospects or in the prospects for companies in our industry generally. As a result, you cannot be sure that an active trading market will develop for the Exchange Notes. In addition, if a large amount of Old Notes are not tendered or are tendered improperly, the limited amount of Exchange Notes that would be issued and outstanding after we consummate this Exchange Offer would reduce liquidity and could lower the market price of those Exchange Notes.

Future trading prices of the Exchange Notes will depend on many factors, including:

•	our operating performance and financial condition;

•	our ability to complete the offer to exchange the Old Notes for the Exchange Notes;

•	the number of holders of Exchange Notes;

•	the interest of securities dealers in making a market;

•	the market for similar securities; and

•	prevailing interest rates.

Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the Exchange Notes. The market for the Exchange Notes, if any, may be subject to similar disruptions. Any such disruptions may adversely affect the value of the Exchange Notes.

We may not be able to repurchase the Notes in the event of a change of control.

Upon the occurrence of specific kinds of change of control events, we will be required to offer to repurchase all outstanding Notes at 101% of their principal amount plus accrued and unpaid interest. We may not be able to repurchase the Notes upon a change of control because we may not have sufficient funds. Further, we may be contractually restricted under the terms of our revolving credit facility or other future senior secured indebtedness from repurchasing all of the Notes tendered by holders upon a change of control. Accordingly, we may not be able to satisfy our obligations to purchase your Notes unless we are able to refinance or obtain waivers under our revolving credit facility. Our failure to repurchase the Notes upon a change of control would cause a default under the indenture and a cross-default under the revolving credit facility. Our revolving credit facility also provides that a change of control, as defined in such agreement, will be a default that permits lenders to accelerate the maturity of borrowings thereunder and, if such debt is not paid, to enforce security interests in the collateral securing such debt, thereby limiting our ability to raise cash to purchase the Notes, and reducing the practical benefit of the offer-to-purchase provisions to the holders of the Notes. Any of our future debt agreements may contain similar provisions.

In addition, the change of control provisions in the indenture may not protect you from certain important corporate events, such as a leveraged recapitalization (which would increase the level of our indebtedness), reorganization, restructuring, merger or other similar transaction, unless such transaction constitutes a “Change of Control” under the indenture. Such a transaction may not involve a change in voting power or beneficial ownership or, even if it does, may not involve a change that constitutes a “Change of Control” as defined in the indenture that would trigger our obligation to repurchase the Notes. Therefore, if an event occurs that does not constitute a “Change of Control” as defined in the indenture, we will not be required to make an offer to repurchase the Notes and you may be required to continue to hold your Notes despite the event. See “Description of Other Indebtedness” and “Description of Notes—Change of Control.”

Risks Related to Our Business

The network communications industry is highly competitive. We may be unsuccessful in competing effectively against other terrestrial and satellite-based network providers in our Network Equipment and Services and Consumer/SMB businesses.

We operate in a highly competitive network communications industry in the sale and lease of both our products and our services. Our industry is characterized by competitive pressures to provide enhanced functionality for the same or lower price with each new generation of technology. As the prices of our products decrease, we will need to sell more of our products and/or reduce our per unit costs to improve or maintain our operating results. Our Network Equipment and Services business faces competition from providers of terrestrial-based networks (such as DSL, cable modem service, MPLS and Internet-based virtual private networks, or IP VPNs), which may have advantages over satellite networks for certain customer applications. Terrestrial-based networks are offered by telecommunications carriers and other large companies, many of which have substantially greater financial resources and greater name recognition than we do. The costs of a satellite network may exceed those of a terrestrial-based network, especially in areas that have experienced significant DSL and cable Internet build-out. It may become more difficult for us to compete with terrestrial providers as the number of these areas increase and the cost of their network and hardware services declines. To increase our competitiveness, we selectively have begun to pair our satellite offerings with terrestrial solutions, which may result in lower margins. We rely on third parties to implement the terrestrial component of these paired satellite/terrestrial solutions which means that we cannot control the implementation and rollout of these paired satellite/ terrestrial solutions to the same degree as our satellite only solutions. We also compete for enterprise clients with other satellite network providers, satellite providers that are targeting the SMB markets and smaller independent systems integrators on procurement projects. In Asia and Latin America, the build-out of terrestrial networks has adversely impacted demand for VSAT services and regulation and inequitable access remain barriers to new business.

The Consumer/SMB network communications market is highly competitive. We may be unsuccessful in competing effectively against DSL and cable service providers and other satellite broadband providers in our Consumer/SMB business.

We face competition for our North American Consumer/SMB satellite Internet subscribers primarily from satellite, DSL and cable Internet service providers. Also, other satellite and wireless broadband companies have launched or are planning the launch of consumer satellite Internet access services that would compete with us in North America. Some of these competitors may offer consumer services and hardware at lower prices than ours. We anticipate increased competition with the entrance of these new competitors into our market and the increasing build-out and lowering cost of DSL and cable Internet access in North America. Terrestrial alternatives do not require our “external dish” which may limit customer acceptance of our products.

We also will face competition from our former parent DIRECTV. For a description of this risk, see “—DIRECTV may compete with us in certain sectors and subject to certain conditions and has retained one of our marketing brand names.”

If we are unable to develop, introduce and market new products, applications and services on a cost effective and timely basis, or if we are unable to sell our new products and services to existing and new customers, our business could be adversely affected.

The network communications market is characterized by rapid technological changes, frequent new product introductions and evolving industry standards. If we fail to develop new technology or keep pace with significant industry technological changes, our existing products and technology could be rendered obsolete. Products in our industry are generally characterized by short life cycles because of technological innovation, such as increasing data rates, and declining prices. To remain competitive in the network communications market, we must be able to apply financial and technical resources to develop and introduce new products, applications and services, as well as enhancements to our existing products, applications and services. Even if we keep up with technological innovation, we may not meet the demands of the network communications market. For example, our large enterprise customers may only choose to renew services with us at substantially lower prices or for a decreased level of service. Many of our large enterprise customers have existing networks available to them and may opt to find alternatives to our VSAT services or may renew with us solely as a backup network. If we are unable to respond to technological advances on a cost-effective and timely basis, or if our products or applications are not accepted by the market, then our business, financial condition and results of operations would be adversely affected.

Continued negative trends and factors affecting the telecommunications industry specifically and the economy in general may result in reduced demand and pricing pressure on our products and services.

Negative trends and factors affecting the telecommunications industry specifically and the economy in general over the past several years have negatively affected our results of operations. The telecommunications sector has been facing significant challenges resulting from excess capacity, new technologies and intense price competition. As a result of the build-out of capacity by telecommunications companies in the late 1990s, currently there is excess network capacity. This capacity, combined with the failure of many competitors in the telecommunications sector, has contributed to price reductions by terrestrial and satellite network competitors in response to soft market conditions. In addition, weak economic conditions in the last recession resulted in reduced capital expenditures, reluctance to commit to long-term capital outlays and longer sales processes for network procurements by our customers. These factors have a continuing impact on our business. Finally, an overall trend toward industry consolidation and rationalization among our customers, competitors and suppliers can affect our business, especially if any of the sectors we service or the countries or regions that we do business in are affected. Any future weakness in the economy or the telecommunications industry would affect us through reduced demand for, and pricing pressure on, our products and services, leading to a reduction in revenues and a material adverse effect on our business and results of operations.

Satellite failures or degradations in satellite performance could affect our business, financial condition and results of operations.

We lease satellite transponder capacity from fixed satellite service, or FSS, providers in order to send and receive data communications to and from our VSAT networks. Satellites are subject to in-orbit risks including malfunctions, commonly referred to as anomalies, and collisions with meteoroids, decommissioned spacecraft or other space debris. Anomalies occur as a result of various factors, such as satellite manufacturing errors, problems with the power systems or control systems of the satellites and general failures resulting from operating satellites in the harsh space environment.

Any single anomaly or series of anomalies affecting the satellites on which we lease transponder capacity could materially adversely affect our operations and revenues and our relationships with current customers, as well as our ability to attract new customers for our satellite services. Anomalies may also reduce the expected useful life of a satellite, thereby creating additional expenses due to the need to provide replacement or backup capacity and potentially reducing revenues if service is interrupted on the satellites we utilize. We may not be able to obtain backup capacity at similar prices, or at all. See “—The failure to adequately anticipate our need for satellite capacity or our inability to obtain satellite capacity could harm our results of operations.” In the event of a satellite failure, our services may be unavailable for several days to several weeks while backup in-orbit satellites are repositioned and services are moved or while we reposition our customers’ antennas to alternative satellites. We experienced one of these situations in late 2004 with one satellite on which we lease transponder capacity for service in North America. From time to time we also experience brief outages as a result of short- lived anomalies on the satellites we use. In such cases, service is generally restored on the affected satellite within the same day. In most instances, any relocation to an alternative satellite will require prior regulatory approval, which may not be obtained, or obtained in a timely manner. In addition, the entities from which we lease transponder capacity could be severely affected by anomalies affecting their satellites, which could result in disruption to the services they provide to us. An increased frequency of anomalies could impact market acceptance of our services.

Any failure on our part to perform our VSAT service contracts or provide satellite broadband access as a result of satellite failures would result in a loss of revenue despite continued obligations under our leasing arrangements, possible cancellation of our long-term contracts, inability to continue with our subscription-based customers, expenses to reposition customer antennas to alternative satellites and damage to our reputation which could negatively affect our ability to retain existing customers or gain new business. The cancellation of long-term contracts due to service disruptions is an exception to the generally non-cancelable nature of our contracts and such cancellation would reduce the revenue backlog previously described in this prospectus. See “—The failure to adequately anticipate our need for satellite capacity or our inability to obtain satellite capacity could harm our results of operations.”

The failure to adequately anticipate our need for satellite capacity or our inability to obtain satellite capacity could harm our results of operations.

We have made substantial contractual commitments for satellite capacity based on our existing customer contracts and backlog as well as anticipated future business. If future demand does not meet our expectations, we will be committed to maintain excess satellite capacity for which we will have no or insufficient revenues to cover our costs, having a negative impact on our margins and results of operations. Our transponder leases are generally for three to five years, and different leases cover satellites with coverage of different areas or other different features, so we cannot quickly or easily adjust our capacity to changes in demand. If we only purchase satellite capacity based on existing contracts and bookings, capacity for certain types of coverage in the future may be unavailable to us and we may not be able to satisfy certain needs of our customers, resulting in a loss of possible new business. At present, until launch and operation of additional satellites, there is limited availability of capacity on the Ku-band frequencies in North America. In addition, the FSS industry has seen consolidation in the past decade, and today the three main FSS providers in North America and a number of smaller regional providers own and operate the current satellites that are available for our capacity needs. The failure of any of these FSS providers or a downturn in their industry as a whole could reduce or interrupt the capacity available to us. If we are not able to renew our capacity leases, if our needs for capacity increase prior to new capacity becoming available or if capacity is unavailable due to any problems of the FSS providers, our business and results of operation would suffer.

Our networks and those of our third-party service providers may be vulnerable to security risks.

We expect the secure transmission of confidential information over public networks to continue to be a critical element of our operations. Our networks and those of our third-party service providers and our customers may be vulnerable to unauthorized access, computer viruses, and other security problems. Persons who circumvent security measures could wrongfully obtain or use information on the network or cause interruptions, delays or malfunctions in our operations, any of which could have a material adverse effect on our business, financial condition and operating results. We may be required to expend significant resources to protect against the threat of security breaches or to alleviate problems, including reputational harm and litigation, caused by any breaches. In addition, our customer contracts, in general, do not contain provisions which would protect us against liability to third parties with whom our customers conduct business. Although we intend to continue to implement industry-standard security measures, these measures may prove to be inadequate and result in system failures and delays that could lower network operations center availability and have a material adverse effect on our business, financial condition and operating results.

We face new risks associated with our SPACEWAY satellite.

We currently plan to launch our SPACEWAY satellite in early 2007 and introduce service later in 2007. In addition to the competitive risks for the satellite network services mentioned above, if we are unable to successfully launch and implement our SPACEWAY satellite as a result of any of the following risks, we will be unable to realize the anticipated benefits from our SPACEWAY satellite and our business and financial condition and results of operations will be adversely affected:

•	Cost and schedule risks. The cost of completing our SPACEWAY satellite may be more than anticipated and there may be delays in completing the satellite within the expected timeframe. In connection with the completion, launch and launch insurance of our SPACEWAY satellite, we may be required to spend an amount of cash in excess of the approximately $102.9 million which we are currently forecasting for such purpose as of June 30, 2006. The construction and launch of satellites are often subject to delays, including satellite and launch vehicle construction delays, cost overruns, periodic unavailability of reliable launch opportunities, and delays in obtaining regulatory approvals. A significant delay in the delivery of our SPACEWAY satellite could materially adversely affect the marketing plan for service enabled by the satellite and would adversely affect our anticipated revenues and cash flows. If the remaining SPACEWAY construction schedule is not met, there may be even further delays because there can be no assurance that a launch opportunity will be available at the time the satellite is ready to be launched and we may not be able to obtain or maintain regulatory authority or International Telecommunication Union, or ITU, priority necessary to implement SPACEWAY as proposed.

•	Business plan. Our SPACEWAY business plan may be unsuccessful and we may not be able to achieve the cost savings that we expect from the SPACEWAY satellite. A failure to attract the planned customers in a sufficient number would result in our inability to realize the cost savings that we expect to achieve from the anticipated lower costs of bandwidth associated with the capacity of SPACEWAY. In addition, we will incur startup losses associated with the launch and operation of SPACEWAY until we acquire a sufficient number of customers.

•

ITU registration and coordination. Our SPACEWAY spacecraft operations will be subject to the frequency registration process of the ITU. Certain licensing administrations have ITU priority over the ITU filings that we may use for SPACEWAY by virtue of their having made earlier ITU submissions for networks that could experience interference from the operation of the SPACEWAY satellite. The United Kingdom Office of Communications, or Ofcom, has filed at the ITU for several orbital locations, including 95.0° W.L., on our behalf and the FCC has filed at the ITU for the 95.0° W.L. orbital location on behalf of our parent, Hughes Communications. In addition, the Australian Communications and Media Authority, or ACMA, has filed at the ITU for the 95.0° W.L. orbital location on behalf of both Kagoe Communications Pty Ltd, or Kagoe, an Australian company, and Miraxis License Holdings LLC, or MLH, a U.S. company in which certain principals of Apollo, our controlling investor, have a controlling investment. The ITU filings made on our behalf by Ofcom give us high ITU priority rights to use the 95.0° W.L. orbital location and the ITU filings made on behalf of Hughes Communications by the FCC give us lower ITU priority rights to use that same orbital location. The ITU filing made on behalf of Kagoe and MLH by ACMA gives Kagoe and MLH joint ITU priority rights to use the 95.0° W.L. orbital location, which rights have higher priority than the ITU priority rights filed by Ofcom and the FCC. On July 26, 2006, we entered into an agreement with MLH and its majority owned subsidiary, 95 West Co. Inc., or 95 West Co., pursuant to which they agreed to provide a series of coordination agreements allowing us to operate our SPACEWAY 3 satellite at the 95.0° W.L. orbital slot where 95 West Co. and MLH have higher priority rights. As part of the agreement, we agreed to pay 95 West Co. $0.3 million in 2006, $0.75 million annually between 2007 and 2010, and $1.0 million annually between 2011 and 2016. There can be no assurance that ACMA will consent to the coordination agreements. Moreover, the ITU filings that we may use for SPACEWAY have not yet been fully coordinated with other ITU filings. ITU coordination activities may require us to reduce power, avoid operating on certain frequencies, relocate our satellite to another orbital location or otherwise modify planned or existing operations in order to protect systems with higher priority from interference. Any modifications we make in the course of coordination, or any inability to successfully coordinate, could significantly limit the services that could be provided over the SPACEWAY satellite, which would materially adversely affect our ability to generate revenue.

•	Regulatory license risk. The SPACEWAY satellite is primarily intended to provide services to North America. Our SPACEWAY spacecraft operations will be subject to the licensing jurisdiction of the government whose ITU filing we use to launch and operate the SPACEWAY satellite, and we will have to satisfy the licensing conditions imposed by the administration whose ITU filings we use. As described above, there are several ITU filings for orbital locations which may be used for the SPACEWAY satellite. The current FCC license grants Hughes Communications the right to launch and operate a Ka-band geostationary satellite at 95.0° W.L. If we use the ITU filing made by the FCC on behalf of Hughes Communications, we will be required to reach an operational agreement with Hughes Communications, or to obtain FCC approval to transfer the FCC license from Hughes Communications to us. If we use an ITU filing made by the United Kingdom, we will be required to seek additional FCC approvals to serve the United States with a foreign-licensed satellite, which approvals may not be obtained or may not be granted in a timely manner. In addition, the regulatory agencies of nations other than the United States that we may seek to serve from the 95.0° W.L. orbital location must also authorize the use of the SPACEWAY satellite, services and/or frequencies in their jurisdictions, and we have not yet applied for or received any such authority.

•	Launch risks. There are risks associated with the launch of satellites, including launch failure, damage or destruction during launch and improper orbital placement. Launch failures result in significant delays in the deployment of satellites because of the need both to construct replacement satellites, which can take up to 30 months, and obtain other launch opportunities. Only certain launch vehicles can lift and place into orbit spacecraft in the mass range of the SPACEWAY satellite, which further limits the launch opportunities for our SPACEWAY satellite. The overall historical loss rate in the satellite industry for all launches of commercial satellites in fixed orbits in the last five years is estimated by some industry participants to be 5% but may be higher.

•	In-orbit risks. Our SPACEWAY satellite will be subject to similar potential satellite failures or performance degradations as other satellites. In-orbit risks similar to those described above under “—Satellite Failures or Degradations in Satellite Performance Could Affect our Business, Financial Condition and Results of Operations” will apply to our SPACEWAY satellite. To the extent there is an anomaly or other in-orbit failure with respect to our SPACEWAY satellite, we will not have a replacement satellite or backup transponder capacity and would have to identify and lease alternative satellite capacity that may not be available on economic terms or at all. Additionally, we could be required to repoint the antennas of our customers, which could require new or modified licenses from regulatory authorities.

•	Insurance risks. We intend to seek launch and in-orbit insurance for our SPACEWAY satellite, but we may not be able to obtain insurance on reasonable economic terms or at all. If we are able to obtain insurance, it will contain customary exclusions and will not likely cover the full cost of constructing and launching our SPACEWAY satellite, nor will it cover business interruptions or similar losses. In addition, the occurrence of any anomalies on other satellites, including Ka band satellites, or on SPACEWAY, may materially adversely affect our ability to insure SPACEWAY at commercially reasonable premiums, if at all.

•	Novel design. Our SPACEWAY satellite employs a complex and novel design intended for higher-speed data rates and greater bandwidth per network site. If the enhanced features of the satellite design do not function to their specifications, we may not be able to offer the functionality or throughput of transmission service that we expect for SPACEWAY.

Our separation from DIRECTV has required us to incur additional costs to operate as a stand-alone entity and we face risks associated with the separation.

Following the April 2005 Acquisition, we had to begin providing for certain services as a stand-alone company that previously were provided, at least in part, by DIRECTV, including our own tax advisory services, treasury/cash management operations, risk management, audit, employee benefits and business insurance. In addition, we must implement financial and disclosure control procedures and corporate governance practices that enable us to comply with the Sarbanes-Oxley Act of 2002 and related SEC rules. For example, we will need to further develop accounting and financial capabilities, including development of documentation related to internal control policies and procedures. Failure to quickly establish the necessary controls and procedures would make it difficult to comply with SEC rules and regulations with respect to internal control and financial reporting. Further, the actual costs of providing these services could exceed our expectations, which could have an adverse effect on our financial condition and results of operations.

DIRECTV may compete with us in certain sectors and subject to certain conditions and has retained one of our marketing brand names.

While we have entered into a non-competition agreement with DIRECTV, DIRECTV has retained the right to compete with us in selling data services to consumers at all times and may compete with us in all areas after the five-year term of the non-competition agreement which commenced on April 22, 2005. In addition, while the non-competition agreement restricts DIRECTV from using its two SPACEWAY satellites for data service offerings that would directly compete with us, DIRECTV is not limited in such use if the video capability of its SPACEWAY satellites does not remain capable of commercial operations. Moreover, DIRECTV is not restricted from competing with our business if such data services are incidental to DIRECTV’s provision of a video service to an enterprise customer and are an integral part of such video service or are available as an optional add-on to such video service. In any event, DIRECTV may compete with us after the non-competition agreement expires on April 22, 2010.

In connection with the April 2005 Acquisition, the rights to the DIRECWAY brand name and any related trademark rights were retained by DIRECTV. We launched our new brand name, HughesNet, for our current VSAT products in April 2006. Our new HughesNet brand name may lead to lessened customer identification of our products. We cannot determine what effect, if any, our new HughesNet brand name will have on our sales and marketing efforts.

We may face difficulties in obtaining regulatory approvals for our provision of telecommunications services, and we may face changes in regulation, each of which could adversely affect our operations.

In a number of countries where we operate, the provision of telecommunications services is highly regulated. In such countries, we are required to obtain approvals from national and local authorities in connection with most of the services that we provide. In many jurisdictions, we must maintain such approvals through compliance with license conditions or payment of annual regulatory fees. As a provider of communications services in the United States, we are subject to the regulatory authority of the United States, primarily the FCC. We are subject to the export control laws, sanctions and regulations of the United States with respect to the export of equipment and services. Certain aspects of our business are subject to state and local regulation. As a provider of communications services in the European Union, we benefit from a liberalized and less-regulated environment. Nevertheless, we are still subject to registration and in some instances the payment of annual fees and/or the filing of annual status reports. In most instances, we are subject to regulation by the national communications regulatory authorities of other countries in which we, and under certain circumstances our distributors, provide service.

While the governmental authorizations for our current business generally have not been difficult to obtain in a timely manner, the need to obtain particular authorizations in the future may delay our provision of current and new services. Moreover, the imposition by a governmental entity of conditions on our authorizations, or the failure to obtain authorizations necessary to launch and operate satellites or provide satellite service, could have a material adverse effect on our ability to generate revenue and conduct our business as currently planned. Violations of laws or regulations may result in various sanctions including fines, loss of authorizations and the denial of applications for new authorizations or for the renewal of existing authorizations.

Future changes to the regulations under which we operate could make it difficult for us to obtain or maintain authorizations, increase our costs or make it easier or less expensive for our competitors to compete with us. See “Business—Government Regulation.”

Our international sales and operations are subject to applicable laws relating to trade, export controls and foreign corrupt practices, the violation of which could adversely affect our operations.

We must comply with all applicable export control laws and regulations of the United States and other countries. United States laws and regulations applicable to us include the Arms Export Control Act, the International Traffic in Arms Regulations, or ITAR, the Export Administration Regulations and the trade sanctions laws and regulations administered by the Office of Foreign Assets Control of the United States Department of the Treasury, or OFAC. The export of satellite hardware, services and technical information with military or dual-use applications to non-United States persons is regulated by the United States Department of State’s Directorate of Defense Trade Controls under ITAR. Other items are controlled for export by the United States Department of Commerce’s Bureau of Industry and Security, or the Bureau, under the Export Administration Regulations. In addition, we are subject to the Foreign Corrupt Practices Act, or FCPA, that, generally, bars bribes or unreasonable gifts to foreign governments or officials.

Following a June 2004 voluntary disclosure by DIRECTV and DTV Network Systems, Inc., DIRECTV and DTV Network Systems, Inc. entered into a consent agreement, which applies to us, with the U.S. Department of State in January 2005 regarding alleged violations of the ITAR. This consent agreement addresses exports of equipment and technology related to the VSAT business primarily to China but also to several other countries. As part of this agreement, DIRECTV paid a $4.0 million fine and one of our subsidiaries was debarred from conducting certain international business. Also as part of the same consent agreement, a civil penalty of $1.0 million was assessed against us, to be spent on enhancing compliance measures to avoid future infractions. We have satisfied this requirement. As a result of the voluntary disclosure and consent agreement, we are currently unable to perform our obligations under certain contracts in China and Korea addressed by the consent agreement and, if ultimately unable to perform, we may be liable for certain damages, which we do not expect will be material. The January 2005 consent agreement supplemented another consent agreement of DIRECTV in March 2003, arising out of separate violations of ITAR.

Further violations of laws or regulations may result in significant additional sanctions including fines, more onerous compliance requirements, more extensive debarments from export privileges or loss of authorizations needed to conduct aspects of our international business. A future violation of ITAR or the other regulations enumerated above could materially adversely affect our business, financial condition and results of operations.

Our future success depends on our ability to retain our key employees.

We are dependent on the services of our senior management team to remain competitive in our industry. The loss of one or more members of our senior management team could have an adverse effect on us until qualified replacements are found. We cannot assure you that these individuals could quickly be replaced with persons of equal experience and capabilities. In addition, technological innovation depends, to a significant extent, on the work of technically skilled employees. Competition for executive, managerial and skilled personnel in our industry is intense. We expect to face continued increases in compensation costs in order to attract and retain senior executives, managers and skilled employees, especially if the current job economy continues to improve. We may not be able to retain our existing senior management, fill new positions or vacancies created by expansion or turnover or attract or retain the management and personnel necessary to develop and market our products. We do not maintain key man life insurance on any of these individuals.

Our lengthy sales cycles could harm our results of operations if these sales are delayed or do not occur.

The length of time between the date of initial contact with a potential customer and the execution of a contract with the potential customer may be up to two years, particularly for complex procurements of our VSAT systems. During any given sales cycle, we may expend resources in advance of the expected revenue from these contracts, resulting in an adverse effect on our operating results if the sale does not occur and the opportunity cost of having foregone alternative business prospects.

Because we depend on being awarded large-scale contracts in competitive bidding processes, losing a modest number of bids could have a significant adverse effect on our operating results.

In 2005 and during the six months ended June 30, 2006, substantially all sales revenue in our network equipment and services business was derived from large-scale VSAT network contracts that were awarded to us following competitive bidding. These large-scale contracts can involve the installation of over 10,000 VSATs. The number of major procurements for VSAT-based networks in any given year is limited and the competition is intense. Losing a modest number of such bids each year could have a significant adverse effect on our operating results. In addition, our period to period results may fluctuate in any given year based on the timing of these large scale contracts.

We have reported losses for three of the last four years, as well as for the six months ended June 30, 2006, and we may incur losses in the future.

For the three years ended December 31, 2002, 2003 and 2004, we generated net losses of $208.1 million, $157.0 million and $1,433.5 million, respectively. For the year ended December 31, 2005, we had net income of $24.0 million. For the six months ended June 30, 2006, we generated a net loss of $4.2 million. Although our revenues have grown in recent years, we may be unable to sustain such growth rates in light of changed market or economic conditions. In addition, any inability on our part to control costs could cause our business, financial condition and results of operations to suffer.

Our foreign operations expose us to risks and restrictions not present in our domestic operations.

Our operations outside the United States accounted for 32.1% of our revenue for the year ended December 31, 2005, and we expect our foreign operations to continue to represent a significant portion of our business. We have operations in Brazil, China, Germany, India, Indonesia, Italy, Mexico, the Russian Federation, South Africa, the United Arab Emirates and the United Kingdom, among other nations, and over the last 15 years we have sold products in over 100 countries. Foreign operations involve varying degrees of risks and uncertainties inherent in doing business abroad. Such risks include:

•	Complications in complying with restrictions on foreign ownership and investment and limitations on repatriation. We may not be permitted to own our operations in some countries and may have to enter into partnership or joint venture relationships. Many foreign legal regimes restrict our repatriation of earnings to the United States from our subsidiaries and joint venture entities. We may also be limited in our ability to distribute or access our assets by the governing documents pertaining to such entities. In such event, we will not have access to the cash flow and assets of our joint ventures.

•	Difficulties in following a variety of foreign laws and regulations, such as those relating to data content retention, privacy and employee welfare. Our international operations are subject to the laws of many different jurisdictions that may differ significantly from United States law. For example, local political or intellectual property law may hold us responsible for the data that is transmitted over our network by our clients. Also, other nations have more stringent employee welfare laws that guarantee perquisites that we must offer. Compliance with these laws may lead to increased operations costs, loss of business opportunities or violations that result in fines or other penalties. See “Business—Legal Proceedings.”

•	We face significant competition in our international markets. Outside North America, we have traditionally competed for VSAT hardware and services sales primarily in Europe, Brazil, India and China and focused only on hardware sales in other regions. In Europe, we face intense competition which is not expected to abate in the near future.

•	Changes in exchange rates between foreign currencies and the United States dollar. We conduct our business and incur costs in the local currency of a number of the countries in which we operate. Accordingly, our results of operations are reported in the relevant local currency and then translated to United States dollars at the applicable currency exchange rate for inclusion in our financial statements. Because our foreign subsidiaries and joint ventures operate in foreign currencies, fluctuations in currency exchange rates have affected, and may in the future affect, the value of profits earned on international sales. In addition, we operate our business in countries that historically have been and may continue to be susceptible to recessions or currency devaluation, including Argentina and Indonesia in recent years.

•	Greater exposure to the possibility of economic instability, the disruption of operations from labor and political disturbances, expropriation or war. As we conduct operations throughout the world, we could be subject to regional or national economic downturns or instability, labor or political disturbances or conflicts of various sizes. Any of these disruptions could detrimentally affect our sales in the affected region or country or lead to damage to, or expropriation of, our property or danger to our personnel.

•	Competition with large or state-owned enterprises and/or regulations that effectively limit our operations and favor local competitors. Many of the countries in which we conduct business have traditionally had state owned or state granted monopolies on telecommunications services that favor an incumbent service provider. We face competition from these favored and entrenched companies in countries that have not deregulated. The slower pace of deregulation in these countries, particularly in Asia and Latin America, has adversely affected the growth of our business in these regions.

•	Customer credit risks. Customer credit risks are exacerbated in foreign operations because there is often little information available about the credit histories of customers in the foreign countries in which we operate.

We are dependent upon suppliers of components, manufacturing outsourcing, installation and customer service, and our results of operations may be materially affected if any of these third-party providers fail to appropriately deliver the contracted goods or services.

We are dependent upon third-party services and products provided to us, including the following:

•	Components. A limited number of suppliers manufacture some of the key components required to build our VSATs. We cannot assure you of the continuous availability of key components and our ability to forecast our component requirements sufficiently in advance, which may have a detrimental effect on supply. If we were required to change certain suppliers for any reason, we would experience a delay in manufacturing our products if another supplier was not able to meet our requirements on a timely basis. In addition, if we are unable to obtain the necessary volumes of components on favorable terms or prices on a timely basis, we may be unable to produce our products at competitive prices and we may be unable to satisfy demand from our customers. In addition, all of our products contain components whose base raw materials have undergone dramatic cost increases in the last six to 12 months. Increases in pricing of crude oil, gold and other metals such as zinc and aluminum have the ability to affect our product costs. Although we have been successful in offsetting or mitigating our exposure to these raw material cost increases, this could have an adverse impact on our product costs.

•	Manufacturing outsourcing. While we develop and manufacture prototypes for our products, we use contract manufacturers to produce a significant portion of our hardware. If these contract manufacturers fail to provide products that meet our specifications in a timely manner, then our customer relationships may be harmed.

•	Installation and customer support. Each of our North American and international operations utilize a network of third-party installers to deploy our hardware. In addition, a portion of our customer support and management is provided by offshore call centers. Since we provide customized services for our customers that are essential to their operations, a decline in levels of service or attention to the needs of our customers or the occurrence of negligent and careless acts will adversely affect our reputation, renewal rates and ability to win new business.

Our failure to develop, obtain or protect our intellectual property rights could adversely affect our future performance and growth.

Our success depends on our ability to develop and protect our proprietary rights to the technologies and inventions used in our services and products, including proprietary VSAT technology and related services and products. We rely on a combination of United States and foreign patent, trademark, copyright and trade secret laws as well as licenses, nondisclosure, confidentiality and other contractual agreements or restrictions to protect certain aspects of our business. We have registered trademarks and patents and have pending trademark and patent applications in the United States and a number of foreign countries. However, our patent and trademark applications may not be allowed by the applicable governmental authorities to issue as patents or register as trademarks at all, or in a form that will be advantageous to us. In addition, in some instances we may not have registered important patent and trademark rights in these and other countries. If we fail to timely file a patent application in any such country, we may be precluded from doing so at a later date. In addition, the laws of some countries do not protect and do not allow us to enforce our proprietary rights to the same extent as do the laws of the United States. As such, our intellectual property rights may not receive the same degree of protection in foreign countries as they would in the United States. Accordingly, we might not be able to protect our proprietary products and technologies against unauthorized third-party copying or use, which could negatively affect our competitive position. We may fail to recognize opportunities to provide, maintain or enforce intellectual property protection for our business.

Furthermore, our intellectual property may prove inadequate to protect our proprietary rights, may be infringed or misappropriated by others or may diminish in value over time. Competitors may be able to freely make use of our patented technology after our patents expire or may challenge the validity, enforceability or scope of our patents, trademarks or trade secrets. Competitors also may independently develop products or services that are substantially equivalent or superior to our technology. Further, we cannot assure you that competitors will not infringe our patents. In addition, it may be possible for third parties to reverse-engineer, otherwise obtain, copy, and use information that we regard as proprietary. If we are unable to protect our services and products through the enforcement of intellectual property rights, our ability to compete based on our current market advantages may be harmed.

We also rely on unpatented proprietary technology. To protect our trade secrets and other proprietary information, we require employees, consultants, advisors and collaborators to enter into confidentiality agreements. We cannot assure you that these agreements will provide meaningful protection for our trade secrets, know-how or other proprietary information in the event of any unauthorized use, misappropriation or disclosure of such trade secrets, know-how or other proprietary information. If we fail to prevent substantial unauthorized access to our trade secrets, we risk the loss of those intellectual property rights and whatever competitive advantage they provide us.

Claims that our services and products infringe the intellectual property rights of others could increase our costs and reduce our sales, which would adversely affect our revenue.

We have in the past received, and may in the future receive, communications from third parties claiming that we or our products infringe upon the intellectual property rights of others. We have also been named in the past, and may in the future be named, as a defendant in lawsuits claiming that our services or products infringe upon the intellectual property rights of third parties. Litigation may be necessary to determine the validity and scope of third-party rights or to defend against claims of infringement. Litigation may also be necessary to enforce our intellectual property rights or to defend against claims that our intellectual property rights are invalid or unenforceable. Such litigation, regardless of the outcome, could result in substantial costs and diversion of resources, including time and attention of management and other key personnel, and could have a material adverse effect on our business, financial condition and results of operations. We expect to be increasingly subject to such claims as the number of products and competitors in our industry grows.

Many entities, including some of our competitors, have or may in the future obtain patents and other intellectual property rights that cover or affect products or services related to those that we currently offer or may offer in the future. In general, if a court determines that one or more of our services or products infringes on valid and enforceable intellectual property owned by others, we may be liable for money damages and may be required to cease developing or marketing those services and products, unless we obtain licenses from the owners of the intellectual property or redesign those services and products in such a way as to avoid infringing on those intellectual property rights. If a third-party holds intellectual property rights, it may not allow us to use its intellectual property at any price, or on terms acceptable to us, which could materially adversely affect our competitive position.

We may not be aware of all intellectual property rights that our services or products may potentially infringe. Further, without lengthy litigation, it may not be possible to determine definitively whether a claim of infringement is valid. We cannot estimate the extent to which we may be required in the future to obtain intellectual property licenses or the availability and cost of any such licenses. Those costs, and their impact on our earnings, could be material. Damages in patent infringement cases may also include treble damages in certain circumstances. To the extent that we are required to pay royalties to third parties to whom we are not currently making payments, these increased costs of doing business could materially adversely affect our operating results. In addition, under some of our agreements with customers, we are not permitted to use all or some of the intellectual property developed for that customer for other customers, and in other cases, we have agreed not to provide similar services to such customers’ competitors. Further, our service agreements with our customers generally provide that we will defend and indemnify them for claims against them relating to our alleged infringement of third-party intellectual property rights with respect to services and products we provide. Third-parties may assert infringement claims against our customers. These claims may require us to initiate or defend protracted and costly litigation on behalf of our customers, regardless of the merits of these claims. If any of these claims succeed, we may be forced to pay damages on behalf of our customers or may be required to obtain licenses for the products they use. If we cannot obtain all necessary licenses on commercially reasonably terms, our customers may be forced to stop using our products.

In addition, our patents, trademarks and other proprietary rights may be subject to various attacks claiming they are invalid or unenforceable. These attacks might invalidate, render unenforceable or otherwise limit the scope of the protection that our patents, trademarks and other rights afford us. If we lose the use of a product name or brand name, our efforts spent building that brand may be lost, and we will have to rebuild a brand for that product, which we may or may not be able to do, and which would cause us to incure new costs in connection with building such brand name. If we are involved in a patent infringement suit, even if we prevail, there is no assurance that third-parties will not be able to design around our patents, which could harm our competitive position.

If we are unable to license technology from third parties on satisfactory terms, our developmental costs could increase and we may not be able to deploy our services and products in a timely manner.

We depend, in part, on technology that we license from third parties on a non-exclusive basis and integrate into our products and service offerings. Licenses for third-party technology that we use in our current products may be terminated or not renewed, and we may be unable to license third-party technology necessary for such products in the future. Furthermore, we may be unable to renegotiate acceptable third-party license terms to reflect changes in our pricing models. Changes to or the loss of a third-party license could lead to an increase in the costs of licensing or inoperability of products or network services. In addition, technology licensed from third parties may have undetected errors that impair the functionality or prevent the successful integration of our products or services. As a result of any such changes or loss, we may need to incur additional development costs to ensure continued performance of our products or suffer delays until replacement technology, if available, can be obtained and integrated.

If our products contain defects, we could be subject to significant costs to correct such defects and our product and network service contracts could be delayed or cancelled, which could expose us to significant liability and significantly reduce our revenues.

Our products and the networks we deploy are highly complex, and some may contain defects when first introduced or when new versions or enhancements are released, despite extensive testing and our quality control procedures. In addition, many of our product and network services are designed to interface with our customers’ existing networks, each of which has different specifications and utilizes multiple protocol standards. Our products and services must interoperate with the other products and services within our customers’ networks as well as with future products and services that might be added to these networks to meet our customers’ requirements. The occurrence of any defects, errors or failures in our products or network services could result in incurrence of significant costs to correct such defects, cancellation of orders, a reduction in revenue backlog, product returns, diversion of our resources, legal actions by our customers or our customers’ end users, including for damages caused by a defective product, the issuance of credits to customers and other losses to us or to our customers or end users. If our products and network services do not perform their intended function, customer installations could be delayed or orders for our products and services could be cancelled, which could significantly reduce our revenues. Any of these occurrences could also result in the loss of or delay in market acceptance of our products and services and loss of sales, which would harm our reputation and our business and adversely affect our revenues and profitability. In addition, our insurance would not cover the cost of correcting significant errors, defects, design errors or security problems.

Our parent, Hughes Communications, is majority-owned by Apollo and Apollo’s interests as an equity holder may conflict with yours as a creditor.

As of September 14, 2006, Apollo owned in the aggregate 12,408,611 shares, or approximately 66.0%, of the outstanding common stock of our parent, Hughes Communications. Therefore, Apollo has control over Hughes Communications’ management and policies, such as the election of its directors, the appointment of new management and the approval of any other action requiring the approval of Hughes Communications stockholders, including any amendments to its certificate of incorporation and mergers or sales of all or substantially all of its assets. Through its controlling interest in Hughes Communications, Apollo is able to cause, among other things, the election of a majority of the members of our board of managers. The interests of Apollo may not in all cases be aligned with yours. If we encounter financial difficulties, or we are unable to pay our debts as they mature, the interests of our equity holders might conflict with those of the holders of the Notes. In that situation, for example, the holders of the Notes might want us to raise additional equity from our equity holders or other investors to reduce our leverage and pay our debts, while our equity holders might not want to increase their investment in us or have their ownership diluted and instead choose to take other actions, such as selling our assets. Our equity holders may have an interest in pursuing acquisitions, divestitures, financings or other transactions that, in their judgment, could enhance their equity investments, even though such transactions might involve risks to you as a holder of the Notes. For example, Apollo could cause us to make acquisitions that increase the amount of indebtedness that is secured or pari passu with the Notes or sell revenue generating assets, which may potentially impair our ability to make payments on the Notes. Furthermore, Apollo may in the future own businesses that directly or indirectly compete with ours. Currently, Apollo has an interest in Intelsat, Ltd. (which recently acquired PanAmSat Corporation) from which we lease satellite transponder capacity and which has an ownership interest in WildBlue Communications, Inc., one of our competitors in the North American consumer market. In addition, certain principals of Apollo have a controlling investment in MLH, which, together with Kagoe, holds higher ITU priority rights than we have to the 95.0° W.L. orbital location for our SPACEWAY satellite. On July 26, 2006, we entered into an agreement with MLH and a subsidiary of MLH that effectively concedes to us the priority rights to the ITU filing made on behalf of Kagoe and MLH with respect to such orbital location for a fee. See “Certain Relationships and Related Transactions.” Apollo may also pursue acquisition opportunities that may be complementary to our business, and as a result, those acquisition opportunities may not be available to us. Apollo has other investments in the satellite and telecommunications industry and, subject to limitations contained in our LLC agreement regarding affiliate transactions, they may cause us to enter into transactions with their affiliates to buy or sell assets.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking statements” that involve risks and uncertainties. Forward-looking statements include statements concerning our plans, objectives, goals, strategies, future events, future revenues or performance, capital expenditures, financing needs and other information that is not historical information and, in particular, appear under the headings “Summary,” “Risk Factors,” “Unaudited Pro Forma Consolidated Financial Information,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business.” When used in this prospectus, the words “estimates,” “expects,” “anticipates,” “forecasts,” “plans,” “intends,” “believes,” “seeks,” “may,” “will,” “should” and variations of these words or similar expressions (or the negative versions of any such words) are intended to identify forward-looking statements. All forward-looking statements, including without limitation management’s examination of historical operating trends, are based upon our current expectations and various assumptions. Our expectations, beliefs and projections are expressed in good faith and we believe there is a reasonable basis for them. However, management’s expectations, beliefs and projections may not result or be achieved.

There are a number of risks and uncertainties that could cause our actual results to differ materially from the results referred to in the forward-looking statements contained in this prospectus. Important factors that could cause our actual results to differ materially from the results referred to in the forward-looking statements we make in this prospectus are set forth elsewhere in this prospectus, including under the heading “Risk Factors.” As stated elsewhere in this prospectus, these risks, uncertainties and other important factors include, among others:

•	competition;

•	industry trends;

•	technological developments;

•	our reliance on providers of satellite transponder capacity;

•	regulatory risks;

•	retention of key employees;

•	our international operations;

•	foreign currency exchange rates;

•	changes in demand for our services and products;

•	retention of, and claims related to, intellectual property;

•	increases in our leverage; and

•	restrictions contained in our debt agreements.

There may be other factors that may cause our actual results to differ materially from the results referred to in the forward-looking statements. All forward-looking statements attributable to us or persons acting on our behalf apply only as of the date of this prospectus and are expressly qualified in their entirety by the cautionary statements included in this prospectus. We undertake no obligation to publicly update or revise any forward-looking statement whether as a result of new information, future events or otherwise.

THE EXCHANGE OFFER

Purpose and Effect of this Exchange Offer

In connection with the offering of the Old Notes, we and the guarantors of the Old Notes entered into a registration rights agreement with the initial purchasers of the Old Notes. Under that agreement, we agreed to use commercially reasonable efforts to consummate the exchange of Old Notes for Exchange Notes within 360 days after April 13, 2006.

The registration statement of which this prospectus forms a part was filed in compliance with the obligations under this registration rights agreement. The Exchange Notes will have terms substantially identical to the Old Notes except the Exchange Notes will not contain terms with respect to transfer restrictions and registration rights and we will not be obligated to pay liquidated damages as described in the registration rights agreement.

Under the circumstances set forth below, we will use our commercially reasonable efforts to cause the SEC to declare effective a shelf registration statement with respect to the resale of the Old Notes on or prior to the date that is the later of 360 days after April 13, 2006 and 120 days from the date the obligation to file such shelf registration statement arises due to the following circumstances:

•	we are not required to file the Exchange Offer registration statement or permitted to consummate the Exchange Offer because the Exchange Offer is not permitted by applicable law or SEC policy; or

•	any holder of Old Notes notifies us prior to the 20th business day following the consummation of the Exchange Offer that (a) such holder is prohibited by law or SEC policy from participating in the Exchange Offer, (b) such holder may not resell the Exchange Notes acquired by it in the Exchange Offer to the public without delivering a prospectus and the prospectus contained in the Exchange Offer registration statement is not appropriate or available for such resales by such holder, or (c) such holder is a broker-dealer and owns Old Notes acquired directly from us or any of our affiliates.

Each holder of Old Notes that wishes to exchange such Old Notes for transferable Exchange Notes in this Exchange Offer will be required to make the following representations:

•	that it is not an “affiliate,” as defined in Rule 144 under the Securities Act, of ours;

•	that it is not engaged in, and does not intend to engage in, and has no arrangement or understanding with any person to participate in, a distribution of the Exchange Notes to be issued in the Exchange Offer; and

•	that it is acquiring the Exchange Notes in its ordinary course of business.

Resale of Exchange Notes

Based on interpretations of the SEC staff set forth in no action letters issued to unrelated third parties, we believe that Exchange Notes issued under this Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by any Exchange Note holder without compliance with the registration and prospectus delivery provisions of the Securities Act, if:

•	such holder is not an “affiliate” of ours within the meaning of Rule 144 under the Securities Act;

•	such Exchange Notes are acquired in the ordinary course of the holder’s business; and

•	the holder does not intend to participate in a distribution of such Exchange Notes.

Any holder who tenders in this Exchange Offer with the intention of participating in any manner in a distribution of the Exchange Notes:

•	cannot rely on the position of the staff of the SEC set forth in “Exxon Capital Holdings Corporation” or similar interpretive letters; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

This prospectus may be used for an offer to resell, for the resale or for other retransfer of Exchange Notes only as specifically set forth in this prospectus. With regard to broker-dealers, only broker-dealers that acquired the Old Notes as a result of market-making activities or other trading activities may participate in this Exchange Offer. Each broker-dealer that receives Exchange Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the Exchange Notes. The Notes may not be sold under state securities laws unless the shares have been registered or qualified for sale in the applicable state or an exemption from registration or qualification requirement is available. Except as required by the applicable registration rights agreement, we do not intend to register resales of the Old Notes under the Securities Act. Please read the section captioned “Plan of Distribution” for more details regarding these procedures for the transfer of Exchange Notes.

Terms of this Exchange Offer

Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept for exchange any Old Notes properly tendered and not withdrawn prior to the expiration date. We will issue a like principal amount of Exchange Notes in exchange for the principal amount of Old Notes surrendered under this Exchange Offer.

The form and terms of the Exchange Notes will be substantially identical to the form and terms of the Old Notes except the Exchange Notes will be registered under the Securities Act, will not bear legends restricting their transfer and we will not be obligated to pay liquidated damages as described in the registration rights agreement. The Exchange Notes will evidence the same debt as the Old Notes. The Exchange Notes will be issued under and entitled to the benefits of the same indenture that authorized the issuance of the Old Notes.

This Exchange Offer is not conditioned upon any minimum aggregate principal amount of Old Notes being tendered for exchange.

As of the date of this prospectus, $450.0 million aggregate principal amount of the Old Notes are outstanding. This prospectus and the letter of transmittal are being sent to all registered holders of Old Notes. There will be no fixed record date for determining registered holders of Old Notes entitled to participate in this Exchange Offer.

We intend to conduct this Exchange Offer in accordance with the provisions of the registration rights agreement, the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations of the SEC. Old Notes that are not tendered for exchange in this Exchange Offer will remain outstanding and continue to accrue interest and will be entitled to the rights and benefits such holders have under the indenture relating to the Old Notes.

We will be deemed to have accepted for exchange properly tendered Old Notes when we have given oral or written notice of the acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders for the purposes of receiving the Exchange Notes from us and delivering Exchange Notes to such holders.

Subject to the terms of the registration rights agreement, we expressly reserve the right to amend or terminate this Exchange Offer, and not to accept for exchange any Old Notes not previously accepted for exchange, upon the occurrence of any of the conditions specified below under the caption “—Certain Conditions to this Exchange Offer.”

Holders who tender Old Notes in this Exchange Offer will not be required to pay brokerage commissions or fees, or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of Old Notes. We will pay all charges and expenses, other than those transfer taxes described below, in connection with this Exchange Offer. It is important that you read the section labeled “—Fees and Expenses” below for more details regarding fees and expenses incurred in this Exchange Offer.

Expiration Date; Extensions; Amendments

This Exchange Offer will expire at 5:00 p.m., New York City time on November 29, 2006, unless in our sole discretion, we extend it. The Exchange Notes issued pursuant to this Exchange Offer will be delivered promptly following the expiration date to the holders who validly tender their Old Notes.

In order to extend this Exchange Offer, we will notify the exchange agent orally or in writing of any extension. We will notify in writing or by public announcement the registered holders of Old Notes of the extension no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date.

We reserve the right, in our sole discretion:

•	to delay accepting for exchange any Old Notes, to extend this Exchange Offer or to terminate this Exchange Offer and to refuse to accept Old Notes not previously accepted if any of the conditions set forth below under “—Certain Conditions to this Exchange Offer” have not been satisfied, by giving oral or written notice of such delay, extension or termination to the exchange agent; or

•	subject to the terms of the registration rights agreement, to amend the terms of this Exchange Offer in any manner.

Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice or public announcement thereof to the registered holders of Old Notes. If we amend this Exchange Offer in a manner that we determine to constitute a material change, including the waiver of a material condition, we will promptly disclose such amendment in a manner reasonably calculated to inform the holders of Old Notes of such amendment and will extend this Exchange Offer to the extent required by law, if necessary. Generally we must keep this Exchange Offer open for at least five business days after a material change. Pursuant to Rule 14e-1(b) under the Exchange Act, if we increase or decrease the percentage of Old Notes being sought, we will extend this Exchange Offer for at least ten business days from the date that notice of such increase or decrease is first published, sent or given by us to holders of the Old Notes. We currently do not intend to decrease the percentage of Old Notes being sought.

Without limiting the manner in which we may choose to make public announcements of any delay in acceptance, extension, termination or amendment of this Exchange Offer, we shall have no obligation to publish, advertise, or otherwise communicate any such public announcement, other than by issuing a timely press release to a financial news service.

Certain Conditions to this Exchange Offer

Despite any other term of this Exchange Offer, we will not be required to accept for exchange, or exchange any Exchange Notes for, any Old Notes, and we may terminate this Exchange Offer as provided in this prospectus before accepting any Old Notes for exchange if in our reasonable judgment:

•	the Exchange Notes to be received will not be tradable by the holder without restriction under the Securities Act or the Exchange Act and without material restrictions under the blue sky or securities laws of substantially all of the states of the United States;

•	this Exchange Offer, or the making of any exchange by a holder of Old Notes, would violate applicable law or any applicable interpretation of the staff of the SEC; or

•	any action or proceeding has been instituted or threatened in any court or by or before any governmental agency with respect to this Exchange Offer that, in our judgment, would reasonably be expected to impair our ability to proceed with this Exchange Offer.

In addition, we will not be obligated to accept for exchange the Old Notes of any holder that prior to the expiration of the Exchange Offer has not made:

•	the representations described under “—Purpose and Effect of this Exchange Offer”, “—Procedures for Tendering” and “Plan of Distribution,” and

•	such other representations as may be reasonably necessary under applicable SEC rules, regulations or interpretations to make available to us an appropriate form for registration of the Exchange Notes under the Securities Act.

We expressly reserve the right, at any time or at various times on or prior to the scheduled expiration date of the Exchange Offer, to extend the period of time during which this Exchange Offer is open. Consequently, we may delay acceptance of any Old Notes by giving oral or written notice of such extension of the expiration date to the registered holders of the Old Notes in accordance with the notice procedures described in the following paragraph. During any such extensions, all Old Notes previously tendered will remain subject to this Exchange Offer, and we may accept them for exchange unless they have been previously withdrawn. We will return any Old Notes that we do not accept for exchange for any reason without expense to their tendering holder promptly after the expiration or termination of this Exchange Offer.

We expressly reserve the right to amend or terminate this Exchange Offer on or prior to the scheduled expiration date of the Exchange Offer, and to reject for exchange any Old Notes not previously accepted for exchange, upon the occurrence of any of the conditions of this Exchange Offer specified above. We will give oral or written notice or public announcement of any extension, amendment, non-acceptance or termination to the registered holders of the Old Notes as promptly as practicable. In the case of any extension, such notice will be issued no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date.

These conditions are for our sole benefit and we may, in our sole discretion, assert them regardless of the circumstances that may give rise to them or waive them in whole or in part at any time or at various times except that all conditions to this Exchange Offer, other than those described in the first sentence of this section, must be satisfied or waived by us at or before the expiration of this Exchange Offer. If we waive any of these conditions to the Exchange Offer, we expect that such waiver will apply equally to all holders of the Old Notes tendered in the Exchange Offer. If we fail to exercise any of the foregoing rights, that failure in itself will not constitute a waiver of such right. Each such right will be deemed an ongoing right that we may assert at any time or at various times except that all conditions to this Exchange Offer, other than those described in the first sentence of this section, must be satisfied or waived by us at or before the expiration of this Exchange Offer. There are no dissenters’ rights of appraisal under Delaware law applicable to this Exchange Offer.

In addition, we will not accept for exchange any Old Notes tendered, and will not issue Exchange Notes in exchange for any such Old Notes, if at such time any stop order will be threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act of 1939.

Procedures for Tendering

Only a holder of Old Notes may tender such Old Notes in this Exchange Offer. To tender in this Exchange Offer, a holder must:

•	complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal; have the signature on the letter of transmittal guaranteed if the letter of transmittal so requires; and mail or deliver such letter of transmittal or facsimile to the exchange agent prior to the expiration date; or

•	comply with DTC’s Automated Tender Offer Program procedures described below.

In addition, either:

•	the exchange agent must receive Old Notes along with the letter of transmittal; or

•	the exchange agent must receive, prior to the expiration date, a timely confirmation of book-entry transfer of such Old Notes into the exchange agent’s account at DTC according to the procedures for book-entry transfer described below or a properly transmitted agent’s message; or

•	the holder must comply with the guaranteed delivery procedures described below.

To be tendered effectively, the exchange agent must receive any physical delivery of the letter of transmittal and other required documents at the address set forth below under “—Exchange Agent” prior to the expiration date.

The tender by a holder that is not withdrawn prior to the expiration date will constitute an agreement between such holder and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal.

The method of delivery of Old Notes, the letter of transmittal and all other required documents to the exchange agent is at the holder’s election and risk. Rather than mail these items, we recommend that holders use an overnight or hand delivery service. In all cases, holders should allow sufficient time to assure delivery to the exchange agent before the expiration date. Holders should not send us the letter of transmittal or Old Notes. Holders may request their respective brokers, dealers, commercial banks, trust companies or other nominees to effect the above transactions for them.

Any beneficial owner whose Old Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct it to tender on the owners’ behalf. If such beneficial owner wishes to tender on its own behalf, it must, prior to completing and executing the letter of transmittal and delivering its Old Notes, either:

•	make appropriate arrangements to register ownership of the Old Notes in such owner’s name; or

•	obtain a properly completed bond power from the registered holder of Old Notes.

The transfer of registered ownership may take considerable time and may not be completed prior to the expiration date.

Signatures on a letter of transmittal or a notice of withdrawal described below must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or another “eligible institution” within the meaning of Rule 17Ad-15 under the Exchange Act, unless the Old Notes tendered pursuant thereto are tendered:

•	by a registered holder who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal; or

•	for the account of an eligible institution.

If the letter of transmittal is signed by a person other than the registered holder of any Old Notes, such Old Notes must be endorsed or accompanied by a properly completed bond power. The bond power must be signed by the registered holder as the registered holder’s name appears on the Old Notes and an eligible institution must guarantee the signature on the bond power.

If the letter of transmittal or any Old Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing. Unless waived by us, they should also submit evidence satisfactory to us of their authority to deliver the letter of transmittal.

The exchange agent and DTC have confirmed that any financial institution that is a participant in DTC’s system may use DTC’s Automated Tender Offer program to tender. Participants in the program may, instead of physically completing and signing the letter of transmittal and delivering it to the exchange agent, transmit their acceptance of this Exchange Offer electronically. They may do so by causing DTC to transfer the Old Notes to the exchange agent in accordance with its procedures for transfer. DTC will then send an agent’s message to the exchange agent. The term “agent’s message” means a message transmitted by DTC, received by the exchange agent and forming part of the book-entry confirmation, to the effect that:

•	DTC has received an express acknowledgment from a participant in its Automated Tender Offer Program that is tendering Old Notes that are the subject of such book-entry confirmation;

•	such participant has received and agrees to be bound by the terms of the letter of transmittal (or, in the case of an agent’s message relating to guaranteed delivery, that such participant has received and agrees to be bound by the applicable notice of guaranteed delivery); and

•	the agreement may be enforced against such participant.

We will determine in our sole discretion all questions as to the validity, form, eligibility (including time of receipt), acceptance of tendered Old Notes and withdrawal of tendered Old Notes. Our determination will be final and binding. We reserve the absolute right to reject any Old Notes not properly tendered or any Old Notes the acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular Old Notes. Our interpretation of the terms and conditions of this Exchange Offer (including the instructions in the letter of transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Notes must be cured within such time as we shall determine. Although we intend to notify holders of defects or irregularities with respect to tenders of Old Notes, neither we, the exchange agent nor any other person will incur any liability for failure to give such notification. Tenders of Old Notes will not be deemed made until such defects or irregularities have been cured or waived. Any Old Notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned to the exchange agent without cost to the tendering holder, unless otherwise provided in the letter of transmittal, promptly following the expiration date.

In all cases, we will issue Exchange Notes for Old Notes that we have accepted for exchange under this Exchange Offer only after the exchange agent timely receives:

•	Old Notes or a timely book-entry confirmation of such Old Notes into the exchange agent’s account at DTC; and

•	a properly completed and duly executed letter of transmittal and all other required documents or a properly transmitted agent’s message.

By signing the letter of transmittal, each tendering holder of Old Notes will represent that, among other things:

•	that it is not an “affiliate,” as defined in Rule 144 under the Securities Act, of ours;

•	that it is not engaged in, and does not intend to engage in, and has no arrangement or understanding with any person to participate in, a distribution of the Exchange Notes to be issued in the Exchange Offer; and

•	that it is acquiring the Exchange Notes in its ordinary course of business.

Book-Entry Transfer

The exchange agent will make a request to establish an account with respect to the Old Notes at DTC for purposes of this Exchange Offer promptly after the date of this prospectus; and any financial institution participating in DTC’s system may make book-entry delivery of Old Notes by causing DTC to transfer such Old Notes into the exchange agent’s account at DTC in accordance with DTC’s procedures for transfer. Holders of Old Notes who are unable to deliver confirmation of the book-entry tender of their Old Notes into the exchange agent’s account at DTC or all other documents of transmittal to the exchange agent on or prior to the expiration date must tender their Old Notes according to the guaranteed delivery procedures described below.

Guaranteed Delivery Procedures

Holders wishing to tender their Old Notes but whose Old Notes are not immediately available or who cannot deliver their Old Notes, the letter of transmittal or any other required documents to the exchange agent or comply with the applicable procedures under DTC’s Automated Tender Offer Program prior to the expiration date may tender if:

•	the tender is made through an eligible institution;

•	prior to the expiration date, the exchange agent receives from such eligible institution either a properly completed and duly executed notice of guaranteed delivery by facsimile transmission, mail or hand delivery or a properly transmitted agent’s message and notice of guaranteed delivery:

•	setting forth the name and address of the holder, the registered number(s) of such Old Notes and the principal amount of Old Notes tendered;

•	stating that the tender is being made thereby; and

•	guaranteeing that, within three (3) New York Stock Exchange trading days after the expiration date, the letter of transmittal or facsimile thereof together with the Old Notes or a book-entry confirmation, and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

•	the exchange agent receives such properly completed and executed letter of transmittal or facsimile thereof, as well as all tendered Old Notes in proper form for transfer or a book-entry confirmation, and all other documents required by the letter of transmittal, within three (3) New York Stock Exchange trading days after the expiration date.

Upon request to the exchange agent, a notice of guaranteed delivery will be sent to holders who wish to tender their Old Notes according to the guaranteed delivery procedures set forth above.

Withdrawal of Tenders

Except as otherwise provided in this prospectus, holders of Old Notes may withdraw their tenders at any time prior to the expiration date.

For a withdrawal to be effective:

•	the exchange agent must receive a written notice, which notice may be by telegram, telex, facsimile transmission or letter of withdrawal at one of the addresses set forth below under “—Exchange Agent,” or

•	holders must comply with the appropriate procedures of DTC’s Automated Tender Offer Program system.

Any such notice of withdrawal must:

•	specify the name of the person who tendered the Old Notes to be withdrawn;

•	identify the Old Notes to be withdrawn, including the principal amount of such Old Notes; and

•	where certificates for Old Notes have been transmitted, specify the name in which such Old Notes were registered, if different from that of the withdrawing holder.

If certificates for Old Notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of such certificates, the withdrawing holder must also submit:

•	the serial numbers of the particular certificates to be withdrawn; and

•	a signed notice of withdrawal with signatures guaranteed by an eligible institution unless such holder is an eligible institution.

If Old Notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Old Notes and otherwise comply with the procedures of such facility. We will determine all questions as to the validity, form and eligibility, including time of receipt, of such notices, and our determination shall be final and binding on all parties. We will deem any Old Notes so withdrawn not to have validity tendered for exchange for purposes of this Exchange Offer. Any Old Notes that have been tendered for exchange but that are not exchanged for any reason will be returned to their holder without cost to the holder (or, in the case of Old Notes tendered by book-entry transfer into the exchange agent’s account at DTC according to the procedures described above, such Old Notes will be credited to an account maintained with DTC for Old Notes) as soon as practicable after withdrawal, rejection of tender or termination of this Exchange Offer. Properly withdrawn Old Notes may be retendered by following one of the procedures described under “—Procedures for Tendering” above at any time on or prior to the expiration date.

Exchange Agent

Wells Fargo Bank, National Association has been appointed as exchange agent for this Exchange Offer. You should direct questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for the notice of guaranteed delivery to the exchange agent addressed as follows:

By registered mail or certified mail:	By regular mail or overnight courier:	By Hand:
Wells Fargo Bank, N.A. Corporate Trust Operations MAC N9303-121 P.O. Box 1517 Minneapolis, MN 55480-1517	Wells Fargo Bank, N.A. Corporate Trust Operations MAC N9303-121 Sixth & Marquette Avenue Minneapolis, MN 55479	Wells Fargo Bank, N.A. Corporate Trust Services 608 Second Avenue South Northstar East Building—12th floor Minneapolis, MN 55402

Facsimile (eligible institutions only): (612) 667-6282

Telephone Inquiries: (800) 344-5128

Delivery of the letter of transmittal to an address other than as set forth above or transmission via facsimile other than as set forth above does not constitute a valid delivery of such letter of transmittal.

Fees and Expenses

We will bear the expenses of soliciting tenders. The principal solicitation is being made by mail; however, we may make additional solicitations by telegraph, telephone or in person by our officers and regular employees and those of our affiliates.

We have not retained any dealer-manager in connection with this Exchange Offer and will not make any payments to broker-dealers or others soliciting acceptances of this Exchange Offer. We will, however, pay the exchange agent reasonable and customary fees for its services and reimburse it for its related reasonable out-of-pocket expenses.

Our expenses in connection with this Exchange Offer include:

•	SEC registration fees;

•	fees and expenses of the exchange agent and trustee;

•	accounting and legal fees and printing costs; and

•	related fees and expenses.

Transfer Taxes

We will pay all transfer taxes, if any, applicable to the exchange of Old Notes under this Exchange Offer. The tendering holder, however, will be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if:

•	certificates representing Old Notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of Old Notes tendered;

•	tendered Old Notes are registered in the name of any person other than the person signing the letter of transmittal; or

•	a transfer tax is imposed for any reason other than the exchange of Old Notes under this Exchange Offer.

If satisfactory evidence of payment of such taxes is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed to that tendering holder.

Holders who tender their Old Notes for exchange will not be required to pay any transfer taxes. However, holders who instruct us to register Exchange Notes in the name of, or request that Old Notes not tendered or not accepted in this Exchange Offer be returned to, a person other than the registered tendering holder will be required to pay any applicable transfer tax.

Consequences of Failure to Exchange

Holders of Old Notes who do not exchange their Old Notes for Exchange Notes under this Exchange Offer will remain subject to the restrictions on transfer of such Old Notes:

•	as set forth in the legend printed on the Notes as a consequence of the issuance of the Old Notes pursuant to the exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws; and

•	otherwise as set forth in the applicable offering circular distributed in connection with the private offering of the Old Notes.

In general, you may not offer or sell the Old Notes unless they are registered under the Securities Act, or if the offer or sale is exempt from registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreement, we do not intend to register resales of the Old Notes under the Securities Act. Based on interpretations of the SEC staff, Exchange Notes issued pursuant to this Exchange Offer may be offered for resale, resold or otherwise transferred by their holders, other than any such holder that is our “affiliate” within the meaning of Rule 144 under the Securities Act, without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the holders acquired the Exchange Notes in the ordinary course of the holders’ business and the holders have no arrangement or understanding with respect to a distribution of the Exchange Notes to be acquired in this Exchange Offer. Any holder who tenders in this Exchange Offer for the purpose of participating in a distribution of the Exchange Notes:

•	could not rely on the applicable interpretations of the SEC; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

Accounting Treatment

We will record the Exchange Notes in our accounting records at the same carrying value as the Old Notes, as reflected in our accounting records on the date of exchange. Accordingly, we will not recognize any gain or loss for accounting purposes in connection with this Exchange Offer. We will capitalize the expenses of this Exchange Offer as deferred financing costs and expense these costs over the life of the Exchange Notes.

Other

Participation in this Exchange Offer is voluntary, and you should carefully consider whether to accept. You are urged to consult your financial and tax advisors in making your own decision on what action to take.

We may in the future seek to acquire untendered Old Notes in the open market or privately negotiated transactions, through subsequent Exchange Offers or otherwise. We have no present plans to acquire any Old Notes that are not tendered in this Exchange Offer or to file a registration statement to permit resales of any untendered Old Notes.

THE TRANSACTIONS

As used in this prospectus, the term “Transactions” means, collectively, the April 2005 Acquisition, the January 2006 Acquisition, the offering of the Old Notes and the application of the proceeds therefrom. The April 2005 Acquisition and the January 2006 Acquisition are both described below.

The April 2005 Acquisition

On April 22, 2005, SkyTerra completed the acquisition of 50% of our Class A membership interests from DTV Network Systems, Inc., a wholly owned subsidiary of DIRECTV, for $50.0 million in cash and 300,000 shares of SkyTerra’s common stock. The acquisition occurred pursuant to a contribution and membership interest purchase agreement, or contribution agreement, among us, SkyTerra, DIRECTV and DTV Network Systems, Inc., dated December 3, 2004, as amended. Immediately prior to the acquisition, DTV Network Systems, Inc. contributed to us substantially all of the assets and certain liabilities of its very small aperture terminal, mobile satellite and terrestrial microwave business, as well as certain portions of its SPACEWAY Ka-band satellite communications platform. This includes the SPACEWAY 3 satellite which is currently being manufactured by The Boeing Company, or Boeing, certain network operations center facilities, certain other ground facilities and equipment and intellectual property rights as well as rights to purchase an additional SPACEWAY satellite to be manufactured by Boeing in the future. The transaction did not include rights to the first two satellites designed for the SPACEWAY program which have been redeployed to support DIRECTV’s direct-to-home satellite broadcasting business. DIRECTV retained the SPACEWAY 1 and 2 satellites for use in its direct-to-home video entertainment business, and we have entered into a reciprocal agreement with DIRECTV whereby each party provides certain technical assistance services to the other in connection with the operation of their respective satellites. See “Certain Relationships and Related Transactions—Ancillary Agreements to the Contribution Agreement—SPACEWAY Services Agreement.” These transactions are collectively referred to in this prospectus as the “April 2005 Acquisition.”

In connection with the closing of the April 2005 Acquisition, the parties to the contribution agreement entered into agreements governing certain relationships between and among the parties after the closing of the April 2005 Acquisition. These agreements include a limited liability company agreement, an investor rights agreement, a transition services agreement, a DIRECWAY advertising agreement, a SPACEWAY services agreement, an intellectual property agreement, a management services agreement and a non-competition agreement. For a more detailed description of these agreements, see “Certain Relationships and Related Transactions—Ancillary Agreements to the Contribution Agreement” and “Certain Relationships and Related Transactions—Relationship with DIRECTV.”

The January 2006 Acquisition

Hughes Communications acquired 100% of our Class A membership interests pursuant to two transactions on December 31, 2005 and January 1, 2006, respectively. On December 31, 2005, Hughes Communications acquired a 50% Class A membership interest from SkyTerra pursuant to a separation agreement under which SkyTerra contributed to Hughes Communications certain of SkyTerra’s assets and liabilities, including the 50% Class A membership interest in our company owned at that time by SkyTerra. On January 1, 2006, Hughes Communications acquired the remaining 50% of our Class A membership interests from DTV Network Systems, Inc. for $100.0 million in cash. These transactions are collectively referred to in this prospectus as the “January 2006 Acquisition.”

In connection with the closing of the January 2006 Acquisition, the parties to the membership interest purchase agreement entered into agreements governing certain relationships between and among the parties after the closing. Such agreements include the modification and/or termination of certain prior agreements between and among the parties, including:

•	amending certain provisions of SkyTerra’s original purchase agreement with our company and DTV Network Systems, Inc. to accelerate the expiration of certain representations and warranties made by DTV Network Systems, Inc. in connection with that agreement;

•	terminating an investor rights agreement in connection with that original purchase agreement pursuant to which, among other covenants, SkyTerra and DTV Network Systems, Inc. agreed to limit the transferability of the Class A membership interests and we granted SkyTerra and DTV Network Systems, Inc. public offering registration rights; and

•	amending the advertising and marketing support agreement, pursuant to which affiliates of DTV Network Systems, Inc. provided us with discounted advertising costs for our DIRECWAY (now HughesNet) services.

The separation agreement provides that our parent, Hughes Communications, will indemnify SkyTerra and its affiliates against potential losses based on, arising out of or resulting from:

•	the ownership or the operation of the assets or properties transferred to Hughes Communications under the separation agreement, and the operation or conduct of the business of, including contracts entered into and any activities engaged in by, Hughes Communications, whether in the past or future;

•	any other activities Hughes Communications engages in;

•	any guaranty or keepwell of or by SkyTerra provided to any parties with respect to any of Hughes Communications’ actual or contingent obligations;

•	certain claims for violations of federal securities laws that could arise out of or relate to the business of SkyTerra, provided that any claims based on this indemnity are initiated prior to one year following a change of control of SkyTerra and that Hughes Communications is not indemnifying SkyTerra in respect of matters in respect of which it has expressly indemnified Hughes Communications or for violations which result from information provided to SkyTerra by the MSV Joint Venture or TerreStar;

•	any breach by Hughes Communications of the separation agreement or any other agreement between Hughes Communications and SkyTerra;

•	any failure by Hughes Communications to honor any of the liabilities assumed by Hughes Communications under the separation agreement; or

•	other matters described in the separation agreement.

The Hughes Communications/SkyTerra Separation

On February 21, 2006, SkyTerra and our parent, Hughes Communications, separated into two publicly owned companies when SkyTerra, which then owned all of the outstanding shares of Hughes Communications common stock, distributed those shares to each holder of SkyTerra’s common, non-voting common and preferred stock and its Series 1-A and 2-A warrants. Following the distribution, SkyTerra no longer owns any Hughes Communications stock and accordingly no longer has an equity interest in our company. Hughes Communications is now a separate publicly-owned company (NASDAQ:HUGH) operating the businesses transferred to it under the December 31, 2005 separation agreement. As a result of the distribution, Apollo, the controlling stockholder of SkyTerra, became the controlling stockholder of Hughes Communications.

The Hughes Communications Rights Offering

Immediately following the distribution by SkyTerra of Hughes Communications’ common stock in the spin-off, Hughes Communications distributed at no charge to the holders of its common stock non-transferable subscription rights to purchase up to an aggregate of 7,843,141 shares of Hughes Communications’ common stock at a cash subscription price of $12.75 per share. In total, approximately 97.4% of the rights were subscribed for as a result of the basic subscription privilege, with the remainder sold to shareholders exercising their oversubscription privileges. As a result of the rights offering which closed on March 17, 2006, Apollo invested an additional $68.4 million in Hughes Communications and , as of September 14, 2006, owned approximately 66.0% of Hughes Communications’ common stock. In addition, other existing stockholders invested an additional $31.6 million and, as of September 14, 2006, owned approximately 34.0% of Hughes Communications common stock.

Repayment of Term Loans and Amendment of Revolving Credit Facility

We used the majority of the proceeds from the sale of the Old Notes to repay our then existing term loans, plus accrued interest. In connection with the sale of the Old Notes, we amended certain covenants and pricing terms of our $50.0 million revolving credit facility pursuant to an amendment and restatement of the credit agreement governing this credit facility.

USE OF PROCEEDS

We will not receive any cash proceeds from the issuance of the Exchange Notes. In consideration for issuing the Exchange Notes as contemplated in this prospectus, we will receive in exchange Old Notes in like principal amount, which will be canceled and as such will not result in any increase in our indebtedness. The proceeds from the issuance of the Old Notes were used as follows:

•	to pay all $325.0 million principal amount of our then existing term loans, plus accrued interest and an early termination fee;

•	to pay approximately $11.2 million in fees and expenses associated with the issuance of the Old Notes; and

•	for general corporate purposes, including our SPACEWAY program.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and consolidated capitalization as of June 30, 2006. You should read this table in conjunction with “Selected Historical Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and the related notes included elsewhere in this prospectus.

(Dollars in thousands)	June 30, 2006
Cash and cash equivalents	$141,171

Short and long-term obligations:
Revolving credit facility (1)	$—
Old Notes	450,000
VSAT hardware financing (2)	39,341
Hughes Communications India Limited debt (3)	5,294

Total debt	494,635

Equity	175,969

Total capitalization	$670,604

(1)	As of June 30, 2006, we had $35.6 million of available borrowings under our revolving credit facility, after giving effect to $14.4 million of outstanding letters of credit.
(2)	VSAT hardware financing represents equipment financing arrangements relating to VSAT operating lease hardware. Of the amount reflected above, $22.2 million is short-term and due by June 30, 2007. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Factors Affecting Our Results of Operations—Customer Equipment Financing Arrangements.”
(3)	Represents revolving bank borrowings and term loans of Hughes Communications India Limited funded by local banks in India in Indian Rupees.

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

The following unaudited pro forma consolidated financial information has been derived by application of pro forma adjustments to our and our predecessor’s audited and unaudited historical financial statements included elsewhere in this prospectus. The unaudited pro forma consolidated statement of operations for the year ended December 31, 2005 gives effect to the Transactions as if such events had occurred on January 1, 2005. The unaudited pro forma consolidated statement of operations for the six months ended June 30, 2006 gives effect to the issuance of the Old Notes, and application of the net proceeds therefrom, as if it had occurred on January 1, 2006. Assumptions underlying the pro forma adjustments are described in the accompanying notes, which should be read in conjunction with this unaudited pro forma consolidated financial information.

The unaudited pro forma consolidated financial information does not give effect to any of the adjustments to our pro forma Adjusted EBITDA, each referred to in footnote (10) under “Summary—Summary Historical and Pro Forma Financial Data.” See “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

The pro forma financial data are presented for informational purposes only and do not purport to represent what our results of operations would actually have been if the Transactions had occurred on the dates indicated nor do they purport to project our results of operations for any future period.

You should read our unaudited pro forma consolidated financial information and related notes thereto in conjunction with “The Transactions,” “Selected Historical Financial Data,” “Use of Proceeds,” “Capitalization,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited historical financial statements and the accompanying notes thereto included elsewhere in this prospectus.

Unaudited Pro Forma Consolidated Statement of Operations for the Year Ended December 31, 2005

(Dollars in thousands)	Combined Consolidated Predecessor January 1- April 22, 2005	Consolidated Successor April 23- December 31, 2005	Subtotal	April 2005 Acquisition and January 2006 Acquisition Adjustments		Pro forma for April 2005 Acquisition and January 2006 Acquisition	Offering adjustments		Pro forma for the Transactions
Revenue
Services	$121,917	$303,467	$425,384	$—		$425,384	$—		$425,384
Hardware sales	101,524	280,001	381,525	—		381,525	—		381,525

Total revenues	223,441	583,468	806,909	—		806,909	—		806,909

Operating costs and expenses
Cost of services	88,092	209,226	297,318	(380 (2,377	)(1) )(2)	294,561	—		294,561
Cost of hardware products sold	86,467	206,431	292,898	(537 (9,801 160	)(1) )(2) (3)	282,720	—		282,720
Research and development	18,194	19,102	37,296	(841 (151	)(1) )(2)	36,304	—		36,304
Sales and marketing	27,108	47,077	74,185	(108 (94	)(1) )(2)	73,983	—		73,983
General and administrative	23,034	33,581	56,615	(497 (372 310 (1,469	)(1) )(2) (4) )(5)	54,587	—		54,587
Restructuring costs	1,625	1,443	3,068	—		3,068	—		3,068
Amortization of intangibles	—	—	—	4,529	(2)	4,529	—		4,529

Total operating costs and expenses	244,520	516,860	761,380	(11,628)		749,752	—		749,752

Operating income (loss) from continuing operations	(21,079)	66,608	45,529	11,628		57,157	—		57,157
Interest expense	(1,631)	(22,744)	(24,375)	1,847 78	(6) (7)	(22,450)	$(44,156 18,650	)(8) (8)	(47,956)
Other income	187	2,707	2,894	—		2,894	—		2,894

Net income (loss)	$(22,523)	$46,571	$24,048	$13,553		$37,601	$(25,506)		$12,095

(1)	Adjustment reflects elimination of rent and certain other direct costs associated with facilities that were retained by DIRECTV following the April 2005 Acquisition.
(2)	Adjustment reflects the decrease in depreciation and amortization expense which resulted from the application of purchase accounting in connection with the January 2006 Acquisition based on our current estimates of the impact of applying the rules of purchase accounting contained in Statement of Financial Accounting Standards No. 141, “Business Combinations,” in connection with the January 2006 Acquisition. See note 5 in the unaudited financial statements for the six months ended June 30, 2006 included elsewhere in this prospectus.
(3)	Prior to the April 2005 Acquisition, DIRECTV issued letters of credit to support certain of our contractual obligations. Following the April 2005 Acquisition, we replaced certain of these letters of credit with new letters of credit issued under our revolving credit facility. The adjustment reflects the incremental fees related to letters of credit issued under our revolving credit facility. As these letters of credit primarily support certain property and equipment used in the production of our hardware, the fees associated with the letters of credit have been classified as cost of hardware products sold.
(4)	After the April 2005 Acquisition, we agreed to pay SkyTerra a management fee of $1.0 million annually. This adjustment reflects the incremental fees related to this management fee not recorded for the period prior to the April 2005 Acquisition. The agreement which provided for this management fee was terminated upon consummation of the January 2006 Acquisition.
(5)	Adjustment reflects elimination of legal and other advisory fees incurred in connection with contemplated offerings of senior debt securities to fund, in part, the purchase of assets from DTV Network Systems, Inc.
(6)	Adjustment reflects an excess of the fair value of certain of our VSAT hardware financing arrangements over the carrying value of such arrangements. The incremental carrying amount of short-term borrowings and long-term debt will be reduced over the remaining life of the financing arrangements by a portion of each payment to the lender.
(7)	Adjustment reflects elimination of interest expense relating to debt that was repaid by DIRECTV in connection with the April 2005 Acquisition.
(8)	Adjustment reflects the recognition of interest expense related to the Old Notes and related amortization of deferred financing costs and the elimination of interest expense related to term loans repaid with the proceeds of the offering of the Old Notes and related amortization of deferred financing costs.

Unaudited Pro Forma Consolidated Statement of Operations for the Six Months Ended June 30, 2006

(Dollars in thousands)	Six months ended June 30, 2006	Offering adjustments		Pro forma for the issuance of the Old Notes
Revenue
Services	$212,802	$—		$212,802
Hardware sales	192,493	—		192,493

Total revenues	405,295	—		405,295

Operating costs and expenses
Cost of services	147,324	—		147,324
Cost of hardware products sold	163,018	—		163,018
Research and development	14,246	—		14,246
Sales and marketing	39,837	—		39,837
General and administrative	25,934	—		25,934
Amortization of intangibles	2,265	—		2,265

Total operating costs and expenses	392,624	—		392,624

Operating income	12,671	—		12,671
Interest expense	(19,740)	$(20,166 17,740	)(1) (1)	(22,166)
Other income, net	2,835	—		2,835

Net loss	$(4,234)	$(2,426)		$(6,660)

(1)	Adjustment reflects the recognition of interest expense related to the Old Notes and related amortization of deferred financing costs as if the Old Notes had been issued on January 1, 2006, and the elimination of interest expense related to term loans repaid with the proceeds of the offering of the Old Notes.

SELECTED HISTORICAL FINANCIAL DATA

Set forth below is our selected historical financial data. The selected historical statement of operations data for the years ended December 31, 2003 through 2005 and the selected historical balance sheet data as of December 31, 2004 and 2005 set forth below are derived from our audited financial statements and the notes thereto included elsewhere in this prospectus. The selected historical statement of operations data for the year ended December 31, 2002 and the selected historical balance sheet data as of December 31, 2002 and 2003 set forth below are derived from our audited financial statements and the notes thereto not included elsewhere in this prospectus. The selected historical balance sheet data as of December 31, 2001 set forth below are derived from our unaudited financial information not included elsewhere in this prospectus. The selected historical consolidated statement of operations data for the six months ended June 30, 2005 and 2006 and the selected historical balance sheet data as of June 30, 2006 are derived from our unaudited financial statements included elsewhere in this prospectus and, in the opinion of management, include all adjustments (consisting only of normal recurring accruals) necessary for a fair presentation of the financial position and results of operations as of the dates and for the periods indicated. The results for periods of less than a full year are not necessarily indicative of the results to be expected for any interim period or for a full year. You should read this in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited and unaudited financial statements and notes thereto included elsewhere in this prospectus.

The statement of operations data set forth below does not include selected historical statement of operations data for the year ended December 31, 2001. A combination of factors result in our inability to provide the 2001 selected historical statement of operations, including revenue, information without unreasonable effort and expense. These factors are: (1) a statement of operations of the Predecessor for 2001 was not prepared and does not exist, (2) the Predecessor replaced its accounting system during 2001 and information in the Predecessor’s prior accounting system is not readily available and could not be restored without unreasonable effort or expense, and (3) in order to prepare a 2001 statement of operations for the Predecessor, we would need to obtain certain financial information from the Predecessor’s former parent company, The DIRECTV Group, Inc., and it would be impractical to obtain such information. We believe that the omission of the selected statement of operations data for 2001 would not have a material impact on a reader’s understanding of our financial results and related trends.

	Historical
	Year ended December 31,					Six months ended June 30,
(Dollars in thousands)	2001	2002	2003	2004	2005	2005	2006
Statement of operations data:
Revenues:
Services		$313,672	$328,989	$383,519	$425,384	$203,549	$212,802
Hardware sales (1)(2)		409,469	422,159	405,831	381,525	174,611	192,493

Total revenues		723,141	751,148	789,350	806,909	378,160	405,295

Operating costs and expenses:
Cost of services		287,876	299,796	290,365	297,318	144,108	147,324
Cost of hardware products sold (2)		378,394	389,513	338,650	292,898	139,630	163,018
Research and development		40,041	34,073	55,694	37,296	24,251	14,246
Sales and marketing		89,910	75,420	72,564	74,185	39,545	39,837
General and administrative		89,955	89,887	85,538	56,615	33,013	25,934
Restructuring costs (3)		10,336	4,113	10,993	3,068	1,625	—
Amortization of intangibles		—	—	—	—	—	2,265
SPACEWAY impairment provision (4)		—	—	1,217,745	—	—	—
Asset impairment provision (5)		—	—	150,300	—	—	—

Total operating costs and expenses		896,512	892,802	2,221,849	761,380	382,172	392,624

Operating income (loss)		(173,371)	(141,654)	(1,432,499)	45,529	(4,012)	12,671
Interest expense (2)		(8,726)	(12,197)	(7,466)	(24,375)	(6,605)	(19,740)
Other income (expense), net (6)		(10,077)	(3,175)	6,481	2,894	389	2,835

Income (loss) before cumulative effect of accounting change		(192,174)	(157,026)	(1,433,484)	24,048	(10,228)	(4,234)
Cumulative effect of accounting change (7)		(15,968)	—	—	—	—	—

Net income (loss)		$(208,142)	$(157,026)	$(1,433,484)	$24,048	$(10,228)	$(4,234)

	Historical
	Year ended December 31,					Six months ended June 30,
(Dollars in thousands)	2001	2002	2003	2004	2005	2005	2006
Balance sheet data:
Cash and cash equivalents	$62,283	$71,180	$41,965	$14,807	$113,267	$130,507	$141,171
Working capital (8)	207,775	256,249	155,740	72,893	219,487	247,701	287,467
Total assets	2,010,803	2,326,360	2,316,940	586,884	756,524	725,538	856,056
Total debt	183,312	197,429	135,132	90,222	372,022	395,779	494,635
Total equity	1,507,181	1,898,342	1,947,056	261,498	164,592	139,197	175,969

Statement of cash flows data:
Net cash provided by (used in) operating activities		$(134,041)	$50,572	$87,736	$40,756	$(37,595)	$21,464
Net cash used in investing activities		(465,959)	(216,819)	(122,819)	(108,647)	(32,633)	(93,609)
Net cash provided by financing activities		607,254	135,795	7,060	163,506	188,975	99,945

(1)	Includes hardware sales totaling $55.3 million, $55.8 million, $58.0 million, $55.4 million, $25.1 million and $21.7 million, representing annual revenues under VSAT hardware operating leases with customers which are funded by third-party financial institution and for which we have retained a financial obligation to the financial institutions, for the years ended December 31, 2002, 2003, 2004 and 2005 and the six months ended June 30, 2005 and 2006, respectively. For a description of our customer equipment financing arrangements and the impact on our financial statements, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Factors Affecting Our Results of Operations—Customer Equipment Financing Arrangements.”
(2)	For a description of our customer equipment financing arrangements and the impact on our financial statements, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Factors Affecting Our Results of Operations—Customer Equipment Financing Arrangements.”
(3)	Restructuring costs represent employee headcount reductions, facilities closings, and other infrastructure-related costs. These restructuring activities relate principally to our domestic operations and primarily consist of cost reduction and downsizing actions intended to respond to market conditions in the principal markets served by us. Additionally, in 2004, the realignment of the SPACEWAY program in the third quarter of 2004 contributed to the need for additional downsizing activities and in 2005 the decision to close one of our network operations centers related to SPACEWAY resulted in charges for the cancellation of equipment leases and other costs.
(4)	In the third quarter of 2004, DIRECTV determined that it would no longer continue to pursue the business plan of the SPACEWAY program as it was originally contemplated and that two of the SPACEWAY satellites and certain support equipment would be transferred to an affiliated company. These decisions triggered the need to perform an asset impairment analysis on the carrying amount of the SPACEWAY assets since the ultimate use of these assets differed from their original intended purpose. The impairment provision reflected the result of the impairment analysis and represented the excess of the previously capitalized costs over the fair values as determined by the analysis.
(5)	As a result of the April 2005 Acquisition, we performed an impairment analysis on the carrying value of our net assets. Based on the purchase price for the assets in the April 2005 Acquisition, we determined that the fair value of our net assets was $150.3 million less than the carrying amount of our net assets at the date of the contribution agreement. Accordingly, we recognized an impairment provision in the fourth quarter of 2004 relating to the excess of the carrying amount of our net assets over their fair value.
(6)	Other income (expense), net consists of the following:

	Historical
	Year ended December 31,				Six months ended June 30,
(Dollars in thousands)	2002	2003	2004	2005	2005	2006
Equity in earnings (losses) of affiliates (a)	$(7,773)	$(1,298)	$—	$57	$82	$54
Minority interests’ share of subsidiary (earnings) losses (b)	(358)	(678)	(64)	597	92	(54)
Interest income	1,171	1,000	772	2,915	649	3,342
Gain on sale of real estate	—	—	5,805	—	—	—
Income tax expense	(3,117)	(2,199)	(32)	(873)	(434)	(987)
Other	—	—	—	198	—	480

Total other income (expense), net	$(10,077)	$(3,175)	$6,481	$2,894	$389	$2,835

(a)	Represents accounting under the equity method for investments of which we own less than a majority.
(b)	Represents the percentage of (earnings) losses from our subsidiaries not wholly-owned by us.

(7)	Effective January 1, 2002, we changed our method of accounting for goodwill and other intangible assets to conform to Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets.” As a result of adopting SFAS No. 142, we recorded a $16.0 million charge representing our share of the goodwill impairment of an equity method investee, and this charge is reflected as a “Cumulative effect of accounting change” in the combined consolidated statement of operations in 2002.
(8)	Defined as current assets less current liabilities for the respective period.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL

CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our historical financial statements covers periods before and following consummation of the April 2005 Acquisition in which SkyTerra acquired 50% of our Class A membership interests and reflects the significant impact that the transaction had on us, including, among others, increased leverage and debt service requirements and the changes in our SPACEWAY program. This discussion should be read together with the “Selected Historical Financial Data”, the “Unaudited Pro Forma Consolidated Financial Information” and our financial statements and the accompanying notes included elsewhere in this prospectus. Our financial statements are prepared in accordance with GAAP. This discussion contains forward-looking statements about our markets, the demand for our services and products, and our future results. Actual results may differ materially from those suggested by our forward-looking statements for various reasons, including those discussed in “Special Note Regarding Forward-Looking Statements” and “Risk Factors.” These sections expressly qualify all subsequent oral and written forward-looking statements attributable to us or persons acting on our behalf. We do not have any intention or obligation to update the forward-looking statements included in this prospectus.

Executive Overview

We are the world’s leading provider of broadband satellite network equipment and services to the VSAT enterprise market and the largest satellite Internet access provider to the North American consumer/SMB market. According to the 2005 COMSYS VSAT Report, we had a worldwide market share of 55% in 2004, as measured by terminals shipped. We offer highly customized services and products that help our customers meet their unique needs for data, voice and video communications, typically across geographically dispersed locations. We invented VSATs in 1983 and have been a leader in commercializing satellite communications since then, achieving extensive depth and experience in the operation of satellite-based data, voice and video networks. A VSAT system uses satellite data communications technology to provide broadband connectivity to one or more fixed locations on the ground. We provide or enable a variety of network equipment and services for uses such as private networking, Intranet and Internet access, voice services, connectivity to suppliers, franchisees and customers, credit authorization, inventory management, content delivery and video distribution to large enterprises. We are a leading provider to these end markets and serve more than 200 large companies, many of which are Fortune 1000 companies. Over the past 15 years, we have shipped more than one million satellite terminals to customers in over 100 countries, either directly or through our subsidiaries and international joint ventures. We are the largest satellite broadband Internet access provider to Consumers and SMBs in North America with an 83% market share in 2004 based on terminals shipped, according to the 2005 annual VSAT industry report prepared by COMSYS, and had approximately 300,200 subscribers as of June 30, 2006. For the six months ended June 30, 2006, we generated revenue of $405.3 million and incurred a net loss of $4.2 million. For the year ended December 31, 2005, we generated revenue of $806.9 million, net income of $24.0 million and Adjusted EBITDA of $114.6 million. For our definition of Adjusted EBITDA see note (10) in “Summary—Summary Historical and Pro Forma Financial Data.” We have included Adjusted EBITDA in this prospectus because, among other things, it is a defined term in the indenture governing the Notes and in the $50.0 million revolving credit facility. This measurement is a material component of the covenants contained in those debt instruments.

Our leading network solutions best support enterprise networks that consist of geographically dispersed sites communicating with a single central data center or access point with a need for highly secure and reliable service availability. In addition, due to the shared nature of our satellite communications resource, our networks provide very attractive economics for multi-site applications that have varying levels of traffic requirements at any one site. We maintain our market leadership positions by offering large enterprises a customizable and complete turnkey solution, including managed network services, program management, installation, training and support services. We also target the expanding SMB markets, which we believe are growth areas for us, by packaging access, network and hosted services normally reserved for large enterprises into a comprehensive solution. In some markets, most notably in North America, services are delivered using not only satellite transport platforms, but also using terrestrial transport platforms such as DSL and frame relay. Our extensive experience in product development and service delivery yields quality and reliability for our enterprise customers, which include leaders in the automotive, energy, financial, hospitality, retail and services industries. Our large enterprise customers typically enter into long-term contracts with us with an average length of three to five years. We have maintained ongoing contractual relationships with some of our enterprise customers for over 15 years. As of December 31, 2005, we had a revenue backlog of approximately $583.6 million (which we define as our expected future revenue under our customer contracts that are non-cancelable), providing visibility to our revenue stream.

Effects of Strategic Initiatives on Our Results of Operations

For the six months ended June 30, 2005 and 2006, we generated a net loss of $10.2 million and $4.2 million, respectively. For the three years ended December 31, 2003, 2004 and 2005, we generated net losses of $157.0 million and $1,433.5 million, and net income of $24.0 million, respectively. The loss in 2004 includes the impairment charge associated with SPACEWAY and other asset impairment provisions. See “—Factors Affecting Our Results of Operations—SPACEWAY Impairment Charge.” We expect continued improvements in our operating results due to our significant investments in technology, the further development and expansion of our consumer/SMB VSAT business and the launch of our SPACEWAY satellite and commencement of operations on our SPACEWAY network.

Broadband Market Focus. Our results for the six months ended June 30, 2006 were negatively impacted by our decision to shift our primary focus exclusively to the broadband market. As a result of this decision, we evaluated the narrowband products in our inventory and recorded an addition to our provision for excess or obsolete inventories of $11.9 million to reduce the net book value of our narrowband products to their net realizable value. This charge was included in cost of hardware products sold and primarily relates to the VSAT segment.

Marketing Brand Name. In connection with the April 2005 Acquisition, the rights to the DIRECWAY brand name and any related trademark rights were retained by DIRECTV. We launched our new brand name, HughesNet, in April 2006 and have substantially completed the transition from DIRECWAY to HughesNet. The cost of introducing and implementing the new brand name was approximately $1.5 million.

Technology. We have incorporated advances in semiconductor technology to increase the functionality and reliability of our VSAT terminals and reduce manufacturing costs. In addition, through the usage of advanced spectrally efficient modulation and coding methodologies, such as DVB-S2, and proprietary software spoofing and compression techniques, we continue to improve the efficiency of our transponder capacity. We expect to continue to invest in our research and development efforts to maintain our position as a leader in VSAT technology.

Consumer/SMB VSAT. Since the launch of our two-way consumer VSAT business in 2001, we have made significant investments in our business. We targeted the Consumer/SMB market because we determined that there was a large segment that was underserved by terrestrial alternatives such as DSL and cable. Over the past three years, improvements in our Consumer/SMB offerings include increased data rates, higher functionality and a lower cost of our terminals, which we believe positions us to compete more effectively with alternative technologies and satellite service competitors. We expect that we will continue to make these investments in future periods.

Our operating results in 2003 reflect costs associated with purchased satellite capacity in excess of usage and other fixed infrastructure. We incurred significant costs in connection with the launch of our Consumer/SMB service offering, including purchasing substantial amounts of transponder capacity, and incurred substantial subscriber acquisition costs related to hardware and associated marketing costs. Our Consumer/SMB business has a customer base of approximately 300,200 subscribers as of June 30, 2006 and generated revenues of $140.3 million and $247.0 million in the six months ended June 30, 2006 and the year ended December 31, 2005, respectively.

SPACEWAY. As part of our drive for less costly and more efficient technological solutions, we plan to launch our next generation SPACEWAY 3 satellite in early 2007 and introduce service in North America on SPACEWAY’s network later in 2007. With SPACEWAY, we will be able to offer our customers faster communication rates and we expect to reduce our operating costs substantially through the reduction of third-party satellite capacity expense. By utilizing Ka-band frequency and SPACEWAY’s onboard processing capabilities, we anticipate that SPACEWAY will enable us to significantly expand our business by servicing enterprise and Consumer/SMB VSAT customers by migrating existing enterprise and Consumer/SMB VSAT customers onto our SPACEWAY platform and by increasing our addressable market in the enterprise and Consumer/SMB markets by offering various IP services and mesh connectivity similar to frame relay, T-1 and other alternative services.

Our operating results for 2003 and 2004 reflect the incremental organizational, infrastructure and other administrative costs associated with the development of three SPACEWAY satellites, associated network operations centers and other ground facilities. Approximately $1.9 billion has been invested in the SPACEWAY project to date. See “—Factors Affecting Our Results of Operations—SPACEWAY Impairment Charge.” In 2004, DIRECTV transferred two of the SPACEWAY satellites to one of DIRECTV’s affiliates, while we retained the third SPACEWAY satellite. As of June 30, 2006, we have forecasted an additional $102.9 million to complete the construction and launch of SPACEWAY 3. This estimate includes an estimate of the cost to procure launch insurance.

Factors Affecting our Results of Operations

Restructuring. Between 2003 and 2005 we recognized three restructuring charges amounting to an aggregate of $18.2 million, attributable to employee headcount reductions, primarily in our engineering department, facilities realignments and other infrastructure-related costs. These charges were related primarily to our domestic operations in response to changing market conditions and an initiative to improve the operational efficiency of our organization. The last headcount reductions were associated with the downscaling of the SPACEWAY program as we substantially completed the development phase of the program.

SPACEWAY Impairment charge. Prior to September 30, 2004, certain hardware costs relating to the construction of the three SPACEWAY satellites, associated network operations centers and other ground facilities had been capitalized as construction in progress over the period of construction through September 30, 2004. In the third quarter of 2004, DIRECTV determined that it would no longer continue to pursue the business plan of the SPACEWAY program as it was originally contemplated and that it would transfer the SPACEWAY 1 and 2 satellites and certain support equipment and other satellite related costs to one of its affiliates for use in its direct-to-home satellite broadcasting business. Subsequently, DIRECTV determined that it would include the remaining SPACEWAY assets as a component of the businesses being sold by it. DIRECTV also assumed responsibility for the satellite manufacturing contract with Boeing covering all three of the satellites. These decisions by DIRECTV triggered the need to perform an asset impairment analysis on our investment in SPACEWAY since the ultimate disposition of this investment differed from its original intended purpose. As of September 30, 2004, we had a capitalized value of $1,552.7 million for SPACEWAY, of which $11.2 million represented capitalized software development costs, and the remainder was included in property as construction in progress. Previously capitalized costs in excess of fair value amounts totaling $1,217.7 million were recognized as a SPACEWAY impairment provision in the third quarter of 2004. DIRECTV also determined that, given the uncertainty of recovery of any additional capitalized costs relating to SPACEWAY in a potential sale or other disposition, all subsequent spending on the SPACEWAY program would be expensed as incurred, other than costs directly related to the construction and launch of SPACEWAY 3. The portion of the Boeing manufacturing contract related to the completion of the construction of SPACEWAY 3 for an additional $49.0 million was assigned to us in connection with the April 2005 Acquisition. As of June 30, 2006, we have $26.0 million remaining on this obligation.

Relationship with DIRECTV. Until April 22, 2005, we operated as a business of DIRECTV. Accordingly, DIRECTV provided us with various support services that we now provide for ourselves such as tax advisory services, treasury/cash management, risk management, audit functions, employee benefits and business insurance. The costs of the services performed by DIRECTV for us and the allocation of employee benefit program costs for our employees reflected in the financial statements amounted to $11.3 million in 2005 (through April 22, 2005), $35.9 million in 2004 and $41.5 million in 2003.

In connection with the April 2005 Acquisition, we entered into a transition services agreement with DIRECTV pursuant to which DIRECTV provided certain transitional services to support the conduct of our business. These services included assisting in the implementation of our benefit program plans and arrangements, and enabling our employees to participate in certain travel-related discount programs provided by DIRECTV’s affiliate, News Corporation. We also entered into a SPACEWAY services agreement pursuant to which we and DIRECTV agreed to share and provide technical services to one another in connection with each party’s respective SPACEWAY assets. During the six months ended June 30, 2006 and the year ended December 31, 2005, we recognized revenue of $2.8 million and $10.1 million, respectively, under this contract, of which DIRECTV paid us $3.6 million during the six months ended June 30, 2006 and $9.2 million in 2005, and we paid DIRECTV a nominal amount. See “Certain Relationships and Related Transactions—Relationship with DIRECTV—Transition Services Agreement” and “Certain Relationships and Related Transactions—Relationship with DIRECTV—SPACEWAY Services Agreement.”

In addition, DIRECTV and its affiliates have been our customers and have also served as our vendors in certain cases. We expect that these relationships will continue. Since the consummation of the April 2005 Acquisition, we are no longer able to rely on DIRECTV’s financial support and its creditworthiness. DIRECTV invested substantial amounts in us to fund our strategic investments and operating losses. In addition, prior to the April 2005 Acquisition, we participated in a centralized cash management system of DIRECTV, wherein cash receipts were transferred to and cash disbursements were funded by DIRECTV on a daily basis. We refer you to our statements of changes in equity for the three year period ended December 31, 2005 and “Risk Factors—Risks Related to Our Business—Our Separation From DIRECTV Has Required Us to Incur Additional Costs to Operate as a Stand-Alone Entity and We Face Risks Associated with the Separation.”

For the three years ended December 31, 2003, 2004 and 2005, and the six months ended June 30, 2006, the purchase of equipment and services and the allocation of the cost of employee benefits from DIRECTV and its subsidiaries or affiliates were $103.5 million, $78.8 million, $22.2 million and $0.4 million, respectively. For the three years ended December 31, 2003, 2004 and 2005, and the six months ended June 30, 2006, the products and service revenues from DIRECTV and its subsidiaries and affiliates were $5.9 million, $3.6 million, $11.9 million and $2.8 million, respectively.

Customer Equipment Financing Arrangements. In connection with the sale of VSAT hardware to certain North American Network Equipment and Services customers who do not purchase their equipment outright, we enter into long term operating leases (generally three to five years) with the customer for the use of the VSAT hardware installed at the customer’s facilities. Historically, we had an arrangement with a third party financial institution to borrow against the future operating lease revenues at the inception of the lease. When amounts were borrowed under these arrangements, the financial institution assumed the credit risk associated with non-payment by the customer for the duration of the operating lease; however, we retained a continuing obligation to indemnify the financing institution from losses it may incur (up to the original value of the hardware) from non-performance of our system (a “Non-Performance Event”). As a result, we did not recognize a sale of the equipment at the time of such transactions since we retained a continuing obligation to perform under those leases. In connection with these transactions, the financial institution receives title to the equipment at the inception of the lease and obtains the residual rights to the equipment after the operating lease with the customer has expired. Since the inception of the borrowing program in 1997, we have received nominal claims from certain customers for Non-Performance Events, but we have not been required to make any indemnification payments for a Non-Performance Event. We do not maintain a reserve for a Non-Performance Event as we believe the possibility of the occurrence of a Non-Performance Event due to a service outage is remote given our ability to quickly re-establish customer service at a relatively nominal cost.

Upon entering into these leases for which we had a continuing obligation to perform, we received cash from the financial institution for a substantial portion of the aggregate future lease rental payments to be received from our customers for the installed equipment used to provide services to the customers. At such time, we then recognized a liability to the financial institution, which we refer to as VSAT hardware financing, which is reflected in our financial statements as debt. The amount of the debt recorded initially is the proceeds received from the financial institution, which is equivalent to the selling price of the installed equipment used to provide services to the customer. We record interest expense on a month-to-month basis relating to the VSAT hardware financing. We structured these lease arrangements such that amounts we receive from our customers under their customer service agreements provide us with the funds necessary to pay principal and interest obligations owed under the VSAT hardware financing liability. Accordingly, as we recognize revenue from our customers under their contracts with us, we also record interest expense and we record a reduction of the VSAT hardware financing liability as payments are made to the financial institution. Revenues from the associated customer service contracts are recorded as they are earned on a month-to-month basis over the life of the contract (generally three to five years), not at inception of the lease. Upon entering into these leases for which we had a continuing obligation to perform, we capitalized the book value of the installed equipment used to provide services to the customers as VSAT operating lease hardware and depreciate these costs over the term of the customer service agreement. This depreciation of the VSAT operating lease hardware is reflected in cost of hardware products sold and is recorded over the period of the lease (generally the same as the life of the customer service contract). Since all amounts charged to cost of hardware products sold constitute depreciation expense, EBITDA is not reduced by the cost of the hardware used in these VSAT operating leases.

In September 2005, we entered into a new arrangement with the financial institution. For new leases entered into under this arrangement, we do not have a continuing obligation to perform in the event of a Non—Performance Event. For these arrangements in which we do not have a continuing obligation to perform, we receive cash from the financial institution and record a sale and cost of hardware products sold upon transfer of title to the financial institution. Accordingly, for these arrangements, we record revenue upon the sale instead of on a monthly basis over the term of the operating lease and we expense as an element of cost of hardware products sold, rather than capitalize, the cost of the hardware.

During the six months ended June 30, 2006 and the year ended December 31, 2005, we sold $1.1 million and $2.0 million, respectively, of new hardware under the terms of the new arrangements in which we do not have a continuing obligation to perform. During the year ended December 31, 2005, we sold $4.0 million of new hardware under the terms of the historical arrangements in which we do have a continuing obligation to perform (there were no such sales during the six months ended June 30, 2006). The amount of new lease contracts entered into in the six months ended June 30, 2006 and the year ended December 31, 2005 in general are significantly lower than 2004 and prior periods. In subsequent periods in situations in which we lease our VSAT hardware to the customer instead of selling to the customer outright, we expect to primarily offer leases without a continuing obligation. However, as explained above, 2006 and future period results will also be impacted by the accounting treatment for leases in which we do have a continuing obligation to perform until those contracts expire. As noted above, the accounting treatment for these transactions will be different for our customer equipment sales depending on whether we do or do not have a continuing obligation to perform under the associated equipment financing lease. Our revenues, cost of hardware products sold, interest expense, operating income, EBITDA, Adjusted EBITDA and VSAT hardware financing in future periods may not be comparable to historical results due to the different accounting treatment described in this section. Since prior to September 2005 we only entered into leases in which we do have a continuing obligation to perform, our EBITDA and Adjusted EBITDA for historical periods do, and for future periods until those contracts expire will continue to, reflect (i) the add-back relating to depreciation of VSAT operating lease hardware leased to customers under our historical leasing arrangements and (ii) the add-back of interest expense relating to VSAT operating lease hardware under our historical leasing arrangements. EBITDA and Adjusted EBITDA presented herein are not necessarily comparable to similarly titled measures reported by other companies.

Software Development Costs. We capitalize costs related to the development of software products at the time that their technological feasibility is confirmed in accordance with SFAS No. 86, “Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed.” Technological feasibility is established once the product or enhancement meets the function, feature and technical performance requirements necessary for production and delivery to customers.

Telecom Systems Businesses. We also operate Mobile Satellite Systems and Terrestrial Microwave businesses. The Mobile Satellite Systems business provides our customers turnkey satellite ground segment systems for voice, data and fax services. Our Terrestrial Microwave business consists of a broadband family of products for point-to-multipoint microwave radio network systems that enable operators to enter the local telecommunications exchange business market quickly, cost-effectively and competitively. In 2005, we completed certain significant contracts in the Mobile Satellite Systems business. However, at the end of 2005, we entered into new projects that are providing incremental revenue in 2006. We do not believe that either business requires substantial operating cash or capital expenditures.

Key Business Metrics

Business Segments. We divide our businesses into two distinct segments—our VSAT business and our Telecom Systems businesses. Our VSAT business is further divided into three distinct business lines organized along our key end markets—the North American Network Equipment and Services business, the International Network Equipment and Services business and the Consumer/SMB business. Our Telecom Systems businesses consist of the Mobile Satellite Systems business and the Terrestrial Microwave business. Due to the complementary nature and common architecture of our services and products across our business lines, we are able to leverage our expertise and resources within our various operating units to yield significant cost efficiencies.

Revenue. We generate revenues from the sale and lease of hardware and the provision of services. In our VSAT business, we generate revenues from services and hardware while in our Telecom Systems businesses, we generate revenues primarily from the sale of hardware. Some of our large enterprise VSAT customers who purchase equipment separately operate their own networks. These customers include large enterprises, incumbent local exchange carriers, governmental agencies and resellers. Contracts for our VSAT services vary in length depending on the customer’s requirements.

Services. Our services revenue is varied in nature and includes total turnkey communications services, terminal relocation, maintenance and changes, satellite capacity and multicast or broadcast services. Our services are offered on a contractual basis, which vary in length based on the particular end market. Our typical large enterprise customer enters into service contracts with a three- to five-year duration; our Consumer/SMB customers typically enter into 15-month or two-year contracts. Our services are billed and the revenue recognized on a monthly per site basis. Our service offerings for our enterprise customers who receive services from our network operations include the following:

Service Type	Description
Broadband connectivity	• Provide basic transport, intranet connectivity services, and Internet service provider services

•        Applications include high-speed Internet access, IP VPN, multicast file delivery and streaming, point-of-sale credit transaction, enterprise back-office communications, and satellite backup for frame relay service and other terrestrial networks

Managed network services	• Provide one-stop turnkey suite of bundled services that include terrestrial and satellite networks

•        Includes network design program management, installation management, network and application engineering services, proactive network management, network operations, field maintenance and customer care

Service Type	Description
ISP services and hosted applications	• Provide Internet connectivity and hosted customer-owned and managed applications on our network facilities

• Provide the customer application services developed by us or in conjunction with our service partners

• Includes Internet access, e-mail services, web hosting, and online payments

Digital media services	• Digital content management and delivery including video, online learning, and digital signage applications

Customized business solutions	• Provide customized, industry-specific enterprise solutions that can be applied to multiple businesses in a given industry

Our services to enterprise customers are negotiated on a contract-by-contract basis with pricing varying based on numerous factors, including number of sites, complexity of system and scope of services provided. We have the ability to integrate these service offerings to provide comprehensive solutions for our customers.

We also offer managed services to our customers who operate their own dedicated network facilities and charge them a management fee for the operation and support of their networks.

Hardware. We offer our enterprise customers the option of purchasing their equipment up front or including the equipment purchased in a services agreement under which payments are made over a fixed term. For our Consumer/SMB customers, they either purchase their equipment up front or pay for it under a service contract over a period of 15 to 24 months. The North American and International Network Equipment hardware revenues includes revenues derived from network operating centers, radio frequency terminals (Earth Stations), VSAT terminals, components including indoor units, outdoor units, antennas, voice, video, serial data appliances, and system integration services to integrate all of the above into a system.

We also provide specialized equipment to the Mobile Satellite Systems and Terrestrial Microwave industries. Through large multi-year contracts, we develop and supply turnkey networking and terminal systems for various operators who offer mobile satellite-based voice and data services. We also supply microwave-based networking equipment to mobile operators for back-hauling their data from cellular telephone sites to their switching centers. In addition, local exchange carriers, or CLECs, use our equipment for broadband access traffic from corporations bypassing local phone companies. The size and scope of these projects vary from year to year and do not follow a pattern that can be reasonably predicted.

Market trends impacting our revenue. The following table presents our revenues by end market for the years ended December 31, 2003, 2004 and 2005, and the six months ended June 30, 2005 and 2006, respectively:

	Historical
	Year ended December 31,			Six months ended June 30,
(Dollars in thousands)	2003	2004	2005	2005	2006
North American Network Equipment and Services	$307,272	$305,266	$288,392	$132,899	$138,837
Consumer/SMB	162,556	202,838	246,993	120,185	140,341
International Network Equipment and Services	195,795	188,589	202,936	85,522	85,986

Total VSAT	665,623	696,693	738,321	338,606	365,164

Mobile Satellite Systems	73,529	73,017	48,574	31,513	30,218
Terrestrial Microwave	11,996	19,640	20,014	8,041	9,913

Total Telecom Systems	85,525	92,657	68,588	39,554	40,131

Total revenues	$751,148	$789,350	$806,909	$378,160	$405,295

Between 2003 and 2005, revenue from our North American Network Equipment and Services customers declined primarily due to (i) reductions in the prices of equipment and (ii) service price pressures due to the continued competitive telecom environment. Revenues increased from the six months ended June 30, 2005 to the six months ended June 30, 2006 primarily due to an increase in hardware sales to existing customers. We expect that competitive price pressures and the trend to upgrade and renew contracts at lower prices will continue for both hardware and services, but this effect may be offset by the expansion of managed network service revenues and revenues from other value added services.

Our Consumer/SMB business has experienced rapid growth due to new market distribution channels focused on geographic areas that have historically been underserved by DSL and cable. In addition, the improved quality of service at higher speeds has allowed us to meet the broadband Internet access needs of our customers. Our Consumer/SMB subscriber base has grown from approximately 179,700 subscribers at December 31, 2003 to approximately 300,200 subscribers at June 30, 2006. In addition, we have successfully migrated our existing customers from a one-way service platform to a two-way service platform. This has resulted in a 17.6% increase in average revenue per unit, or ARPU, from approximately $51 in 2003 to $60 for the six months ended June 30, 2006. Revenue growth in the Consumer/SMB market has been driven by two factors: (i) targeted service plans aimed at Consumer/SMB customers’ IP-based broadband access needs and (ii) enhancement in the performance capabilities of the service offering. However, as the composition of the VSAT customer base shifts to consist of more Consumer/SMB customers and equipment prices decline to remain competitive with terrestrial alternatives, we believe that this will continue to result in downward pressure on service fees.

From 2003 to 2004, our International Network Equipment and Services revenues declined primarily due to declining hardware prices and lower hardware sales in China and South Korea partly as a result of a voluntary disclosure and consent agreement with the United States Department of State pursuant to which we are currently unable to perform our obligations under certain contracts in China and Korea. See “Business—Government Regulation—Export Control Requirements and Sanctions Regulations.” This decline was partially offset by increased service revenues from the regions where we have service companies, namely in Europe, India and Brazil. In 2005, we experienced an increase in our revenues fueled by growth in both the rural telephony sector and in our service revenues. Revenues in the six months ended June 30, 2006 remained relatively constant compared to the same period in 2005. We expect a continued shift in the mix of our International Network Equipment and Services revenues toward services and that revenue growth will be driven by the service business in emerging countries where there is a lack of basic infrastructure.

We have benefited from our long-term contracts with large enterprise customers who contract for integrated network services; however, growth in this area is dependent on the timing of the large multi-year awards from these customers. Additionally, in response to increasingly complex customer requirements, we have begun to include both terrestrial solutions, such as DSL, as well as traditional satellite solutions, in our managed network service offerings. Our margins with respect to the terrestrial components of such offerings may be lower than that of the satellite-based component because we are acting as a reseller of the terrestrial components. We continue to focus our efforts on development and delivery of products and services to customers that improve the service capabilities (i.e., speed, throughput, and reliability) at competitive prices. In addition, in mid-2005, we introduced our next generation VSAT terminals, the DW7000 series, which we believe expand our market opportunities because of the product’s higher transmission rates and lower costs.

Our Mobile Satellite Systems revenues have declined since 2003 as certain large contracts and other programs were either completed or neared completion. However, we were awarded two new projects in the fourth quarter of 2005 which have generated revenues in 2006. We expect that our Mobile Satellite Systems revenue will continue to fluctuate due to the nature of these projects. We have been actively pursuing a number of opportunities in the area of hybrid satellite/terrestrial mobile networks. We believe that this area is the growth area of the mobile satellite industry as it allows sharing of bandwidth between terrestrial and satellite applications, and provides us with opportunities for expansion in our Mobile Satellite Systems business. Our Terrestrial Microwave revenues increased from 2003 to 2004, were relatively flat from 2004 to 2005, and increased from the six months ended June 30, 2005 to the comparable period in 2006. We anticipate that these revenues will fluctuate as we pursue revenue opportunities through sales of point-to-multipoint equipment to international mobile operators for backhauling their cellular telephone sites to their switching centers.

Revenue Backlog. Our total company backlog, which is our expected future revenue under customer contracts that are non-cancelable (subject to the factors described in “Business—VSAT Business—North American Network Equipment and Services Business—Customers”), was approximately $583.6 million as of December 31, 2005. Our Network Equipment and Services businesses accounted for approximately $501.8 million as of December 31, 2005. We expect to realize revenue from our December 31, 2005 Network Equipment and Services backlog as follows: $232.4 million in 2006, $135.3 million in 2007, $69.3 million in 2008, $38.0 million in 2009, $20.7 million in 2010 and $6.1 million thereafter. See “Risk Factors—Risks Related to the Business” and “Special Note Regarding Forward-Looking Statements” for a discussion of the potential risks to our revenue and backlog. Although we typically sign contracts with our Consumer/SMB customers for 15 to 24 months, we do not include these contractual commitments in our backlog.

Cost of Services. Our cost of services relates to costs associated with the provision of network services, and consists primarily of satellite capacity leases, hub infrastructure, customer care, depreciation expense related to network infrastructure and the salaries and related employment costs for those employees who manage our network operations and other project areas. These costs, except for depreciation expense, which has decreased as a result of the December 2004 impairment, and satellite capacity leases and customer care costs, which are dependent on the number of customers served, have remained relatively constant in recent years despite increasing traffic on our network as we have been able to consolidate certain components of our network. In addition, the migration to a single, upgraded platform for our Consumer/SMB and North American Network Equipment and Services businesses has enabled us to leverage our satellite bandwidth and network operation facilities to achieve further cost efficiencies.

In recent years, satellite capacity has not been a limiting factor in growing the VSAT service business. Satellite capacity is typically sold under long-term contracts by our FSS providers, and we are continually evaluating the need to secure additional capacity with sufficient lead time to permit us to provide reliable service to our customers. If any anomalies occur with a satellite upon which we lease transponder space, we could experience a disruption of service. Certain anomalies occurred in 2002, 2004 and 2005 but we were able to provide acceptable service according to the terms of our contracts. Any future anomalies could cause disruptions that lead to increased costs to reposition antennas or in the event of total failure, cause a contract to terminate. Many of our contracts with FSS providers contain remedies that provide funds that allow us to partially offset any damages we may owe to our customers resulting from such disruptions of service.

Cost of Hardware Products Sold. We outsource a significant portion of the manufacturing of our hardware for both our VSAT and Telecom Systems businesses to third-party contract manufacturers. Our cost of hardware relates primarily to the cost of direct materials and subsystems (e.g., antennas), salaries and related employment costs for those employees who are directly associated with the procurement and manufacture of our products, and other items of indirect overhead incurred in the procurement and production process. As it relates to our Mobile Satellite Systems business, cost of hardware includes certain engineering costs related to the design of a particular project. In addition, certain software development costs are capitalized in accordance with SFAS No. 86, “Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed” and amortized to cost of hardware products sold over their estimated useful lives, not to exceed five years. With respect to VSAT operating leases assigned to financial institutions in which we retain a continuing interest, cost of hardware products sold includes the depreciation of installed equipment under VSAT operating leases over the life of the lease. Under the terms of the new arrangements in which we do not have a continuing obligation to perform, our cost of hardware products sold per unit of equipment sold will initially be higher compared to the arrangement in which we do have a continuing obligation to perform because we will recognize the entire cost upon the transfer of title instead of depreciating the cost over the term of the contract. See “—Factors Affecting

Our Results of Operations—Customer Equipment Financing Arrangements.” As we have developed new product offerings, we have reduced product costs due to higher levels of component integration, design improvements and volume increases.

Subscriber acquisition costs, or SAC, are associated only with our Consumer/SMB business and are comprised of three elements: the cost of hardware and related installation, sales and marketing expense, and dealer and customer service representative commissions on new installations/activations. The cost of our hardware, including installation, is deferred and amortized over the initial contract period as a component of cost of hardware products sold. The portion of subscriber acquisition costs related to sales and marketing is expensed as incurred. Dealer and customer service representative commissions are deferred and amortized over the initial contract period as a component of sales and marketing expense. SAC has decreased each of the last three years from $286 per new subscriber in 2003 to $182 per new subscriber in 2005.

Research and Development. Research and development expenses relate to costs associated with the engineering support for existing platforms and development efforts to build new products and software applications. Research and development costs consist primarily of the salaries of certain members of our engineering staff burdened with an applied overhead charge. In addition, we incur other costs for subcontractors, material purchases and other direct costs in support of product developments.

Through September 2004, we capitalized the costs associated with the development of our SPACEWAY program. With the change in our business plan relating to SPACEWAY described in “—Factors Affecting Our Results of Operations—SPACEWAY Impairment Charge,” we have discontinued the capitalization of development costs and are expensing them as incurred.

Sales and Marketing. Sales and marketing expense consists primarily of the salaries, commissions and related benefit costs of our direct sales force and marketing staff, advertising, travel, allocation of facilities and other directly related overhead costs, as well as other subscriber acquisition costs related to our Consumer/SMB business. Dealer and customer service representative commissions are deferred and amortized over the initial contract period as a component of sales and marketing expense. The portion of subscriber acquisition costs related to sales and marketing is expensed as incurred.

General and Administrative. General and administrative expense relates to costs associated with common support functions, such as accounting and finance, risk management, legal, information technology, administration, human resources and senior management. These costs consist primarily of the salaries and related employee benefits for those employees who support such functions, as well as facilities, costs for third-party service providers (such as outside tax and legal counsel and insurance providers) and depreciation of fixed assets, including real estate.

Impact of the April 2005 Acquisition and the January 2006 Acquisition

On April 22, 2005, we consummated the transactions contemplated by the contribution agreement with SkyTerra, DIRECTV, and DTV Network Systems, Inc., dated December 3, 2004. Pursuant to the agreement, DTV Network Systems, Inc. contributed to us substantially all of its assets and certain liabilities related to its VSAT business, as well as the remaining assets of its SPACEWAY satellite communications platform that is under development and that will not be used in DIRECTV’s direct-to-home satellite broadcasting business. This includes the SPACEWAY 3 satellite which is currently being manufactured by Boeing, certain network operations center facilities, certain other ground facilities and equipment and intellectual property rights. DIRECTV retained the SPACEWAY 1 and 2 satellites for use in its direct-to-home video entertainment business, and we and DIRECTV entered into a reciprocal agreement whereby each party provides certain technical assistance services to the other in connection with the operation of our respective satellites. See “Certain Relationships and Related Transactions—Relationship with DIRECTV—SPACEWAY Services Agreement.”

As consideration for the sale to us of DTV Network Systems Inc.’s assets and liabilities, we paid DTV Network Systems, Inc. $190.7 million in cash, subject to adjustment based principally upon the value of our working capital. SkyTerra then purchased 50% of our equity interests from DTV Network Systems, Inc. for $50.0 million in cash and 300,000 shares of SkyTerra common stock, valued at $17.20 per share on December 3, 2004. Upon consummation of the January 2006 Acquisition, we paid DTV Network Systems, Inc. $10.0 million to resolve working capital and other purchase price adjustments. Pursuant to the terms of the April 2005 Acquisition, DIRECTV retained responsibility for all of our pre-closing domestic and international tax liabilities and is entitled to any refunds. We have recorded a liability for the estimated amount we may be required to pay to DIRECTV resulting from prepaid taxes exceeding tax liabilities as of April 22, 2005.

Upon the consummation of the April 2005 Acquisition, we reimbursed both SkyTerra and DIRECTV for all incurred costs, fees and expenses in connection with the transaction.

As part of the April 2005 Acquisition, we incurred substantial debt, which has resulted in a significant increase in our interest expense. This debt was refinanced and increased in April 2006, further increasing our interest expense. Payments required to service this indebtedness have substantially increased our liquidity requirements as compared to prior years. For more information regarding our debt structure, see “—Liquidity and Capital Resources.”

We have completed various cost-saving initiatives that were implemented following the closing of the April 2005 Acquisition. Such initiatives include workforce reductions and changes in our SPACEWAY operating costs given the realignment of the SPACEWAY project announced in the third quarter of 2004. The realignment of the SPACEWAY project was due both to the distribution of the first two satellites to DIRECTV and also the effective completion of the development phase of the project. This has resulted in the reduction of labor directly associated with the project and also a significant reduction of support personnel and fixed costs that are no longer required. We recorded a restructuring charge of $11.0 million in 2004 to reflect these restructuring initiatives. An additional restructuring charge of $3.1 million was recorded in 2005 relating to $1.6 million of further workforce reductions and $1.5 million for the cancellation cost of leased equipment as a result of our decision to close one of our network operations centers related to SPACEWAY.

Prior to the April 2005 Acquisition we received certain corporate services provided by DIRECTV (including tax advisory services, treasury/cash management, risk management, audit functions, employee benefits and business insurance) and our employees participated in certain DIRECTV-sponsored employee benefit programs. Subsequent to April 22, 2005, we have been providing most of these services for ourselves. Our cost for providing these services has not exceeded the amount previously charged by DIRECTV. The costs of the services performed by DIRECTV for us and the allocation of employee benefit program costs for our employees reflected in the financial statements amounted to $11.3 million for the period January 1, 2005 through April 22, 2005, $35.9 million in 2004 and $41.5 million in 2003. See “Risk Factors—Risks Related to Our Business—Our Separation From DIRECTV Has Required Us to Incur Additional Costs to Operate as a Stand-Alone Entity and We Face Risks Associated with the Separation.”

As a result of entering into the contribution agreement in connection with the April 2005 Acquisition, we performed an impairment analysis of our long-lived assets. Based on the purchase price of the assets, we determined that the fair value of our net assets at the time of execution of the contribution agreement was $265.9 million, which was $150.3 million less than the carrying amount of our net assets at the date of the contribution agreement. Accordingly, we recognized a $150.3 million impairment provision in the fourth quarter of 2004 relating to the excess of the carrying amount of our net assets over their fair value. In recording the impairment provision, we provided a reserve of $5.0 million to reflect certain remaining contract obligations with a vendor that was formerly a related party and allocated the remaining $145.3 million to our long-term assets other than certain real estate assets with an appreciated market value, the VSAT operating lease assets that are recoverable from customer contracts and the remaining net assets of SPACEWAY which had previously been adjusted to fair value as described elsewhere in this prospectus. The April 2005 Acquisition was accounted for using the historical basis of accounting with the assets and liabilities carried over at their historical values, as reduced by the impairment recorded in the fourth quarter of 2004.

To give effect to the January 2006 Acquisition, our assets and liabilities were adjusted to estimated fair value in accordance with SFAS No. 141, “Business Combinations.” This preliminary adjustment, which we expect to finalize in the fourth quarter of 2006, resulted in the following changes to our assets and liabilities as of January 1, 2006 (dollars in thousands):

Supplemental non-cash disclosure due to acquisition by Hughes Communications, Inc.
Increase in assets acquired	$24,817
Increase in liabilities assumed	(13,580)

Increase in net assets acquired	$11,237

Results of Operations

Reflected below is a summary comparison of operating costs and expenses as a percentage of total revenues:

Costs as a Percentage of Total Revenues

Years Ended December 31, 2003, 2004 and 2005 and Six Months Ended June 30, 2005 and 2006

(Dollars in thousands)	Year ended December 31 2003	Percent of total revenues	Year ended December 31 2004	Percent of total revenues	Year ended December 31 2005	Percent of total revenues	Six months ended June 30, 2005	Percent of total revenues	Six months ended June 30, 2006	Percent of total revenues
Revenues:
Services	$328,989	44%	$383,519	49%	$425,384	53%	$203,549	54%	$212,802	53%
Hardware sales	422,159	56%	405,831	51%	381,525	47%	174,611	46%	192,493	47%

Total revenues	751,148	100%	789,350	100%	806,909	100%	$378,160	100%	$405,295	100%

Operating costs and expenses:
Cost of services	299,796	40%	290,365	37%	297,318	37%	144,108	38%	147,324	36%
Cost of hardware products sold	389,513	52%	338,650	43%	292,898	36%	139,630	37%	163,018	40%
Research and development	34,073	5%	55,694	7%	37,296	5%	24,251	6%	14,246	4%
Sales and marketing	75,420	10%	72,564	9%	74,185	9%	39,545	10%	39,837	10%
General and administrative	89,887	12%	85,538	11%	56,615	7%	33,013	9%	25,934	6%
Restructuring costs	4,113	1%	10,993	1%	3,068	0%	1,625	0%	—	0%
Amortization of intangibles	—	0%	—	0%	—	0%	—	0%	2,265	1%

Six Months Ended June 30, 2006 Compared to Six Months Ended June 30, 2005

The following table presents our revenues for the six months ended June 30, 2005 and 2006, and the increase or decrease and percentage change between the periods presented:

	Six months ended June 30,		Increase (decrease)	Percentage change
(Dollars in thousands)	2005	2006
Revenues:
Services	$203,549	$212,802	$9,253	5%
Hardware sales	174,611	192,493	17,882	10%

Total revenues	$378,160	$405,295	$27,135	7%

Revenue by end markets:
North American Network Equipment and Services	$132,899	$138,837	$5,938	4%
Consumer/SMB	120,185	140,341	20,156	17%
International Network Equipment and Services	85,522	85,986	464	1%

Total VSAT	338,606	365,164	26,558	8%

Mobile Satellite Systems	31,513	30,218	(1,295)	(4%)
Terrestrial Microwave	8,041	9,913	1,872	23%

Total Telecom Systems	39,554	40,131	577	1%

Total revenues	$378,160	$405,295	$27,135	7%

Services Revenue

Substantially all of our services revenue is generated by our VSAT business. For the six months ended June 30, 2006, services revenue increased by $9.3 million, or 4.6%, to $212.8 million from $203.5 million for the six months ended June 30, 2005. This increase is due primarily to revenue increases in our Consumer/SMB business. Consumer/SMB service revenue increased by $20.3 million due to increases in our subscriber base and ARPU. Our total subscriber base increased from approximately 253,200 at June 30, 2005 to approximately 300,200 at June 30, 2006. ARPU increased slightly from $58 for the six months ended June 30, 2005 to $60 for the six months ended June 30, 2006. Services revenue in our North American Network Equipment and Services business decreased by $3.4 million, due primarily to a $0.8 million decrease in revenue associated with the wind-down and completion of the SPACEWAY services agreement with DIRECTV in June, 2006 and a $3.3 million reduction in revenue due to the expiration of one large customer contract. Services revenue in our International Network Equipment and Services business decreased by $8.1 million due primarily to decrease in revenues associated with our European operations due to delays in orders from enterprise customers, offset by an increase in revenues from our Brazilian operations as the number of enterprise sites in service more than doubled from approximately 1,300 as of June 30, 2005 to approximately 2,900 as of June 30, 2006.

Hardware Sales Revenue

For the six months ended June 30, 2006, hardware sales revenue increased by $17.9 million, or 10.3%, to $192.5 million from $174.6 million for the six months ended June 30, 2005.

VSAT. For the six months ended June 30, 2006, VSAT hardware sales revenue increased by $17.7 million, or 13.1%, to $153.0 million from $135.3 million for the six months ended June 30, 2005. Hardware sales revenue from our North American Network Equipment and Services customers increased by $9.3 million primarily due to $9.5 million of increased equipment sales to existing customers in the first six months of 2006. Hardware sales revenue from our Consumer/SMB customers remained flat as we continued to add new Consumer/SMB subscribers, which was offset by the introduction of a $200 rebate program. International Network Equipment and Services hardware sales revenue increased by $8.6 million primarily due to $4.6 million in sales to the education sector in India, $1.1 million in sales to the telecommunication sector in Brazil, and $2.7 million of additional hardware sales to a telecom service provider in South Africa.

Telecom Systems. For the six months ended June 30, 2006, hardware sales revenue from our Telecom Systems businesses increased by $0.2 million, or 0.5%, to $39.5 million from $39.3 million for the six months ended June 30, 2005. The increase is primarily related to $1.9 million of revenue earned in our Terrestrial Microwave business in connection with the completion of an engineering development contract with a large international equipment supplier, offset by a $1.7 million decrease in Mobile Satellite Systems revenues. This decrease was due to the completion of deliverables on a contract with a large mobile satellite operator in the United Arab Emirates which accounted for $19.5 million, offset by production and development activities on new mobile satellite projects which account for a $17.7 million increase in revenues.

Cost of Services

For the six months ended June 30, 2006, cost of services increased by $3.2 million, or 2.2%, to $147.3 million from $144.1 million for the six months ended June 30, 2005, although cost of services as a percentage of revenues decreased to 36.3% for the six months ended June 30, 2006 from 38.1% for the six months ended June 30, 2005. The increase in the cost of services was the result of the increased subscriber base in our Consumer/SMB business. This larger subscriber base resulted in an increase in satellite capacity lease expense of $11.2 million. In addition, customer service costs increased by $1.0 million primarily related to non-recurring costs associated with the migration from DIRECWAY to HughesNet as described in “ – Effects of Strategic Initiatives on Results of Operations.” In addition, service operations costs in Brazil increased by $1.5 million due to the increase in the number of sites in service. These increases were partially offset by a decrease of $0.7 million in costs associated with our SPACEWAY program due to project ramp-down, a decrease of $4.1 million in costs related to reduced service revenues in Europe, cost reductions of $ 3.1 million related to repair and maintenance costs, network operations center costs, and backhaul costs, and a decrease in depreciation and transponder lease costs of $2.2 million as a result of the impact of applying purchase accounting in accordance with SFAS No. 141.

Cost of Hardware Products Sold

For the six months ended June 30, 2006, cost of hardware products sold increased by $23.4 million, or 16.8%, to $163.0 million from $139.6 million for the six months ended June 30, 2005. Cost of hardware products sold as a percentage of revenues increased to 40.2% for the six months ended June 30, 2006 from 36.9 % for the six months ended June 30, 2005.

VSAT. For the VSAT segment, costs increased by $24.4 million or 22.0% to $135.3 million from $110.9 million. This increase was attributable to additional hardware revenues as the cost of product manufacturing and support increased due to higher product shipments, despite a decrease in manufacturing cost per unit. We shipped approximately 34% more terminals in the first six months of 2006 compared to the first six months of 2005 as the number of units shipped increased to approximately 126,000 terminals in the first half of 2006 compared to 94,000 terminals in the first half of 2005. In addition, we recorded a charge of $10.5 million related to our decision to shift our primary focus exclusively to the broadband market (see “—Effects of Strategic Initiatives on Results of Operations”). Offsetting these increases was a $5.4 million net decrease in depreciation and amortization as a result of the impact of applying purchase accounting in accordance with SFAS No. 141.

Telecom Systems. For the Telecom Systems segment, cost of hardware product sold decreased by $1.0 million, or 3.5%, to $27.7 million from $28.7 million. This decrease resulted primarily from $13.8 million in lower product costs related to the completion of deliverables on a contract with a large mobile satellite operator in the United Arab Emirates. Partially offsetting this decrease was a $10.7 million increase in engineering and production activities related to development projects in mobile satellite systems and a charge of $1.4 million related to our decision to shift our primary focus exclusively to the broadband market (see “—Effects of Strategic Initiatives on Results of Operations”).

Research and Development

For the six months ended June 30, 2006, research and development expense decreased by $10.0 million, or 41.3%, to $14.2 million from $24.2 million for the six months ended June 30, 2005. Research and development expense as a percentage of revenues also decreased, to 3.5% for the six months ended June 30, 2006 from 6.4% for the six months ended June 30, 2005. The decrease in research and development expense was due to a $10.9 million decrease in SPACEWAY research and development expenses resulting from the wind-down of the development of the SPACEWAY program.

Sales and Marketing

For the six months ended June 30, 2006, sales and marketing expense increased by $0.3 million, or 0.8%, to $39.8 million from $39.5 million for the six months ended June 30, 2005. Sales and marketing expense as a percentage of revenues decreased, to 9.8% for the six months ended June 30, 2006 from 10.5% for the six months ended June 30, 2005. The increase in sales and marketing expense is due primarily to a $1.0 million charge in the North America Consumer/SMB business for collection exposure related to resellers and $1.2 million in increased commission expense in North America due to an increase in sales and orders. Partially offsetting these increases was a $1.1 million decrease in advertising costs, primarily related to the placement of advertisements and infomercials, and a $0.6 million decrease in SPACEWAY marketing efforts due to headcount and other cost reductions attributable to DIRECTV’s decision that we would no longer continue to pursue the business plan of the SPACEWAY program as it was originally contemplated which resulted in a reduction in our efforts to introduce existing and prospective customers to the SPACEWAY technology.

General and Administrative

For the six months ended June 30, 2006, general and administrative expense decreased by $7.1 million, or 21.5%, to $25.9 million from $33.0 million for the six months ended June 30, 2005. General and administrative expense as a percentage of revenues also decreased, to 6.4% for the six months ended June 30, 2006 from 8.7% for the six months ended June 30, 2005. The decrease in general and administrative expense was primarily due to a $3.6 million decrease related to costs previously allocated to us from DIRECTV, a $1.8 million reduction in costs associated with a contract commitment obligation with a former affiliate, and a $3.1 million decrease related to charges in the six month period ended June 30, 2005 from DIRECTV for HNS employee participation in DIRECTV’s benefit plans. These decreases were offset by an increase of $0.8 million in legal costs, primarily associated with our settlement with a customer in China, and a $0.6 million increase in bank charges related to consumer processing fees and other costs in North America.

Amortization of Intangibles

As a result of the January 2006 Acquisition, we have recorded a preliminary estimate of intangible assets as of January 1, 2006 relating to customer relationships, technology patents, trademarks and backlog in accordance with SFAS No. 141. Amortization of intangible assets was $2.3 million in the six months ended June 30, 2006. There was no amortization expense relating to intangible assets in the prior year. Amortization of intangibles as a percentage of revenue was 0.6% for the six months ended June 30, 2006.

Operating Income (Loss)

We generated operating income of $12.7 million in the six months ended June 30, 2006 compared to an operating loss of $4.0 million for the six months ended June 30, 2005. Operating income improved as a result of increased revenue primarily in our Consumer/SMB business coupled with product cost reductions related to our next generation VSAT terminal, decreased depreciation expense as a result of the impact of applying purchase accounting in accordance with SFAS No. 141 and a decrease in research and development and general and administrative expenses as described previously, partially offset by the inventory write-offs described previously and amortization expense related to the preliminary estimate of intangible assets as of January 1, 2006.

Interest Expense

Interest expense consists primarily of the gross interest costs we incur related to our senior debt facilities, VSAT hardware financing, and various borrowings by our foreign subsidiaries. For the six months ended June 30, 2006, interest expense increased by $13.1 million to $19.7 million from $6.6 million for the six months ended June 30, 2005. This increase is due primarily to interest incurred through April 13, 2006 on the $325.0 million of term indebtedness entered into in connection with the April 2005 Acquisition and interest incurred from April 13, 2006 through June 30, 2006 on the Old Notes, which refinanced the term indebtedness.

Other Income, Net

For the six months ended June 30, 2006, other income, net increased by $3.0 million to $3.8 million from $0.8 million for the six months ended June 30, 2005. The increase was primarily attributable to higher interest income of $2.7 million. Interest income increased due to the investment of funds borrowed in connection with the April 2005 Acquisition.

Income Tax Expense

For the six months ended June 30, 2006, income tax expense increased by $0.6 million to $1.0 million from $0.4 million for the six months ended June 30, 2005. The increase in income tax expense was primarily due to increased profits at our international subsidiaries in Brazil and India.

Year Ended December 31, 2005 Compared to Year Ended December 31, 2004

The following table presents our revenues for the years ended in December 31, 2004 and 2005, and the increase or decrease and percentage change between the periods presented:

	Years ended December 31,		Increase (decrease)	Percentage change
(Dollars in thousands)	2004	2005
Revenues:
Services	$383,519	$425,384	$41,865	11%
Hardware sales	405,831	381,525	(24,306)	(6)%

Total revenues	$789,350	$806,909	$17,559	2%

Revenue by end markets:
North American Network Equipment and Services	$305,266	$288,392	$(16,874)	(6)%
Consumer/SMB	202,838	246,993	44,155	22%
International Network Equipment and Services	188,589	202,936	14,347	8%

Total VSAT	696,693	738,321	41,628	6%

Mobile Satellite Systems	73,017	48,574	(24,443)	(33)%
Terrestrial Microwave	19,640	20,014	374	2%

Total Telecom Systems	92,657	68,588	(24,069)	(26)%

Total revenues	$789,350	$806,909	$17,559	2%

Services Revenue

Substantially all of our services revenue is generated by our VSAT business. For the year ended December 31, 2005, services revenue increased by $41.9 million, or 10.9%, to $425.4 million from $383.5 million for the year ended December 31, 2004. This increase is due primarily to revenue increases in our Consumer/SMB business. Consumer/SMB service revenue increased by $37.7 million due to increases in our subscriber base and ARPU. Our Consumer/SMB subscriber base increased from approximately 224,400 at

December 31, 2004 to approximately 274,400 at December 31, 2005. ARPU increased slightly from $56 for the year ended December 31, 2004 to $58 for the year ended December 31, 2005. Internationally, our emerging markets continued to grow as service revenues increased by $2.1 million. This increase is primarily due to growth of India’s education segment. Services revenue in our North American Network Equipment and Services business increased slightly by $1.9 million as we experienced pricing pressure as a result of competition from competing technologies, offset by a larger number of sites under contract. This increase includes the impact of (i) the $10.1 million of revenue, of which $9.2 million was paid, associated with the SPACEWAY service agreement with DIRECTV (see “Certain Relationships and Related Transactions—Relationship with DIRECTV—SPACEWAY Services Agreement”) which revenue we do not expect will recur in future periods, (ii) a $9.5 million reduction in revenues upon expiration of a contract for a unique service offering for one customer that was not renewed in 2005 and (iii) an increase of $1.5 million related to two customers that installed additional sites resulting in higher revenues.

Hardware Sales Revenue

For the year ended December 31, 2005, hardware sales revenue decreased by $24.3 million, or 6.0%, to $381.5 million from $405.8 million for the year ended December 31, 2004 primarily due to a decrease in revenue of $24.2 million in our Telecom Systems business.

VSAT. For the year ended December 31, 2005, VSAT hardware sales revenue decreased by $0.1 million to $313.4 million from $313.5 million for the year ended December 31, 2004. Hardware sales revenue from our North American Network Equipment and Services customers decreased by $18.7 million primarily due to two factors: (i) a $10.9 million reduction in lease revenues attributable to lower unit volume and the roll-off of leases in prior years, which leases were not replaced in large part because of the introduction of our DW 7000 products and (ii) $19.7 million of equipment sales to two large customers in 2004 which were not replicated in 2005. These decreases were partially offset by technology upgrade sales of $11.4 million to key customers in 2005. Competitive pressure from satellite and alternative technologies resulted in increased competition and pricing pressure, which was partially offset by significant technological advances in products and services. Partially offsetting the decrease in our North American Network Equipment and Services business was an increase of $6.4 million in sales of hardware to our Consumer/SMB subscribers as we continued to add new Consumer/SMB Internet subscribers and sell additional hardware to upgrade subscribers to the DW 7000 products. In addition, International Network Equipment and Services hardware sales revenue increased by $12.2 million primarily due to additional hardware sales in India of $8.5 million primarily in the telecom market and $4.8 million of sales to a large telecom operator in Mexico.

Telecom Systems. For the year ended December 31, 2005, hardware sales revenue from our Telecom Systems businesses decreased by $24.2 million, or 26.2%, to $68.1 million from $92.3 million for the year ended December 31, 2004. The decrease is primarily related to the completion of deliverables on two contracts with a large mobile satellite operator in the United Arab Emirates which accounted for $21.8 million. Also contributing to the decrease was the completion of warranty services on our two main legacy projects which accounted for another $1.6 million of the decrease.

Cost of Services

For the year ended December 31, 2005, cost of services increased by $6.9 million, or 2.4%, to $297.3 million from $290.4 million for the year ended December 31, 2004, although cost of services as a percentage of revenues remained unchanged at 37% for the year ended December 31, 2005 compared to the year ended December 31, 2004. The increase in the cost of services was the result of the increased subscriber base in the Consumer/SMB business. This larger subscriber base resulted in an increase in satellite capacity lease expense of $15.3 million, an increase in customer care expenses of $4.1 million, an increase in Consumer/SMB network operations center expenses of $1.3 million, and an increase in support costs of $1.1 million. Additionally, there was an increase in International Network Equipment and Services cost of services of $1.4 million in India associated with an increase in revenue. Offsetting these increases was a reduction in depreciation expense of $15.9 million primarily related to the asset impairment recorded in December 2004 in connection with the April 2005 Acquisition (see “—Impact of the April 2005 Acquisition”).

Cost of Hardware Products Sold

For the year ended December 31, 2005, cost of hardware products sold decreased by $45.8 million, or 13.5%, to $292.9 million from $338.7 million for the year ended December 31, 2004. Cost of hardware products sold as a percentage of revenues also decreased, to 36% for the year ended December 31, 2005 from 43% for the year ended December 31, 2004.

VSAT. For the VSAT segment, costs decreased by $22.6 million or 8.4% to $245.0 million from $267.6 million. This decrease was attributable to lower depreciation of $14.1 million and lower amortization of capitalized development costs of $13.8 million related to the asset impairment recorded in December 2004. Additionally, the launch of our next generation terminal in 2005 resulted in lower product cost per unit due to improvements in engineering design, increased volume, and purchasing efficiency. This resulted in $2.2 million lower costs of hardware products sold in 2005 as compared to 2004. Partially offsetting these decreases was a $6.9 million increase in product support costs.

Telecom Systems. For the Telecom Systems segment, cost of hardware product sold decreased by $23.2 million, or 32.6%, to $47.9 million from $71.1 million. This decrease resulted primarily from $16.8 million in lower product costs and reduced project specific engineering efforts due to the substantial completion of two contracts with a large mobile satellite operator in the United Arab Emirates and the completion of warranty services on our two main legacy projects. Additionally, costs decreased related to $2.6 million of higher expenses incurred in 2004 due to the termination of leases on test and factory equipment in early 2005. Also contributing to the decrease was lower amortization of capitalized development costs of $2.2 million related to the asset impairment recorded in December 2004.

Research and Development

For the year ended December 31, 2005, research and development expense decreased by $18.4 million, or 33.0%, to $37.3 million from $55.7 million for the year ended December 31, 2004. Research and development expense as a percentage of revenues also decreased, to 5% for the year ended December 31, 2005 from 7% for the year ended December 31, 2004. The decrease in research and development expense was due to an $18.6 million decrease in SPACEWAY research and development expenses resulting from DIRECTV’s decision in the third quarter of 2004 to change our SPACEWAY business plan.

Sales and Marketing

For the year ended December 31, 2005, sales and marketing expense increased by $1.6 million, or 2.2%, to $74.2 million from $72.6 million for the year ended December 31, 2004, although sales and marketing expense as a percentage of revenues remained unchanged at 9% for the year ended December 31, 2005 compared to the year ended December 31, 2004. The increase in sales and marketing expense is due primarily to a $4.7 million increase in expenses attributable to commissions and residuals paid to dealers and customer service representatives as a result of the subscriber growth in the Consumer/SMB business and a $1.3 million increase in advertising costs primarily related to the placement of additional advertisements and infomercials. These increased costs were partially offset by a $3.7 million decrease in SPACEWAY marketing efforts due to headcount and other cost reductions attributable to DIRECTV’s decision that we would no longer continue to pursue the business plan of the SPACEWAY program as it was originally contemplated which resulted in a reduction in our efforts to introduce existing and prospective customers to the SPACEWAY technology. In addition, costs decreased by $0.8 million in our North American Network Equipment and Services business due to lower commission expenses incurred by the sales organization as a result of a lower volume of business.

General and Administrative

For the year ended December 31, 2005, general and administrative expense decreased by $28.9 million, or 33.8%, to $56.6 million from $85.5 million for the year ended December 31, 2004. General and administrative expense as a percentage of revenues also decreased, to 7% for the year ended December 31, 2005 from 11% for the year ended December 31, 2004. The decrease in general and administrative expense was primarily due to the $11.2 million decrease in pension expense related to pension programs which were not continued following the April 2005 Acquisition, a $3.3 million decrease in depreciation expense following the asset impairment recorded in December 2004, a $1.7 million decrease related to reductions in the cost of general business insurance and termination of the DIRECTV long term incentive program in which HNS employees participated for which costs were allocated by DIRECTV, a $4.1 million decrease in rents and other facilities related costs for facilities retained by DIRECTV, a $4.8 million charge in 2004 to write-off receivables from two customers in Europe, and a $5.9 million decrease in the cost of our legal function as a result of reductions in headcount and reduced litigation expense. These decreases were partially offset by an increase in credit card transaction fees of $1.6 million in the Consumer/SMB business that resulted from an increase in the number of transactions as our subscriber base continued to grow.

Restructuring Costs

For the year ended December 31, 2005, restructuring costs decreased by $7.9 million to $3.1 million from $11.0 million. The 2005 restructuring costs related to a reduction of approximately 1% of the then existing headcount in our domestic operations and the decision to close one of our network operations centers related to SPACEWAY which resulted in charges for the cancellation of equipment leases. The 2004 restructuring costs reflect a workforce reduction of approximately 9% of our then existing domestic headcount and related principally to the realignment of the SPACEWAY program.

SPACEWAY Impairment Provision

In the year ended December 31, 2004, we recorded a SPACEWAY impairment provision of $1,217.7 million after conducting an impairment analysis of our investment in SPACEWAY triggered by decisions made by DIRECTV that it would no longer continue to pursue the business plan of the SPACEWAY program as it was originally contemplated. See “—Factors Affecting Our Results of Operations—SPACEWAY Impairment Charge.”

Asset Impairment Provision

In the year ended December 31, 2004, we recorded an asset impairment charge of $150.3 million, based on an impairment analysis of our long-lived assets. See “—Impact of the April 2005 Acquisition.”

Operating Income (Loss)

We generated operating income of $45.5 million in the year ended December 31, 2005 compared to an operating loss of $1,432.5 million for the year ended December 31, 2004. The majority of the improvement was attributable to the SPACEWAY and the asset impairment provisions recorded in 2004. In addition, operating income improved in the VSAT segment for the year ended December 31, 2005, as a result of increased revenue primarily in the Consumer/SMB business coupled with product cost reductions related to the next generation VSAT terminal and operating expense reductions in the total VSAT business segment.

Interest Expense

Interest expense consists primarily of the gross interest costs we incur related to our senior debt facilities, various borrowings by our foreign subsidiaries, and VSAT hardware financing. For the year ended December 31, 2005, interest expense increased by $16.9 million, or 225.3%, to $24.4 million from $7.5 million for the year ended December 31, 2004. This increase is due primarily to interest incurred on the $325.0 million of term indebtedness entered into in connection with the April 2005 Acquisition. Assuming that going forward we only enter into new arrangements in which we do not have a continuing obligation to perform, in 2006 our interest expense attributable to VSAT hardware financing will be lower than the 2005 amount.

Other Income (Expense), Net

For the year ended December 31, 2005, other income (expense), net decreased by $3.6 million, or 55.4%, to $2.9 million from $6.5 million for the year ended December 31, 2004. This decrease was primarily attributable to a $5.8 million gain recognized in 2004 attributable to the sale of a building in San Diego as we scaled back operations at that location, partially offset by higher interest income of $2.1 million. Interest income increased due to the investment of funds borrowed in connection with the April 2005 Acquisition.

Year ended December 31, 2004 compared to year ended December 31, 2003

The following table presents our revenues for the years ended in December 31, 2003 and 2004, and the increase or decrease and percentage change between the periods presented:

	Years ended December 31,		Increase (decrease)	Percentage change
(Dollars in thousands)	2003	2004
Revenues:
Services	$328,989	$383,519	$54,530	17%
Hardware sales	422,159	405,831	(16,328)	(4)%

Total revenues	$751,148	$789,350	$38,202	5%

Revenue by end markets:
North American Network Equipment and Services	$307,272	$305,266	$(2,006)	(1)%
Consumer/SMB	162,556	202,838	40,282	25%
International Network Equipment and Services	195,795	188,589	(7,206)	(4)%

Total VSAT	665,623	696,693	31,070	5%

Mobile Satellite Systems	73,529	73,017	(512)	(1)%
Terrestrial Microwave	11,996	19,640	7,644	64%

Total Telecom Systems	85,525	92,657	7,132	8%

Total revenues	$751,148	$789,350	$38,202	5%

Services Revenue

Substantially all our services revenue is generated by our VSAT business. For the year ended December 31, 2004, services revenue increased by $54.5 million, or 16.6%, to $383.5 million from $329.0 million for the year ended December 31, 2003. This increase is due primarily to revenue increases in our Consumer/SMB and International Network Equipment and Services markets. Consumer/SMB service revenue increased by $35.9 million due to increases in our subscriber base and ARPU. Our consumer subscriber base increased by approximately 44,700 on a net basis from 179,700 at December 31, 2003 to 224,400 at December 31, 2004. ARPU increased approximately $5 in 2004 to $56 from $51 in 2003. International Network Equipment and Services revenue increased primarily due to $17.2 million attributable to new customer contracts in Europe.

Hardware Sales Revenue

For the year ended December 31, 2004, hardware sales revenue decreased by $16.4 million, or 3.9%, to $405.8 million from $422.2 million for the year ended December 31, 2003.

VSAT. For the year ended December 31, 2004, VSAT hardware sales revenue decreased by $23.1 million, or 6.9%, to $313.5 million from $336.6 million for the year ended December 31, 2003. Our revenues from North American enterprise customers declined slightly due to continued pricing pressures, which were partially offset by an increase in the number of units shipped. Revenues from our international customers declined despite an approximate doubling in the number of units shipped as we transitioned our product line to a new generation of lower-priced hardware and our 2003 VSAT hardware revenue included $24.4 million of sales to a telecommunications company in Africa that were not replicated in 2004. Partially offsetting this decline in our enterprise hardware business was a $2.3 million increase in revenues from sales of hardware to our consumer subscribers.

Telecom Systems. For the year ended December 31, 2004, hardware sales revenue from our Telecom Systems businesses increased by $6.8 million, or 8.0%, to $92.3 million from $85.5 million for the year ended December 31, 2003. The increase is primarily related to sales to European telecommunications providers in our Terrestrial Microwave business.

Cost of Services

For the year ended December 31, 2004, cost of services decreased by $9.4 million, or 3.1%, to $290.4 million from $299.8 million for the year ended December 31, 2003. Cost of services as a percentage of revenues also decreased, to 37% for the year ended December 31, 2004 from 40% for the year ended December 31, 2003. This decrease is due primarily to hub consolidation as we reduced our number of hubs globally from seven to four and eliminated associated costs. In addition, we wrote off $7.1 million of accounts receivable in 2003 relating to two new enterprise VSAT customers who defaulted on their services contracts and we did not experience a similar write-off of that magnitude in 2004. These declines were partially offset by an increase in transponder lease costs of $11.3 million to $133.3 million in 2004 from $122.0 million in 2003. The depreciation of the United States dollar versus the currencies in which our international subsidiaries operate further offset these declines in cost of services. Excluding the impact of the write-off of accounts receivable discussed above, our cost of services remained relatively flat, while our services revenues increased by $54.5 million from 2003 to 2004.

Cost of Hardware Products Sold

For the year ended December 31, 2004, cost of hardware products sold decreased by $50.8 million, or 13.0%, to $338.7 million from $389.5 million for the year ended December 31, 2003. Cost of hardware products sold as a percentage of revenues also decreased, to 43% for the year ended December 31, 2004 from 52% for the year ended December 31, 2003. The decrease in cost of hardware products sold is due primarily to cost savings of $34.6 million related to a reduction in the per unit manufacturing cost of VSATs in addition to the overall reduction of hardware sales. In addition, cost of hardware products sold in 2003 included $11.3 million relating to inventory write-downs in our Terrestrial Microwave and International Network Equipment and Services businesses and a write-down of a note receivable from a reseller.

Research and Development

For the year ended December 31, 2004, research and development expense increased by $21.6 million, or 63.3%, to $55.7 million from $34.1 million for the year ended December 31, 2003. Research and development expense as a percentage of revenues also increased, to 7% for the year ended December 31, 2004 from 5% for the year ended December 31, 2003. The increase in research and development expense was due primarily to $20.3 million in research and development costs for SPACEWAY resulting from the decision in the third quarter of 2004 to change our SPACEWAY business plan and therefore discontinue the capitalization of development costs.

Sales and Marketing

For the year ended December 31, 2004, sales and marketing expense decreased by $2.8 million, or 3.7%, to $72.6 million from $75.4 million for the year ended December 31, 2003. Sales and marketing expense as a percentage of revenues also decreased, to 9% for the year ended December 31, 2004 from 10% for the year ended December 31, 2003. The decrease in sales and marketing expense is due primarily to $5.2 million in lower commissions as we shifted the focus of our consumer sales effort from a dealer network to online sales, with the resulting savings partially offset by a $3.2 million increase in the cost of placing additional advertisements and infomercials on DIRECTV’s digital television service.

General and Administrative

For the year ended December 31, 2004, general and administrative expense decreased by $4.4 million, or 4.9%, to $85.5 million from $89.9 million for the year ended December 31, 2003. General and administrative expense as a percentage of revenues also decreased, to 11% for the year ended December 31, 2004 from 12% for the year ended December 31, 2003. In 2003, general and administrative expenses were negatively impacted by a $6.2 million foreign exchange loss. 2004 expenses reflected higher outside legal costs of $2.0 million which pertained to a litigation matter that was resolved in the first quarter of 2005. Net of these two items, general and administrative expenses decreased $0.2 million, primarily as a result of lower employee costs driven by headcount reductions in 2004.

Restructuring Costs

For the year ended December 31, 2004, restructuring costs increased by $6.9 million to $11.0 million from $4.1 million for the year ended December 31, 2003. The 2004 restructuring costs reflect a workforce reduction of 164 employees, or approximately 9% of our 2004 domestic headcount, and the 2003 restructuring costs reflect the reduction of 171 employees, or approximately 7% of our 2003 domestic headcount. The 2004 restructuring, which related principally to our domestic operations, was taken as a result of the realignment of the SPACEWAY program, and we implemented the 2003 restructuring in order to reduce our cost structure as we neared the completion of several engineering-intensive Mobile Satellite Systems programs. Severance costs per employee were greater in 2004 due to enhanced severance benefit programs resulting from the News Corporation transaction.

SPACEWAY Impairment Provision

In the third quarter of 2004, we incurred a SPACEWAY impairment charge of $1,217.7 million relating to our SPACEWAY program. See “—Factors Affecting Our Results of Operations—SPACEWAY Impairment Charge.”

Asset Impairment Provision

As a result of the execution of the December 2004 contribution and membership interest purchase agreement, we performed an impairment analysis of our long-lived assets. Based on the purchase price of the assets in the April 2005 Acquisition, the fair value was determined to be $150.3 million less than the carrying amount. See “—Impact of the April 2005 Acquisition.”

Operating Loss

For the reasons discussed above, operating loss increased by $1,290.8 million from a loss of $141.7 million in 2003 to a loss of $1,432.5 million in 2004.

Interest Expense

Interest expense consists primarily of the gross interest costs we incur related to various borrowings by our foreign subsidiaries and VSAT hardware financing. For the year ended December 31, 2004, interest expense decreased by $4.7 million, or 38.5%, to $7.5 million from $12.2 million for the year ended December 31, 2003. This decrease is due primarily to lower interest expense of $2.9 million due to reduced borrowing levels by our European subsidiary during the year. Further contributing to this decrease is a reduction in interest expense associated with our domestic VSAT hardware financing.

Other Income (Expense), Net

Other income (expense), net consists of non-operating income less non-operating expenses. For the year ended December 31, 2004, other income (expense), net increased by $9.7 million to $6.5 million from $(3.2) million for the year ended December 31, 2003. This increase is due primarily to a $5.8 million gain recognized in connection with the sale of our San Diego property, a reduction of $1.3 million in equity losses from affiliates, and a reduction in our foreign income tax expense of $2.1 million.

Selected Segment Data

Our operations are comprised of two segments: (i) the VSAT segment, which consists of the North American Network Equipment and Services business, the Consumer/SMB business and the International Network Equipment and Services business and (ii) the Telecom Systems segment, which consists of the Mobile Satellite Systems business and the Terrestrial Microwave business. The following tables set forth our revenues and operating (loss) income by segment:

	Years ended December 31,			Six months ended June 30,
(Dollars in thousands)	2003	2004	2005	2005	2006
Revenues
VSAT	$665,623	$696,693	$738,321	$338,606	$365,164
Telecom Systems	85,525	92,657	68,588	39,554	40,131

Total Revenues	$751,148	$789,350	$806,909	$378,160	$405,295

	Years ended December 31,			Six months ended June 30,
(Dollars in thousands)	2003	2004	2005	2005	2006
Segment operating income (loss):
VSAT	$(123,189)	$(1,407,574)	$33,289	$(9,898)	$5,454
Telecom Systems	(18,465)	(24,925)	12,240	5,886	7,217

Total segment operating income (loss)	$(141,654)	$(1,432,499)	$45,529	$(4,012)	$12,671

Liquidity and Capital Resources

Six Months Ended June 30, 2006 Compared to Six Months Ended June 30, 2005

Net Cash Used in Operating Activities

Net cash from operating activities improved $59.1 million to a source of $21.5 million for the six months ended June 30, 2006 from a use of $37.6 million for the six months ended June 30, 2005. This improvement was due primarily to an improvement in cash flow from changes in operating assets and liabilities of $57.3 million and improvement in gross margin (revenues less costs of services and hardware), lower research and development costs and lower general and administrative expense, net of the decrease in depreciation and amortization totaling $13.2 million. Partially offsetting these decreases was an increase in interest expense of $13.1 million, primarily attributable to the additional debt incurred in connection with the April 2005 Acquisition.

For the six months ended June 30, 2006, net cash used in operating activities was principally comprised of $17.2 million of depreciation and amortization and an increase in cash flows from operating assets and liabilities of $8.0 million, partially offset by a $4.2 million net loss.

For the six months ended June 30, 2005, net cash used in operating activities was principally comprised of a $10.2 million net loss, increased by a decrease in cash flows from operating assets and liabilities of $49.3 million, partially offset by $21.7 million of depreciation and amortization.

Net Cash Flows Used in Investing Activities

Net cash used in investing activities increased $61.0 million to $93.6 million for the six months ended June 30, 2006 from $32.6 million for the six months ended June 30, 2005. The increase relates primarily to the net purchase of $46.6 million in short-term marketable securities in 2006 and an increase in capital expenditures of $12.8 million.

Capital expenditures for the six months ended June 30, 2005 and June 30, 2006 consists of the following:

	Six months ended June 30,		Increase (decrease)
(Dollars in thousands)	2005	2006
Capital expenditures
SPACEWAY program	$11,139	$24,463	$13,324
VSAT operating lease hardware	2,922	426	(2,496)
Capitalized software	5,752	8,768	3,016
Other capital expenditures—VSAT	13,264	9,521	(3,743)
Capital expenditures—other	830	3,540	2,710

Total capital expenditures	$33,907	$46,718	$12,811

Net Cash Flows Provided by Financing Activities

Net cash provided by financing activities decreased $89.1 million to $99.9 million for the six months ended June 30, 2006 from $189.0 million for the six months ended June 30, 2005. The decrease relates primarily to the $325.0 million in term indebtedness incurred in April 2005 in connection with the April 2005 Acquisition, offset by net capital contributions from DTV Network Systems, Inc. of $106.8 million in 2005 when we were still a wholly owned subsidiary and the additional net borrowings in 2006 of $125.0 million upon issuance of the Old Notes and repayment of the outstanding term indebtedness.

Year Ended December 31, 2005 Compared to Year Ended December 31, 2004

Net Cash Provided by Operating Activities

Net cash provided by operating activities decreased $46.9 million, or 53.5%, to $40.8 million for the year ended December 31, 2005 from $87.7 million for the year ended December 31, 2004. This decrease was due primarily to a reduction in cash flow from changes in operating assets and liabilities of $87.2 million, higher interest expense of $16.9 million attributable primarily to our new term indebtedness incurred in April 2005, and higher sales and marketing expense of $1.6 million. The reduction in cash flow from changes in operating assets and liabilities was due primarily to a $28.0 million increase in accounts receivable, a $21.7 million decrease in accounts payable, and a $23.1 million decrease in short-term borrowings. Accounts receivable went up due to (i) an increase in trade receivables and contracts in process of $20.4 million primarily due to increases in India, Europe and Brazil as a result of VSAT transactions related to increased activity, and (ii) a reduction of $7.3 million in the allowance for doubtful accounts primarily related to improvements in collections. Accounts payable decreased due to (i) a reduction of $16.2 million in the U.S. entities primarily as a result of changes in check remittance processing and the timing of receipt of materials and services (ii) an $8.7 million decrease in Europe related to cash management activities, including the net payment in 2005 of $3.4 million accrued at December 31, 2004 due to a space segment provider in connection with previously disputed invoices and (iii) a net increase of $2.7 million in India primarily due to higher sales and cost of sales activity at year end 2005 for which payments had not yet occurred. Short-term borrowings decreased primarily due to a decrease in VSAT hardware financing as a result of scheduled reductions in debt of $26.2 million offset by changes in current year activity related to new transactions and modifications of existing transactions. The reduction was partially offset by an improvement in gross margin (revenues less costs of services and hardware), research and development expense, general and administrative expense and restructuring costs, net of the impact of the change in depreciation expense totaling $55.6 million; and an increase of $2.1 million in interest income, primarily attributable to additional interest income earned on invested funds.

For the year ended December 31, 2005, net cash provided by operating activities was principally comprised of $24.0 million net income, increased by $40.9 million of depreciation and amortization and $1.0 million of debt issuance cost amortization, partially offset by a reduction in cash flows from operating assets and liabilities of $25.2 million.

For the year ended December 31, 2004, net cash provided by operating activities was principally comprised of a $1,433.5 million net loss, increased by a $5.8 million gain on disposal of assets, partially offset by the $1,368.0 million SPACEWAY and other asset impairment provisions, $97.0 million of depreciation and amortization and an increase in cash flows from operating assets and liabilities of $62.0 million.

Net Cash Flows Used in Investing Activities

Net cash used in investing activities decreased $14.2 million, or 11.6%, to $108.6 million for the year ended December 31, 2005 from $122.8 million for the year ended December 31, 2004. The decrease relates primarily to the $46.1 million decrease in capital expenditures, consisting principally of a $20.7 million decrease in capital expenditures on the SPACEWAY project resulting from DIRECTV’s decision in the third quarter of 2004 that, given the uncertainty of recovery of any additional capitalized costs relating to SPACEWAY in a potential sale or other disposition, all subsequent spending on the SPACEWAY program would be expensed as incurred, other than costs directly related to the construction and launch of SPACEWAY 3. Also contributing to the decrease was $23.6 million, related to decreased capital expenditures on VSAT operating lease hardware. Offsetting the decrease in capital expenditures was a purchase of $13.5 million in short-term marketable securities in 2005, an increase in the change in restricted cash of $1.7 million, and the receipt in 2004 of $17.0 million in connection with the sale of a building in San Diego as we scaled back operations at that location.

Capital expenditures for the years ended December 31, 2004 and December 31, 2005 consists of the following:

	Year ended December 31,		Increase (decrease)
(Dollars in thousands)	2004	2005
Capital expenditures
SPACEWAY program	$60,584	$39,878	$(20,706)
VSAT operating lease hardware	27,724	4,093	(23,631)
Capitalized software	16,673	16,144	(529)
Other capital expenditures—VSAT	28,154	30,127	1,973
Capital expenditures—other	5,696	2,508	(3,188)

Total capital expenditures	$138,831	$92,750	$(46,081)

Net Cash Flows Provided by Financing Activities

Net cash provided by financing activities increased $156.4 million, or 2,202.8% to $163.5 million for the year ended December 31, 2005 from $7.1 million for the year ended December 31, 2004. This increase relates primarily to the borrowing of $325.0 million under the credit facilities, partially offset by the $161.3 million difference between the net distribution to DTV Network Systems, Inc. of $108.9 million in 2005 compared to the $52.4 million in net contribution by DTV Network Systems, Inc. in 2004. This difference is primarily attributable to the $190.7 million payment to DTV Network Systems, Inc. in connection with the April 2005 Acquisition. In addition, cash used in financing activities in 2005 included $10.5 million of fees and expenses relating to the issuance of the credit facilities.

Year Ended December 31, 2004 Compared to Year Ended December 31, 2003

Net Cash Provided by Operating Activities

Net cash provided by operating activities increased by $37.1 million, or 73.3%, to $87.7 million for the year ended December 31, 2004 from $50.6 million for the year ended December 31, 2003. The increase was primarily due to the $98.5 million increase in gross margin (revenues less costs of services and hardware). This improvement was partially offset by a reduction in cash flow from changes in operating assets and liabilities of $43.4 million, higher research and development expense of $21.6 million and an increase in restructuring costs of $6.9 million. For the year ended December 31, 2004, net cash provided by operating activities was principally comprised of a $1,433.5 million net loss increased by a $5.8 million gain on disposal of assets, offset by $1,368.0 million of non-cash impairment provisions, $97.0 million of depreciation and amortization and an increase in cash flows from operating assets and liabilities of $62.0 million. For the year ended December 31, 2003, net cash provided by operating activities was principally comprised of a $157.0 million net loss, offset by $94.8 million of depreciation and amortization and an increase in cash flows from operating assets and liabilities of $105.4 million.

Net Cash Flows Used in Investing Activities

Net cash used in investing activities decreased $94.0 million, or 43.4%, to $122.8 million for the year ended December 31, 2004 from $216.8 million for the year ended December 31, 2003. The decrease relates primarily to the $75.6 million decrease in capital expenditures on the SPACEWAY project resulting from DIRECTV’s decision in the third quarter of 2004 that, given the uncertainty of recovery of any additional capitalized costs relating to SPACEWAY in a potential sale or other disposition, all subsequent spending on the SPACEWAY program would be expensed as incurred, other than costs directly related to the construction and launch of SPACEWAY 3. Also contributing to the decrease was $17.0 million of cash received from the sale of our San Diego property in the fourth quarter of 2004 and a $9.8 million reduction, to $27.7 million, related to capital expenditures on VSAT operating lease hardware. Other capital expenditures—VSAT relate principally to expansion of shared hub operations, improvements in our network operations center and other capacity enhancements.

Capital expenditures for the years ended December 31, 2003 and December 31, 2004 consist of the following:

	Years ended December 31,		Increase (decrease)
(Dollars in thousands)	2003	2004
Capital expenditures
SPACEWAY program	$136,198	$60,584	$(75,614)
VSAT operating lease hardware	37,520	27,724	(9,796)
Capitalized software	20,073	16,673	(3,400)
Other capital expenditures—VSAT	10,429	28,154	17,725
Capital expenditures—other	11,309	5,696	(5,613)

Total capital expenditures	$215,529	$138,831	$(76,698)

Net Cash Flows Provided by Financing Activities

Net cash provided by financing activities decreased $128.7 million, or 94.8%, to $7.1 million for the year ended December 31, 2004 from $135.8 million for the year ended December 31, 2003. This decrease relates primarily to a $147.1 million decrease in investments made by DIRECTV in connection with the SPACEWAY program realignment. Our financing activities for the year ended December 31, 2004 were principally comprised of $52.4 million of cash invested by DIRECTV and $31.1 million of new borrowings related to VSAT hardware financing, partially offset by $65.9 million of repayments of borrowings related to VSAT hardware financing and an $10.1 million net reduction in other borrowings by our foreign subsidiaries. Our financing activities for the year ended December 31, 2003 were principally comprised of $199.5 million of cash invested by DIRECTV and $46.8 million of new borrowings related to VSAT hardware financing, partially offset by $59.0 million of repayments of borrowings related to VSAT hardware financing and a $50.1 million net reduction in other borrowings by our foreign subsidiaries.

Future Liquidity Requirements

We are significantly leveraged. Our significant degree of leverage may pose risks to you. See “Risk Factors—Risks Related to the Notes—Our high level of indebtedness could adversely affect our ability to raise additional capital to fund our operations and could limit our ability to react to changes in the economy or our industry and prevent us from meeting our obligations under the Notes.”

We expect that our principal future liquidity requirements will be for working capital, debt service, the costs to complete and launch the SPACEWAY 3 satellite, and, to a lesser extent, other capital expenditures such as VSAT operating lease hardware and other VSAT capital expenditures. On April 13, 2006, we, along with our subsidiary HNS Finance Corp. as co-issuer, issued the Old Notes in a private placement. The Notes are guaranteed on a senior unsecured basis by each of our current and future domestic subsidiaries that guarantee any of our indebtedness or indebtedness of other subsidiary guarantors, including the indebtedness under our revolving credit facility. A portion of the net proceeds of the offering was used to repay the $325.0 million of term indebtedness incurred pursuant to the April 2005 Acquisition, including accrued interest and an early termination fee. The remainder, after paying the fees and expenses associated with the issuance of the Old Notes, is available to us for general corporate purposes. In connection with the offering, we amended our $50.0 million revolving credit facility pursuant to an amendment and restatement of the credit agreement governing this credit facility. The $50.0 million revolving credit facility is available for borrowings and for issuance of letters of credit. At June 30, 2006, we have issued letters of credit totaling $14.4 million under the revolving credit facility. As a result, the available borrowing capacity under the revolving credit facility as of June 30, 2006 was $35.6 million.

The agreement governing the amended revolving credit facility and the indenture governing the Notes require us to comply with certain covenants, for as long as, (1) in the case of the amended revolving credit facility, the amended and revolving credit agreement is in effect and, (2) in the case of the indenture, so long as any Notes are outstanding. Negative covenants contained in these agreements include limitations on our ability and/or certain of our subsidiaries’ ability to incur additional indebtedness, issue redeemable stock and subsidiary preferred stock, incur liens, pay dividends or distributions or redeem or repurchase capital stock, prepay, redeem or repurchase debt, make loans and investments, enter into agreements that restrict distributions from our subsidiaries, sell assets and capital stock of our subsidiaries, enter into certain transactions with affiliates, consolidate or merge with or into, or sell substantially all of our assets to, another person, and enter into new lines of business. In addition to these negative covenants, the amended revolving credit facility contains affirmative covenants such as preserving our businesses and properties, maintaining insurance over our assets, paying and discharging all material taxes when due, and furnishing the lenders’ administrative agent our financial statements for each fiscal quarter and fiscal year, certificates from a financial officer certifying that no Event of Default or Default has occurred during the fiscal period being reported, litigation and other notices, compliance with laws, maintenance of records and other such customary covenants. We have been in compliance with all of our debt covenants since the placement of the credit facilities and through June 30, 2006.

In connection with the sale of VSAT hardware to certain North American Network Equipment and Services customers who do not purchase their equipment outright, we enter into long term operating leases (generally three to five years) with the customer for the use of the VSAT hardware installed at the customer’s facilities. Historically, we had an arrangement with a financial institution to borrow against the future operating lease revenues at the inception of the lease. When amounts were borrowed under these arrangements, the financial institution assumed the credit risk associated with non-payment by the customer for the duration of the operating lease; however, we retained a continuing obligation to indemnify the financing institution from losses it may incur (up to the original value of the hardware) from non-performance of our system (a “Non-Performance Event”). As a result, we did not recognize a sale of the equipment at the time of such transactions since we retained a continuing obligation to perform under those leases. In connection with these transactions, the financial institution receives title to the equipment at the inception of the lease and obtains the residual rights to the equipment after the operating lease with the customer has expired. Since the inception of the borrowing program in 1997, we have received nominal claims from certain customers for Non-Performance Events, but we have not been required to make any indemnification payments for a Non-Performance Event. We do not maintain a reserve for a Non-Performance Event as we believe the possibility of the occurrence of a Non-Performance Event due to a service outage is remote given our ability to quickly re-establish customer service at a relatively nominal cost. For a description of our customer equipment financing arrangements and the impact on our financial statements, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Factors Effecting our Results of Operations—Customer Equipment Financing Arrangements.”

One of our subsidiaries in India has revolving facilities and term loans with Indian banks. These credit facilities are secured entirely by the assets of that subsidiary. The outstanding balance under the revolving facilities as of June 30, 2006 was $2.4 million. The revolving facilities are used by the Indian subsidiary for funding working capital needs and for issuing bank guarantees to various customers in support of supply contracts. $1.1 million of the outstanding revolving borrowings are at variable rates, and the balance are at fixed rates. The total available for borrowing by the Indian subsidiary under the revolving lines of credit was $1.9 million as of June 30, 2006. The outstanding balance under the term loans as of June 30, 2006 was $2.9 million. The term loans are used primarily to fund capital expenditures and mature as follows: $0.6 million in 2006, $1.2 million in 2007, $0.9 million in 2008 and $0.2 million in 2009. The Indian subsidiary may be restricted from paying dividends to us under the terms of these loans.

We have included Adjusted EBITDA for the years ended December 31, 2004 and 2005 in this prospectus because, among other things, it is a defined term in the indenture governing the Notes and in the $50.0 million revolving credit facility. This measurement is a material component of the covenants contained in those debt instruments. For example, non-compliance with the debt incurrence ratios contained in the indenture based on “Adjusted EBITDA” prohibits us from being able to incur additional indebtedness or make restricted payments, other than pursuant to specific exemptions.

Based on our current and anticipated levels of operations and conditions in our markets and industry, we believe that our cash on hand, cash flow from operations and availability under the revolving credit facility will enable us to meet our working capital, capital expenditure, including construction costs for SPACEWAY, debt service, research and development and other funding requirements for the foreseeable future. However, our ability to fund our working capital needs, research and development activities, debt payments and other obligations, and to comply with the financial covenants under our debt agreements, depends on our future operating performance and cash flow, which are in turn subject to prevailing economic conditions, the level of spending by our customers and other factors, many of which are beyond our control. Any future acquisitions, joint ventures, or other similar transactions will likely require additional capital and there can be no assurance that any such capital will be available to us on acceptable terms, if at all. Our subsidiaries are separate and distinct legal entities and, except for our existing and future subsidiaries that are or will be guarantors of the Notes, they will have no obligation, contingent or otherwise, to pay amounts due under the Notes or to make any funds available to pay those amounts, whether by dividend, distribution, loan or other payment.

Contractual Obligations

The following table sets forth our contractual obligations and capital commitments as of December 31, 2005 on a pro forma basis after giving effect to the offering of the Old Notes as if it had occurred on December 31, 2005:

	Payments due by year
(Dollars in thousands)	Total	2006	2007	2008	2009	2010	Thereafter
Revolving loans	$—	$—	$—	$—	$—	$—	$—
Notes	450,000	—	—	—	—	—	450,000
Operating leases, primarily real property	11,965	5,560	2,395	1,725	1,159	560	566
Service contract (1)	14,021	9,568	4,453	—	—	—	—
Construction and launch services contracts for SPACEWAY 3 (2)	83,500	35,200	48,300	—	—	—	—
VSAT hardware financing obligations (3)	42,217	25,171	4,727	8,099	3,141	1,079	—
Transponder lease obligations	409,203	136,598	93,814	63,173	35,896	25,402	54,320
Hughes Communications India Limited debt	4,805	4,445	360	—	—	—	—
Due to Affiliates	27,927	18,960	8,967	—	—	—	—
Estimated interest payments (4)	355,929	48,304	47,139	45,323	43,937	42,976	128,250

Total	$1,399,567	$283,806	$210,155	$118,320	$84,133	$70,017	$633,136

(1)	Amount represents a cumulative commitment over the 27 months ended March 31, 2007, for which we have provided a valuation reserve of $2.8 million as of December 31, 2005.
(2)	Based on our current estimate of when payments for the construction and launch of the SPACEWAY 3 satellite will be made.
(3)	Principal and interest obligations related to our VSAT hardware financing obligations are funded by payments received from customers under the service agreements with those customers. VSAT hardware financing obligations will increase by $11.6 million on a pro forma basis after giving effect to the January 2006 Acquisition as a result of the impact of purchase accounting. This adjustment reflects an excess of the fair value of certain of our VSAT hardware financing arrangements over the carrying value of such arrangements.
(4)	Estimated interest payments were calculated as follows: (i) interest on the Notes was calculated based on the 9 1/2% fixed rate of the Notes (ii) interest on the VSAT hardware financing obligations and the Hughes Communications India Limited fixed rate debt was calculated based on the applicable rates and payment dates as contained in the debt instruments, and (iii) interest on the Hughes Communications India Limited variable rate debt was calculated based on the rates in effect as of December 31, 2005.

Additional details regarding these obligations are provided in the notes to the audited financial statements included elsewhere in this prospectus.

Commitments and Contingencies

In 2002, the Department of Revenue Intelligence, or DRI, in India initiated an action against a former affiliate and customer of ours, Hughes Tele.com (India) Ltd., or HTIL, relating to alleged underpayment of customs duty and misclassification of import codes. The DRI action was also directed against us and other HTIL suppliers whose shipments are the focus of that action. HTIL, renamed Tata Teleservices (Maharashtra) Ltd., or

TTML, after the Tata Group purchased our equity interest in December 2003, is the principal party of interest in this action. We, together with the other named suppliers, were potentially liable for penalties in an amount of up to five times the underpayment of duty if we were found to have aided HTIL in avoiding duty. In connection with our sale to the Tata Group, we did not indemnify TTML in relation to its own potential liability in this matter. The parties filed replies to the DRI’s allegations and after a series of hearings, the Office of the Settlement Commission recently issued a final order closing the case with no liability for us.

Following a voluntary disclosure by DIRECTV and DTV Network Systems, Inc. in June 2004, DIRECTV and DTV Network Systems, Inc. entered into a consent agreement with the U.S. Department of State in January 2005 regarding alleged violations of the International Traffic in Arms regulations involving exports of technology related to the VSAT business primarily to China. As part of the consent agreement, which applies to us, one of our subsidiaries was debarred from conducting certain international business, although we may seek reinstatement in the future. In addition, we are required to enhance our export compliance program to avoid future infractions. As a result of the voluntary disclosure and the consent agreement, we are currently unable to perform our obligations under certain contracts with certain customers in China and Korea addressed by the consent agreement, and if ultimately unable to perform, we may be liable for certain damages, which are not expected to be material. In June 2006, we settled such a claim by one of these customers in China for $0.5 million.

We are also involved in various claims and lawsuits arising in the normal conduct of our business. Our management is not aware of any claims or adverse developments with respect to such matters which will have a material adverse effect on our consolidated financial position, results of operations, cash flows or ability to conduct our business.

Off-Balance Sheet Arrangements

We are required to issue standby letters of credit and bonds primarily to support certain sales of our equipment to international government customers. These letters of credit are either bid bonds to support RFP bids, or to support advance payments made by customers upon contract execution and prior to equipment being shipped, or guarantees of performance issued in support of our warranty obligations. Bid bonds typically expire upon the issue of the award by the customer. Advance payment bonds expire upon receipt by the customer of equipment, and performance bonds expire typically when the warranty expires, generally one year after the installation of the equipment.

As of June 30, 2006, $28.4 million of our contractual obligations to customers and other statutory/governmental agencies were secured by letters of credit issued through our and our subsidiaries’ credit facilities. Of this amount, $14.4 million were issued under the $50.0 million revolving credit facility, $4.9 million were secured by restricted cash, and $9.1 million were secured by letters of credit issued under credit arrangements available to our Indian subsidiaries. Certain of the letters of credit issued by our Indian subsidiaries are secured by those entities’ assets.

Seasonality

Like many communications infrastructure equipment vendors, a significant amount of our hardware sales occur in the second half of the year due to our customers’ annual procurement and budget cycles. Large enterprises and operators usually allocate their capital expenditure budgets at the beginning of their fiscal year (which often coincides with the calendar year). The typical sales cycle for large complex system procurements is 6 to 12 months which often results in the customer expenditure occurring towards the end of the year. Customers often seek to expend the budgeted funds prior to the end of the year and the next budget cycle. As a result, interim results are not indicative of the results to be expected for the full year.

Inflation

Historically, inflation has not had a material effect on our results of operations.

Certain Relationships and Related Transactions

For a discussion of related-party transactions, see “Certain Relationships and Related Transactions” and Note 17 of the notes to the audited financial statements and Note 11 of the notes to the unaudited interim financial statements included elsewhere in this prospectus.

Quantitative and Qualitative Disclosures About Market Risk

The following discussion and the estimated amounts generated from the sensitivity analyses referred to below include forward-looking statements of market risk which assume for analytical purposes that certain adverse market conditions may occur. Actual future market conditions may differ materially from such assumptions because the amounts noted below are the result of analyses used for the purpose of assessing possible risks and the mitigation thereof. Accordingly, you should not consider the forward-looking statements as projections by us of future events or losses.

General

Our cash flows and earnings are subject to fluctuations resulting from changes in foreign currency exchange rates, interest rates and changes in the market value of our equity investments. We manage our exposure to these market risks through internally established policies and procedures and, when deemed appropriate, through the use of derivative financial instruments. We enter into derivative instruments only to the extent considered necessary to meet our risk management objectives, and do not enter into derivative contracts for speculative purposes.

Foreign Currency Risk

We generally conduct our business in United States dollars. However, as our international business is conducted in a variety of foreign currencies, we are exposed to fluctuations in foreign currency exchange rates. Our objective in managing our exposure to foreign currency changes is to reduce earnings and cash flow volatility associated with foreign exchange rate fluctuations. Accordingly, we may enter into foreign exchange contracts to mitigate risks associated with foreign currency denominated assets, liabilities, commitments and anticipated foreign currency transactions. The gains and losses on derivative foreign exchange contracts offset changes in value of the related exposures. We had no foreign exchange contracts outstanding at June 30, 2006. The impact of a hypothetical 10% adverse change in exchange rates on the fair values of foreign currency denominated assets and liabilities would be an estimated loss of $2.7 million at June 30, 2006.

Market Risk

We have a significant amount of cash. We have invested this cash in short-term investments which are subject to market risk due to changes in interest rates. We have established an investment policy which governs our investment strategy and stipulates that we diversify our investments among United States Treasury securities and other high credit quality debt instruments that we believe to be low risk. We are averse to principal loss and seek to preserve our invested funds by limiting default risk and market risk.

The Old Notes are not subject to interest rate fluctuations because the interest rate is fixed for the term of the instrument. However, pursuant to the terms of the registration rights agreement we entered into in connection with the offering of the Old Notes, we are required to file a registration statement with the SEC and complete a registered exchange offer within 360 days after the April 13, 2006 closing of the offering. If we are unable to comply with the 360 day requirement, we would be subject to liquidated damages of 0.25% per annum for the first 90-day period following such failure to comply. Thereafter, the amount of liquidated damages would increase by an additional 0.25% per annum with respect to each subsequent 90-day period until the registered exchange offer is completed up to a maximum amount of liquidated damages of 1.0% per annum. We are subject to fluctuating interest rates on certain other debt, the total of which is immaterial.

Credit Risk

We are exposed to credit risk in the event of non-performance by the counterparties to our derivative financial instrument contracts. While we believe this risk is remote, credit risk is managed through the periodic monitoring and approval of financially sound counterparties.

Commodity Price Risk

All of our products contain components whose base raw materials have undergone dramatic cost increases in the last six to 12 months. Increases in pricing of crude oil, gold and other metals such as zinc and aluminum have the ability to affect our product costs. We have been successful in offsetting or mitigating our exposure to these raw material cost increases but if we are unable to mitigate future increases, this could have an adverse impact on our product costs. We are unable to predict the possible impact of changes in commodity prices.

Critical Accounting Policies

Our discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with U.S. GAAP. The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingencies at the date of the financial statements as well as the reported amounts of revenues and expenses during the reporting period. We evaluate these estimates and assumptions on an ongoing basis. The results of these estimates form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results could differ from these estimates under different assumptions and conditions.

Revenue Recognition

Service revenues and hardware sales, excluding lease revenues, are recognized as services are rendered or products are installed or shipped to third-party installer and as title passes to those customers. In situations where customer offerings represent a bundled arrangement for both services and hardware, revenue elements are separated into their relevant components (services or hardware) for revenue recognition purposes. We offer a rebate to qualifying new consumer subscribers and we record a reduction in revenue in the same period the related sale occurs based on an estimate of the number of rebates that will be redeemed. This estimate is based on historical experience and actual sales during the promotion.

Hardware sales totaling $21.7 million, $25.1 million, $55.4 million, $58.0 million and $55.8 million in the six months ended June 30, 2006 and 2005 and the years ended December 31, 2005, 2004 and 2003, respectively, represent annual revenues under VSAT hardware operating leases with customers which are funded by third-party financial institutions and for which we have retained a financial obligation to the financial institution. At the inception of the operating lease, we receive cash from the financial institution for a substantial portion of the aggregate lease rentals and, for those transactions in which we have retained a continuing obligation to the financing institution to indemnify it from losses it may incur (up to the original value of the hardware), we recognize a corresponding liability to the financial institution. Hardware lease revenues are recognized over the term of the operating lease. We capitalize the book value of the installed equipment used to provide services to the customer as VSAT operating lease hardware and depreciate these costs over the term of the customer lease agreement. Such depreciation is included in costs of hardware products sold. Revenues from these customer contracts are not recorded until they are earned on a month-to-month basis. For transactions in which we have not retained a continuing obligation to the financing institution, hardware revenues are recognized at the inception of the transaction. For a description of our customer equipment financing arrangements and the impact on our financial statements, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Customer Equipment Financing Arrangements.”

Revenues are also earned from long-term contracts for the sale of mobile satellite communications systems. Sales under these long-term contracts are recognized using the percentage-of-completion (cost-to-cost) method of accounting. Under this method, sales are recorded equivalent to costs incurred plus a portion of the profit expected to be realized, determined based on the ratio of costs incurred to estimated total costs at completion. Profits expected to be realized on long-term contracts are based on estimates of total sales value and costs at completion. These estimates are reviewed and revised periodically throughout the lives of the contracts, and adjustments to profits resulting from such revisions are recorded in the accounting period in which the revisions are made. This requires us to develop estimates of the costs to complete contracts and adjust the estimates as progress is made on the contracts. Changes to the estimated cost at completion impact the amount of revenue and profit (loss) recognized. Estimated losses on contracts are recorded in the period in which they are identified.

Impairment of Long-Lived Assets

We evaluate the carrying value of long-lived assets to be held and used, other than goodwill and intangible assets with indefinite lives, when events and circumstances warrant such a review. We consider the carrying value of a long-lived asset impaired when the anticipated undiscounted future cash flow from such asset is separately identifiable and is less than its carrying value. In that event, we recognize a loss based on the amount by which the carrying value exceeds the fair value of the long-lived asset. We determine fair value primarily using the estimated future cash flows associated with the asset under review, discounted at a rate commensurate with the risk involved, and other valuation techniques. We determine losses on long-lived assets to be disposed of in a similar manner, except that we reduce the fair value for the cost of disposal. Changes in estimates of future cash flows could result in a write-down of the asset in a future period.

Income Taxes

Hughes Network Systems, LLC is a limited liability company, and as such, U.S. Federal and domestic state income taxes (in the states which tax limited liability companies as partnerships) are the direct responsibility of our members. DTV Network Systems, Inc. participated in the filing of consolidated U.S. Federal and domestic state income tax returns with DIRECTV, and DTV Network Systems, Inc. incurred operating losses in each of the seven years prior to the April 2005 Acquisition. Under the terms of the December 3, 2004 Contribution and Membership Interest Purchase Agreement, as amended, between us, SkyTerra Communications, Inc., DIRECTV, and DTV Network Systems, Inc., DIRECTV retained the tax benefits from these net operating losses and has responsibility for all of the pre-closing domestic and international income tax liabilities of DTV Network Systems Inc. Income tax expense represents taxes associated with our international subsidiaries and state taxes in the states which tax limited liability companies as taxable corporations.

Subscriber Acquisition Costs

Subscriber acquisition costs, which are included in prepaid expenses and other, are incurred to acquire new consumer and SMB subscribers. Subscriber acquisition costs consist of dealer and customer service representative commissions on new installations, and, in certain cases, the cost of hardware and installation provided to customers at the inception of service. Subscriber acquisition costs are deferred when a customer commits to a 12- to 24-month service agreement, and amounts deferred are amortized to expense over the commitment period as the related service revenue is earned. Customers who receive hardware and installation under these service agreements have a higher monthly service rate than is charged to customers who purchase their equipment outright at the inception of service. We monitor the recoverability of subscriber acquisition costs and are entitled to an early termination fee (secured by customer credit card information obtained up-front) if the subscriber cancels service prior to the end of the commitment period. The recoverability of deferred subscriber acquisition costs is reasonably assured through the increased monthly service fee charged to customers, the ability to recover the equipment, or the ability to charge an early termination fee.

Software Development Costs

Software development costs are capitalized in accordance with SFAS No. 86, “Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed.” Capitalized software development costs are amortized using the straight-line method over their estimated useful lives, not in excess of five years. Software program reviews are conducted at least annually to ensure that capitalized software development costs are not impaired and that costs associated with programs that do not generate revenues are expensed. Software development costs capitalized at December 31, 2004 were written off as a result of the asset impairment analysis.

New Accounting Pronouncements

In January 2003, the Financial Accounting Standards Board or FASB, issued Interpretation No. 46 (revised December 2003), “Consolidation of Variable Interest Entities—an interpretation of ARB No. 51” or FIN 46R. FIN 46R requires the consolidation of a variable interest entity, or VIE, where a holder of variable interests achieves a controlling financial interest through arrangements other than voting interests, and it is determined that the investor will absorb a majority of the expected losses and/or receive the majority of residual returns of the VIE. FIN 46R became effective for us on January 1, 2005. The adoption of this standard had no impact on our results of operations or financial position.

In March 2005, the FASB, issued Interpretation No. 47 “Accounting for Conditional Asset Retirement Obligations, an interpretation of FASB Statement No. 143,” or FIN 47, which clarifies the term “conditional asset retirement obligation” as used in SFAS No. 143 “Accounting for Asset Retirement Obligations.” Specifically, FIN 47 provides that an asset retirement obligation is conditional when the timing and/or method of settling the obligation is conditioned on a future event. Accordingly, an entity is required to recognize a liability for the fair value of a conditional asset retirement obligation if the fair value of the liability can be reasonably estimated. Uncertainty about the timing and/or method of settlement of a conditional asset retirement obligation should be factored into the measurement of the liability when sufficient information exists. This interpretation also clarifies when an entity would have sufficient information to reasonably estimate the fair value of an asset retirement obligation. FIN 47 became effective for us on January 1, 2005. The adoption of this standard had no impact on our results of operations or financial position.

In November 2002, the Emerging Issues Task Force, or EITF, reached a consensus on Issue No. 00-21, “Accounting for Revenue Arrangements with Multiple Deliverables.” EITF Issue No. 00-21 requires the allocation of revenues into separate units of accounting for transactions that involve more than one deliverable and contain more than one unit of accounting. we elected to apply the accounting required by EITF Issue No. 00-21 prospectively to transactions entered into after June 30, 2003. The adoption of this standard did not have a significant impact on our results of operations or financial position.

In November 2004, the FASB issued Statement of Financial Accounting Standards, or SFAS, No. 151, “Inventory Costs—an amendment of Accounting Research Bulletin No. 43, or ARB 43, Chapter 4, or SFAS No. 151. SFAS No. 151 amends ARB 43, Chapter 4 to clarify the accounting for idle facility expense, freight, handling costs, and wasted material. SFAS No. 151 requires that these types of costs be recognized as current period expenses when incurred. SFAS No. 151 became effective for us for inventory costs incurred on and after January 1, 2006. The adoption of this standard did not have a significant impact on our results of operations or financial position.

We adopted SFAS No. 153 “Exchanges of Nonmonetary Assets—an amendment of Accounting Principles Board Opinion No. 29,” or SFAS No. 153, on July 1, 2005. SFAS 153 eliminates the exception for nonmonetary exchanges of similar productive assets of APB Opinion No. 29 and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. A nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. The adoption of this standard had no impact on our results of operations or financial position.

In December 2004, the FASB issued SFAS No. 123R, “Share Based Payment,” a revision of SFAS No. 123, or SFAS No. 123R. SFAS No. 123R requires entities to recognize compensation expense for all share-based payments to employees, including stock options, based on the estimated fair value of the instrument on the date it is granted. The expense will be recognized over the vesting period of the award. SFAS No. 123R is effective for us beginning January 1, 2006 and provides entities two transition methods. Under the modified prospective method, compensation expense is recognized beginning with the effective date for all awards granted to employees prior to the effective date that are unvested on the effective date. The modified retrospective method is a variation of the modified prospective method, except entities can restate all prior periods presented or prior interim periods in the year of adoption using the amounts previously presented in the pro forma disclosure required by SFAS No. 123. As we previously accounted for share-based payments using the fair value method under SFAS No. 123, the adoption of SFAS No. 123R did not have a material impact on our results of operations or financial position.

In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections,” a replacement of APB Opinion No. 20, “Accounting Changes” and SFAS No. 3, “Reporting Accounting Changes in Interim Financial Statements,” or SFAS No. 154. SFAS No. 154 applies to all voluntary changes in accounting principle and changes the requirements for accounting for and reporting a change in accounting principle. SFAS No. 154 requires the retrospective application to prior periods’ financial statements of the direct effect of a voluntary change in accounting principle unless it is impracticable to determine either the period-specific effects or the cumulative effective of the change. SFAS No. 154 is effective for us for accounting changes made on or after January 1, 2006, however the statement does not change the transition provisions of any existing accounting pronouncements. The adoption of SFAS No. 154 did not have a material impact on our results of operations or financial position.

In February 2006, the FASB issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments—an amendment of FASB Statements No. 133 and 140,” or SFAS No. 155, an amendment to FASB Statements No. 133, “Accounting for Derivative Instruments and Hedging Activities,” and No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities.” SFAS No. 155 permits fair value remeasurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation, clarifies which interest-only strips and principal-only strips are not subject to the requirements of Statement 133, establishes a requirement to evaluate interests in securitized financial assets to identify interests that are freestanding derivatives or that are hybrid financial instruments that contain an embedded derivative requiring bifurcation, clarifies that concentrations of credit risk in the form of subordination are not embedded derivatives, and amends Statement 140 to eliminate the prohibition on a qualifying special-purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. SFAS No. 155 is effective for all financial instruments acquired or issued after the beginning of an entity’s first fiscal year that begins after September 15, 2006. We do not expect the adoption of SFAS No. 155 to have a material impact on our results of operations or financial position.

In July 2006, the FASB issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes—an Interpretation of FASB Statement 109” (“FIN48”). FIN 48 provides a comprehensive model for recognizing, measuring, presenting and disclosing uncertain tax positions that an entity has taken or expects to take on a tax return. Under FIN 48, a tax benefit from an uncertain position may be recognized only if it is “more likely than not” that the position is sustainable, based on its merits. FIN 48 is effective as of the beginning of fiscal years that start after December 15, 2006. We have not yet determined what impact, if any, FIN 48 will have on our results of operations or financial position.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements,” or SFAS No. 157. SFAS No. 157 establishes a framework for measuring fair value in generally accepted accounting principles, clarifies the definition of fair value and expands disclosures about fair value measurements. SFAS No. 157 does not require any new fair value measurements. However, the application of SFAS No. 157 may change current practice for some entities. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. We have not yet determined what impact, if any, SFAS No. 157 will have on our results of operations or financial position.

In September 2006, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 108 on Quantifying Misstatements, or SAB No. 108. SAB No. 108 requires companies to use both a balance sheet and an income statement approach when quantifying and evaluating the materiality of a misstatement, and contains guidance on correcting errors under the dual approach. SAB No. 108 also provides transition guidance for correcting errors existing in prior years. SAB No. 108 is effective for annual financial statements covering the first fiscal year ending after November 15, 2006, with earlier application encouraged for any interim period of the first fiscal year ending after November 15, 2006, and filed after September 13, 2006. We have not yet determined what impact, if any, SAB 108 will have on our results of operations or financial position.

INDUSTRY OVERVIEW AND TRENDS

The emergence of VSATs in the 1980s marked the beginning of a new era in satellite communication. The use of smaller antennas (less than 2 meters in diameter) meant that the benefits of satellite-based communications could be made commercially viable in a wide range of applications, whereas previous uses were generally limited to government and large commercial installations. A VSAT network operates by connecting multiple, geographically-dispersed communication sites through a satellite to a single point (the network hub) and from there to the customer’s data center. VSAT operators typically lease transponder capacity from third-party fixed satellite service, or FSS, providers. The VSAT network can operate as a complete overlay to terrestrial networks, and can therefore provide a single source solution for a particular customer’s communication requirements. Other benefits include a highly secure and reliable network and service availability across single or multiple regions. In addition, due to the shared nature of the satellite communications resource, VSATs provide attractive economics for multi-site applications that have varying levels of traffic requirements at any one site. VSAT networks can support a full spectrum of capabilities and customer applications including e-mail, virtual private networks, or IP VPN, video/voice, Internet access, Internet telephony, distance learning, content distribution and financial transactions.

VSAT networks allow every site in a network to have access to consistent service levels, sometimes with a guaranteed minimum level of quality, compared with terrestrial networks in which service levels across areas may differ both within a single network and across different networks. In addition, VSAT networks have multiple layers of redundancy, including multiple network operation centers and arrangements to shift loads to backup satellites or transponders in the event of a particular satellite and/or transponder’s failure. Another advantage of VSAT satellite solutions is that due to their wireless nature, they are able to be deployed more rapidly than terrestrial services. The VSAT solution provides users with the ability to multicast and broadcast under the same economic model that has enabled the rapid growth in direct-to-home satellite television. As a result, tasks such as the distribution of training videos are achieved efficiently and economically via a VSAT satellite solution.

Since its inception, the VSAT industry has experienced relatively steady growth in terms of terminals, applications and services in the North American markets due to a number of factors. First, the regulatory climate with respect to the telecommunications industry became increasingly favorable by allowing blanket licenses in the Ku-band for large numbers of technically-identical terminals (whereas individual site licenses were previously required) as well as private ownership of the telecommunications infrastructure. Second, there has been a general decline in the cost of VSAT terminals which has broadened the potential customer base. Third, the technology was quickly adopted by “anchor” customers such as Wal-Mart and Chrysler, followed by wide-scale adoption in the automobile, retail and oil and gas industries.

Network Equipment and Services Market. The Network Equipment and Services market includes Fortune 1000 companies in North America and governments and large multinational corporations globally. Over the past few years, VSAT providers have been successful in reaching customers across numerous industries, and the increasing speed and performance of VSAT technology have expanded the addressable opportunities within those industry segments. In addition, a general decline in prices have made VSAT networks more affordable. Traditionally, these networks focused on low data-rate services such as inventory control and point-of-sale transactions. More recently, however, Intranet and Internet applications have driven these customers to higher-speed broadband services. Historically, enterprise demand for VSATs stemmed mainly from large enterprises in the North American and European markets. In recent years, the demand for enterprise VSATs in the developing world has grown steadily as a result of the trend towards national deregulation as well as the proliferation of multinational companies investing overseas.

According to Northern Sky Research, VSAT sites are expected to grow at a compound annual growth rate of 17.3% between 2005 and 2010. As a result of technology developments in VSAT terminals and the effect of competitive technologies such as DSL, cable and wireless, service and equipment prices will likely decline to remain competitive with terrestrial alternatives, and we believe that this will result in slower growth rates in service fees relative to global site growth rates.

Consumer/SMB Market. The SMB market represents companies that typically employ up to 249 people. This market encompasses entities such as small office and home office users, small retail businesses, franchisees, professional service firms, smaller telecommunication providers and independent software vendors. Typical SMB applications include IP VPNs, Internet access and a range of ISP services. The SMB market is typically characterized by sales where the end-user has a single or few sites and is usually seeking broadband Internet connectivity services.

The consumer market in North America consists of single residential users. At present, satellite broadband for consumers represents a relatively small portion of the overall broadband market, especially when compared to terrestrial alternatives such as DSL and cable modem. However, Northern Sky Research estimated that there were between 10 and 15 million households in North America with no DSL or cable coverage at the end of 2004, and with the advent of even lower cost and higher capability equipment, satellite-based broadband is expected to significantly expand its consumer subscriber base.

Alternative Technologies. VSATs compete with a number of terrestrial technologies, including frame relay, xDSL, cable modems and WiMAX.

•	Frame Relay: Frame relay is a packet-switching protocol for connecting devices on a Wide Area Network, or WAN. Frame relay networks in the United States support data rates ranging from 56/64 Kbps to T-1 (1.5 Mbps) for the branch/remote locations and T-1 to T-3 (45 Mbps) speeds for the data center connection. In Europe, frame relay speeds vary from 64 Kbps to 2 Mbps.

•	xDSL: xDSL refers collectively to all types of DSL, the two main categories being ADSL and SDSL. ADSL, or Asymmetric Digital Subscriber Line, is a technology that allows more data to be sent over existing copper telephone lines. ADSL supports data rates from 1.5 to 9 Mbps when receiving data (known as the downstream rate) and 16 to 640 Kbps when sending data (known as the upstream rate). Although ADSL is not typically sold with service level agreements, its declining prices could make it more attractive in the Consumer/SMB sectors as well as for certain enterprise branch networking applications. SDSL, short for Symmetric Digital Subscriber Line, supports data rates up to 3 Mbps. SDSL sends digital pulses in the high frequency area of telephone wires and cannot operate simultaneously with voice connections over the same wires. SDSL is symmetric because it supports the same data rates for upstream and downstream traffic. ADSL is more popular in North America for Consumers and SMBs, whereas SDSL is being targeted primarily at higher-end enterprise locations.

DSL technologies use sophisticated modulation schemes to pack data onto copper wires. They are sometimes referred to as last-mile or access technologies because they are used only for connections from a telephone switching station to a home or office, not between switching stations. Distance from the local switching station generally must be less than 18,000 feet in order to operate, but needs to be significantly closer in order to achieve optimum performance rates.

•	Cable Modems: A cable modem is a modem that is designed to operate over cable television lines. Because the coaxial cable used by cable television provides much greater bandwidth than telephone lines, a cable modem can provide extremely fast access to the Internet. Nevertheless, the current topology of cable systems is based on a ring architecture, with many end-users sharing bandwidth with a single central node. This architecture causes transfer rates to vary significantly based on unpredictable traffic on the ring, and therefore optimal transfer speeds of 2-3 Mbps cannot be guaranteed. Cable broadband services may be asymmetric or symmetric. Cable technology provides nearly 55% of all broadband connections in the United States, but is typically lower in business districts, where cable systems have been deployed to a much lesser extent.

•	WiMAX: WiMAX is the name commonly given to the IEEE 802.16 standard that provides data rates of between 1 Mbps and 75 Mbps. This standard is a specification for fixed broadband wireless metropolitan access networks, or MANs, that use a point-to-multipoint architecture and support very high bit rates in both uploading to and downloading from a base station up to 30 miles away. MANs typically handle such services as Internet telephony, IP connectivity and TDM voice and data. In addition to the current 802.16 standard, a mobile version is being developed, which is expected to be deployed on a large scale in North America in 2007 or 2008.

BUSINESS

Overview

We are the world’s leading provider of broadband satellite network equipment and services to the very small aperture terminal, or VSAT, enterprise market and the largest satellite Internet access provider to the North American consumer market. According to the 2005 COMSYS VSAT Report, we had a worldwide market share of 55% in 2004 as measured by terminals shipped. Our invention of VSATs, small satellite dishes generally 1.8 meters or less wide, over 20 years ago enables us to provide large enterprises highly reliable, end-to-end communications with guaranteed quality of service regardless of the number of sites or their geographic location. Our networks are used for a variety of applications such as Intranet and Internet access; voice services; connectivity to suppliers, franchisees and customers; credit authorization; inventory management; content delivery and video distribution. We often customize the applications for particular markets. We currently serve more than 200 large companies, many of them in the Fortune 1000, mainly in businesses which have numerous widely dispersed operating units, such as gas service stations (Royal Dutch Shell plc, Exxon Mobil Corporation, BP Amoco Group and Chevron Corporation), automotive dealerships (Volkswagen, AG) and retailers (Wal-Mart Stores, Inc., Lowe’s Companies, Inc. and Kmart Corporation). We have leveraged our experience with such customers and adapted our technologies to expand into other growing market segments, such as small and medium businesses and other business users such as small office and home office users, which we collectively refer to as SMBs, and consumers. We are currently the largest satellite broadband Internet access provider to consumers and small businesses in North America, with approximately 300,200 subscribers as of June 30, 2006. For the six months ended June 30, 2006 on a pro forma basis, we generated revenue of $405.3 million and incurred a net loss of $6.7 million. For the year ended December 31, 2005 on a pro forma basis, we generated revenue of $806.9 million, net income of $12.1 million and Adjusted EBITDA of $114.6 million. For our definition of Adjusted EBITDA, see note (10) in “—Summary Historical and Pro Forma Financial Data.”

We are a leading provider of satellite network equipment and services for enterprises that require consistent, high-quality broadband connectivity across every site, regardless of location. We provide large enterprises globally with a complete turnkey solution, both hardware and recurring communications service, which includes program management, installation, and training and support services. We believe that this fully integrated product and service offering distinguishes us from our competitors and cannot be replicated easily. We have had relationships with some of our enterprise customers for over 15 years. Our enterprise customers typically enter into long-term contracts with us with an average length of three to five years, and renewal/rollovers are common. Based on management estimates, the renewal rate for our enterprise customers was approximately 92% in 2005. In the expanding Consumer/SMB markets, we distinguish ourselves by packaging services normally reserved for large enterprises into a comprehensive solution. We believe that our solutions are consistently more reliable and cost-effective over time across a range of enterprise applications compared with terrestrial alternatives. Over the last 15 years, we have sold more than one million VSATs to customers in over 100 countries. As of December 31, 2005, we had a revenue backlog (which we define as our expected future revenue under our customer contracts that are non-cancelable) of approximately $583.6 million.

As part of our drive for less costly and more efficient technological solutions, we plan to launch our next-generation SPACEWAY 3 satellite in early 2007 and introduce service in North America on SPACEWAY’s network later in 2007. With SPACEWAY, we will be able to offer our customers faster communication rates and expect to reduce our operating costs substantially. We intend to leverage SPACEWAY’s increased communication rates and enhanced functionality to grow our market penetration in all market sectors including the large enterprise sector and the rapidly expanding North American Consumer/SMB markets, which have historically been serviced by terrestrial alternatives, to further increase our subscriber base. By owning our own satellite, we will reduce our need to lease third-party satellite transponder capacity, thereby reducing costs as new and renewing customers migrate onto our SPACEWAY 3 satellite.

We are controlled by various investment vehicles that are affiliated with Apollo Advisors IV L.P., or Apollo, through their ownership interest in our parent, Hughes Communications, Inc., or Hughes Communications.

Strengths

Leading Global VSAT Provider with Large Installed Customer Base. Over the last 15 years, we have sold more than one million VSATs to customers in over 100 countries. According to the 2005 COMSYS VSAT Report, in 2004, our global market share was approximately 55%, based on the number of terminals shipped. In comparison, the same COMSYS report states that our competitors had the following global market shares: Gilat Satellite Networks, Ltd. (23%); ViaSat (12%); iDirect (4%); and others (7%). This large installed base provides excellent opportunities for new and incremental sales for our services and products.

Global Blue-Chip Customer Base with History of High Renewals. Our Network Equipment and Services customers include Fortune 1000 companies and are leaders in the retail, energy, financial, hospitality, automotive and services industries. These customers generally have long-term contracts with an average length of three to five years that contribute to a significant revenue backlog, which as of December 31, 2005, was approximately $583.6 million. We have maintained contractual relationships with some of our customers for over 15 years.

Provider of Highly Reliable, End-to-End Communications Networks. We are a leading network provider for enterprises that require consistent, high-quality broadband connectivity across every site, regardless of location. Since we control our entire network from end to end, we are able to offer highly secure and robust communication services. We utilize reliable components and employ redundancy and backup at multiple stages of our network. We also believe that we are able to deploy our services more rapidly than both our terrestrial and satellite competitors. Our automation and installation support systems, together with our network of independent contractors, enable us to install thousands of sites per month for network-wide deployment in North America.

Market Leader in Technology and Innovation. We have been a leader in pioneering major advances in satellite data communications technology for more than 20 years to both increase service capabilities and reduce the cost of service, which enables us to expand our addressable markets. Our integrated product and service model allows us close proximity to our clients’ business and data network service requirements. This allows us to efficiently identify our customers’ needs and develop technological solutions that are critical to extending our VSAT applications to existing clients and new markets. For example, our next generation products, including the DW7000 series introduced in 2005 and the HN7000 series introduced in 2006, have increased in-route data speeds from our past offering of 256 Kbps to up to 1.6 Mbps, which we believe is comparable to current DSL and cable offerings, and offer additional features such as increased throughput with greater bandwidth efficiency. Furthermore, our in-house engineering capabilities have enabled us to design one of the most technologically advanced satellite broadband services platforms called SPACEWAY. We expect that both the HN7000 series and SPACEWAY will enable us to expand and better serve all our markets by offering increased speeds and enhanced functionality at competitive prices.

Common Architecture Platform Across our End Markets Gives us Operating Leverage. We have engineered a common platform for all our VSAT markets, which reduces costs for research and development, manufacturing, maintenance, customer support and network operations. Our common platform has allowed us to develop solutions for different end markets such as Consumers and SMBs, utilizing a shared infrastructure. Our network platform includes multi-use terminals with downloadable software components to tailor our services to customer requirements. Common VSAT terminals are now used on a global basis for large enterprises and Consumer/SMBs, which allow us to reduce costs while improving the overall quality of our products and services.

Diversified Revenue Stream. We benefit from the fact that our revenue stream is diversified geographically and consists of a mix of services and hardware sales. We generated approximately 68% of our 2005 revenues in the United States and 32% internationally. In 2005, we derived approximately 53% of our global revenues by providing services and 47% via hardware sales and leases. We expect service revenue to continue to exceed hardware revenues in the foreseeable future. Within the VSAT segment, our customer concentration is low, with our top 10 VSAT customers accounting for 17.2% of our revenues in 2005. We also have achieved a leading market position in the provision of satellite Internet access for Consumers and SMBs in North America with approximately 300,200 customers as of June 30, 2006. We expect this market to experience continued growth, and we believe that we are well positioned to benefit from this growth.

Experienced Senior Management Team and Strong Sponsorship. Our senior management team has extensive experience in the satellite communications industry, with average industry experience of 23 years. Our management team is supported by approximately 452 engineers and a marketing and sales force of approximately 125 persons who have an average tenure of approximately 11 years with us. We are controlled by Apollo through its controlling interest in our parent, Hughes Communications. Apollo is a leading private equity investment firm with significant expertise in the satellite sector.

Business Strategy

We intend to seek complementary opportunities to strengthen our business and support its growth. In addition, we intend to organically grow our leading market share by continuing to leverage our position as a technologically advanced and cost-effective provider of services and products. The principal elements of this strategy are to:

•	maintain our position as a technology leader by developing new products with higher speeds and enhanced functionality;

•	remain a low-cost supplier by leveraging our common architecture and integrated platform for multiple market segments;

•	grow our customer base by increasing our offerings and expanding into underserved markets;

•	expand our market penetration in the Network Equipment and Services sector by developing a broader range of managed network services utilizing satellite, wireline and wireless technologies;

•	increase Consumer/SMB market penetration via the introduction of low-cost, higher speed broadband products such as the DW7000 series product line launched in 2005 and the HN7000 series product line launched in 2006, followed by the SPACEWAY platform which we expect will be launched in 2007;

•	expand our international footprint by offering services directly in larger markets and indirectly in the rest of the world via hardware sales to third-party operators;

•	improve cash flow by leveraging operational efficiencies and further cost reduction initiatives; and

•	develop additional strategic relationships for distribution channels both domestically and internationally.

Our Networks

Our VSATs communicate with satellites to provide connectivity for data, voice and video services to our customers. We offer managed network services to our customers on our own infrastructure as a turnkey service. In addition, we offer network management services to our enterprise customers on dedicated networking facilities located on their own premises, or on dedicated hub equipment at our hub facilities, in each case as an added option. Our network consists of numerous user terminals which have relatively small antennas, typically 0.74m to 1.2m in diameter, and a few hub stations with large antennas that form the center of the network. VSAT networks are typically configured in a star or hub-and-spoke architecture with the user terminals communicating through a satellite directly with a single hub terminal. The hub, which includes the network operations center, routes data between the VSAT users and either the customers’ data centers or the Internet.

We own and operate shared hubs in Germantown, Maryland; Detroit, Michigan and Las Vegas, Nevada to serve our North American markets; a hub in Griesheim, Germany to serve our European, African and Middle Eastern markets; a hub in Sao Paulo, Brazil to serve our Latin American markets and a hub in New Delhi, India to serve our Indian markets. We use these hubs to serve large regions, such as North America or Europe. We also have several business partners that cooperate with us to serve specific international markets on their own hubs.

Our North American networking operations are designed to support our enterprise, Consumer/SMB customers on the same infrastructure. This allows us to leverage our fixed operating expenses and investments in our network across all our markets, thereby reducing the costs associated with addressing individual markets and increasing the overall service margin for our North American service offerings.

Each of our networks is controlled by a network operations center that connects to the hub and manages the transmission performance of all of the user terminals. Our network operations centers operate 24 hours per day, 365 days per year, and have extensive network management capabilities in order to troubleshoot and maintain our networks. In the United States, our primary network operations center is located in Germantown, Maryland, with a backup network operations center located in Las Vegas, Nevada. We believe that, based on the number of users, our Germantown, Maryland network operations center is the largest satellite data network facility in the world, managing approximately 346,000 broadband user terminals and approximately 21,000 low data rate user terminals.

In addition to managing our communications services, the network operations center serves as the point of contact for customers needing assistance. From the network operations center, we assist our customers with troubleshooting their applications as they transit our network, and we can determine the locations of any failures in the user terminals or the hub that affect our customers.

Our networks are designed to provide very high-service availability. We have outfitted each hub with fully redundant equipment intended to ensure backup in the event of a failure. To minimize the impact of a transponder failure on our customers, we limit the number of transponders we lease per satellite. We offer our customers the opportunity to purchase backup of their network by using multiple hub locations and alternate backup satellites to maintain their network performance in the event of a major failure. For those users who have purchased our optional dial backup capability, their network services may be restored via the public phone network. In addition, the satellites on which we lease capacity typically have their own internal redundancy in order to ensure that failures within the satellite will not cause service outages. If there is a malfunction that renders the satellite completely inoperable, our fixed satellite service providers will supply replacement capacity, or we will utilize existing capacity from another satellite to restore service to the extent backup equipment is not available. We constantly monitor our network capacity, and in the event of a satellite failure we can reallocate our resources in order to ensure that our customers have continued network access. Failure by us to meet these standards will generally result in a pro-rated credit being applied to our customers’ contracts. We lease transponder capacity primarily from seven major fixed satellite service providers globally and typically contract for transponder capacity from each of them for a period of three or five years. We continually manage our satellite capacity needs and match capacity purchases with our near-term projected customer growth. We forecast future requirements based on our business projections and arrange to utilize the capacity as these customers contract with us for service. In addition, we pool satellite capacity for our Consumer/SMB customers, thus optimizing the mix of these customers to achieve efficiencies while maintaining service levels. Certain of our enterprise VSAT customers also operate in the shared pool of capacity, while for others we purchase dedicated capacity on terms that match the length of the contract we have with the particular customer.

Our hubs in Germantown, Maryland and Las Vegas, Nevada provide connectivity to customers in our consumer VSAT business. Some of the transponder capacity we lease is shared between our North American enterprise and consumer customers as the two customer sets tend to have different usage characteristics (for example, daytime versus evening usage). This allows us to obtain additional efficiencies on our space segment expense.

Overview of our Principal Businesses

We principally operate in the VSAT market which we divide across distinct business lines. Our VSAT businesses consist of the North American Network Equipment and Services business, the International Network Equipment and Services business and the Consumer/SMB business. Our Telecom Systems businesses consist of the Mobile Satellite Systems business and the Terrestrial Microwave business. Due to the complementary nature and common architecture of our services and products across our business lines, we are able to leverage our expertise and resources within our various operating units to yield significant cost efficiencies. The following chart summarizes the core elements of our markets, each of which is discussed in further detail below.

	VSAT			Telecom Systems
	North American Network Equipment and Services	International Network Equipment and Services	Consumer/ SMB	Mobile Satellite Systems	Terrestrial Microwave

Customer Base	Large enterprise (including Fortune 1000 companies), government and local government agencies in North America	Large enterprise (including Fortune 1000 companies) and government agencies located outside of North America	SMB and single residential users in areas with limited or no DSL or cable coverage	Mobile satellite-based voice and data service operators	Cellular mobile operators and CLECs

2005 Revenues	$288.4 million	$202.9 million	$247.0 million	$48.6 million	$20.0 million

Products/Service Application(s)

•    VSAT equipment

•    Intranet

•    Internet access

•    E-mail

•    IP VPN

•    Multicast file delivery/video streaming

•    Customized business solutions

•    Turnkey managed network services

–   Program and Installation Management

–   Engineering services

–   Maintenance

–   Customer care

•    Back office

–   Credit authorization

–   Billing

–   Inventory management

•    Content distribution

•    Online Payments

•    Online Learning

•    VoIP

			• Internet • ISP services including e-mail • IP VPN • Multicasts file delivery /video streaming	• Turnkey network solutions • Terminal systems equipment	• Microwave- based networking equipment • Backhaul replacement product for cellular service providers

2005 VSAT Shipments (approximate)	36,000	59,000	131,000

Representative Customers	Wal-Mart Stores, Inc., General Motors Corporation, ExxonMobil Corporation, Blockbuster Entertainment Corp., GTECH Corporation, T.J. Maxx, McDonald’s Corporation, Edward Jones, BP Amoco, Cendant Corporation, Chevron Corporation, Shell	Volkswagen AG, Tesco, Telefonos de Mexico, VISA International Service Association, Hindustan Lever Ltd., Telkom South Africa, Ericsson/Telstra Australia, MOFA, Saudi Arabia		Thuraya Satellite Telecommunications Company, Inmarsat Ltd., Mobile Satellite Ventures LP, ICO Global Communications	Nokia Corporation, Vodafone Italy, Era/PTC, Wind, T-Mobile Czech Republic, Nextlink/XO Communications

See note 18 to our audited consolidated financial statements included elsewhere in this prospectus for additional information by operating segment and by geographic location.

VSAT Business

North American Network Equipment and Services business

Business Overview

Our North American Network Equipment and Services business offers complete turnkey solutions to large enterprises, including program management, installation, training and support services. This is particularly important to our large enterprise customers who depend on us for national or regional service. Our VSAT networks enable our customers to improve service quality, productivity, cost control, decision-making and many other facets of operational management by enabling them to gain access to up-to-date information anywhere and anytime. All links across our networks are digitally protected to provide our customers with high levels of security. In addition to providing hardware and related services, we also provide shared-hub services which give our customers the opportunity to own their own private networks without having to invest in hub equipment or the resources necessary for the day-to-day operations of the network. As of December 31, 2005, our North American Network Equipment and Services operations had approximately 213,000 sites on our network facilities. Over the past 15 years to date, we have shipped over 750,000 terminals to North American Network Equipment and Services customers. In 2005, we had an approximately 69% share of the North American VSAT market based on the number of terminals in service (COMSYS 2005). According to the same COMSYS 2005 report, our competitors in the North American VSAT had the following market shares: Gilat Satellite Networks Ltd. (19%); Telestat (3%); ViaSat (2%); and other (7%).

We provide customized solutions to meet the unique demands of the various vertical markets we serve. For example, following a recent merger in the oil and gas industry, we were able to rapidly integrate two large and distinct networks containing thousands of dispersed sites while maintaining full operational functionality. Our North American Network Equipment and Services operations generated revenues of $288.4 million for the year ended December 31, 2005.

Customers

We target large-scale enterprises, consumers and SMBs with our wide range of innovative and scalable (i.e., expandable) network solutions. Our enterprise customer base includes more than 200 large companies, including Fortune 1000 companies across a variety of sectors. These include industry leaders in the automotive, energy, hospitality, retail and services industries. In 2005, we entered into select major new deals and renewals with, among others, BP Amoco Group; Royal Dutch Shell plc; Edward D. Jones & Co., L.P.; AGF Management Limited; The TJX Companies, Inc.; GTECH Corporation; Wal-Mart Stores, Inc.; Blockbuster, Inc.; Casey’s General Stores, Inc.; Daimler Chrysler Group; and CSK Auto, Inc. Our large enterprise customers typically enter into non-cancelable contracts with an average duration of three to five years that include commitments for specific levels of service and bandwidth, as well as bundled packages consisting of hardware, services and capacity across our network that are tailored specifically to their needs.

Certain of our customers in the enterprise market require that we enter into service level agreements, or SLAs, pursuant to which we guarantee certain levels of service based on predetermined performance metrics. These metrics include installation and maintenance completion standards (for example, we will agree to complete our installation or maintenance on the first trip to the applicable location 95% of the time), as well as network availability guarantees (for example, a given service will be operational for 99.5% of the time for each month of the contract). Failure by us to meet these standards generally will result in a credit being applied to our customer’s account, with the amount of the credit varying according to the performance metric.

Our networking capabilities also have attracted a strong franchisee customer base that includes Wendy’s International, Inc., Denny’s Corp., Taco Bell Corp., Pizza Hut, Inc. and McDonald’s Corporation. We provide these customers with a complete solution to enhance internal sales activities, develop brand-specific IP credit solutions, build secure branded websites and launch successful sales campaigns.

Services and Products

Services. We offer the following services to our North American Network Equipment and Services customers:

•	Broadband Connectivity. We provide an array of cost-effective broadband connectivity solutions. These services are comprised of basic transport (using satellite and terrestrial technologies) and Internet connectivity from our hubs. Layered on top of these basic services is our technology that supports the acceleration of data across our network and enables secure multicast/broadcast services. Specific examples include two-way, always-on, high-speed Internet access, IP VPNs, that provide highly secure remote network solutions, multicast file delivery and multicast streaming, which involve the delivery of high-quality, full-screen, full-motion video and audio and satellite backup for frame relay service and other terrestrial networks.

•	Managed Network Services. We differentiate ourselves by providing a one-stop turnkey suite of bundled services that include network design, implementation planning, terrestrial backhaul provisioning, rollout and installation, ongoing network operations, help desk and onsite maintenance. Network services include program management, installation management, network and application engineering services, network operations, field maintenance and customer care.

•	ISP Services and Hosted Applications. Our network topology scales and adapts to a customer’s changing requirements. Since customer traffic is always routed through a hub, it is very efficient for hubs to host customer-owned and managed applications or provide to the customer application services developed by us or in conjunction with our service partners. ISP services include e-mail, web hosting and spam filtering. Examples of hosted applications include online payments, online learning and Internet telephony.

•	Digital Media Services. Over and above broadband connectivity, we offer specific services providing guaranteed delivery of digital content and the delivery of live or pre-recorded video and audio. Examples include managed digital signage services for the retail industry, online learning applications and the delivery of content for digital cinema applications.

•	Customized Business Solutions. We provide customized, industry-specific enterprise solutions that can be applied to multiple businesses in a given industry. Current business solutions are targeted at the following application sectors: restaurants, convenience stores, banking and financial services, retail, oil and gas, automotive, healthcare, education, telecommuters, Internet service providers and telecommunication service providers. We have begun marketing similar multimedia applications to other customers.

Products. Through evolving technology and manufacturing processes, we pursue a strategy of continuous product development in order to offer broadband satellite systems that provide the features demanded by our markets at competitive prices. Our remote satellite terminals consist of a satellite modem integrated with an IP router, together with an outdoor unit consisting of a satellite transceiver and antenna.

Our portfolio of remote satellite terminals includes the following:

•	DW4020. Introduced in 2002, the DW4020 was designed for the high-end enterprise VSAT market and is a high performance, full-featured terminal that supports a wide range of IP applications and devices. The DW4020 implements advanced TCP and HTTP satellite acceleration together with IP header and payload compression, and is able to provide enterprise users with fast Internet or Intranet access, as well as support for corporate data applications.

•	DW6000. Introduced in 2003, the DW6000 is a cost-effective satellite terminal providing high-speed broadband access to all but the high-end enterprise VSAT market. The DW6000 integrates the features and functionality of the DW4020 into a single unit at a lower price. The DW6000 has achieved widespread market acceptance, and we have shipped over 270,000 units since its introduction.

•	DW7000 and HN7000S. The DW7000 and HN7000S are the next generation terminals in our product portfolio. We developed the 7000 series by leveraging advances in transmission capabilities, processors and memory devices and created what we believe is one of the most powerful high performance broadband satellite terminals to date. The 7000 series offers higher transmission speeds, increased throughput and greater bandwidth efficiency than previous products.

•	DW7700 and HN7700S. Using the same internal modem as the DW7000 and HN7000S and released contemporaneously with the DW7000 and HN7000S, respectively, the 7700 series targets the enterprise market and integrates additional communication interfaces required for the provision of managed services to the high-end enterprise VSAT market. These interfaces include ports capable of supporting “legacy” (i.e., non-IP) serial protocols which provide an ideal solution for interfacing with credit card readers, ATMs and lottery terminals. The integral modem provides the capability to offer automatic dial-backup connectivity for those customers who demand 100% network availability.

Appliances. In addition to our core products detailed above, we have developed a series of “appliances” that connect our satellite terminals to enable additional functionality and services. These appliances have been developed to integrate other non-IP applications with our systems, and include the following:

•	DW1000 Multimedia Appliance. The DW1000 provides high-speed multimedia and content delivery and has a built-in digital video decoder that supports MPEG1 and MPEG2 video transmissions.

•	DW6030 Serial Appliance. With many corporations continuing to use legacy devices such as credit card readers and ATMs, the DW6030 is designed to transport non-IP traffic over our IP-based satellite system. A key advantage of the DW6030 is that it allows customers to maintain their investment in legacy devices and applications while also supporting IP broadband for newer applications such as corporate Intranets.

•	DW6040 Voice Appliance. The DW6040 is targeted primarily at our international VSAT market and supports Internet telephony on our networks. The DW6040 has four ports that can connect to telephones or fax machines. The DW6040 has built-in features to efficiently transport the voice traffic over our networks while maintaining a high quality voice grade of service. The remote terminal, together with the DW6040, provides a low-cost solution to address the need for operators to provide telephony and data services to remote and rural areas.

We derived 47.3% of our 2005 revenues from the sale and lease of hardware and 52.7% from the provision of related services in our North American market.

Sales, Marketing and Distribution

Our distribution strategy is designed around a core sales team that has developed an extensive knowledge of our large enterprise customers’ business needs. The market coverage by our direct sales force is supplemented by additional distribution channels, including resellers, retail and direct marketing, in order to maximize our potential customer base. Our North American sales and marketing operations are based at our corporate headquarters in Germantown, Maryland. We also maintain other regional sales offices. We have an experienced and adaptable sales and marketing team that executes our business plan and has an average tenure of 10 years with us. Within the North American region, we have one team that focuses on the Network Equipment and Services markets and another team that focuses on the Consumer/SMB markets.

Network Equipment and Services. Our Network Equipment and Services sales and marketing team, consisting of approximately 54 sales and marketing personnel, sells directly to large enterprises and, through value added resellers, to medium-sized businesses. The team is responsible for generating new business from large corporations and franchise operators and for maintaining relationships with existing customers. The Network Equipment and Services sales process is a consultative process involving a skilled technical marketing and sales force and typically takes from nine to eighteen months to complete. The Network Equipment and Services sales and marketing team is also responsible for business development in new and specialized markets and for the overall development of services.

Consumer/SMB Service. Our Consumer/SMB sales and marketing team, consisting of approximately 24 sales and marketing personnel, develops and manages the indirect sales channels including resellers, sales agents and distributors and direct marketing that typically focuses on smaller businesses and residential users.

Installation and Support

We rely on an extensive third-party installation network covering all 50 states in the United States, Canada and Puerto Rico. Our network of installation teams is required to meet certain installation guidelines which we monitor. The entire installation infrastructure is managed, supervised and approved based on our certification standards. Installation services are capable of sustaining rollout rates of 3,000 to 5,000 installs per month for a single customer. We maintain contracts with numerous independent installers. We provide our customers with comprehensive support services, which may include a sales team that consists of a program manager, engineers and account team members. We also provide our customers with a customer care web portal, which allows them to open trouble tickets and track problems or failures from start to resolution. In addition, our maintenance support services are provided by a third-party that has more than 170 field offices throughout North America, staffed with technicians trained in accordance with standards which we set. Additionally, our help desk and network operations center provide 24-hour technical support. The customer service representatives at these call centers are also trained in accordance with standards which we set. We currently have both in-house and outsourced support at our call center operation.

International Network Equipment and Services Business

Business Overview

For more than 30 years, we and our predecessors have been providing satellite communication networks and services to customers worldwide, primarily to telecom operators and the mobile satellite communication community. To date, we have shipped more than 235,000 VSATs to over 100 countries in our international markets, and we offer complementary services and support in many of these countries as well. Our products and services are particularly well-suited to many of our international markets because of the geographic dispersion of our customers as well as the lack of local infrastructure. Over the past few years as the cost of remote stations has declined, we have accelerated the rate of our international deployment. In addition, as with our North American markets, the trend towards national deregulation and proliferation of multinational companies investing overseas has also contributed to our international expansion. We have also shifted our international focus from providing hardware to providing shared-hub services as well, modeled in part on our North American enterprise business. Shared hub services are now available both via our own hubs covering Europe, Brazil, Northern Africa and the Middle East, as well as through third-party and joint venture operations, such as those we have in India and China. In 2004, we had an approximately 55% share of the world TDMA market. Our international enterprise VSAT business generated revenues of $202.9 million in 2005.

We lease transponder capacity on satellites from multiple providers for our International Network Equipment and Services customers. We also maintain three hub facilities, located in Griesheim, Germany; New Delhi, India and Sao Paulo, Brazil that provide ground support to our international enterprise customers.

We divide our international operations into six separate regions—Europe, Latin America, India, Africa and the Middle East, Asia-Pacific and the Former Soviet Union.

Europe. We are a leading service provider, with more than 15,000 terminals under service contract by over 40 different customers. In addition, we provide equipment to third-party operators such as Telefónica, Telecom Italia and Dexar. Our European operations are managed by approximately 120 employees and serviced by a hub in Griesheim, Germany. In addition, we have developed a reseller program that has grown to include approximately 4,000 terminals and provides Internet access to end users in Europe and other regions. Over the past 15 years to date, we have supplied over 64,700 VSATs in Europe. Our European operations generated revenues of $71.3 million in 2005.

Latin America. Our Latin American operations are comprised of hardware sales to carriers such as Impsat, Telmex, Telefónica and Primesys, among others, as well as sales of private networks to enterprises such as Banco do Brasil and Pemex, among others. We operate a hub in Sao Paulo, Brazil that services more than 3,000 sites in Brazil, providing network operations and capacity, installation and maintenance of terminals and backbone Internet connectivity. In the near term we expect to expand this hub to provide services to Argentina, Uruguay and Paraguay. We have an established sales and marketing presence in Central America and parts of the Caribbean through resellers that operate off our North American network operations center. In addition, opportunities for expansion exist in the governmental sectors in several Latin American countries, including Peru, Mexico, Columbia and Brazil. Over the past 15 years, we have supplied over 52,100 VSATs in Latin America. Our Latin American operations generated revenues of $44.9 million in 2005.

India. We also have a significant presence in India and we traditionally have supplied satellite communications products to private enterprises and state-owned companies and corporate operators in India. In 1992, we entered into a joint venture agreement with Escorts, Ltd. and formed Hughes Communications India Limited (formerly known as Hughes Escorts Communications, Limited), or HCIL. Today, HCIL is the largest VSAT service provider in India and among the leading providers in the greater Asia-Pacific region, with over 12,000 sites under contract for its shared hub services for more than 300 customers, including many of the most recognizable companies in India. In addition, VSATs on dedicated hubs serviced by HCIL exceed 5,500 sites for more than 31 customers. Enterprise customers in India include traditional industries, such as manufacturing and financial, as well as newer industries, such as online lottery companies and digital cinema theatres. HCIL has approximately 247 employees who are responsible for all aspects of the business, including sales and marketing, hub operations and service and maintenance. Customer service and basic equipment repair work are provided by HCIL’s 13 service centers.

In addition, HCIL is one of the leading providers of broadband satellite-based education and training services for the enterprise and Consumer/SMB markets. These services are provided in collaboration with leading educational institutes in India, including the Indian Institute of Management (Kolkata, Bangalore and Kozhikode), XLRI (Jamshedpur), the Indian Institute of Foreign Trade (IIFT), NMIMS and Manipal Academy of Higher Education. Customers include General Electric and ICICI. Since 2002, more than 4,500 candidates have studied on HCIL’s platform, and, today, HCIL has approximately 50 classrooms across 33 cities in India. HCIL has also set up corporate classrooms in various leading IT/Information Technology Enabled Services companies and is in the process of establishing more. Education has also been introduced as one of the value added services supported through HCIL’s “Fusion” Internet Access Centres, which are also based on a franchise model. Some of the innovative areas in which HCIL has been working include English courses run by the BBC and local billing and payment facilities for cellular and utility services. Over the past 15 years, we have supplied over 34,000 VSATs in India. Our Indian operations generated revenues of $39.2 million in 2005.

Asia-Pacific. Our Asia-Pacific operations encompass primarily the sale of hardware to carriers, such as SCC Japan, Abhimata (Indonesia) and Korea Telecom, among others, as well as the sale of private networks to companies such as Ericsson/Telstra (Australia) and the People’s Bank of China, among others. Ericsson/Telstra in Australia offers a consumer Internet program, subsidized by the Australian government that provides network connectivity throughout the outback that is similar to our product offering in the North American Consumer/SMB business. In 1995, we joined with SVA (Group) Co., Ltd., one of the largest consumer electronics manufacturers in China, and three other Chinese companies, to create a joint venture, Shanghai Hughes Network Systems, or SHNS. Although SHNS initially was focused on manufacturing and repairing satellite equipment within China, its charter recently was expanded to include the resale of satellite services, similar to the services we provide in North America, through a shared hub owned by SVA. Over the past 15 years, we have supplied over 56,500 VSATs to our Asia-Pacific markets, including approximately 33,000 in Australia and 8,800 in China. Our Asia-Pacific operations generated revenues of $19.9 million in 2005.

Africa and Middle East. In the Middle East and Africa, we primarily sell equipment and services to carriers, third-party operators and end customers such as Telkom, S.A., Ethiopia Telecommunications Corporation and

Saudi Ministry of Foreign Affairs. Our target markets in Africa and the Middle East include Angola, Botswana, Cameroon, Egypt, Ghana, Ivory Coast, Kenya, Mali, Morocco, Mozambique, Nigeria, Oman, Saudi Arabia, South Africa and Tanzania. Our network operations center in Griesheim, Germany also provides services to Afsat, which in turn provides Internet and Internet telephony services to more than 1,500 customers in sub-Saharan Africa. Over the past 15 years, we have supplied over 19,800 VSATs to our African and Middle Eastern markets. Our African and Middle Eastern operations generated revenues of $17.6 million in 2005.

Former Soviet Union. We primarily sell equipment and services to independent operators and corporate customers such as JS Datasat, Nadra Bank and Crozna in a number of CIS countries, including Russia, Ukraine, Kazakhstan, Azerbaijan and Uzbekistan. To date we have sold and shipped more than 11 hubs and approximately 7,700 VSATs to these markets, with a local sales and support office in Moscow. This region generated revenues of $10.0 million in 2005.

Customers, Products and Services

Our international customers span a wide variety of industries and include state-owned operators as well as private businesses.

Our service and product offerings in our international VSAT Network Equipment and Services markets are substantially similar to those in our North American Network Equipment and Services market. This enables us to leverage our network and system investments by providing full turnkey service operations, including installation, maintenance and hosting services. We derived 49.2% of our 2005 revenues from the sale of hardware and 50.8% from the provision of related services in our international markets.

Sales, Marketing and Distribution

International sales and marketing activities are performed through local sales offices. We currently have sales offices in Germantown, London, Griesheim, Rome, Sao Paulo, Mexico City, New Delhi, Mumbai, Bangalore, Abu Dhabi, Miami, Beijing, Shanghai, Moscow and Jakarta. In addition, depending on the need, we appoint sales representatives in various countries who are compensated on a commission basis.

Our international business pursues a multi-faceted strategy for the distribution of our products and services. We pursue direct and indirect marketing techniques on a global basis, and we use resellers to cover specific markets. In Europe, India and Brazil, where we have the ability to provide satellite communication services directly, our primary strategy is to sell to enterprise customers, either through our own sales staff, or through our reseller network. Our distribution network has been established to leverage a larger sales force to sell our services. In other areas, notably Africa, the Middle East, China, Japan, the former Soviet Union, Australia, Indonesia and Malaysia, we have pursued a strategy of providing our infrastructure to independent third-party operators or joint ventures that in turn provide the satellite communications services to enterprise customers using our manufactured equipment. In addition, we also supply dedicated systems to entities that provide for and operate their own systems. We pursue these dedicated systems sales using a combination of our own sales staff and our sales representative channels. Periodic training is provided to our sales staff and channels through regional seminars and training sessions at our Germantown, Maryland headquarters.

Installation and Support

Our European, Indian and Brazilian operations provide VSAT installation services for our customers through a network of third-party installers, similar to our North American installation operations, and in certain limited circumstances we provide installation services ourselves. In regions not covered by our services, our customers provide for their own installation services. In all instances, hub equipment installation services are provided by our Germantown, Maryland and India installation teams.

We provide hardware and software maintenance services through annual customer assistance center maintenance agreements. On-site repair of VSATs and maintenance services are provided in Europe, India and Brazil through subcontractors. In other areas, our customers provide their own repair services to their end-users. Our customer assistance center maintenance offering includes a customer assistance center that is operated 24 hours per day, 365 days per year, and that is available to our customers worldwide, as well as through regional support centers in India, Europe, China and Brazil. In addition, an on-line trouble reporting and tracking system, functionally similar to its North American counterpart, is made available to our customers around the world.

Consumer/SMB Business

Business Overview

Our North American Consumer/SMB business was launched in 2001. Utilizing our VSAT data networking capabilities, we have developed a consumer service that reaches all 50 states in the United States, Puerto Rico and parts of Canada. With the advent of competing low-cost cable modem and DSL services, we have focused our marketing and sales efforts on the underserved markets that would be less likely to receive terrestrial broadband service. These markets include rural and suburban areas. We deliver broadband Internet service with an accompanying set of ISP services such as e-mail and web hosting, and we offer various service plans to appeal to particular market segments.

The user terminal for our Consumer/SMB customers consists of a 0.74m or 0.98m antenna and radio transceiver located on the roof or side of a home and a satellite modem located indoors near the user’s computer or router. Our third-party contractors install the user terminals for all our customers and have developed an extensive set of business processes and systems to maintain the quality and timeliness of our installations. We use the hubs in Germantown, Maryland and Las Vegas, Nevada to communicate with the consumer terminals. From these locations, we connect directly to the public Internet and we host our Internet service provider, or ISP services. Delivery of our service is orchestrated by our network operations center in Germantown, Maryland. We use the network operations center to manage user terminals and maintain the quality and performance of our service. The network operations center manages network traffic and also provides advanced engineering support to our customer call centers.

We have made a substantial investment in our consumer business, which has grown from a startup to achieve critical mass in four years. The profits from this business have improved as a result of lower hardware costs and a reduction in the cost of our service offerings. Our experience in the enterprise VSAT industry has resulted in the development of an infrastructure that is adept at dealing with and marketing to our consumer subscriber base. Our Consumer/SMB business generated revenues of $247.0 million for the year ended December 31, 2005.

We rent satellite transponders to deliver broadband service to our subscribers. We operate on numerous Ku band satellites stationed over the United States.

Customers

We delivered service to approximately 300,200 Consumer/SMB subscribers across North America as of June 30, 2006. During the first six months of 2006 and in 2005, we averaged approximately 10,000 gross customer additions per month. We experienced a “churn” rate (the rate of customer cancellations/nonrenewals as a percentage of total number of subscribers) of 2.1% in 2005. Our technology and service efforts are targeted primarily at rural and suburban locations underserved by DSL and cable; accordingly we focus on areas with significant satellite television penetration.

Products and Services

Our Consumer/SMB service package consists of a hardware purchase, as well as a non-cancelable 12-to 24-month service plan with a monthly service fee that varies depending on the level of service selected and includes the following:

•	unlimited satellite-based Internet access;

•	live technical support that is available 24 hours per day, seven days per week;

•	multiple e-mail accounts;

•	professional standard installation; and

•	a commercial-grade antenna.

We modify our service offerings from time to time to increase our sales and to provide packages that are attractive to our customers. We also offer a deferred hardware purchase plan that allows our customers to defer the cost of the equipment and installation over a period of up to two years.

Sales, Marketing and Distribution

We have an extensive independent nationwide retail distribution network consisting of distributors, dealers, sales agents and major retailers, such as Best Buy and Circuit City. Our direct marketing efforts to consumers account for approximately 49% of our new Consumer/SMB customers. Our distribution channels reach across North America. Our distributors recruit and support dealers throughout the territory in their efforts to sell our services and also coordinate installation of the equipment for all our customers.

We market with spot television ads and infomercials on DIRECTV, as well as through targeted direct mail campaigns. These campaigns are intended to drive customers to one of our direct sales channels, such as our website, or one of our call centers. These ads also are designed to support and promote sales through our dealers and retailers.

Our Consumer/SMB service offering is also resold to a smaller extent through EarthLink.

Installation and Support

Our retail consumer installation and field services are provided by a network of third-party contractors and dealers that are trained and certified by us. Our installation services are managed and tracked on a web-based work order management system that provides the visibility and accountability to manage a customer’s installation and trouble resolution. Our installers and service contractors must complete a certification program, and their work is subject to quality control audits.

We have engaged several companies to provide call center support for our customers. These call centers are located in the United States and India. They are organized to handle calls from our retail customers regarding service, billing and installation support and they provide deep support to our wholesale customers. These centers are supervised by our customer service organization, and they process most consumer calls. We have a staff of technical support personnel that assist these centers with difficult or unusual problems.

Telecom Systems Businesses

We consider both our Mobile Satellite Systems and Terrestrial Microwave businesses to be strategic markets that have significant advantages. Neither business requires substantial operating cash or further investments, and both are low fixed-cost operations.

Mobile Satellite Systems

Our Mobile Satellite Systems business provides turnkey satellite ground segment systems for voice, data and fax services to customers that include Thuraya, Inmarsat and Mobile Satellite Ventures. The Mobile Satellite Systems business is conducted on a competitively contracted basis, typically through large, multi-year contracts. Typically, the operator issues a Request For Proposal to multiple vendors who respond with appropriate solutions, prices and contract terms. The operator then reviews these proposals and selects a preferred vendor to negotiate a multi-year, turnkey, development and deployment contract. The contract includes all of the ground segment which consists of the earth station and network operation systems. In addition, the contract also requires development and supply of low-cost portable terminals for voice and data services.

For example, our original contract with Thuraya included the entire ground segment, user terminals, system integration services. Since beginning operational service in January 2002, Thuraya has sold over 340,000 subscriber terminals, and we have shipped approximately 375,000 subscriber terminals. As a result of Thuraya’s expansion, we were awarded expansion contracts in 2004 and 2006.

We will continue to develop and leverage our satellite communication expertise in the Mobile Satellite Systems business on an opportunistic basis. We also have been actively pursuing a number of opportunities in the area of hybrid satellite/terrestrial mobile networks. For example, we recently signed a contract with Space Systems/Loral Inc. for the turnkey supply of a ground based subsystem for ICO, one of Space Systems/Loral’s end customers. We believe that this area is the growth area of the mobile satellite industry as it allows sharing of bandwidth between terrestrial and satellite applications, and provides us with opportunities for expansion of our Mobile Satellite Systems business. The Mobile Satellite Systems business has been and will continue to be a complementary part of our core VSAT business since the base VSAT technology and engineering teams support our mobile satellite efforts, which in turn contribute to advancing our technology in the VSAT arena with customer funded programs. Our Mobile Satellite Systems business generated revenues of $48.6 million for the year ended December 31, 2005.

Terrestrial Microwave

We have developed a broadband family of products for point-to-multipoint microwave radio network systems, or PMPs, that enable operators to enter the local telecommunications exchange business market quickly, cost-effectively and competitively. Operators employing our system can offer bundled multimedia services that include voice and high-speed data for both local access and/or for cellular cell site backhaul links to the mobile switching centers.

Our broadband PMP microwave systems have been deployed in North America, Latin America, Europe and Asia. Representative customers include:

•	Nokia OEM supply relationship;

•	T-Mobile PTC/ERA (Poland);

•	WIND (Italy) and Vodafone (Italy);

•	Broadnet (Czech) and Star 21 (Czech);

•	XO Communications (U.S.); and

•	Impsat (Peru and Columbia).

Our current contracts require us to either supply equipment along with support services on a turnkey basis, or simply supply equipment to the end customers or our distributors. Typically, contracts range from one to five years for the supply of equipment with up to eight years of maintenance services. We do not anticipate significant expansion in the Terrestrial Microwave business, but will continue to assess opportunities on a project-by-project basis. Our Terrestrial Microwave business generated revenues of $20.0 million for the year ended December 31, 2005.

SPACEWAY

SPACEWAY will represent a next generation broadband satellite system, with a unique architecture for broadband data communications. Designed for maximum operational flexibility, the system will use an advanced architecture and technologies to achieve greatly enhanced data communication capabilities and efficiencies, including the following:

•	A fast packet switch and on-board processor which enables, for the first time, direct user-to-user communication at broadband speeds;

•	A technologically advanced antenna, enabling maximum frequency re-use and, therefore, more efficient use of spectrum;

•	10 Gbps of gross capacity which reduces data transport costs to a fraction of the cost of today’s systems; and

•	Operation in the Ka-band which, along with the above technological innovations, will allow SPACEWAY to support transmission speeds up to 8 times faster than today’s typical installed VSATs.

All interfaces to the SPACEWAY system will be standard IP giving it the capability to integrate seamlessly with terrestrial networks. We believe that SPACEWAY will allow us to address a larger market (which management estimates at $26 billion compared to the current $4 billion), reduce transponder leasing costs and significantly improve margins. By operating as a vertically integrated business (i.e., owning and controlling directly the space segment), we expect that we will be more competitive than terrestrial systems. The SPACEWAY system will allow VSAT services to compete with DSL, cable and frame relay at speeds up to and including 2 Mbps, and SPACEWAY-based Internet access will support both symmetric (same data rate each way) and asymmetric (different data rates each way) services, thereby enhancing our ability to address untapped new markets for satellite data networking services.

In connection with the April 2005 Acquisition, we acquired the SPACEWAY 3 satellite, which currently is being manufactured by Boeing, as well as its related network operations center facilities, certain other ground facilities and equipment and intellectual property rights and the rights to purchase an additional SPACEWAY satellite to be manufactured by Boeing in the future. The transaction did not include rights to the first two satellites designed for the SPACEWAY program which have been redeployed to support DIRECTV’s direct-to-home satellite broadcasting business. We were given the opportunity, at our own cost and expense, to conduct system testing on either or both of DIRECTV’s SPACEWAY satellites, for an aggregate amount of at least 30 testing days. We successfully completed such testing on the second SPACEWAY satellite in August 2006. We plan to launch our SPACEWAY satellite in early 2007 and to introduce service on SPACEWAY later in 2007.

Our approach to the market for SPACEWAY services can be characterized as follows:

•	Significant Expansion in Business From SMB Customers. SPACEWAY will deliver a range of cost effective and high quality services, from Internet access to small private networks to these customers, many of whom are in locations underserved by terrestrial broadband technology.

•	Expansion of Consumer Customer Base. SPACEWAY will enable the transition of the consumer customer base through new additions and product upgrades. Beginning with expected rollout of SPACEWAY service in 2007, we anticipate that all new consumer customers will operate over SPACEWAY, effectively eliminating the third-party expense of transponder leasing for this customer base over time.

•

Expansion of Business Offerings with Large Enterprises. As SPACEWAY will support higher data rates and offer direct user-to-user network connectivity, we will have the opportunity to offer services such as Frame Plus, IP Plus and Direct Connect that could expand our offerings to large enterprises. Frame Plus is a high performance enterprise service that will compete directly in the frame relay market by offering committed info rate and burst rates. IP Plus will compete directly against IP VPNs by offering mesh connectivity in two service grades. Direct Connect provides a high quality point-to-point connection intended to address markets currently served by T-1 and primary rate interface, or PRI.

In addition to the SPACEWAY satellite itself, the SPACEWAY system consists of a Network Operation and Control Center, or NOCC, an end-user terminal, or ST, and Satellite Control Facilities, or SCF. Both the NOCC and STs are in final stages of integration and testing and are expected to be ready ahead of the actual spacecraft launch. The Satellite Control Facilities are under development by a qualified operator for SCF operations and are expected to be ready ahead of the actual spacecraft launch. We will directly operate the NOCC.

Competition

The network communications industry is highly competitive. As a provider of data network products and services in the United States and internationally, we compete with a large number of telecommunications service providers. This increasingly competitive environment has put pressure on prices and margins. To compete effectively, we emphasize our network quality, our customization capability, our offering of networks as a turnkey managed service rather than as an equipment sale, our position of a single point of contact for products and services and our competitive prices.

We have encountered competition in our Network Equipment and Services business from major established carriers such as AT&T Corp., MCI, Inc., Sprint Corporation, British Telecommunications plc, France Télécom, Deutsche Telekom AG and global consortia of telecom operators and other major carriers, which provide international telephone, private line and private network services using their national telephone networks and those of other carriers. Such carriers also offer technological solutions for customer networks, including ISDN lines and frame relay networks. We are facing increasing competition from ground-based telecommunications service providers that use frame relay and digital network switching to provide competitive network offerings. The increase of cellular coverage and development of General Packet Radio Service, or GPRS, technology also is beginning to emerge as a competitive technology for low bit rate applications.

Our VSAT networks generally have an advantage over terrestrial networks where the network must reach many locations over large distances, where the customer has a “last mile” or congestion problem that cannot be solved easily with terrestrial facilities and where there is a need for transmission to remote locations or emerging markets, as discussed more fully above. By comparison, ground-based facilities (e.g., fiber optic cables) often have an advantage for carrying large amounts of bulk traffic between a small number of fixed locations. However, because of a customer’s particular circumstances, the pricing offered by suppliers and the effectiveness of the marketing efforts of the competing suppliers also play a key role in this competitive environment.

The major local and regional telecom carriers also serve as resellers of our products and services and are an increasingly important distribution channel in Asia and Latin America.

Our principal competitors in the supply of VSAT satellite networks are Gilat Satellite Networks Ltd., or Gilat, which offers a full line of VSAT products and services, and ViaSat, Inc, or ViaSat. In competing with Gilat and ViaSat, we emphasize particular technological features of our products and services, our ability to customize networks and perform desired development work, the quality of our customer service and our willingness to be flexible in structuring arrangements for the customer. We are aware of other emerging competitors that supply networks, equipment and services. We also face competition from resellers and numerous local companies who purchase equipment and sell services to local customers.

The satellite market currently has two open technology standards for VSAT equipment: (i) Internet Protocol over Satellite, or IPoS, which is our own standard and is recognized by the European Telecommunications Standards Institute, or ETSI, in Europe, the Telecommunications Industry Association in the United States and

the ITU and (ii) Digital Video Broadcast—Return Channel by Satellite, or DVB-RCS, which also is recognized by the ETSI and the ITU. There are several manufacturers providing and supporting DVB-RCS, and some manufacturers are considering providing and supporting IPoS. Other companies offer technologies that could be standardized, such as DOCSIS by ViaSat.

We face competition for our North American Consumer/SMB markets primarily from the telecommunications and other DSL and cable Internet service providers. In addition, other satellite and wireless broadband companies, such as WildBlue Communications, Inc., Clearwire LLC and StarBand Communications Inc., have launched or are planning the launch of consumer satellite Internet access that would compete with us in North America. Some of these competitors may offer consumer services and hardware at lower prices than ours. We anticipate increased competition with the entrance of these new competitors into our market and the increasing build-out and lowering cost of DSL and cable Internet access across North America.

Government Regulation

The provision of telecommunications is highly regulated. We are required to comply with the laws and regulations of, and often obtain approvals from, national and local authorities in connection with most of the services that we provide. As a provider of communications services in the United States, we are subject to the regulatory authority of the United States, primarily the FCC. We are subject to the export control laws, sanctions and regulations of the United States with respect to the export of telecommunications equipment and services. Certain aspects of our business are subject to state and local regulation. The FCC has preempted many state and local regulations that impair the installation and use of VSATs. However, our business nonetheless may be adversely affected by state and local regulation, including zoning regulations that impair the ability to install VSATs.

In addition, we are subject to regulation by the national communications regulatory authorities of other countries in which we, and under certain circumstances our resellers and distributors, provide service. There are several ITU filings for the orbital location which may be used for our SPACEWAY satellite. The ITU filing used to launch and operate our SPACEWAY satellite will subject us to the licensing jurisdiction of the administration that made the particular ITU filing on our behalf. The SPACEWAY satellite will also be subject to the frequency registration process of the ITU, and to the various national communications regulatory authorities of the countries in which we will provide services using SPACEWAY. Additionally, the FCC and other national communications regulatory authorities must issue certain authorizations prior to commencement of services over the SPACEWAY satellite in their respective jurisdictions.

Our authorizations are subject to the laws and regulations of regulatory authorities that generally prohibit without prior governmental consent (i) the assignment of these authorizations and (ii) the transfer of control of the entities holding these authorizations. Failure to comply with such laws or regulations may result in various sanctions including fines, loss of authorizations and denial of applications for new authorizations or for the renewal of existing authorizations.

The changing policies and regulation of the United States and other countries will continue to affect the telecommunications industry. We cannot predict the impact that these changes will have on our business.

Regulation by the FCC

All entities that use radio frequencies to provide communications services in the United States are subject to the jurisdiction of the FCC under the Communications Act of 1934, as amended. The Communications Act prohibits the operation of certain satellite earth station facilities, such as those operated by us and certain of our customers, except under licenses issued by the FCC. Changes in our FCC-licensed earth station operations require license modifications that generally must be approved by the FCC in advance. The earth station licenses we hold are granted for ten to fifteen year terms. The FCC also has granted periodic requests by us for special temporary authorizations and experimental authorizations to operate new or modified facilities on a temporary basis. The FCC generally renews satellite earth station licenses routinely, but there can be no assurance that our licenses will be renewed at their expiration dates, for full terms, or without adverse conditions. Applications at the FCC for new authorizations that we may need for new lines of business may be opposed by other companies which could delay, or prevent us from implementing, new business plans. The FCC regulates potential human exposure to radio frequency energy from satellite earth stations, and it imposes license conditions on us that constrain the manner in which our earth stations are deployed in order to limit the potential for such exposure. Those regulations and conditions are subject to change from time to time, and we cannot predict the impact of any such changes on our business.

As a provider of telecommunications in the United States, we are presently required to contribute a percentage of our revenues from telecommunications services to universal service support mechanisms that subsidize the provision of services to low-income consumers, high-cost areas, schools, libraries and rural health care providers. This percentage is set each calendar quarter by the FCC. Current FCC rules permit us to pass this universal service contribution through to our customers. Because our customer contracts often include both telecommunications, which create such support obligations, and other goods and services, which do not, it can be difficult to determine which portion of our revenues forms the basis for this contribution and the amount that we can recover from our customers. If the FCC, which oversees the support mechanisms, or a court or other governmental entity were to determine that we computed our contribution obligation incorrectly or passed through the wrong amount to its customers, we could become subject to additional assessments, liabilities, or other financial penalties. In addition, the FCC is considering substantial changes to its universal service contribution rules, and these changes could impact our future contribution obligations and the contribution obligations of third parties that provide communication services that we use to provide our services. Any such change to the universal service contribution rules could increase or decrease our costs of providing service to our customers.

The FCC requires satellite communications systems to operate in a way that does not cause harmful interference to the operation of other satellites. Currently, the FCC has before it a rulemaking proceeding that may result in a modification to a longstanding industry practice regarding network access schemes (the conventions that determine when and how remote VSAT stations communicate with the satellite). Depending on the outcome of that proceeding, the FCC could require technical changes in the way we operate our VSAT networks. We cannot predict how expensive those changes would be to implement, or what impact they would have on the provision of our services.

Our business is dependent on the use of satellite capacity provided to us by third parties. The companies from which we lease transponders hold FCC licenses and authorizations and are subject to the jurisdiction of the FCC. The failure by such a company to comply with the Communications Act or the FCC’s regulations could force us to find alternative providers of transponder capacity. We cannot assure you that we would be successful in obtaining such capacity on terms that are acceptable to us, if at all. The FCC has authority to authorize new uses of satellite bands in which we operate. We could be adversely affected by any such new uses that result in interference into our existing services, or that otherwise adversely affect our ability to deploy VSAT networks or new services.

The FCC has asserted its authority to regulate providers of Internet services under Title I of the Communications Act. Certain of the Internet services we provide are subject to the FCC authority under Title I. To date, the FCC has refrained from imposing significant regulations on Internet services. Changes in the law may prevent us from choosing our business partners or restrict our activities as an Internet service provider. For instance, the FCC currently is considering in an open rulemaking proceeding the appropriate regulatory and statutory classification of certain IP-based services. We provide a wide range of IP-based services. As a result, the outcome of this proceeding could affect the manner in which certain of our services are regulated. We cannot predict what impact any changes in such regulations would have on our operations. In addition, the FCC recently adopted a policy statement intended, among other things, to ensure that users of Internet access services have access to the applications, such as voice over IP service, and content of their choice. Depending on how this policy statement is enforced, it could limit our ability to enter into exclusive or preferential arrangements with business partners.

The FCC also recently adopted and released two orders governing the obligations of broadband Internet access and Internet telephony service providers to comply with the requirements of the Federal Communications Assistance for Law Enforcement Act, or CALEA. CALEA requires telecommunications carriers, including satellite-based carriers, to ensure that law enforcement agencies are able to conduct lawfully-authorized surveillance of users of their services. The first order established that broadband Internet access and Internet telephony service providers must comply with CALEA, and that all newly-covered service providers must comply by May 14, 2007. The second order addresses the assistance capabilities required of the providers covered by the first order, as well as compliance extensions and exemptions, cost recovery, identification of future services and entities subject to CALEA, and enforcement. We may be required to make changes in our system architecture in order to comply with the FCC’s orders in this proceeding. We may be unable to satisfy the compliance deadline established by the new FCC orders on CALEA, which could subject us to possible enforcement actions.

The United States Congress is also considering changes to the regulatory treatment for certain communications services, including services that we provide. We cannot predict the result of these considerations or whether we may be adversely affected by them.

Export Control Requirements and Sanctions Regulations

In the operation of our business, we must comply with all applicable export control and economic sanctions laws and regulations of the United States and other countries. Specifically, the applicable United States laws and regulations include the Arms Export Control Act, the International Traffic in Arms Regulations, or ITAR, the Export Administration Regulations, or EAR, and the trade sanctions laws and regulations administered by the United States Treasury Department’s Office of Foreign Assets Control of the United States Department of the Treasury, or OFAC. The export of certain hardware, technical information and services relating to satellites to non-United States persons is regulated by the United States Department of State’s Directorate of Defense Trade Controls, or the DDTC, under the ITAR. Except for the transactions and related contracts addressed by the January 26, 2005 consent agreement among DIRECTV, DTV Network Systems, Inc., and the State Department, we believe that we have obtained all of the specific State Department authorizations currently needed in order to fulfill our obligations under our contracts with non-United States entities, and we believe that the terms of these licenses are sufficient given the scope and duration of the contracts to which they pertain.

Other items are controlled for export by the United States Department of Commerce’s Bureau of Industry and Security, or the Bureau, under the Export Administration Regulations. For example, the Bureau regulates our export of equipment for earth stations in our ground network located outside of the United States. It is our practice to obtain all licenses necessary for the furnishing of original or spare equipment for the operation of our earth station facilities in a timely manner in order to facilitate the shipment of this equipment when needed.

We cannot provide services to certain countries subject to United States trade sanctions unless we first obtain the necessary authorizations from OFAC. Where required, OFAC has granted us the authorizations needed to provide equipment or services to United States-sanctioned countries. We are also subject to The Foreign Corrupt Practices Act, or FCPA, that prohibits payment of bribes or giving anything of value to foreign government officials for the purpose of obtaining or retaining business or gaining a competitive advantage.

Following a voluntary disclosure by DIRECTV and DTV Network Systems, Inc. in June 2004, DIRECTV and DTV Network Systems, Inc. entered into a consent agreement with the U.S. Department of State in January 2005 regarding alleged violations of the ITAR. This consent agreement addresses exports of technology related to the VSAT business primarily to China. Under the terms of the consent agreement, DIRECTV agreed to pay a

$4.0 million fine over a period of three years and we are required to establish and maintain a special compliance official for a period of three years. The special compliance official is an independent contractor with authority to oversee matters relating to compliance with the ITAR. We have satisfied the requirement in the consent agreement that we spend $1.0 million over a period of three years for certain enhanced remedial compliance measures. As part of the consent agreement, which applies to us, one of our subsidiaries was debarred from conducting certain international business, although we may seek reinstatement in the future.

As a result of the voluntary disclosure and consent agreement, we currently are unable to perform our obligations under certain contracts in China and South Korea addressed by the consent agreement, and if ultimately unable to perform, we may be liable for certain damages, which are not expected to be material. In June 2006, we settled such a claim from one of our customers in China for $0.5 million.

Regulation of SPACEWAY’s Licensing Administration

The SPACEWAY satellite is primarily intended to provide services to North America. Our SPACEWAY spacecraft operations will be subject to the licensing jurisdiction of the government whose ITU filing we use to launch and operate the SPACEWAY satellite, and we will have to satisfy the licensing conditions imposed by the administration whose ITU filings we use. As a condition of license, the national licensing regime may require, for example, that we implement the SPACEWAY satellite system in a manner consistent with certain milestones (such as for the satellite design and construction, ground segment procurement, and launch and implementation of service), that the SPACEWAY satellite control center be located in national territory, that a license be obtained prior to launching or operating the satellite or that a license be obtained before interconnecting with the local switched telephone network. We cannot predict how we will be able to satisfy these or any other licensing requirements, or that we will be able to obtain or maintain the necessary authority from the licensing administration to implement the SPACEWAY satellite as proposed and in a timely manner.

As discussed below, there are several ITU filings for the 95.0° W.L. orbital location which may be used for the SPACEWAY satellite. Our parent, Hughes Communications, holds a license issued by the FCC to launch and operate a Ka-band geostationary satellite at 95.0° W.L. If we use the ITU filing made by the FCC on behalf of Hughes Communications, we will be required to reach an operational agreement with Hughes Communications or to obtain FCC approval to transfer such FCC license from Hughes Communications to us. If we use an ITU filing made by the United Kingdom, we will be required to seek additional FCC approvals to serve the United States with a foreign-licensed satellite, which approvals may not be obtained or may not be granted in a timely manner. In addition, the regulatory agencies of nations other than the United States that we may seek to serve from the 95.0° W.L. orbital location must also authorize the use of the SPACEWAY satellite, services and/or frequencies in their jurisdictions, and we have not yet applied for or received any such authority.

FCC Licensing of Hughes Communications’ Satellite

Hughes Communications currently holds a license issued by the FCC to operate a Ka-band geostationary satellite at 95.0° W.L. On March 6, 2006, Hughes Communications filed with the FCC an application to amend the pending modification to its FCC license to reflect the SPACEWAY design. This application was granted on June 29, 2006. Hughes Communications’ ability to maintain its FCC license is dependent upon its satisfaction of certain construction milestone requirements imposed by the FCC on satellite licensees, the next of which must be satisfied by April 19, 2010. Hughes Communications requested that the FCC treat our SPACEWAY satellite as the relevant spacecraft for purposes of satisfying these milestones and certified to the FCC that the SPACEWAY satellite has completed the first three of four FCC milestones. On July 7, 2006, the FCC issued a public notice indicating that Hughes Communications had satisfied its first three milestones and authorized Hughes Communications to reduce the outstanding surety bond from $3.0 million to $0.75 million. The last of the four milestones, the launch of the SPACEWAY satellite, must be satisfied by April 19, 2010.

International Regulation

We must comply with the applicable laws and regulations and, where required, obtain the approval of the regulatory authority of each country in which we, or under certain circumstances our resellers, provide services or operate earth stations. The laws and regulatory requirements regulating access to satellite systems vary from country to country. In some countries a license is required to provide our services and to operate satellite earth stations. The application procedure can be time-consuming and costly in some countries, and the terms of licenses vary for different countries. In addition, in some countries there may be restrictions on our ability to interconnect with the local switched telephone network. In certain countries, there are limitations on the fees that can be charged for the services we provide. As a provider of communication services in the European Union, we benefit from a liberalized and less-regulated environment. Nevertheless, we are still subject to registration and in some instances the payment of annual fees and/or the filing of annual status reports.

Many countries permit competition in the provision of voice, data or video services, the ownership of the equipment needed to provide telecommunications services and the provision of satellite capacity to that country. We believe that this trend should continue due to commitments by many countries to open their satellite markets to competition. In other countries, however, a single entity, often the government-owned telecommunications authority, may hold a monopoly on the ownership and operation of telecommunications facilities or on the provision of telecommunications to, from or within the country. In those cases, we may be required to negotiate for access to service or equipment provided by that monopoly entity, and we may not be able to obtain favorable rates or other terms.

As we have developed our communications network and offered services outside the United States, we have been required to obtain additional licenses and authorizations. There can be no assurance, however, that any regulatory approvals we currently hold are, or will remain, sufficient in the view of foreign regulatory authorities, that any additional necessary approvals will be granted on a timely basis, or at all, in all jurisdictions in which we wish to operate, or that applicable restrictions in those jurisdictions will not be unduly burdensome. The failure to obtain the authorizations necessary to operate satellites or provide satellite service internationally could have a material adverse effect on our ability to generate revenue and conduct our business as currently planned.

International Telecommunication Union Frequency Registration

The orbital location and frequencies for the planned SPACEWAY satellite are subject to the frequency registration and coordination process of the ITU. The ITU Radio Regulations define the rules and rights for a satellite to use specific radio frequencies at a specific orbital location. We have ITU filings for an orbital location for the SPACEWAY satellite and other orbital locations for future or follow-on satellites. If two or more satellites make technically conflicting filings at the ITU, the first satellite to file at the ITU generally has priority to use the specified frequencies over subsequent filers. Certain of those filings that have ITU priority may be available for use by affiliates of SkyTerra. Moreover, subsequent filers are obligated to coordinate their satellites with earlier-filed satellites before bringing them into service. In order for a satellite to maintain its priority status at the ITU, the spacecraft must be launched and operated at the specified orbital location using the specified frequencies by certain dates.

Our SPACEWAY spacecraft operations will be subject to the frequency registration process of the ITU. Certain licensing administrations have ITU priority over the ITU filings that we may use for SPACEWAY by virtue of their having made earlier ITU submissions for networks that could experience interference from the operation of the SPACEWAY satellite. The United Kingdom Office of Communications, or Ofcom, has filed at the ITU for several orbital locations, including 95.0° W.L., on our behalf and, the FCC has filed at the ITU for the 95.0° W.L. orbital location on behalf of our parent, Hughes Communications. In addition, the Australian Communications and Media Authority, or ACMA, has filed at the ITU for the 95.0° W.L. orbital location on behalf of both Kagoe Communications Pty Ltd, or Kagoe, an Australian company, and Miraxis License Holdings LLC, or MLH, a U.S. company in which certain principals of Apollo, our controlling investor, have a controlling investment. The ITU filings made on our behalf by Ofcom give us high ITU priority rights to use the 95.0° W.L. orbital location and the

ITU filings made on behalf of Hughes Communications by the FCC give us lower ITU priority rights to use that same orbital location. The ITU filing made on behalf of Kagoe and MLH by ACMA gives Kagoe and MLH joint ITU priority rights to use the 95.0° W.L. orbital location, which rights have higher priority than the ITU priority rights filed by Ofcom and the FCC. On July 26, 2006, we entered into an agreement with MLH and its majority owned subsidiary, 95 West Co. Inc., or 95 West Co., pursuant to which they agreed to provide a series of coordination agreements allowing us to operate our SPACEWAY 3 satellite at the 95° W.L. orbital slot where 95 West Co. and MLH have higher priority rights. As part of the agreement, we agreed to pay 95 West Co. $0.3 million in 2006, $0.75 million annually between 2007 and 2010, and $1.0 million annually between 2011 and 2016. There can be no assurance that ACMA will consent to the coordination agreements. Moreover, the ITU filings that we may use for SPACEWAY have not yet been fully coordinated with other ITU filings. ITU coordination activities may require us to reduce power, avoid operating on certain frequencies, relocate our satellite to another orbital location or otherwise modify planned or existing operations in order to protect systems with higher priority from interference. Any modifications we make in the course of coordination, or any inability to successfully coordinate, could significantly limit the services that could be provided over the SPACEWAY satellite, which would materially adversely affect our ability to generate revenue.

Neither the ITU specifically, nor international law generally, provides clear remedies if the ITU coordination process fails, or if a satellite is operated in a manner that causes interference to another satellite. Moreover, because only nations, and not individual companies, have full standing as ITU members, we must rely on the government sponsoring our filing to represent our interests before the ITU, including obtaining rights to use orbital locations and resolving disputes relating to the ITU’s rules and procedures.

Intellectual Property

We currently rely on a combination of patent, trade secret, copyright and trademark law, together with licenses, non-disclosure and confidentiality agreements and technical measures, to establish and protect proprietary rights in our products. We hold United States patents covering various aspects of our products and services, including patents covering technologies that we believe will enable the production of lower cost satellite terminals and that we believe will provide for significant acceleration of communication speeds and enhancement of throughput. In connection with the April 2005 Acquisition, DIRECTV assigned to us a large number of patents and patent applications subject to a royalty-free, perpetual license-back to DIRECTV and previous licenses or other rights granted in the course of business or in connection with prior divestitures by DIRECTV. DIRECTV also has licensed to us, on a royalty free, perpetual basis, many of the patents originating from Hughes Network Systems, Inc. that it retained as a result of the April 2005 Acquisition, and covenanted not to assert or bring claims against us based on any intellectual property owned or controlled by DIRECTV and related to our business as of the closing date of the April 2005 Acquisition. In addition, we have granted licenses to use our trademarks and service-marks to resellers worldwide and we typically retain the right to monitor the use of those marks, and impose significant restrictions on their use in efforts to ensure a consistent brand identity. We protect our proprietary rights in our software through software licenses that, among other things, require that the software source code be maintained as confidential information and prohibit any reverse-engineering of that code.

We believe that our patents are important to our business. We also believe that, in some areas, the improvement of existing products and the development of new products, as well as reliance upon trade secrets and unpatented proprietary know-how, are important in establishing and maintaining a competitive advantage. We believe, to a certain extent, that the value of our products and services are dependent upon our proprietary software, hardware and other technology, remaining “trade secrets” or subject to copyright protection. Generally, we enter into non-disclosure and invention assignment agreements with our employees, subcontractors and certain customers and other business partners. However, we cannot assure that our proprietary technology will remain a trade secret, or that others will not independently develop a similar technology or use such technology in products competitive with those offered by us.

Research and Development, Engineering and Manufacturing

We have a skilled and multidisciplined engineering organization that develops our products and services. Our in-house technological capability includes the complete set of skills required to develop the hardware, software and firmware required in our products and services. In addition to our product development skills, over the past 30 years we have pioneered numerous advances in the area of wireless communication techniques and methodologies. This 30 year history has resulted in the grant of over 400 patents to us and our predecessors and the adoption of our techniques in numerous communication standards in both satellite and terrestrial systems. Of these 400 patents, we currently own 180 following the April 2005 Acquisition. The remaining patents are subject to either a royalty-free perpetual license or a covenant not to assert from DIRECTV. See “Certain Relationships and Related Transactions—Relationship with DIRECTV.”

With respect to hardware development, our skill-set includes complex digital designs, radio frequency and intermediate frequency analog designs, advanced application-specific integrated circuit designs and sophisticated consumer and system level packaging designs. We also have extensive experience in developing products for high-volume, low-cost manufacturing for the consumer industry, including DIRECTV’s set-top receivers and dual mode satellite and cellular hand sets.

As a complement to our hardware manufacturing operations, we also have developed extensive experience in designing reliable software systems as part of our telecommunication systems and services offerings. For example, our VSAT product line for the enterprise market supports over 400 protocols for data communications. Our software engineers have also developed many large turnkey systems for our customers by designing the overall solution, implementing the various subsystems, deploying the entire network and user terminals, integrating and verifying the operational system and ultimately training the customers’ technicians and operators.

Our products are designed and tested primarily at our facilities in Maryland, and we outsource a significant portion of the manufacturing of our products to third parties such as Flextronics and MTI. Our manufacturing facilities, together with our third-party arrangements, have sufficient capacity to handle current demand. We continuously adjust our capacity based on our production requirements. We also work with third-party vendors for the development and manufacture of components integrated into our products, as well as for assembly of components for our products. We have implemented a multifaceted strategy focused on meeting customer demand for our products and reducing production costs. Our operations group, together with our research and development group, is working with our vendors and subcontractors to increase development and production efficiency in order to obtain higher component quantities at reduced prices.

Employees and Labor Relations

As of December 31, 2005, together with our consolidated subsidiaries, we had 1,773 employees. Other than approximately 50 of our employees, all of whom are located in Italy and Brazil, none are represented by a union. We believe that our relations with our employees are good.

Generally, our employees are retained on an at-will basis. We have entered into employment agreements, however, with certain of our key employees and require all of our senior managers, as well as most of our key employees, to sign confidentiality agreements. Certain of our personnel have non-competition agreements that prohibit them from competing with us for various periods following termination of their employment.

Subsidiaries and Joint Ventures

We own a number of subsidiaries and have entered into a number of joint ventures that provide marketing and sales support, sell our VSAT products or provide related services. The following table sets forth our subsidiaries and joint ventures in which we had a direct or an indirect interest of at least 25% as of September 14, 2006:

Company	Place of incorporation	Ownership interest
Subsidiaries:
HNS Participações e Empreendimentos Ltda.	Brazil	100%
HNS Américas Comunicações Ltda.	Brazil	100%
Hughes Telecomunicações do Brasil Ltda.	Brazil	99.99%
Hughes Network Systems (Beijing) Co., Ltd.	China	100%
Shanghai Hughes Network Systems	China	51%
HNS Finance Corp.	Delaware	100%
Hughes Network Systems International Service Company	Delaware	100%
HNS-India VSAT, Inc.	Delaware	100%
HNS-Shanghai, Inc.	Delaware	100%
HNS License Sub, LLC	Delaware	100%
HNS Real Estate, LLC	Delaware	100%
Hughes Network Systems GmbH	Germany	100%
Hughes Network Systems Limited	Hong Kong	100%
Hughes Communications India Limited (1)	India	60%
Hughes Network Systems India Limited	India	99.99%
P.T. Hughes Network Systems Indonesia	Indonesia	100%
Hughes Network Systems S.r.L.	Italy	100%
HNS Mauritius Ltd.	Mauritius	100%
HNS de México S.A. de C.V.	México	100%
Hughes Network Systems Europe Limited	United Kingdom	100%
Hughes Network Systems Limited	United Kingdom	100%
HNS License Sub Limited	United Kingdom	100%

Joint ventures and equity investments:
One Touch Systems, Inc.	California	37.2%
Escorts Motors Limited	India	49%

(1)	Direct ownership in Hughes Communications India Limited of 60% includes 11% acquired by our subsidiary, Hughes Network Systems India Limited. Such interest was acquired from Escorts Limited, an unrelated third party, which previously directly and indirectly owned 26.5% of Hughes Communications India Limited. Escorts Motors Limited separately owns 23% of Hughes Communications India Limited, which results in our total direct and indirect economic interest in Hughes Communications India Limited of 71.3%.

Properties

Our principal executive offices are located at 11717 Exploration Lane, Germantown, Maryland 20876.

Our properties consist of design centers, service facilities and sales and marketing offices and are located in the United States, Latin America, Europe, Asia and Africa. The following table sets forth our owned and leased properties as of September 14, 2006:

Location	Owned/Leased	Square footage	Function
Germantown, Maryland	Owned	311,000	Corporate headquarters—office and engineering lab, network operations, shared hubs
Gaithersburg, Maryland	Leased	107,500	Manufacturing, test
Gaithersburg, Maryland	Leased	68,300	Engineering, office space
Gaithersburg, Maryland	Leased	32,600	Warehouse
Darmstadt, Germany	Leased	30,900	Corporate headquarters (Europe), shared hub, operations
Milton Keynes, England	Leased	18,000	Back office support (Europe)
Southfield, Michigan	Leased	15,000	Shared hub
San Diego, California	Leased	13,800	Engineering, sales
Las Vegas, Nevada	Leased	10,000	Shared hub, backup NOCC Spaceway
Shanghai, PRC	Leased	8,200	Repair, sales, marketing
Sao Paulo, Brazil	Leased	6,700	Sales, marketing, operations
Darmstadt, Germany	Leased	5,240	Warehouse space
Rome, Italy	Leased	2,700	Sales, marketing
Chicago, Illinois	Leased	2,600	Sales, marketing
Edison, New Jersey	Leased	2,508	Sales
Beijing, China	Leased	2,100	Sales, marketing, operations
Delhi, India	Leased	2,000	Office
Jakarta, Indonesia	Leased	1,182	Sales, marketing, operations
Moscow, Russia	Leased	1,081	Sales, marketing
Lomas de Chaputepec, Mexico	Leased	600	Sales, marketing, operations
Dubai, United Arab Emirates	Leased	500	Sales
Irving, Texas	Leased	280	Sales
Fort Lauderdale, Florida	Leased	160	Sales
Miami, Florida	Leased	110	Sales
Rio de Janeiro, Brazil	Leased	80	Sales

We perform network services and customer support functions 24 hours a day, 7 days a week, 365 days a year at these locations.

Environmental

We are subject to various international, federal, state and local laws relating to the protection of the environment, most significantly the Resource Conservation and Recovery Act, or RCRA, and the Emergency Planning and Community Right-to-Know Act, or EPCRA. Our Safety, Health and Environmental Affairs department manages our compliance with all applicable federal and state environmental laws and regulations.

Under the RCRA, we are considered a small quantity generator. As such, we are subject to federal and state generator requirements that require us, among other things, to perform weekly inspections of any waste storage areas to ensure that their integrity has not been breached, and to ensure that the waste receptacles are intact. We must package wastes in containers approved by the Department of Transportation, or DOT, and also label all hazardous waste containers with appropriate signage identifying both the contents and the date the waste was generated. Regulations limit the amount of waste material we may accumulate on the property, and the length of time for which we may store such materials on-site. We use a third-party waste hauler to transport and dispose of such waste. Hazardous and other waste is manifested using the Uniform Hazardous Waste Manifest and shipped in accordance with Environmental Protection Agency regulations, DOT regulations, and relevant state regulations.

As required by the EPCRA, we file periodic reports with regulators covering four areas: Emergency Planning, Emergency Release, Hazardous Chemical Storage and Toxic Chemical Release. We do not maintain any quantities of extremely hazardous materials on our premises, and therefore have relatively modest reporting requirements under the EPCRA.

The products which we sell in the European Union are subject to the RoHS Directive (Directive 2002/95). This Directive limits the concentrations of certain hazardous substances, such as lead, which can be contained in certain products. We have worked with our supply chain over the past 12 months to ensure that the products which we supply in the European Union are RoHS compliant.

Our environmental compliance costs to date have not been material and we believe we have no unresolved environmental compliance issues likely to give rise to material costs in the foreseeable future.

Legal Proceedings

We are involved in periodic litigation in the ordinary course of our business alleging intellectual property infringement claims, product liability claims, property damage claims, personal injury claims, contract claims, employment related claims and worker’s compensation claims. We do not believe that there are any such pending or threatened legal proceedings, including ordinary litigation incidental to the conduct of our business and the ownership of our properties, that, if adversely determined, would have a material adverse effect on our business, financial condition, results of operations or liquidity. However, we cannot assure you that future litigation will not adversely affect our business, financial condition, results of operations or liquidity.

Following a voluntary disclosure by DIRECTV and DTV Network Services, Inc. in June 2004, DIRECTV and DTV Network Services, Inc. entered into a consent agreement with the U.S. Department of State in January 2005 regarding alleged violations of the ITAR. This consent agreement addresses exports of technology related to the VSAT business primarily to China. As part of the consent agreement, which applies to us, one of our subsidiaries was debarred from conducting certain international business, although we may seek reinstatement in the future. In addition, we are required to enhance our export compliance program to avoid future infractions. As a result of the voluntary disclosure and consent agreement we are currently unable to perform our obligations under certain contracts in China and South Korea addressed by the consent agreement. If ultimately unable to perform, we may be liable for certain damages, which are not expected to be material. In June 2006, we settled such a claim with one of our customers in China for $0.5 million.

MANAGEMENT

Set forth below is certain information concerning our executive officers and members of our board of managers. Our board of managers is composed of four members. Each manager is elected for a one-year term or until such person’s successor is duly elected or qualified.

Name	Age	Position
Pradman P. Kaul	60	Chief Executive Officer and Chairman of the Board of Managers
Grant A. Barber	47	Executive Vice President and Chief Financial Officer
T. Paul Gaske	52	Executive Vice President and General Manager—North American Division
Bahram Pourmand	60	Executive Vice President and General Manager—International Division
Adrian Morris	52	Executive Vice President, Engineering
Dean Manson	39	Vice President, General Counsel and Secretary
Thomas J. McElroy	51	Vice President and Controller
Deepak Dutt	62	Vice President and Treasurer
Vinod Shukla	58	Senior Vice President, International Division
Estil Hoversten	70	Senior Vice President, North American Division
David Zatloukal	49	Senior Vice President, North American Operations
Tom Hsu	61	Senior Vice President, Terrestrial Microwave
Mike Cook	53	Senior Vice President and General Manager, Spaceway
Sandi Kerentoff	52	Senior Vice President, Administration and Human Resources
John McEwan	54	Senior Vice President, Operations
Dan Fraley	61	Senior Vice President, Engineering
Jeffrey A. Leddy	51	Member of the Board of Managers
Andrew D. Africk	40	Member of the Board of Managers
Aaron J. Stone	33	Member of the Board of Managers

Pradman P. Kaul has been our Chief Executive Officer since 2000. Mr. Kaul has served on our board of managers since April 22, 2005, and has been with us since 1973. Previously, Mr. Kaul served as our President and Chief Operating Officer, Executive Vice President and Director of Engineering. Mr. Kaul has also been a director, as well as the Chief Executive Officer and President of our parent, Hughes Communications, since February 3, 2006. Before joining us, Mr. Kaul worked at COMSAT Laboratories in Clarksburg, Maryland. Mr. Kaul received a Bachelor of Science degree in Electrical Engineering from The George Washington University and a Master of Science degree in Electrical Engineering from the University of California at Berkeley. He holds numerous patents and has published articles and papers on a variety of technical topics concerning satellite communications. Mr. Kaul is a member of the National Academy of Engineering and serves on several public boards including Primus Telecom in the United States.

Grant A. Barber has been our Chief Financial Officer and Executive Vice President since January 2006. Mr. Barber has also been Executive Vice President and Chief Financial Officer of our parent, Hughes Communications, since February 3, 2006. From 2003 to 2006, Mr. Barber served first as Controller then Executive Vice President and Chief Financial Officer for Acterna, Inc., a global manufacturer of test and measurement equipment for the Telco and Cable markets located in Germantown, Maryland. Prior to that, from 1984 through 2002, Mr. Barber served in various senior financial positions with Nortel Networks in the United States, Canada, France and England.

T. Paul Gaske has been the Executive Vice President and General Manager for our North American division since 1999. Mr. Gaske joined us in 1977. Mr. Gaske’s responsibilities include managing our North American VSAT networks along with the sales and marketing of our services and products to both consumers and enterprises in the United States. He is also a member of our Executive Committee, which oversees the overall management of our company. Mr. Gaske has held a variety of engineering, marketing, and business management positions throughout his career, including General Manager of our International Satellite Division. Mr. Gaske has also been Executive Vice President of our parent, Hughes Communications, since February 3, 2006. Mr. Gaske holds a Bachelors Degree in Electrical Engineering from the University of Maryland and a Master’s Degree in Computer Science from Johns Hopkins University in Baltimore, Maryland. He is a member of the Institute of Electrical and Electronics Engineering (IEEE), a published author on satellite networking technologies and markets, and the holder of numerous patents in satellite communications and broadband networking.

Bahram Pourmand has been the Executive Vice President and General Manager of our International Division since 1993. Mr. Pourmand joined us in 1979 and is currently responsible for all aspects of our international operations. In this capacity, he oversees profit and loss, marketing, product development and strategic direction for our global activities. He is also a member of our Executive Committee, which oversees the overall management of our company. Mr. Pourmand has also been Executive Vice President of our parent, Hughes Communications, since February 3, 2006. Prior to joining us, Mr. Pourmand was a director with Rockwell International in Dallas, Texas. Mr. Pourmand has a Bachelor of Science degree in electrical engineering from Texas Tech University and a Master’s of Science degree in electrical engineering from Southern Methodist University.

Adrian Morris has been our Senior Vice President of Engineering since June 1996. Mr. Morris joined us in 1982 as a design engineer and has worked in product development both in a design and management capacity for the past 23 years. Mr. Morris has also been Executive Vice President of our parent, Hughes Communications, since February 3, 2006.

Dean Manson has been our Vice President, General Counsel and Secretary since November 2004, and has served as Vice President, General Counsel and Secretary of our parent, Hughes Communications, since February 3, 2006. Mr. Manson also serves as a director or officer for several of our subsidiaries. Mr. Manson joined us in June 2000, as Assistant Vice President, Legal, and, in 2001, became our Assistant Vice President and Associate General Counsel. Prior to joining us, Mr. Manson was an associate at the law firm of Milbank, Tweed, Hadley & McCloy LLP from September 1993. Mr. Manson earned a Bachelor of Science in Engineering degree from Princeton University and a certificate from Princeton’s Woodrow Wilson School of Public and International Affairs. He received a Juris Doctorate degree from Columbia University School of Law.

Thomas J. McElroy has been our Vice President and Controller since June 1, 1996. Mr. McElroy joined us in January 1988 as a Director of Finance. Since February 3, 2006, Mr. McElroy has also served as the Chief Accounting Officer of our parent, Hughes Communications. Prior to joining us, Mr. McElroy was an associate at Price Waterhouse in Washington, DC from 1977 to 1988.

Deepak Dutt has been our Vice President and Treasurer since January 2001 and also is our Investor Relations Officer. Mr. Dutt joined us in July 1993 and has held various positions in finance since then, including corporate planning, international finance, treasury and an international assignment as Chief Financial Officer of a subsidiary of our company where he played a lead role in its start-up and in taking it public. Prior to joining our company, Mr. Dutt served in various positions in the U.S. and overseas at IBM Corporation in sales, marketing and finance.

Vinod Shukla has served as Senior Vice President and Assistant General Manager of our International Division since 1999. In this capacity, he is responsible for general management of the international business and, in particular, for the profit and loss management of network and VSAT equipment sales internationally. Prior to his current assignment, from 1990 to 1998 Dr. Shukla was responsible for establishing joint venture companies worldwide to facilitate HNS’ revenue growth through service companies. Before joining our company in 1980, Dr. Shukla held engineering management positions in ground segment and satellite communication payload development at Rockwell International, Richardson, Texas, and RCA, Ltd, Montreal, Canada, respectively. Dr. Shukla received his BSEE degree in 1967 from the Indian Institute of Science in India, an MSEE degree from Nova Scotia Technical College in Canada in 1968 and his Ph.D. (EE) degree in 1971 from Southern Methodist

University in Dallas, Texas. Dr. Shukla has authored several publications in the satellite communications area and is a member of the Institute of Electrical and Electronics Engineers (IEEE).

Estil Hoversten has been our Senior Vice President and Assistant General Manager, North American Division, since May 1992. He has been an officer of our company and its predecessor organizations since 1978 with responsibilities at various times for business management, product development, strategic planning and new business development. Before joining us, Dr. Hoversten worked at COMSAT Corporation in Clarksburg, Maryland. Dr. Hoversten received his Bachelor of Science, Master’s of Science and his PhD in electrical engineering from Iowa State University and is a noted author on satellite communications technology.

David Zatloukal has been our Senior Vice President, North American Operations, since 2005. He is responsible for North American Network Services including: network operations, program management, billing, service management, network engineering and integration, customer network engineering and support and application certification, as well as the operation of HughesNet’s broadband and narrowband services in the consumer, small business, and enterprise markets. In addition, Mr. Zatloukal is the business manager for the HughesNet consumer business. Mr. Zatloukal joined us in December 1996 to support the launch of the consumer Internet Service business and, from 1996 to 2005, held various positions where he was responsible for subscriber services, market research, call center services, installation services, training, web-site management and content development. Prior to joining us, Mr. Zatloukal spent 14 years with AT&T in various assignments including directing a nationwide operations organization of more than 700 employees supporting the long distance network. Mr. Zatloukal received a Bachelor of Science in Information Science from Western Illinois University. He also has participated in multiple executive management programs, including the Northwestern’s Kellogg School of Business.

Tom Hsu has been the Senior Vice President and general manager of our Terrestrial Microwave Division since 1999. In this capacity, he oversees profit and loss, product strategy, product design and development, product marketing and sales, business development, field deployment, and after-sales support. Prior to this, Mr. Hsu held a variety of engineering, marketing and business management positions throughout his career with us, including Vice President of Software Engineering and Vice President of Business Development for our Wireless Network Division. Mr. Hsu has a Master of Science degree in Computer Science from the University of Massachusetts, a Master of Science degree in Mathematics from the University of East Texas State, and a Bachelor of Science degree in Mathematics from Chung Yuan University in Taiwan.

Mike Cook has been General Manager of the SPACEWAY program since January 2000 and Senior Vice President of Sales and Marketing for North America since February 2005, in which role he is responsible for sales and marketing activities for all of our market sectors including our Network Equipment and Services and Consumer/SMB markets. He joined our company in 1991 as Sales and Marketing Director for one of our subsidiaries, HNS Ltd, and was responsible for starting up our VSAT service businesses in Europe, becoming managing director of our European VSAT service business from 1994 to 1999. In addition, he was appointed Vice President of HNS Europe in 1998 and is currently a board director of HNS Europe. Prior to joining us, Mr. Cook ran the UK data systems division of Alcatel Business Systems in the UK. Mr. Cook has a first class Bachelor of Science degree in mathematics from Exeter University in England.

Sandi Kerentoff has been our Senior Vice President of Human Resources & Administration since April 2000 and also serves as our Ethics Officer. Ms. Kerentoff’s responsibilities include Human Resources, Facilities, Security, Travel and Corporate Services. Ms. Kerentoff joined us in 1977 and, from 1977 to 2000, held various positions. She has a Bachelor Degree in Finance from Michigan State University.

John McEwan has been our Senior Vice President of Manufacturing Operations since March 2001. Mr. McEwan joined us in 1995 as Assistant Vice President with responsibility for the Materials Management function of our company. In 1999, he was promoted to Vice President. In 2000, Mr. McEwan assumed responsibility for the management of all operations and support functions for manufacturing. In 2001, he was promoted to Senior Vice President. Prior to joining us, Mr. McEwan held various management positions at SCI Systems, Inc. and Burroughs. Mr. McEwan has over 30 years of experience in procurement, materials management and manufacturing operations in Europe and North America.

Dan Fraley has been our Senior Vice President and Chief Technology Officer since 1990. In support of this role, Mr. Fraley’s overall management responsibilities include the leadership of the Advanced Development Group and the newly formed DOD Government Systems Division. Mr. Fraley joined our company in 1977 and has progressed through increasing levels of management responsibility within the engineering organization culminating in responsibility for all engineering, from 1990 to 2004. Mr. Fraley holds a Bachelor of Science degree in electrical engineering from the University of South Carolina. He is a member of the Institute of Electrical and Electronics Engineers (IEEE), co-inventor on several patents and a published author on microwave antenna measurements.

Jeffrey A. Leddy has served on our board of managers since April 22, 2005. Mr. Leddy is also a director of our parent, Hughes Communications. Mr. Leddy has been SkyTerra’s Chief Executive Officer and President since April 2003, having served as its President and Chief Operating Officer since October 2002 and its Senior Vice President of Operations since June 2002. From September 1980 to December 2001, Mr. Leddy worked for EMS Technologies, most recently as a Vice President. Mr. Leddy also currently serves on the board of Mobile Satellite Ventures.

Andrew D. Africk has served on our board of managers since April 22, 2005. Mr. Africk is a senior partner of Apollo Advisors, L.P., which, together with its affiliates, acts as managing general partner of the Apollo Investment Funds, a series of private securities investment funds, where he has worked since 1992. He serves on the boards of directors of Intelsat Holdings, Ltd., SkyTerra, SOURCECORP, Incorporated, Terrestar Networks Inc., MSV L.P., and our parent, Hughes Communications.

Aaron J. Stone has served on our board of managers since April 22, 2005. Mr. Stone is a partner of Apollo Advisors, L.P., which, together with its affiliates, acts as managing general partner of the Apollo Investment Funds, a series of private securities investment funds, where he has worked since 1997. Mr. Stone is currently a director of AMC Entertainment Inc., Educate Inc., Intelsat Holdings, Ltd., SkyTerra and our parent, Hughes Communications.

Composition of the Board of Managers and Committees

Our board of managers currently consists of four members. The individuals currently serving on the board are Pradman P. Kaul, Jeffrey A. Leddy, Andrew D. Africk and Aaron J. Stone. The chairman of the board of managers is Pradman P. Kaul. Our board of managers is elected annually, and each member holds office for a one-year term.

Our board of managers has the authority to appoint committees to perform certain management and administration functions. Our board of managers currently has an audit committee which consists of Jeffrey A. Leddy and Aaron J. Stone.

Board of Managers Compensation

The members of our board of managers receive no compensation for their services in their capacity as managers. Members of our board of managers who serve on the board of directors of our parent, Hughes Communications, may from time to time receive compensation in their capacities as directors of Hughes Communications.

Executive Compensation

Summary Compensation Table

The following table sets forth, for the year ended December 31, 2005, the compensation for services in all capacities earned by our Chief Executive Officer and our four most highly compensated executive officers, other than our Chief Executive Officer, who were serving as executive officers as of December 31, 2005. We refer to these executives as our “named executive officers” elsewhere in this prospectus. All compensation reflected in this section was paid or awarded directly by us, our parent company, Hughes Communications, or DIRECTV.

Name and Principal Position	Annual Compensation			Long-Term Compensation	All Other Compensation
	Year	Salary	Bonus (1)	LTIP Payouts (2)
Pradman P. Kaul Chief Executive Officer and President	2005	$540,800	$2,261,000	$698,290	$897,969	(3)
T. Paul Gaske Executive Vice President	2005	372,382	1,527,000	317,868	43,820	(4)
Bahram Pourmand Executive Vice President	2005	379,413	955,000	331,859	44,803	(4)
Pradeep Kaul (6) Former Executive Vice President	2005	424,424	1,858,000	379,171	141,020	(5)
James Lucchese (7) Former Executive Vice President and Chief Financial Officer	2005	331,781	906,000	289,525	43,262	(4)

(1)	Bonus amounts for Messrs. Pradman Kaul, Gaske, Pourmand, Pradeep Kaul and Lucchese include approximately $1.85 million, $1.3 million, $0.75 million, $1.6 million and $0.7 million, respectively, in 2005 pursuant to a retention bonus plan of our former parent company, DIRECTV.
(2)	Amounts shown in this column represent awards earned pursuant to the DIRECTV Long-term Achievement Plan for 2002-2004 that were paid in 2005.
(3)	Represents $811,399 of deferred compensation from salary and bonus from DIRECTV in 1995 and 1996 and paid to Mr. Pradman Kaul as a result of the April 2005 Acquisition. Also represents amounts paid to Mr. Kaul for the following purposes: automobile and benefits allowances, cash payouts for accrued paid time off, reimbursement of premiums for personal liability insurance, financial planning services, premium payments for group term life insurance coverage over $50,000, premium payment for long term disability insurance, and company matching contributions to qualified and non-qualified 401 plans.
(4)	Represents amounts paid to Messrs. Gaske, Pourmand and Lucchese for the following purposes: automobile and benefits allowances, premium payments for group term life insurance coverage over $50,000, premium payment for long term disability insurance, and company matching contributions to qualified and non-qualified 401 plans.
(5)	Represents amounts paid to Mr. Pradeep Kaul for the following purposes: automobile and benefits allowances, cash payouts for accrued paid time off, financial planning services, premium payments for group term life insurance coverage over $50,000, premium payment for long term disability insurance, and company matching contributions to qualified and non-qualified 401 plans.
(6)	Mr. Pradeep Kaul, formerly an Executive Vice President of our company, resigned from our company effective as of December 31, 2005.
(7)	Mr. Lucchese, formerly an Executive Vice President and the Chief Financial Officer of our company, resigned from our company effective as of March 1, 2006.

Compensation Plans

Hughes Communications 2006 Equity and Incentive Plan

The plan provides for the grant of awards based on Hughes Communications’ common stock, including restricted stock, stock options, stock appreciation rights and other equity-based awards, as well as cash bonuses and long-term cash awards to directors, officers, employees, and consultants of Hughes Communications and its subsidiaries who are selected by the compensation committee of Hughes Communications for participation in the plan. Unless earlier terminated by Hughes Communications’ board of directors, the plan will expire on the tenth anniversary of the date of its adoption. Termination of the plan is not intended to adversely affect any award that is then outstanding without the award holder’s consent. Hughes Communications’ board of directors may amend the plan at any time. Plan amendments are not intended to adversely affect any award that is then outstanding without the award holder’s consent, and Hughes Communications must obtain stockholder approval of a plan amendment if stockholder approval is required to comply with any applicable law, regulation or stock exchange rule.

Administration

The plan is administered by a compensation committee appointed by the board of directors of Hughes Communications, which has the authority, among other things, to exercise all the powers and authorities either specifically granted to it under the plan or necessary or advisable in the administration of the plan, including, without limitation, the authority to determine who will be granted awards and the types of awards that may be granted. The compensation committee may, in its sole discretion, without amendment to the plan, (a) accelerate the date on which any option granted under the plan becomes exercisable, waive or amend the operation of plan provisions respecting exercise after termination of employment or otherwise adjust any of the terms of such option, and (b) accelerate the vesting date, or waive any condition imposed under the plan, with respect to any restricted stock or other award, or otherwise adjust any of the terms applicable to any such award.

Equity Incentive Program

A maximum of 2,700,000 shares (subject to adjustment) of Hughes Communications common stock have been reserved for grants pursuant to the equity incentive program under the plan, and a maximum of 1,350,000 shares (subject to adjustment) may be issued pursuant to the exercise of incentive stock options. Under the plan, no more than 600,000 shares (subject to adjustment) of Hughes Communications common stock may be made subject to awards granted to a single individual in a single plan year. In the event that the compensation committee determines that any corporate event, such as a stock split, reorganization, merger, consolidation, repurchase or share exchange, affects Hughes Communications’ common stock such that an adjustment is appropriate in order to prevent dilution or enlargement of the rights of plan participants, then the compensation committee will make those adjustments as it deems necessary or appropriate to any or all of:

•	the number and kind of shares of common stock or other securities that may thereafter be issued in connection with future awards;

•	the number and kind of shares of common stock, securities or other property issued or issuable in respect of outstanding awards;

•	the exercise price, grant price or purchase price relating to any award; and/or

•	the maximum number of shares subject to awards which may be awarded to any employee during any tax year of the company;

provided, that, with respect to incentive stock options, any such adjustment will be made in accordance with Section 424 of the Internal Revenue Code.

In the event the outstanding shares of Hughes Communications common stock will be changed into or exchanged for any other class or series of capital stock or cash, securities or other property pursuant to a re-capitalization, reclassification, merger, consolidation, combination or similar transaction, then, unless otherwise determined by the compensation committee, (a) each stock option will thereafter generally become exercisable for the number and/or kind of capital stock, and/or the amount of cash, securities or other property so distributed, into which the shares of common stock subject to the stock option would have been changed or exchanged had the option been exercised in full prior to such transaction, and (b) each award that is not a stock option and that is not automatically changed in connection with any such transaction will represent the number and/or kind of shares of capital stock, and/or the amount of cash, securities or other property so distributed, into which the number of shares of common stock covered by the award would have been changed or exchanged had they been held by a stockholder.

The compensation committee will determine all of the terms and conditions of equity-based awards under the plan, including whether the vesting or payment of an award will be subject to the attainment of performance goals. The performance goals that may be applied to awards under the equity incentive program under the plan are the same as those discussed below under “Cash incentive programs.”

The terms and conditions of stock options and stock appreciation rights granted under the plan are determined by the compensation committee and set forth in an agreement. Stock options granted under the plan may be “incentive stock options” within the meaning of Section 422 of the Internal Revenue Code or non-qualified stock options. A stock appreciation right confers on the participant the right to receive an amount, in cash or shares of Hughes Communications common stock (in the discretion of the compensation committee), equal to the excess of the fair market value of a share of Hughes Communications common stock on the date of exercise over the exercise price of the stock appreciation right, and may be granted alone or in tandem with another award. The exercise price of an option granted under the plan will not be less than the fair market value of Hughes Communications’ common stock on the date of grant, unless otherwise provided by the compensation committee. The vesting of a stock option or stock appreciation right will be subject to conditions as determined by the compensation committee, which may include the attainment of performance goals.

The terms and conditions of awards of restricted stock granted under the plan are determined by the compensation committee and set forth in an award agreement. These awards will be subject to restrictions on transferability which may lapse under circumstances as determined by the compensation committee, which may include the attainment of performance goals. Unless otherwise provided in the award agreement, the holder of restricted stock will have the right to receive dividends on the restricted stock, which dividends will be subject to the same restrictions as the underlying award of restricted stock.

The plan also provides for other equity-based awards, the form and terms of which will be as determined by the compensation committee, consistent with the purposes of the plan. The vesting or payment of these awards may be made subject to the attainment of performance goals.

The plan provides that, unless otherwise determined by the compensation committee, if on or within one year following a change in control (as defined in the plan), a participant’s employment is terminated by Hughes Communications other than for cause (as defined in the plan) or by the participant for good reason (as defined in the plan): (a) any award that is subject to time vesting that was not previously vested will become fully vested, and (b) the restrictions, deferral limitations, payment conditions and forfeiture conditions applicable to any other award will lapse and such award will become fully vested, except that any such award subject to performance vesting will not become fully vested as a result of such termination following a change in control, but any testing or other determinations required under such awards to determine whether performance goals have been fully achieved will occur at the time of such termination.

Cash Incentive Programs

The plan provides for the grant of annual and long-term cash awards to plan participants selected by the compensation committee. In general, with respect to cash awards intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code, the maximum value of the total cash payment that any plan participant may receive under the plan’s annual cash incentive program for any year is $2.5 million, and the maximum value of the total cash payment that any plan participant may receive under the plan’s long-term cash incentive program for any one year of a long-term performance period is $2.5 million. Payments earned may be decreased or, with respect to awards not intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code, increased in the sole discretion of the compensation committee based on such factors as it deems appropriate.

Payment of awards granted under the cash incentive programs may be made subject to the attainment of performance goals to be determined by the compensation committee in its discretion. With respect to awards intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code, the compensation committee may base performance goals on one or more of the following business criteria, determined in accordance with generally accepted accounting principles, where applicable: return on equity, earnings per share, net income (before or after taxes), earnings before all or any of interest, taxes, depreciation and/or amortization; operating income; cash flow; return on assets; market share; cost reduction goals or levels of expenses, costs or liabilities; earnings from continuing operations; or any combination of one or more of the foregoing over a specified period.

Such qualified performance-based goals may be expressed in terms of attaining a specified level of the particular criterion, an increase or decrease in the particular criterion, or a comparison of the performance of Hughes Communications, one of its subsidiaries, a business unit, a product line or any combination thereof relative to a market index or peer group, or any combination thereof. The compensation committee has the authority to make appropriate adjustments to such qualified performance goals to reflect the impact of extraordinary items (as defined in the plan) not reflected in such goals.

With respect to awards intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code, no payment may be made under either of the cash incentive programs under the plan prior to certification by the compensation committee that the applicable performance goals have been attained.

Restricted Stock Program

In August 2006, the board of directors of Hughes Communications approved a restricted stock program under the plan. In accordance with the terms of the plan, the board delegated to Mr. Pradman P. Kaul, the Chief Executive Officer of Hughes Communications, the authority to award, at his discretion, up to 250,000 shares in the aggregate of restricted stock to employees (other than Section 16 reporting persons) up to a maximum award of 4,000 shares per employee.

Second Amended and Restated Limited Liability Agreement

Our second amended and restated limited liability agreement allows for the issuance of Class B membership interests which are entitled to receive a pro rata share of any capital gains upon, among other things, a sale of our company. As of September 14, 2006, a total of 4,650 Class B membership interests had been issued to certain members of our senior management and Hughes Communications’ chief executive officer and president entitling the holders to approximately 4% of any capital gains resulting from a qualifying transaction. These Class B membership interests are subject to certain vesting requirements, with 50% of the Class B membership interests subject to time vesting over five years and the other 50% vesting based upon certain performance milestones. After January 1, 2007, at the holders’ election, vested Class B membership interests could be exchanged for Hughes Communications common stock. The number of shares of Hughes Communications common stock to be issued upon such exchange would be based upon the fair market value of such vested Class B membership interest divided by the value of the Hughes Communications common stock at the time of such exchange. The issuance of such shares of Hughes Communications common stock is subject to the authorization of Hughes Communications’ board of directors and compliance with applicable securities laws.

Bonus Unit Plan

In July 2005, we adopted an incentive plan, which we refer to as the bonus unit plan, pursuant to which 4,400,000 bonus units representing approximately 4% of the increase in the value of our company, as defined in the bonus unit plan, were granted to our employees. The bonus unit plan provides for time-based vesting of bonus unit awards over five years subject to a participant’s continued employment with our company. Pursuant to the bonus unit plan, as a result of the January 2006 Acquisition, if a participant in the bonus unit plan is still employed by us on July 14, 2008, then at such time, the participant’s vested bonus units would be exchanged for Hughes Communications common stock. A second exchange will take place on July 14, 2010 for participants in the bonus unit plan still employed by us at such time. The number of shares of Hughes Communications common stock to be issued upon each such exchange would be based upon the fair market value of such vested bonus unit divided by the value of Hughes Communications common stock at the time of the exchange.

401(k) Plan

We maintain a 401(k) plan intended to permit our employees to save on a tax-favorable basis for their retirement. Eligible employees may elect to contribute up to 25% of their eligible compensation into the plan on a pre-tax basis each payroll period, subject to certain IRS limits ($15,000 in 2006). Participants who are age 50 or older may elect to make additional contributions (called “catch-up contributions”) into the plan. Up to $5,000 of catch-up contributions may be made in 2006. The plan also permits participants to elect to make contributions on an after-tax basis. We make matching contributions into the plan in an amount equal to (i) 100% of participant contributions up to 3% of eligible compensation and (ii) 50% of participant contributions up to an additional 6% of eligible compensation. Participants become 100% vested in their matching contributions after completing three years of service. Participants are always 100% vested in the contributions they make into the plan.

Excess Benefit Plan

We also maintain an excess benefit plan, which is a non-qualified plan, for the benefit of a select group of management and highly compensated employees whose benefits under the 401(k) plan are limited by the Internal Revenue Code. Employees who are assistant vice presidents and above are eligible to participate in the excess benefit plan and may elect to contribute up to 16% of their compensation into the plan on a pre-tax basis each payroll period. We make matching contributions into the plan in an amount equal to (i) 100% of participant contributions up to 3% of compensation and (ii) 50% of participant contributions up to an additional 6% of compensation. Participants are always 100% vested in the contributions they make into the plan. Participants become 100% vested in the matching contributions that we make into the plan after completing three years of service. If a participant’s employment is terminated before he or she completes three years of service, the participant will not be vested in the matching contributions that were made to his or her account and, therefore, must forfeit such amounts. Upon the occurrence of a change of control (as defined in the plan), participants will become fully vested in their account balances even if they have not completed three years of service. In general, a participant’s vested account balance is payable following a participant’s termination of employment, provided that if a participant is a “key employee” (as defined in the plan), the participant’s vested account balance will be payable as soon as practicable on or after the first day of the seventh calendar month following termination of employment.

Employment Contracts and Change in Control Arrangements

Pradman P. Kaul Employment Agreement

The employment agreement between Mr. Kaul and us originally was entered into on April 23, 2005 (effective as of April 22, 2005). Mr. Kaul serves as our Chief Executive Officer and President. Our parent, Hughes Communications, has assumed this agreement effective as of February 3, 2006. The employment agreement provides for a two-year term and is subject to automatic one-year renewals if not terminated at least 90 days (but not more than 120 days) prior to the expiration of the original or a renewal term. The agreement with Mr. Kaul provides for an annual base salary (currently $540,798) and a discretionary cash bonus in the target amount of 75% of his annual base salary subject to an increase of up to 50% of such target bonus amount if objective performance criteria established by the Compensation Committee of our board of managers (or the board of managers, if there is no Compensation Committee) are significantly exceeded. Pursuant to Mr. Kaul’s employment agreement and his restricted unit purchase agreement, effective as of April 22, 2005, he purchased 1,500 Class B membership interests in our company at $0.01 per unit. Of the 1,500 Class B membership interests, 750 are subject to time vesting, with 75 of such Class B membership interests vesting on November 1, 2005 and the remaining 675 membership interests vesting in 54 equal monthly installments commencing on December 1, 2005, subject to Mr. Kaul’s continued employment with us. If Mr. Kaul is employed by us on the date that Hughes Communications (or its successors or assigns) holds less than 20% of the aggregate equity interests (measured by vote and value) in our company (excluding certain specified transactions), then all of his time vesting Class B membership interests will vest on April 22, 2008 or, if later, the first anniversary of the date on which Hughes Communications’ (or its successors’ or assigns’) aggregate equity interests in our company falls below 20%. The remaining 750 Class B membership interests are subject to performance vesting with 375 Class B membership interests vesting if, following the earlier of April 23, 2010 or a change of control, liquidation, dissolution or winding up of our company, Hughes Communications has received a cumulative total return of at least 3.0 times on its investment in us, and all 750 Class B membership interests vesting if, following the earlier of April 23, 2010 or a change of control, liquidation, dissolution or winding up of our company, Hughes Communications has received a cumulative total return of at least 5.0 times on its investment.

The agreement sets forth a definition of “cause” for which Mr. Kaul’s employment may be terminated by us and in which case, he will receive only his earned but unpaid base salary, earned but unpaid bonus, accrued but unused vacation and unreimbursed business expenses (subject to company policies) through the date of termination. The agreement provides that in the event that his employment is terminated by us without cause or by him for good reason (as such terms are defined in his agreement), subject to his execution of a waiver and release of claims in favor of the company and its affiliates, Mr. Kaul generally will be entitled to (a) any earned but unpaid base salary, earned but unpaid bonus, accrued but unused vacation and unreimbursed business expenses (subject to company policies), (b) one year of base salary plus the target bonus that would have been payable for the calendar year in which such termination occurs as if he were employed by the company at the end of such year, (c) six (6) months of vesting for his time vesting Class B membership interests (provided that if his employment is terminated by us without cause within one year following a change of control (as defined in the agreement), all of his Class B membership interests subject to time vesting will become fully vested on the date of termination), (d) vesting of the performance based Class B membership interests to the extent that within 180 days of such termination, the cumulative total return goals are met, (e) continuation of health and medical plans for twelve (12) months following the termination, and (f) reasonable outplacement benefits. Mr. Kaul is also entitled to receive these payments and benefits in the event that we provide him with notice of non-renewal of his employment agreement. If Mr. Kaul provides us with notice of non-renewal of his employment agreement or terminates his employment without good reason, he will only be entitled to his earned but unpaid base salary, earned but unpaid bonus, accrued but unused vacation and unreimbursed business expenses (subject to company policies). In general, following a termination of Mr. Kaul’s employment, we have a right to repurchase his vested Class B membership interests.

The agreement provides that if Mr. Kaul should become permanently disabled and be terminated by us, or die during the term of his employment agreement, we would pay Mr. Kaul, or his estate, his earned but unpaid base salary, earned but unpaid bonus, accrued but unused vacation and unreimbursed business expenses (subject to company policies) through the date of such event. Any time vesting Class B membership interests that have not vested as of the date of such an event would vest. Performance vesting Class B membership interests would remain outstanding and subject to vesting for 180 days to determine if the cumulative total return goals were met.

The employment agreement restricts Mr. Kaul from competing with us by providing services to, serving in any capacity for or owning certain interests in our competitors while he is employed by us and for a period of one year following the termination of such employment. The agreement also provides that Mr. Kaul must not solicit any of our employees or customers during his employment and for one year thereafter, and he must not divulge at any time any of our confidential information.

T. Paul Gaske Employment Agreement

The employment agreement between Mr. Gaske and us originally was entered into on April 23, 2005 (effective as of April 22, 2005). Mr. Gaske serves as our Executive Vice President. Our parent, Hughes Communications, has assumed this agreement effective as of February 3, 2006. The employment agreement provides for a two-year term and is subject to automatic one-year renewals if not terminated at least 90 days (but not more than 120 days) prior to the expiration of the original or a renewal term. The agreement with Mr. Gaske provides for an annual base salary (currently $372,377) and a discretionary cash bonus in the target amount of 60% of his annual base salary, subject to an increase of up to 50% of such target bonus amount if objective performance criteria established by the Compensation Committee of our board of managers (or the board of managers, if there is no Compensation Committee) are significantly exceeded. Pursuant to Mr. Gaske’s employment agreement and his restricted unit purchase agreement, effective as of April 22, 2005, he purchased 650 Class B membership interests in our company at $0.01 per unit. Of the 650 Class B membership interests, 325 are subject to time vesting, with 32.5 of such Class B membership interests vesting on November 1, 2005 and the remaining 292.5 membership interests vesting in 54 equal monthly installments commencing on December 1, 2005, subject to Mr. Gaske’s continued employment with us. If Mr. Gaske is employed by us on the date that Hughes Communications (or its successors or assigns) holds less than 20% of the aggregate equity interests (measured by vote and value) in our company (excluding certain specified transactions), then all of his time vesting Class B membership interests will vest on April 22, 2008 or, if later, the first anniversary of the date on which Hughes Communications’ (or its successors’ or assigns’) aggregate equity interests in our company falls below 20%. The remaining 325 Class B membership interests are subject to performance vesting with 162.5 Class B membership interests vesting if, following the earlier of April 23, 2010 or a change of control, liquidation, dissolution or winding up of our company, Hughes Communications has received a cumulative total return of at least 3.0 times on its investment in our company, and all 325 Class B membership interests vesting if, following the earlier of April 23, 2010 or a change of control, liquidation, dissolution or winding up of our company, Hughes Communications has received a cumulative total return of at least 5.0 times on its investment in our company.

The agreement sets forth a definition of “cause” for which Mr. Gaske’s employment may be terminated by us and in which case, he will receive only his earned but unpaid base salary, earned but unpaid bonus, accrued but unused vacation and unreimbursed business expenses (subject to company policies) through the date of termination. The agreement provides that in the event that his employment is terminated by us without cause or by him for good reason (as such terms are defined in his agreement), subject to his execution of a waiver and release of claims in favor of us and our affiliates, Mr. Gaske generally will be entitled to (a) any earned but unpaid base salary, earned but unpaid bonus, accrued but unused vacation and unreimbursed business expenses (subject to company policies), (b) one year of base salary plus the target bonus that would have been payable for the calendar year in which such termination occurs as if he were employed by the company at the end of such year, (c) six (6) months of vesting for his time vesting Class B membership interests (provided that if his employment is terminated by us without cause within one year following a change of control (as defined in the agreement), all of his Class B membership interests subject to time vesting will become fully vested on the date of termination), (d) vesting of the performance based Class B membership interests to the extent that within 180 days of such termination, the cumulative total return goals are met, (e) continuation of health and medical plans for twelve (12) months following the termination, and (f) reasonable outplacement benefits. Mr. Gaske is also entitled to receive these payments and benefits in the event that we provide him with notice of non-renewal of his employment agreement. If Mr. Gaske provides us with notice of non-renewal of his employment agreement or terminates his employment without good reason, he will only be entitled to his earned but unpaid base salary, earned but unpaid bonus, accrued but unused vacation and unreimbursed business expenses (subject to company policies). In general, following a termination of Mr. Gaske’s employment, we have a right to repurchase his vested Class B membership interests.

The agreement provides that if Mr. Gaske should become permanently disabled and be terminated by us, or die during the term of his employment agreement, we would pay Mr. Gaske, or his estate, his earned but unpaid base salary, earned but unpaid bonus, accrued but unused vacation and unreimbursed business expenses (subject to company policies) through the date of such event. Any time vesting Class B membership interests that have not vested as of the date of such an event would vest. Performance vesting Class B membership interests would remain outstanding and subject to vesting for 180 days to determine if the cumulative total return goals were met.

The employment agreement restricts Mr. Gaske from competing with us by providing services to, serving in any capacity for or owning certain interests in our competitors while he is employed by us and for a period of one year following the termination of such employment. The agreement also provides that Mr. Gaske must not solicit any of our employees or customers during his employment and for one year thereafter, and he must not divulge at any time any of our confidential information.

Bahram Pourmand Employment Agreement

The employment agreement between Mr. Pourmand and our company was entered into on April 23, 2005 (effective as of April 22, 2005). Mr. Pourmand serves as our Executive Vice President and General Manager— International Division. Our parent, Hughes Communications, has assumed this agreement effective as of February 3, 2006. The employment agreement provides for a two-year term and is subject to automatic one-year renewals if not terminated at least 90 days (but not more than 120 days) prior to the expiration of the original or a renewal term. The agreement with Mr. Pourmand provides for an annual base salary (currently $379,394) and a discretionary cash bonus in the target amount of 53% of his annual base salary subject to an increase of up to 50% of such target bonus amount if objective performance criteria established by the Compensation Committee of our board of directors (or the board of managers, if there is no Compensation Committee) are significantly exceeded. Pursuant to Mr. Pourmand’s employment agreement and his restricted unit purchase agreement, effective as of April 22, 2005, he purchased 500 Class B membership interests in our company at $0.01 per unit. Of the 500 Class B membership interests, 250 are subject to time vesting, with 25 of such Class B membership interests vesting on November 1, 2005 and the remaining 225 membership interests vesting in 54 equal monthly installments commencing on December 1, 2005, subject to Mr. Pourmand’s continued employment with us. If Mr. Pourmand is employed by us on the date that Hughes Communications (or its successors or assigns) holds less than 20% of the aggregate equity interests (measured by vote and value) in our company (excluding certain specified transactions), then all of his time vesting Class B membership interests will vest on April 22, 2008 or, if later, the first anniversary of the date on which Hughes Communications’ (or its successors’ or assigns’) aggregate equity interests in our company falls below 20%. The remaining 250 Class B membership interests are subject to performance vesting with 125 Class B membership interests vesting if, following the earlier of April 23, 2010 or a change of control, liquidation, dissolution or winding up of our company, Hughes Communications has received a cumulative total return of at least 3.0 times on its investment in our company, and all 250 Class B membership interests vesting if, following the earlier of April 23, 2010 or a change of control, liquidation, dissolution or winding up of our company, Hughes Communications has received a cumulative total return of at least 5.0 times on its investment.

The agreement sets forth a definition of “cause” for which Mr. Pourmand’s employment may be terminated by us and in which case, he will receive only his earned but unpaid base salary, earned but unpaid bonus, accrued but unused vacation and unreimbursed business expenses (subject to company policies) through the date of termination. The agreement provides that in the event that his employment is terminated by us without cause or by him for good reason (as such terms are defined in his agreement), subject to his execution of a waiver and release of claims in favor of the company and its affiliates, Mr. Pourmand generally will be entitled to (a) any earned but unpaid base salary, earned but unpaid bonus, accrued but unused vacation and unreimbursed business expenses (subject to company policies), (b) one year of base salary plus the target bonus that would have been payable for the calendar year in which such termination occurs as if he were employed by the company at the end of such year, (c) six (6) months of vesting for his time vesting Class B membership interests (provided that if his employment is terminated by us without cause within one year following a change of control (as defined in the agreement), all of his Class B membership interests subject to time vesting will become fully vested on the date of termination), (d) vesting of the performance based Class B membership interests to the extent that within 180 days of such termination, the cumulative total return goals are met, (e) continuation of health and medical plans for twelve (12) months following the termination, and (f) reasonable outplacement benefits. Mr. Pourmand is also entitled to receive these payments and benefits in the event that we provide him with notice of non-renewal of his employment agreement. If Mr. Pourmand provides us with notice of non-renewal of his employment agreement or terminates his employment without good reason, he will only be entitled to his earned but unpaid base salary, earned but unpaid bonus, accrued but unused vacation and unreimbursed business expenses (subject to company policies). In general, following a termination of Mr. Pourmand’s employment, we have a right to repurchase his vested Class B membership interests.

The agreement provides that if Mr. Pourmand should become permanently disabled and be terminated by us, or die during the term of his employment agreement, we would pay Mr. Pourmand, or his estate, his earned but unpaid base salary, earned but unpaid bonus, accrued but unused vacation and unreimbursed business expenses (subject to company policies) through the date of such event. Any time vesting Class B membership interests that have not vested as of the date of such an event would vest. Performance vesting Class B membership interests would remain outstanding and subject to vesting for 180 days to determine if the cumulative total return goals were met.

The employment agreement restricts Mr. Pourmand from competing with us by providing services to, serving in any capacity for or owning certain interests in our competitors while he is employed by us and for a period of one year following the termination of such employment. The agreement also provides that Mr. Pourmand must not solicit any of our employees or customers during his employment and for one year thereafter, and he must not divulge at any time any of our confidential information.

Grant A. Barber Employment Agreement

Mr. Barber entered into an employment agreement with Hughes Communications and us on February 23, 2006. Mr. Barber serves as Executive Vice President and Chief Financial Officer of our company and Hughes Communications. The employment agreement provides for a two-year term commencing on January 24, 2006 and is subject to automatic one-year renewals if not terminated at least 90 days (but not more than 120 days) prior to the expiration of the original or a renewal term. The agreement with Mr. Barber provides for an annual base salary (currently $350,000) and a discretionary cash bonus in the target amount of 50% of his annual base salary subject to the achievement of objective performance criteria established by the Compensation Committee of Hughes Communications’ board of directors. In addition, the agreement provides Mr. Barber with a one-time $100,000 bonus on the date that is six months after the commencement of his employment with us, subject to his continued employment on that date. Pursuant to Mr. Barber’s employment agreement and his restricted unit purchase agreement, dated as of February 2, 2006, he purchased 500 Class B membership interests in our company at $0.01 per unit. The agreement provides that 250 of such 500 Class B membership interests are subject to time vesting, with 25 of such Class B membership interests vesting on the first day of the seventh month following the commencement of the term of the agreement and the remaining 225 of the time vesting Class B membership interests vesting in 54 equal monthly installments commencing on the first day of the eighth month following the commencement of the term of the agreement, subject to Mr. Barber’s continued employment with us. If Mr. Barber is employed by us on the date that Hughes Communications holds less than 20% of the aggregate equity interests (measured by vote and value) in our company (excluding certain specified transactions), then all of his time vesting Class B membership interests will vest on January 24, 2009 or, if later, the first anniversary of the date on which Hughes Communications’ aggregate equity interests in our company falls below 20%. The remaining 250 Class B membership interests are subject to performance vesting with 125 Class B membership interests vesting if, following the earlier January 24, 2011 or a change of control, liquidation, dissolution or winding up of our company, Hughes Communications has received a cumulative total return of at least 3.0 times on its investment in our company, and all 250 Class B membership interests vesting if, following the earlier of January 24, 2011 or a change of control, liquidation, dissolution or winding up of our company, Hughes Communications has received a cumulative total return of at least 5.0 times on its investment in our company.

The agreement sets forth a definition of “cause” for which Mr. Barber’s employment may be terminated by Hughes Communications, in which case he will receive only his earned but unpaid base salary, earned but unpaid bonus, accrued but unused vacation and unreimbursed business expenses (subject to company policies) through the date of termination. The agreement provides that in the event that his employment is terminated by us without cause or by him for good reason (as such terms are defined in his agreement), subject to his execution of a waiver and release of claims in favor of the company and its affiliates, Mr. Barber generally will be entitled to (a) any earned but unpaid base salary, earned but unpaid bonus, accrued but unused vacation and unreimbursed business expenses (subject to company policies), (b) one year of base salary plus the target bonus that would have been payable for the calendar year in which such termination occurs as if he were employed by the company at the end of such year, (c) six (6) months of vesting for his time vesting Class B membership interests (provided that if his employment is terminated by us without cause within one year following a change of control (as defined in the agreement), all of his Class B membership interests subject to time vesting will become fully vested on the date of termination), (d) vesting of the performance based Class B membership interests to the extent that within 180 days of such termination, the cumulative total return goals are met, (e) continuation of health and medical plans for twelve (12) months following the termination, and (f) reasonable outplacement benefits. Mr. Barber is also entitled to receive these payments and benefits in the event that we provide him with notice of non-renewal of his employment agreement. If Mr. Barber provides us with notice of non-renewal of his employment agreement or terminates his employment without good reason, he will only be entitled to his earned but unpaid base salary, earned but unpaid bonus, accrued but unused vacation and unreimbursed business expenses (subject to company policies). In general, following a termination of Mr. Barber’s employment, we have a right to repurchase his vested Class B membership interests.

The agreement provides that if Mr. Barber should become permanently disabled and be terminated by Hughes Communications, or die during the term of his employment agreement, Hughes Communications would pay Mr. Barber, or his estate, his earned but unpaid base salary, earned but unpaid bonus, accrued but unused vacation and unreimbursed business expenses (subject to company policies) through the date of such event. Any time vesting Class B membership interests that have not vested as of the date of such an event would vest. Performance vesting Class B membership interests would remain outstanding and subject to vesting for 180 days to determine if the cumulative total return goals were met.

The employment agreement restricts Mr. Barber from competing with our company by providing services to, serving in any capacity for or owning certain interests in our competitors while he is employed by us and for a period of one year following the termination of such employment. The agreement also provides that Mr. Barber must not solicit any of our employees or customers during his employment and for one year thereafter, and he must not divulge at any time any of our confidential information.

Pradeep Kaul Resignation, Separation and Consulting Agreements

On October 21, 2005, we entered into an agreement with Mr. Pradeep Kaul under which Mr. Kaul resigned in all capacities from our company and our subsidiaries effective as of December 31, 2005. Mr. Kaul’s termination of employment was agreed to be a voluntary resignation of employment without “Good Reason” under his employment agreement with us. In accordance with his employment agreement, Mr. Kaul received the following in connection with the termination of his employment: all earned but unpaid base salary, earned but unpaid bonus, accrued but unused vacation and unreimbursed business expenses (subject to company policies) with respect to the period through December 31, 2005. In addition, Mr. Kaul retained 200 time vesting Class B membership interests which will continue to vest as if Mr. Kaul were employed by us following December 31, 2005.

We and Mr. Kaul also entered into a separation agreement on October 21, 2005 pursuant to which Mr. Kaul released us and our affiliates, effective as of December 31, 2005, from any and all liabilities and obligations, including any liabilities in connection with his employment with our company, other than any obligations we have to Mr. Kaul under the resignation agreement with Mr. Kaul described above.

On January 2, 2006, we and Mr. Kaul entered into a consulting agreement under which Mr. Kaul agreed to provide certain consulting services to us for an initial term of one year, which can be renewed by us for successive one year terms. We pay Mr. Kaul quarterly consulting fees of $12,500 under this agreement, and he provides consulting services for up to a maximum of 20 days per year. Either party may terminate the consulting agreement by giving written notice to the other party.

Pradeep Kaul and Pradman P. Kaul are brothers.

James Lucchese Consulting, Resignation and Separation Agreements

On February 24, 2006, we entered into a consulting agreement with Mr. James Lucchese pursuant to which Mr. Lucchese agreed to provide certain consulting services to us for an initial term of one year beginning March 1, 2006. The agreement can be renewed by us for successive one year terms. We pay Mr. Lucchese quarterly consulting fees of $25,000 under this agreement, and he provides consulting services for up to a maximum of 60 days per year. Either party may terminate the consulting agreement by giving written notice to the other party.

On March 1, 2006, we entered into an agreement with Mr. Lucchese under which Mr. Lucchese resigned in all capacities from our company and our subsidiaries effective as of March 1, 2006. Mr. Lucchese’s termination of employment was agreed to be a “retirement covenant” termination of employment without “Good Reason” under his employment agreement with us. In accordance with his employment agreement, Mr. Lucchese received the following in connection with the termination of his employment: payment of a sum equal to his annual base salary, annual bonus for calendar year 2006 payable in 2007, accrued but unused vacation and unreimbursed business expenses (subject to company policies) with respect to the period through March 1, 2006. In addition, Mr. Lucchese retained 200 time vesting Class B membership interests which will continue to vest as if Mr. Lucchese were employed by us following March 1, 2006.

We and Mr. Lucchese also entered into a separation agreement on March 1, 2006 pursuant to which Mr. Lucchese released us and our affiliates, effective as of March 1, 2006, from any and all liabilities and obligations, including any liabilities in connection with his employment with our company, other than any obligations we have to Mr. Lucchese under the resignation agreement with Mr. Lucchese described above.

Compensation Committee Interlocks and Insider Participation

Our board of managers does not have a compensation committee. The board as a whole currently sets compensation for our executive officers. Mr. Pradman Kaul, our Chief Executive Officer, serves as a member of our board of managers and also serves as the Chief Executive Officer and is a director of Hughes Communications. Except as set forth in the foregoing sentences, none of our executive officers served on any board of directors or compensation committee of any other company for which any of our directors served as an executive officer at any time during fiscal year 2005.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

All of our Class A membership interests are owned by our parent, Hughes Communications. The following table sets forth information regarding the beneficial ownership as of September 14, 2006 of Hughes Communications’ common stock by (i) each of our named executive officers, (ii) each member of our board of managers, (iii) each person known to beneficially own more than 5% of Hughes Communications’ common stock and (iv) all of our executive officers and members of our board of managers as a group. As of September 14, 2006, there were 18,811,455 shares of Hughes Communications’ common stock issued and outstanding.

The amounts and percentages of voting membership units beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed a beneficial owner of the same securities and a person may be deemed a beneficial owner of securities as to which he has no economic interest.

Name of beneficial owner	Number of Shares	Percentage of class
Pradman P. Kaul (1)	14,000	*
T. Paul Gaske (2)	14,000	*
Bahram Pourmand (3)	14,000	*
Pradeep Kaul (4)	20,000	*
James Lucchese (5)	14,000	*
Jeffrey A. Leddy (6)	150,000	*
Andrew D. Africk (7)	35,000	*
Aaron J. Stone (8)	22,500	*
Apollo Investment Fund IV, L.P. (9) , (10) Two Manhattanville Road Purchase, New York 10577	12,408,611	66.0%
Harbinger Capital Partners (11) Master Fund I, Ltd. c/o International Fund Services Third Floor Bishop Square Redmonds Hill Dublin, Ireland L2	1,587,090	8.4%
Members of the board of managers and executive officers as a group (19 persons) (12)	283,500	1.5%

*	Indicates beneficial ownership of less than 1%.
(1)	Consists of 14,000 shares of restricted stock granted under the Hughes Communications 2006 Equity and Incentive Plan. Mr. Pradman Kaul also owns 1,500 of our Class B units which are subject to time or performance vesting requirements as set forth in his employment agreement with us.
(2)	Consists of 14,000 shares of restricted stock granted under the Hughes Communications 2006 Equity and Incentive Plan. Mr. Gaske also owns 650 of our Class B units which are subject to time or performance vesting requirements as set forth in his employment agreement with us.
(3)	Consists of 14,000 shares of restricted stock granted under the Hughes Communications 2006 Equity and Incentive Plan. Mr. Pourmand also owns 500 of our Class B units which are subject to time or performance vesting requirements as set forth in his employment agreement with us.
(4)

Consists of options to purchase 20,000 shares of Hughes Communications common stock granted under the Hughes Communications 2006 Equity and Incentive Plan that are currently exercisable. Mr. Pradeep Kaul also owns 200 of our Class B units which are subject to time vesting requirements as set forth in his former employment agreement with us. Mr. Pradeep Kaul, formerly an Executive Vice President of our company, resigned from our company effective as of December 31, 2005.

(5)	Consists of 14,000 shares of restricted stock granted under the Hughes Communications 2006 Equity and Incentive Plan. Mr. Lucchese also owns 200 of our Class B units which are subject to time vesting requirements as set forth in his former employment agreement with us. Mr. Lucchese, formerly an Executive Vice President and the Chief Financial Officer of our company, resigned from our company effective as of March 1, 2006.
(6)	Includes options to purchase 20,000 shares of Hughes Communications common stock granted under the Hughes Communications 2006 Equity and Incentive Plan that are currently exercisable. Mr. Leddy also owns 600 of our Class B units which are subject to time or performance vesting requirements as set forth in a restricted unit purchase agreement between Mr. Leddy and our company.
(7)	Mr. Africk is a principal of Apollo Advisors IV, L.P., which together with an affiliated investment manager, serves as the manager of Apollo. Mr. Africk disclaims beneficial ownership of the 12,408,611 shares of Hughes Communications common stock that are beneficially owned by Apollo. Includes options to purchase 3,750 shares of Hughes Communications common stock granted under the Hughes Communications 2006 Equity and Incentive Plan that are currently exercisable.
(8)	Mr. Stone is a partner of Apollo Advisors IV, L.P., which together with an affiliated investment manager, serves as the manager of Apollo. Mr. Stone disclaims beneficial ownership of the 12,408,611 shares of Hughes Communications common stock that are beneficially owned by Apollo. Includes options to purchase 12,500 shares of Hughes Communications common stock granted under the Hughes Communications 2006 Equity and Incentive Plan that are currently exercisable.
(9)	Such 12,408,611 shares of common stock consist of 10,164,416 shares of common stock beneficially owned by Apollo Investment Fund IV, L.P., 417,834 shares of common stock owned by AP/RM Acquisition, LLC, 512,198 shares of stock beneficially owned by Apollo Overseas Partners IV, L.P., 527,730 shares of common stock beneficially owned by ST/RRRR LLC and 786,433 shares of common stock beneficially owned by AIF IV/RRRR LLC.
(10)	Messrs. Africk and Stone, members of our board of managers and the board of directors of Hughes Communications and associated with Apollo Advisors IV, L.P., disclaim beneficial ownership of the 12,408,611 shares of Hughes Communications common stock that are beneficially owned by Apollo.
(11)	Based on the Form 4 filed on March 31, 2006, by Harbinger Capital Partners Master Fund I, Ltd. Based on such Form 4, includes 1,533,223 shares of Hughes Communications common stock owned by Harbinger Capital Partners Master Fund I, Ltd., which may be deemed to share beneficial ownership with Harbinger Capital Partners Offshore Manager, L.L.C., HMC Investors, L.L.C., Harbert Management Corporation, Philip Falcone, Raymond J. Harbert and Michael D. Luce. Also includes 53,867 shares of Hughes Communications common stock owned by Alpha US Sub Fund VI, LLC, which may share beneficial ownership with Harbert Management Corporation, Philip Falcone, Raymond J. Harbert and Michael D. Luce. Such persons disclaim beneficial ownership in the common stock except to the extent of their pecuniary interest therein.
(12)	Messrs. Africk and Stone, members of our board of managers and the board of directors of Hughes Communications and associated with Apollo Advisors IV, L.P., disclaim beneficial ownership of the 12,408,611 shares of Hughes Communications common stock that are beneficially owned by Apollo. See footnote numbers 8, 9 and 10 above. Includes options to purchase an aggregate of 36,250 shares of Hughes Communications common stock that are currently exercisable.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The following is a description of certain relationships and related transactions. We also refer you to “The Transactions,” Notes 4 and 17 of our audited financial statements and Notes 4 and 11 of our unaudited interim financial statements for a description of our transactions with DIRECTV, DTV Network Systems, Inc., Hughes Communications and SkyTerra and other affiliates and the impact of such transactions on our financial statements.

Contribution Agreement

For a description of the contribution agreement, See “The Transactions—April 2005 Acquisition.”

Ancillary Agreements to the Contribution Agreement

In addition to the contribution agreement described under “The Transactions—April 2005 Acquisition,” we entered into the following agreements.

Amended and Restated Limited Liability Company Agreement

In connection with the April 2005 Acquisition, we entered into an amended and restated limited liability company agreement, or former LLC agreement, which governed our management and certain aspects of the relationship between us, SkyTerra and DTV Network Systems, Inc. Our former LLC agreement was amended on January 1, 2006 and was amended and restated on February 28, 2006. See “—Second Amended and Restated Limited Liability Company Agreement.” Pursuant to our former LLC agreement:

•	There were two classes of our membership units—one voting and the other non-voting. SkyTerra and DTV Network Systems, Inc. each held 50% of the voting units. The non-voting units were available for issuance to our employees, officers, directors and consultants.

•	Our board of managers was composed of seven members. Three managers were elected by members holding a majority of our LLC interests held by SkyTerra, three managers were elected by members holding a majority of our LLC interests held by DTV Network Systems, Inc., and one independent manager was elected jointly by (i) members holding a majority of our LLC interests held by SkyTerra and (ii) members holding a majority of our LLC interests held by DTV Network Systems, Inc.

•	Responsibility for the management of our business and affairs was vested in SkyTerra or one of its subsidiaries as the managing member, with the exception of certain major decisions which required the consent of a majority the board of managers (not including the independent manager), including:

•	incurring debt or guarantee obligations in excess of $10.0 million;

•	except with respect to any drag-along rights pursuant to the investor rights agreement (as described below), entering into mergers, consolidations or other significant transactions, including any proposed initial public offering by us, acquisitions, joint ventures, dispositions or equity investments in third parties (where such equity investments are in excess of $2.5 million in the aggregate);

•	hiring or terminating senior executive officers, determining the financial terms of their employment and approving plans to issue non-voting units to employees, officers and members of our board of managers;

•	approving our annual operating budget and changing accounting policies;

•	replacing the managing member; and

•	making any loans, advances, guarantees and similar transactions to any member of our board of managers or their affiliates.

•	The former LLC agreement permitted us, in the normal course of our business, to enter into transactions with any of our members and their respective affiliates, provided that the price and other terms of any such transactions were fair to us and not less favorable to us than those generally prevailing with respect to comparable transactions between unrelated parties. To the extent any such transactions were not entered into in the ordinary course of our business or involved aggregate payments by us exceeding $2.5 million, they were required to be approved by the board members not elected by the interested member.

•	In addition to the fees and expense reimbursements, if any, to be paid to the managing member by us under the management services agreement, the managing member was entitled to receive a quarterly management fee of $250,000 in cash in consideration for services as managing member during the first three years following the closing date of the April 2005 Acquisition.

Investor Rights Agreement

In connection with the April 2005 Acquisition, we entered into an investor rights agreement with DTV Network Systems, Inc. and SkyTerra. Under the terms of the investor rights agreement, as holders of our voting membership units, SkyTerra and DTV Network Systems, Inc. have certain tag along rights, drag-along rights, registration rights and other related rights, with respect to sales of our voting membership units. Included in the registration rights is the right after five years for either DTV Network Systems, Inc. or SkyTerra to request up to five demand registrations each for underwritten public offerings of $50.0 million or more of the membership interests or other equity interests. However, we are only required to effect one registration in any six-month period. In addition, if we are ever eligible to use a shelf registration statement with the SEC for our equity interests, each of DTV Network Systems, Inc. and SkyTerra has the right to register sales of our equity interests owned by them in amounts of $10.0 million or more. We have agreed to indemnify the investors under the securities laws in connection with any registered transactions and pay for certain costs of registration. Upon consummation of the January 2006 Acquisition, the investor rights agreement was terminated. See “The Transactions—The January 2006 Acquisition.”

Relationship with DIRECTV

Until the closing of the April 2005 Acquisition, we operated as a wholly owned subsidiary of DIRECTV. Accordingly, DIRECTV provided us with various support services such as tax advisory services, treasury/cash management, risk management, audit functions, employee benefits, and business insurance. As a stand-alone entity, we have to provide for the services historically performed by DIRECTV. In connection with the April 2005 Acquisition, we entered into the following agreements with DIRECTV:

•	Transition Services Agreement. On April 22, 2005, we entered into a transition services agreement with DTV Network Systems, Inc. and DIRECTV. Under the terms of the transition services agreement, DIRECTV agreed to provide certain transitional services to support the conduct of our business and we agreed to reimburse DIRECTV certain fees and out-of-pocket expenses. These services include assisting in the implementation of our benefit plans and arrangements, and enabling our employees to participate in certain travel-related discount programs provided by DIRECTV’s affiliate, News Corporation, to the extent permissible. Neither party made any representations or warranties with respect to the services provided under the transition services agreement and neither party has any liability for any acts or omissions in connection with the transition services agreement other than repeating a service for the purpose of correcting an act or omission, unless such liability arose from gross negligence or willful misconduct. The transition services agreement was amended and restated in connection with the January 2006 Acquisition. Under the terms of the amended and restated agreement, we no longer receive services from DIRECTV and we provide certain payroll related services to DIRECTV and its subsidiaries. Through June 30, 2006, there were no payments made to any party under this agreement.

•

DIRECWAY Advertising Agreement. On April 22, 2005, we entered into an advertising agreement with DIRECTV pursuant to which DIRECTV agreed to provide certain advertising services to us. These services included DIRECTV continuing to broadcast our DIRECWAY infomercial for one year after the closing of the April 2005 acquisition, DIRECTV broadcasting thirty-second and sixty-second DIRECWAY advertising spots at preferred rates and DIRECTV maintaining then current DIRECWAY recognition on DIRECTV’s Internet home page. From April 23, 2005 through December 31, 2005, we paid DIRECTV $4.4 million for advertising services. During the six months ended June 30, 2006, we paid DIRECTV $0.4 million for advertising services.

•	SPACEWAY Services Agreement. On April 22, 2005, we entered into a SPACEWAY services agreement with DIRECTV pursuant to which we and DIRECTV agreed to share and provide technical services to one another in connection with their respective SPACEWAY assets. Under the terms of the SPACEWAY services agreement, we retained DIRECTV and/or DTV Network Systems, Inc. to provide us with certain technical assistance services, including the right to participate in certain operational testing on DIRECTV’s SPACEWAY satellites. We agreed to reimburse DIRECTV or DTV Network Systems, Inc., as applicable, for labor and overhead costs incurred to perform the applicable service and out-of-pocket costs and expenses paid to third parties for labor and materials. Also, under the terms of the SPACEWAY services agreement, DIRECTV retained us to provide to DIRECTV and DTV Network Systems, Inc. certain transitional operational assistance services and ground facility development assistance and maintenance services for DIRECTV’s SPACEWAY satellites. DIRECTV agreed to reimburse us for certain labor and overhead costs. DIRECTV also agreed to pay us monthly performance fees if we attain or exceed certain enumerated milestones. The agreement provides for certain limited representations and warranties with respect to the services provided and limited indemnities for certain breaches and negligent acts or omissions under the agreement. Each party has the right to terminate the agreement with respect to all or any portion of the other party’s services upon 120 days written notice. During the six months ended June 30, 2006 and the year ended December 31, 2005, DIRECTV paid us $3.6 million and $9.2 million, respectively, and we paid DIRECTV a nominal amount, under this agreement.

•	Intellectual Property Agreement. On April 22, 2005, we entered into an intellectual property agreement with DIRECTV pursuant to which we acquired by assignment certain patents, trademarks and other intellectual property pertinent to our business that were owned or controlled by DIRECTV. Pursuant to the intellectual property agreement, we also obtained from DIRECTV (i) a royalty-free perpetual license (including the right to sublicense to third parties in connection with our business) under certain other patents (including certain patents and patent applications that originated from such business but were retained by DIRECTV following the April 2005 Acquisition), (ii) a covenant not to assert claims against us based on any intellectual property owned or controlled by DIRECTV as of the closing date that is pertinent to our business (including certain other patents and patent applications that originated from our business but were retained by DIRECTV following the April 2005 Acquisition), and (iii) a royalty-free perpetual license to any derivative intellectual property DIRECTV develops after the closing of the April 2005 Acquisition which relates to our SPACEWAY assets. Among the rights we acquired by assignment or license from DIRECTV are certain rights related to our SPACEWAY satellite communications platform. These licenses and assignments granted to us are subject to existing licenses granted to third parties. We granted back to DIRECTV a royalty-free perpetual license to use, in connection with its business (including the right to sublicense to third parties in connection with DIRECTV’s business), the patents and other intellectual property that DIRECTV assigned to us plus any derivative intellectual property we develop after the closing of the April 2005 Acquisition which relates to the SPACEWAY assets retained by DIRECTV. We also acquired from DIRECTV (i) by assignment, the “HUGHES” family of marks and the “SPACEWAY” family of marks, subject to existing licenses granted to third-parties, and (ii) by license the right to use the “DIRECWAY” and “DIRECPC” marks for a transition period of twelve months following the closing of the April 2005 Acquisition. Use of any of the rights assigned or licensed to us by DIRECTV under the intellectual property agreement excludes any activities within the field of direct-to-home satellite television applications.

Upon the closing of the January 2006 Acquisition the above agreements continue in effect as amended. In addition we and DTV Network Systems, Inc. entered into a subcontract agreement under which we agreed to provide certain services with respect to an international VSAT network supply contract which was retained by DTV Network Systems, Inc.

Non-Competition Agreement

In connection with the April 2005 Acquisition, we entered into a non-competition agreement with DIRECTV and DTV Network Systems, Inc. Under the terms of the non-competition agreement, DIRECTV and DTV Network Systems, Inc. agreed that for a period of five years following the closing of the April 2005 Acquisition, neither will, directly or indirectly, engage in business activities that will compete, directly or indirectly, with our business—specifically, the enterprise data networks and enterprise satellite Internet service existing as of the closing of the April 2005 Acquisition, and the enterprise data applications of the SPACEWAY business contemplated as of the closing of the April 2005 Acquisition, and natural extensions thereof within the data services area. We made a reciprocal agreement that we will not, for a period of five years following the closing of the April 2005 Acquisition, directly or indirectly engage in business activities that will compete, directly or indirectly, with the direct-to-home video business of DIRECTV or any natural extensions thereof. The non-competition agreement does not extend to our non-enterprise business, which means DIRECTV could compete with us in offering satellite Internet access to consumers. However, DIRECTV has agreed that during the five year non-competition period, so long as DIRECTV’s SPACEWAY satellites are capable of commercial video operation, DIRECTV will not use advanced on-board processing capabilities of its SPACEWAY satellites to provide data services.

Management Services Agreement

In connection with the April 2005 Acquisition, we and SkyTerra entered into a management agreement which identified the types of services to be provided by SkyTerra to us. Through December 31, 2005, we paid approximately $0.7 million to SkyTerra pursuant to this agreement. The management agreement was terminated upon consummation of the January 2006 Acquisition.

Second Amended and Restated Limited Liability Company Agreement

Our second amended and restated limited liability company agreement, or LLC agreement, governs our management and certain aspects of the relationship between us, Hughes Communications and our officers, directors, employees and consultants who may, from time to time, hold equity interests in our company.

Pursuant to the LLC agreement:

•	There are two classes of our membership units—one voting (Class A) and the other non-voting (Class B). Hughes Communications currently holds 100% of the voting units. The non-voting units are available for issuance to our officers, directors, employees and consultants, in exchange for the performance of services.

•	Our board of managers is composed of seven members or such other number as determined by the majority of the voting members from time to time. The managers are elected by the members holding a majority of our voting units.

•	Responsibility for the management of our business and affairs is vested in our board of managers and, as delegated by the board of managers, to the officers of our company.

•	We are permitted, in the normal course of our business, to enter transactions with any of our members and their respective affiliates, provided that the price and other terms of any such transactions are fair to us and not less favorable to us than those generally prevailing with respect to comparable transactions between unrelated parties.

•	Under certain circumstances, holders of voting units have the preemptive right to subscribe to additional issuances of voting units.

•	Distributions are made first to holders of voting units until each such holder has received aggregate distributions equal to the holder’s capital contributions and second, on a pro rata basis, to holders of voting units and non-voting units, to the extent that the non-voting units have vested.

•	Subject to the approval of the board of managers, we may make quarterly distributions to our voting members to offset taxes paid by these members on our income.

Management and Advisory Services Agreement with Hughes Communications

We have entered into a management and advisory services agreement with our parent, Hughes Communications. Under this agreement, Hughes Communications provides us, through its officers and employees, with general support, advisory and consulting services in relation to our business. We pay Hughes Communications a quarterly fee of $250,000 for these services in addition to reimbursing Hughes Communications for its out of pocket costs and expenses incurred in connection with the services, including an amount equal to 102% of any related salary and benefits costs.

Sponsor Investment

Apollo currently owns, directly or indirectly, 23% of Intelsat Holdings Limited, which owns 100% of Intelsat, Ltd. We lease satellite transponder capacity from Intelsat. In addition, our Italian subsidiary, Hughes Network Systems, S.r.L., entered into a cooperation agreement with Intelsat, Telespazio and Telecom Italia. Under this agreement, the parties are cooperating to provide broadband satellite services for Italian businesses operating in Eastern Europe and North Africa.

Agreements with Hughes Systique Corporation

On October 12, 2005, we granted a limited license to Hughes Systique Corporation, or HSC, then known as Systique Corporation, allowing HSC to use the HUGHES trademark. The license is limited in that HSC may use the HUGHES mark only in connection with its business of software development and associated consulting, licensing, sales, support, maintenance and hardware, and only in combination with the SYSTIQUE name. The license is non-exclusive, non-transferable, non-sublicensable, worldwide and royalty-free. In addition to other standard termination provisions (i.e., in the event of default or bankruptcy) we may terminate the license agreement (i) in our reasonable business discretion, or in the event that Hughes Communications (or any affiliate thereof to which Hughes Communications transfers its ownership interest in HSC) ceases to maintain an ownership interest in HSC.

On December 22, 2005, we entered into a master software development agreement with HSC. Under this agreement, we can issue mutually agreed statements of work to HSC for software development projects.

Our parent, Hughes Communications, owns approximately 24% of the outstanding shares of HSC. Pradeep Kaul, our former Executive Vice President and the brother of our Chief Executive Officer, is the President and Chief Executive Officer of HSC. Pradman Kaul, our Chief Executive Officer and chairman of the board of managers, is also the chairman of HSC and owns approximately 9% of the outstanding shares of HSC.

Agreement with 95 West Co. Inc.

In July 2006, we entered into an agreement with 95 West Co. Inc., or 95 West Co., and its parent, Miraxis License Holdings, LLC., or MLH, pursuant to which 95 West Co. and MLH agreed to provide a series of coordination agreements allowing us to operate our SPACEWAY 3 satellite at the 95° West Longitude orbital slot where 95 West Co. and MLH have higher priority rights. MLH owns a controlling interest in 95 West Co. MLH is controlled by an affiliate of Apollo Investment Fund IV, L.P., our controlling shareholder. Jeffrey Leddy, a member of our board of managers and a director of Hughes Communications, is a director and the general manager of MLH, the CEO and President of 95 West Co., and also owns a small interest in each of 95 West Co. and MLH. Andrew Africk, a member of our board of managers and a director of Hughes Communications, is a director of MLH. As part of the agreement, we agreed to pay 95 West Co. annual installments of $0.3 million in 2006, $0.75 million in each of 2007 through 2010 and $1.0 million in each of 2011 through 2016.

Agreement with Hughes Telematics Inc.

In July 2006, we granted a limited license to Hughes Telematics Inc., or HTI, allowing HTI to use the HUGHES trademark. The license is limited in that HTI may use the HUGHES mark only in connection with its business of automotive telematics, and only in combination with the TELEMATICS name. As partial consideration for the license, the agreement provides that we will be HTI’s preferred engineering services provider. The license is royalty-free, except that HTI has agreed to commence paying a reasonable royalty to us in the event HTI no longer has a commercial or affiliated relationship with us. As contemplated by the license terms, we have commenced providing engineering development services to HTI and we will be compensated at customary rates for such services. To date we have been authorized to provide such services in the amount of $1.9 million.

HTI is controlled by an Apollo affiliate. Our parent, Hughes Communications, is controlled by Apollo. Jeffrey A. Leddy, a member of our board of managers, is the Chief Executive Officer and a director of HTI and owns approximately 1.0% of the equity of HTI. In addition, Andrew Africk, a member of our board of managers and a director of Hughes Communications, is a director of HTI.

Agreement with Mobile Satellite Ventures LP

We received authorization to proceed not to exceed a maximum amount of $0.5 million, and expect to negotiate and sign a definitive contract, with Mobile Satellite Ventures LP, or MSV, for the design, development and supply of a satellite base station. Our controlling stockholder, Apollo Investment Fund IV, L.P., and its affiliates own approximately 25% of SkyTerra and three individuals associated with Apollo currently serve on the five member board of directors of SkyTerra. SkyTerra owns a majority of and controls MSV. Andrew Africk, a member of our board of managers and a director of Hughes Communications, is a director of MSV and SkyTerra. Aaron Stone, a member of our board of managers and a director of Hughes Communications, is a director of MSV and SkyTerra. Jeffrey Leddy, a member of our board of managers and a director of Hughes Communications, is chief executive officer of SkyTerra and a director of MSV.

DESCRIPTION OF OTHER INDEBTEDNESS

General

In connection with the April 2005 Acquisition, we entered into the Bank Financings (which were amended and restated on June 27, 2005), consisting of a first lien term facility, a first lien revolving credit facility and a second lien term facility, with various lenders. The terms of the Bank Financings are set forth below. We used the net proceeds from the sale of the Old Notes to, among other things, repay all term indebtedness under the Bank Financings. The description of the Bank Financings does not purport to be complete and is qualified in its entirety by reference to the complete text of the related credit agreements and security agreements.

The Bank Financings consisted of (i) a six-year, $50.0 million first lien revolving credit facility, (ii) a seven-year, $275.0 million first lien term loan facility, and (iii) an eight-year, $50.0 million second lien term loan facility. The proceeds of the term loan facilities were used by us to partially fund the April 2005 Acquisition and to pay related fees and expenses (except that $25.0 million of first lien term loans were incurred on June 27, 2005 to repay a like amount of second lien term loans). The revolving credit facility may be used to finance our and our subsidiaries’ working capital needs and for general corporate purposes (including future satellite related capital expenditures) and for issuing letters of credit.

We may permanently reduce the revolving loan commitments under our credit facility at any time without premium or penalty, subject to the payment of customary LIBOR breakage costs, if any, and provided that such commitments may not be reduced below the aggregate amount of revolving loans and letters of credit. In addition, we are able to terminate the revolving credit facility without paying a premium or penalty upon prior written notice. Upon termination, we are required to repay all obligations outstanding under our credit facility and satisfy all outstanding letter of credit obligations.

In connection with the sale of Old Notes, we amended certain covenants and pricing terms of our $50.0 million revolving credit facility pursuant to an amendment and restatement of the credit agreement governing this credit facility. Under the amended revolving credit facility, the interest rates with respect to the revolving loans are based on, at our option, the ABR rate plus 1.50% or LIBOR plus 2.50%. However, any overdue principal or other amounts owing under the amended revolving credit facility will bear interest at a higher rate. The amended revolving credit facility is guaranteed by our existing and future direct and indirect wholly-owned domestic subsidiaries (other than our License Subsidiaries). The amended revolving credit facility is secured by a pledge of our membership units and the stock or membership units of each of our wholly-owned U.S. subsidiaries and 65% of the capital stock of our first-tier, direct foreign subsidiaries. In addition, the collateral for the amended revolving credit facility includes substantially all of our other domestic tangible and intangible assets. The amended revolving credit facility contains certain customary representations and warranties. In addition, the amended revolving credit facility contains certain restrictive covenants. Availability under the amended revolving credit facility is subject to our compliance with a ratio measuring our Accounts, as defined in the amended revolving credit facility, over our Revolving Facility Credit Exposure, as defined in the amended revolving credit facility, and calculated in accordance with the terms of the amended revolving credit facility.

VSAT Hardware Financing

In connection with the sale of VSAT hardware to certain North American Network Equipment and Services customers who do not purchase their equipment outright, we enter into long term operating leases (generally three to five years) with the customer for the use of the VSAT hardware installed at the customer’s facilities. Historically, we had an arrangement with a financial institution to borrow against the future operating lease revenues at the inception of the lease. When amounts were borrowed under these arrangements, the financial institution assumed the credit risk associated with non-payment by the customer for the duration of the operating lease; however, we retained a continuing obligation to indemnify the financing institution from losses it may incur (up to the original value of the hardware) from non-performance of our system (a “Non-Performance Event”). As a result, we did not recognize a sale of the equipment at the time of such transactions since we retained a continuing obligation to perform under those leases. In connection with these transactions, the financial institution receives title to the equipment at the inception of the lease and obtains the residual rights to the equipment after the operating lease with the customer has expired. Since the inception of the borrowing program in 1997, we have received nominal claims from certain customers for Non-Performance Events, but we have not been required to make any indemnification payments for a Non-Performance Event. We do not maintain a reserve for a Non-Performance Event as we believe the possibility of the occurrence of a Non-Performance Event due to a service outage is remote given our ability to quickly re-establish customer service at a relatively nominal cost. As of June 30, 2006 and December 31, 2005, amounts borrowed under these arrangements totaled $39.3 million and $44.7 million, respectively. For a description of our customer equipment financing arrangements and the impact on our Financial Statements, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Factors Affecting Our Results of Operations—Customer Equipment Financing Arrangements.”

Foreign Subsidiary Debt

Our Indian subsidiary, HCIL, has various revolving and term loans funded by local banks in Indian Rupees. The balances outstanding as of June 30, 2006 and December 31, 2005 were $5.3 million and $4.8 million, respectively. The balance as of June 30, 2006 was due as follows: $3.8 million at rates between 6.75% and 16.0% due by June 30, 2007, and $1.5 million at 8.75% due $0.4 million in 2007, $0.9 million in 2008 and $0.2 million in 2009. HCIL may be restricted from paying dividends to us under the terms of these loans.

DESCRIPTION OF NOTES

General

Capitalized terms used in this “Description of Notes” section and not otherwise defined have the meanings set forth in the section “—Certain definitions.” As used in this “Description of Notes” section, the “Company” means Hughes Network Systems, LLC, and not any of its Subsidiaries and the “Issuers” means collectively the Company and HNS Finance Corp.

On April 13, 2006, the Issuers issued $450,000,000 in aggregate principal amount of Old Notes under an indenture (the “Indenture”) dated as of April 13, 2006, among the Issuers, the Subsidiary Guarantors and Wells Fargo Bank, National Association, as trustee (the “Trustee”). The Exchange Notes will be issued under the Indenture. The terms of the Exchange Notes are identical in all material respects to the Old Notes, except that the Exchange Notes will not contain transfer restrictions and holders of Exchange Notes will no longer have any registration rights and we will not be obligated to pay liquidated damages as described in the registration rights agreement. Wells Fargo, National Association, as trustee of the Old Notes, will authenticate and deliver Exchange Notes for original issue only in exchange for a like principal amount of Old Notes. Any Old Notes that remain outstanding after the consummation of this Exchange Offer, together with the Exchange Notes, will be treated as a single class of securities under the Indenture. Accordingly, all references in this section to specified percentages in aggregate principal amount of outstanding Notes shall be deemed to mean, at any time after this Exchange Offer is consummated, such percentage in aggregate principal amount of the Old Notes and the Exchange Notes outstanding. For purposes of this section we refer to the Old Notes and Exchange Notes together as the “Notes.”

The following summary of certain provisions of the Indenture and the Notes does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Indenture, including the definitions of certain terms therein and those terms made a part thereof by the Trust Indenture Act of 1939, as amended. The Indenture is incorporated by reference as an exhibit to the registration statement of which this prospectus forms a part.

We may issue additional Notes (the “Additional Notes”) from time to time after the offering of the Old Notes without notice or the consent of holders of Notes. Any offering of Additional Notes is subject to the covenant described below under the caption “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.” The Notes and any Additional Notes subsequently issued under the Indenture will be treated as a single class for all purposes under the Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase.

Principal of, premium, if any, and interest on the Notes will be payable, and the Notes may be exchanged or transferred, at the office or agency of the Issuers as specified in the Indenture (which initially shall be the principal corporate trust office of the Trustee), except that, at the option of the Issuers, payment of interest may be made by check mailed to the holders at their registered addresses.

The Notes will be issued only in fully registered form, without coupons, in denominations of $2,000 and integral multiples of $1,000 in excess of $2,000. No service charge will be made for any registration of transfer or exchange of Notes, but the Issuers may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith.

Terms of the Notes

The Notes will be unsecured senior obligations of the Issuers. The Notes will not be entitled to the benefit of any mandatory sinking fund.

Liquidated Damages are payable with respect to the Notes in certain circumstances if the Issuers do not consummate the Exchange Offer (or shelf registration, if applicable) as further described under “Registration Rights; Liquidated Damages.”

The Notes will mature on April 15, 2014, at their principal amount, plus accrued and unpaid interest to, but not including, the maturity date. Interest on the Notes will accrue at the rate per annum shown on the front cover of this prospectus and will be payable semi-annually in arrears on April 15 and October 15, commencing on October 15, 2006. The Issuers will make each interest payment to the holders of record of the Notes on the immediately preceding April 1 and October 1. Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from and including the Issue Date and will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Optional Redemption

On and after April 15, 2010, the Issuers may redeem the Notes, at their option, in whole at any time or in part from time to time, upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to each holder’s registered address, at the following redemption prices (expressed as a percentage of principal amount), plus accrued and unpaid interest and Liquidated Damages, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on April 15 of the years set forth below:

Period	Redemption Price
2010	104.750%
2011	102.375%
2012 and thereafter	100.000%

In addition, prior to April 15, 2010, the Issuers may redeem the Notes, at their option, in whole at any time or in part from time to time, upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to each holder’s registered address, at a redemption price equal to 100% of the principal amount of the Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest and Liquidated Damages, if any, to the applicable redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

Notwithstanding the foregoing, at any time and from time to time on or prior to April 15, 2009, the Company may redeem in the aggregate up to 35% of the original aggregate principal amount of the Notes (calculated after giving effect to any issuance of Additional Notes) with the net cash proceeds of one or more Equity Offerings by the Company or by any Parent of the Company, to the extent the net cash proceeds thereof are contributed to the common equity capital of the Company or used to purchase Capital Stock (other than Disqualified Stock) of the Company from it, or from the cash contribution of equity capital to the Company, at a redemption price equal to 109.50% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that at least 65% of the original aggregate principal amount of the Notes (calculated after giving effect to any issuance of Additional Notes) must remain outstanding after each such redemption; provided, further, that such redemption shall occur within 90 days after the date on which any such Equity Offering or cash contribution of equity capital to the Company is consummated and upon not less than 30 nor more than 60 days’ notice mailed to each holder of Notes being redeemed and otherwise in accordance with the procedures set forth in the Indenture.

Notice of any redemption upon any Equity Offering may be given prior to the completion thereof, and any such redemption or notice may, at the Company’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion of the related Equity Offering.

Selection

In the case of any partial redemption, selection of the Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed, or if the Notes are not so listed, on a pro rata basis to the extent practicable; provided that no Notes of $2,000 or less shall be redeemed in part. If any Note is to be redeemed in part only, the notice of redemption relating to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original Note. On and after the redemption date, interest will cease to accrue on Notes or portions thereof called for redemption so long as the Company has deposited with the paying agent funds sufficient to pay the principal of, plus accrued and unpaid interest and Liquidated Damages (if any) on, the Notes to be redeemed.

The Issuers, their Subsidiaries or any Affiliates of the Issuers may at any time and from time to time purchase Notes in the open market or otherwise.

Ranking

The Indebtedness evidenced by the Notes will be unsecured senior Indebtedness of the Issuers, will rank pari passu in right of payment with all existing and future senior Indebtedness of the Issuers and will be senior in right of payment to all existing and future Subordinated Indebtedness of the Issuers. The Notes will also be effectively subordinated to any Secured Indebtedness of the Company to the extent of the value of the assets securing such Secured Indebtedness.

The Indebtedness evidenced by the Guarantees will be unsecured senior Indebtedness of each Guarantor, will rank pari passu in right of payment with all existing and future senior Indebtedness of such Guarantor and will be senior in right of payment to all existing and future Subordinated Indebtedness of such Guarantor. The Guarantees will also be effectively subordinated to any Secured Indebtedness of each Guarantor to the extent of the value of the assets securing such Secured Indebtedness.

At December 31, 2005, after giving effect to the January 2006 Acquisition and this offering and the application of the net proceeds of this offering,

(1)	the Issuers and the Subsidiary Guarantors would have had approximately $496.7 million aggregate principal amount of Indebtedness ranking pari passu with the Notes and Guarantees (including the Notes and the Guarantees) outstanding, none of which would have been Secured Indebtedness, $46.7 million of which would have been VSAT hardware financing Indebtedness and borrowing availability under the Credit Agreement of $37.9 million (after giving effect to $12.1 million of letters of credit);

(2)	the Issuers and the Subsidiary Guarantors would not have any Subordinated Indebtedness outstanding; and

(3)	the Subsidiaries that will not be Guarantors would have had approximately $62.5 million of outstanding total liabilities, including trade payables, but excluding intercompany liabilities.

Although the Indenture will contain limitations on the amount of additional Indebtedness that the Issuers and the Restricted Subsidiaries may Incur, under certain circumstances the amount of such Indebtedness could be substantial and, in any case, such Indebtedness may be Secured Indebtedness. See “—Certain Covenants— Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “—Certain Covenants—Liens.”

A portion of the operations of the Company are conducted through its Subsidiaries. Unless the Subsidiary will be a Guarantor, claims of creditors of such Subsidiaries, including trade creditors, and claims of preferred stockholders (if any) of such Subsidiaries generally will have priority with respect to the assets and earnings of such Subsidiaries over the claims of creditors of the Company, including holders of the Notes. The Notes, therefore, will be effectively subordinated to creditors (including trade creditors) and preferred stockholders (if any) of Subsidiaries of the Company that will not be Guarantors. Although the Indenture will limit the Incurrence of Indebtedness by and the issuance of Disqualified Stock and Preferred Stock of certain of the Company’s Subsidiaries, such limitation is subject to a number of significant qualifications. For the year ended December 31, 2005, the Company’s non-guarantor Subsidiaries generated 16.3% of our consolidated revenues and held 18.1% of our consolidated assets as of December 31, 2005.

Guarantees

On the Issue Date, each of the Company’s direct and indirect Restricted Subsidiaries that guarantees Indebtedness under the Credit Agreement will jointly and severally irrevocably and unconditionally guarantee on an unsecured senior basis the performance and punctual payment when due, whether at Stated Maturity, by acceleration or otherwise, of all obligations of the Issuers under the Indenture and the Notes, whether for payment of principal of, premium, if any, or interest or Liquidated Damages on the Notes, expenses, indemnification or otherwise (all such obligations guaranteed by the Subsidiary Guarantors being herein called the “Guaranteed Obligations”). The Subsidiary Guarantors will agree to pay, in addition to the amount stated above, any and all expenses (including reasonable counsel fees and expenses) incurred by the Trustee or the holders in enforcing any rights under the Guarantees.

Each Guarantee will be limited in amount to an amount not to exceed the maximum amount that can be guaranteed by the applicable Subsidiary Guarantor without rendering the Guarantee, as it relates to such Subsidiary Guarantor, voidable under applicable law relating to fraudulent conveyance, financial assistance or fraudulent transfer or similar laws affecting the rights of creditors generally. After the Issue Date, the Issuers will cause each future Restricted Subsidiary that guarantees certain Indebtedness to execute and deliver to the Trustee a supplemental indenture pursuant to which such Restricted Subsidiary will guarantee payment of the Notes on an unsecured senior basis. See “—Certain Covenants—Future Guarantors.” We do not anticipate that our License Subsidiaries will at any time guarantee the Notes.

Each Guarantee will be a continuing guarantee and, subject to the next succeeding paragraph, shall:

(1)	remain in full force and effect until payment in full of all the Guaranteed Obligations;

(2)	be binding upon each such Subsidiary Guarantor and its successors; and

(3)	inure to the benefit of and be enforceable by the Trustee, the holders and their successors, transferees and assigns.

A Guarantee of a Subsidiary Guarantor will be automatically released and discharged upon:

(1)

(a)	the sale, disposition or other transfer (including through merger, amalgamation or consolidation) of the Capital Stock (including any sale, disposition or other transfer following which an applicable Subsidiary Guarantor is no longer a Restricted Subsidiary), or all or substantially all the assets, of the applicable Subsidiary Guarantor if such sale, disposition or other transfer is made in compliance with the Indenture, or

(b)	the Issuers designating a Subsidiary Guarantor to be an Unrestricted Subsidiary in accordance with the provisions set forth under “—Certain Covenants—Limitation on Restricted Payments” and the definition of “Unrestricted Subsidiary,” or

(c)	in the case of any Restricted Subsidiary which after the Issue Date, is required to guarantee the Notes pursuant to the covenant described under “—Certain Covenants—Future Guarantors,” the release or discharge of the guarantee by such Restricted Subsidiary of Indebtedness of the Issuers or any Restricted Subsidiary of the Issuers or such Restricted Subsidiary or the repayment of the Indebtedness or Disqualified Stock, in each case, which resulted in the obligation to guarantee the Notes, or

(d)	the Issuers’ exercise of the legal defeasance option or covenant defeasance option as described under “—Defeasance,” or if the Issuers’ obligations under the Indenture are discharged in accordance with the terms of the Indenture; and

(2)	in the case of clause (1)(a) above, such Guarantor is released from its guarantees, if any, of, and all pledges and security, if any, granted in connection with, the Credit Agreement and any other Indebtedness of the Issuers or any Restricted Subsidiary of the Company.

A Guarantee also will be automatically released upon the applicable Subsidiary Guarantor ceasing to be a Subsidiary as a result of any foreclosure of any pledge or security interest securing Bank Indebtedness or other exercise of remedies in respect thereof.

On the Issue Date, the Subsidiary Guarantors will be Hughes Network Systems International Services Company, HNS Real Estate LLC, HNS-India VSAT, Inc. and HNS-Shanghai, Inc.

Change of Control

Upon the occurrence of any of the following events (each, a “Change of Control”), each holder will have the right to require the Company to repurchase all or any part of such holder’s Notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), except to the extent the Company has previously elected to redeem Notes as described under “—Optional Redemption”:

(1)	the sale, lease or transfer, in one or a series of related transactions, of all or substantially all the assets of the Company and its Subsidiaries, taken as a whole, to a Person other than any of the Permitted Holders; or

(2)	the Company becomes aware (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) of the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than any of the Permitted Holders, in a single transaction or in a related series of transactions, by way of merger, amalgamation, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision), of more than 50% of the total voting power of the Voting Stock of the Company or any Parent of the Company; or

(3)	the first day on which the Board of Directors of the Parent shall cease to consist of a majority of directors who (i) were members of the Board of Directors of the Company or the Parent on the Issue Date or (ii) were either (x) nominated for election by the Board of Directors of the Company or the Parent, a majority of whom were directors on the Issue Date or whose election or nomination for election was previously approved by a majority of directors nominated for election pursuant to this clause (x) or who were designated or appointed pursuant to clause (y) below, or (y) designated or appointed by a Permitted Holder (each of the directors selected pursuant to clauses (i) and (ii), a “Continuing Director”).

Notwithstanding the foregoing, a Specified Merger/Transfer Transaction shall not constitute a Change of Control.

Within 30 days following any Change of Control, except to the extent that the Issuers have exercised their right to redeem the Notes as described under “—Optional Redemption,” the Company shall mail a notice (a “Change of Control Offer”) to each holder with a copy to the Trustee stating:

(1)	that a Change of Control has occurred and that such holder has the right to require the Company to purchase such holder’s Notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, to the date of purchase (subject to the right of holders of record on a record date to receive interest on the relevant interest payment date);

(2)	the circumstances and relevant facts and financial information regarding such Change of Control;

(3)	the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and

(4)	the instructions determined by the Company, consistent with this covenant, that a holder must follow in order to have its Notes purchased.

The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

A Change of Control Offer may be made in advance of a Change of Control, and conditioned upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.

The Company will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this paragraph by virtue thereof.

This Change of Control repurchase provision is a result of negotiations between the Company and the Initial Purchasers. The Company has no present intention to engage in a transaction involving a Change of Control, although it is possible that the Company could decide to do so in the future. Subject to the limitations discussed below, the Company could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect the capital structure or credit ratings of the Company or any of its Affiliates.

The occurrence of events that would constitute a Change of Control would constitute a default under the Credit Agreement. Future indebtedness of the Company may contain prohibitions on certain events that would constitute a Change of Control or require such indebtedness to be repurchased upon a Change of Control. Moreover, the exercise by the holders of their right to require the Company to repurchase the Notes could cause a default under such indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Company. Finally, the Company’s ability to pay cash to the holders upon a repurchase may be limited by the Company’s then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases. See “Risk Factors—Risks Related to the Notes—We may not be able to repurchase the notes in the event of a change of control.”

The definition of “Change of Control” includes a phrase relating to the sale, lease or transfer of “all or substantially all” the assets of the Company and its Subsidiaries taken as a whole. Although there is a developing body of case law interpreting the phrase “substantially all,” under New York law, which governs the Indenture, there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of Notes to require the Issuers to repurchase such Notes as a result of a sale, lease or transfer of less than all of the assets of the Company and its Subsidiaries taken as a whole to another Person or group may be uncertain.

Certain Covenants

The Indenture will contain provisions in respect of certain covenants including, among others, those summarized below:

Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock

The Indenture will provide that:

(1)	the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, Incur any Indebtedness (including Acquired Indebtedness) or issue any shares of Disqualified Stock; and

(2)	the Company will not permit any of its Restricted Subsidiaries to issue any shares of Preferred Stock;

provided, however, that the Company and any Restricted Subsidiary may Incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock and any Restricted Subsidiary may issue shares of Preferred Stock, in each case if the Debt to Adjusted EBITDA Ratio of the Company for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is Incurred or such Disqualified Stock or Preferred Stock is issued would be less than or equal to 5.00 to 1.00 determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been Incurred, or the Disqualified Stock or Preferred Stock had been issued, as the case may be, and the application of proceeds therefrom had occurred at the beginning of such four-quarter period; provided that the amount of Indebtedness that may be Incurred and Disqualified Stock or Preferred Stock that may be issued pursuant to the foregoing by Non-Guarantor Restricted Subsidiaries shall not exceed $40.0 million at any one time outstanding (the “Non-Guarantor Exception”).

The foregoing limitations will not apply to (collectively, “Permitted Debt”):

(a)	the Incurrence by the Company or its Restricted Subsidiaries of Indebtedness under any Credit Agreement and the issuance and creation of letters of credit and bankers’ acceptances thereunder (with letters of credit and bankers’ acceptances being deemed to have a principal amount equal to the face amount thereof) in aggregate principal amount not to exceed the greater of (x) $50.0 million and (y) the amount of the Borrowing Base as of the date of such Incurrence;

(b)	the Incurrence by the Company and the Guarantors of Indebtedness represented by the Notes (excluding any Additional Notes) and the Guarantees, as applicable (and any Exchange Notes and guarantees thereof);

(c)	Indebtedness of the Company and its Restricted Subsidiaries existing on the Issue Date (other than Indebtedness described in clauses (a) and (b));

(d)	(1) Indebtedness (including Capitalized Lease Obligations) Incurred by the Company or any of its Restricted Subsidiaries, Disqualified Stock issued by the Company or any of its Restricted Subsidiaries and Preferred Stock issued by any Restricted Subsidiaries of the Company to finance (whether prior to or within 270 days after) the purchase, lease, construction or improvement of property (real or personal) or equipment (whether through the direct purchase of assets or the Capital Stock of any Person owning such assets (but no other material assets)) and (2) any Acquired Indebtedness; provided however, that the aggregate principal amount of Indebtedness (including Acquired Indebtedness), Disqualified Stock and Preferred Stock incurred pursuant to this clause (d), when aggregated with the principal amount of all other Indebtedness (including Acquired Indebtedness), Disqualified Stock and Preferred Stock then outstanding that was Incurred pursuant to this clause (d), does not exceed the greater of (x) $25.0 million and (y) 3.5% of Total Assets of the Company at the time of Incurrence;

(e)	Indebtedness Incurred by the Company or any of its Restricted Subsidiaries constituting reimbursement obligations with respect to drawn letters of credit and drawn bank guarantees issued in the ordinary course of business, including without limitation drawn letters of credit in respect of workers’ compensation claims, health, disability or other benefits to employees or former employees or their families or property, casualty or liability insurance or self-insurance, or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims;

(f)	Indebtedness arising from agreements of the Company or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, Incurred in connection with the Transactions or the disposition of any business, assets or a Subsidiary of the Company in accordance with the terms of the Indenture, other than guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition;

(g)	Indebtedness of the Company to a Restricted Subsidiary; provided that any such Indebtedness is subordinated in right of payment to the obligations of the Company under the Indenture; provided, further, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Company or another Restricted Subsidiary) shall be deemed, in each case, to be an Incurrence of such Indebtedness;

(h)	shares of Preferred Stock of a Restricted Subsidiary issued to the Company or another Restricted Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock or any other event that results in any Restricted Subsidiary that holds such shares of Preferred Stock of another Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock (except to the Company or another Restricted Subsidiary) shall be deemed, in each case, to be an issuance of shares of Preferred Stock;

(i)	Indebtedness of a Restricted Subsidiary to the Company or another Restricted Subsidiary; provided that if a Guarantor incurs such Indebtedness, and such Indebtedness is owed to a Restricted Subsidiary that is not a Guarantor, such Indebtedness is subordinated in right of payment to the Guarantee of such Guarantor; provided, further, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any Restricted Subsidiary holding such Indebtedness ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except (x) to the Company or another Restricted Subsidiary or (y) a pledge of Indebtedness referred to in this clause (i) shall be deemed to be held by the pledgor and shall not be deemed a transfer until the pledgee commences actions to foreclose on such Indebtedness) shall be deemed, in each case, to be an Incurrence of such Indebtedness;

(j)	Hedging Obligations that are Incurred in the ordinary course of business (and not for speculative purposes) (1) for the purpose of fixing or hedging interest rate risk with respect to any Indebtedness that is permitted by the terms of the Indenture to be outstanding or (2) for the purpose of fixing or hedging currency exchange rate risk with respect to any currency exchanges;

(k)	Indebtedness (including reimbursement obligations with respect to drawn letters of credit and bank guarantees) in respect of drawn performance, bid, appeal and surety bonds and completion guarantees provided by the Company or any Restricted Subsidiary in the ordinary course of business;

(l)	Indebtedness or Disqualified Stock of the Company or any Restricted Subsidiary of the Company and Preferred Stock of any Restricted Subsidiary of the Company not otherwise permitted hereunder in an aggregate principal amount which, when aggregated with the principal amount or liquidation preference of all other Indebtedness and Disqualified Stock then outstanding and Incurred pursuant to this clause (l), does not exceed $40.0 million at any one time outstanding;

(m)	any guarantee by the Company or a Restricted Subsidiary of Indebtedness or other obligations of the Company or any of its Restricted Subsidiaries so long as the Incurrence of such Indebtedness or other Obligations by the Company or such Restricted Subsidiary is permitted under the terms of the Indenture; provided that if such Indebtedness is by its express terms subordinated in right of payment to the Notes or the Guarantee of such Restricted Subsidiary, as applicable, any such guarantee of such guarantor with respect to such Indebtedness shall be subordinated in right of payment to the Notes or such Guarantor’s Guarantee, as applicable, substantially to the same extent as such Indebtedness is subordinated to the Notes or the Guarantee of such Restricted Subsidiary, as applicable;

(n)	the Incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness or Disqualified Stock or Preferred Stock of a Restricted Subsidiary of the Company which serves to refund, refinance or defease any Indebtedness, Disqualified Stock or Preferred Stock Incurred as permitted under the first paragraph of this covenant and clauses (b), (c), (d), (n), (o), (r) and (s) of this paragraph or any Indebtedness, Disqualified Stock or Preferred Stock Incurred to so refund or refinance such Indebtedness, Disqualified Stock or Preferred Stock, including any Indebtedness, Disqualified Stock or Preferred Stock Incurred to pay premiums and fees in connection therewith (subject to the following proviso, “Refinancing Indebtedness”) prior to its respective maturity; provided, however, that such Refinancing Indebtedness:

(1)	has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is Incurred which is not less than the remaining Weighted Average Life to Maturity of the Indebtedness, Disqualified Stock or Preferred Stock being refunded or refinanced;

(2)	has a Stated Maturity which is no earlier than the earlier of (x) the Stated Maturity of the Indebtedness being refunded or refinanced or (y) at least 91 days later than the maturity date of the Notes;

(3)	to the extent such Refinancing Indebtedness refinances (a) Indebtedness junior to the Notes or the Guarantee of such Restricted Subsidiary, as applicable, such Refinancing Indebtedness is junior to the Notes or the Guarantee of such Restricted Subsidiary, as applicable, or (b) Disqualified Stock or Preferred Stock, such Refinancing Indebtedness is Disqualified Stock or Preferred Stock;

(4)	is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being refinanced plus premium and fees Incurred in connection with such refinancing;

(5)	shall not include (x) Indebtedness, Disqualified Stock or Preferred Stock of a Non-Guarantor Restricted Subsidiary of the Company that refinances Indebtedness, Disqualified Stock or Preferred Stock of the Company or a Restricted Subsidiary that is a Subsidiary Guarantor, or (y) Indebtedness of the Company or a Restricted Subsidiary that refinances Indebtedness, Disqualified Stock or Preferred Stock of an Unrestricted Subsidiary; and

(6)	in the case of any Refinancing Indebtedness Incurred to refinance Indebtedness outstanding under clause (d) or (s), shall be deemed to have been Incurred and to be outstanding under such clause (d) or (s), as applicable, and not this clause (n) for purposes of determining amounts outstanding under such clauses (d) and (s), and provided, further, that subclauses (1) and (2) of this clause (n) will not apply to any refunding, refinancing or defeasance of (A) the Notes or (B) any Secured Indebtedness;

(o)	Indebtedness, Disqualified Stock or Preferred Stock of Persons that are acquired by the Company or any of its Restricted Subsidiaries or merged or amalgamated into the Company or a Restricted

Subsidiary in accordance with the terms of the Indenture; provided, however, that such Indebtedness, Disqualified Stock or Preferred Stock is not Incurred in contemplation of such acquisition, merger or amalgamation; provided, further, however, that after giving effect to such acquisition, merger or amalgamation:

(1)	the Company would be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Debt to Adjusted EBITDA Ratio test set forth in the first paragraph of this covenant; or

(2)	the Debt to Adjusted EBITDA Ratio of the Company would be less than or equal to such ratio immediately prior to such acquisition;

(p)	Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided that such Indebtedness is extinguished within five Business Days of its Incurrence;

(q)	Indebtedness of the Company or any Restricted Subsidiary supported by a letter of credit or bank guarantee issued pursuant to the Credit Agreement, in a principal amount not in excess of the stated amount of such letter of credit or bank guarantee;

(r)	Contribution Indebtedness;

(s)	Indebtedness of Non-Guarantor Restricted Subsidiaries Incurred for working capital purposes and any refinancings of such Indebtedness; provided, however, that the aggregate principal amount of Indebtedness Incurred under this clause (s), when aggregated with the principal amount of all other Indebtedness then outstanding and Incurred pursuant to this clause (s), does not exceed $25.0 million;

(t)	Indebtedness of the Company or its Restricted Subsidiaries pursuant to the Equipment Financing Agreements;

(u)	Indebtedness Incurred by the Company or any of its Restricted Subsidiaries under Capitalized Lease Obligations with respect to no more than three Satellites at any time; and

(v)	Subordinated Indebtedness Incurred by the Company or any of the Guarantors to finance the purchase, design, lease, construction, launch, launch insurance, in-orbit insurance or improvement of one of more Satellites (other than SPACEWAY 3) following the Issue Date; provided, however, that the aggregate amount of Subordinated Indebtedness Incurred under this clause (v), when aggregated with the principal amount of all other Subordinated Indebtedness then outstanding and Incurred pursuant to this clause (v), does not exceed $200.0 million.

For purposes of determining compliance with this covenant, in the event that an item of Indebtedness, Disqualified Stock or Preferred Stock meets the criteria of one or more of the categories of permitted Indebtedness, Disqualified Stock or Preferred Stock described in clauses (a) through (v) above or is entitled to be Incurred pursuant to the first paragraph of this covenant, the Company shall, in its sole discretion, divide, classify or reclassify, or later divide, classify or reclassify, such item of Indebtedness, Disqualified Stock or Preferred Stock in any manner that complies with this covenant and such item of Indebtedness, Disqualified Stock or Preferred Stock will be treated as having been Incurred pursuant to one or more of such clauses or pursuant to the first paragraph hereof. Notwithstanding the foregoing, Indebtedness under the Credit Agreement outstanding on the Issue Date (if any) will be deemed to have been incurred on such date in reliance on the exception provided by clause (a) above and the Company shall not be permitted to reclassify all or any portion of such Indebtedness outstanding on the Issue Date. Accrual of interest, the accretion of accreted value, amortization or original issue discount, the payment of interest in the form of additional Indebtedness with the same terms, the payment of dividends on Preferred Stock in the form of additional shares of Preferred Stock of the same class, the accretion of liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies will not be deemed to be an Incurrence of Indebtedness for purposes of this covenant. Guarantees of, or obligations in respect of letters of credit relating to, Indebtedness which is otherwise included in the determination of a particular amount of Indebtedness shall not be included in the determination of such amount of Indebtedness; provided that the Incurrence of the Indebtedness represented by such guarantee or letter of credit, as the case may be, was in compliance with this covenant.

For purposes of determining compliance with any U.S. dollar-denominated restriction on the Incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was Incurred, in the case of term debt, or first committed or first Incurred (whichever yields the lower U.S. dollar equivalent), in the case of revolving credit debt; provided that if such Indebtedness is Incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced.

Limitation on Restricted Payments

The Indenture will provide that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1)	declare or pay any dividend or make any distribution on account of the Company’s or any of its Restricted Subsidiaries’ Equity Interests, including any payment with respect to such Equity Interests made in connection with any merger, amalgamation or consolidation involving the Company (other than (A) dividends or distributions by the Company payable solely in Equity Interests (other than Disqualified Stock) of the Company or (B) dividends or distributions by a Restricted Subsidiary so long as, in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary other than a Wholly Owned Restricted Subsidiary, the Company or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities);

(2)	purchase or otherwise acquire or retire for value any Equity Interests of the Company or any Parent of the Company, including in connection with any merger or consolidation;

(3)	make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value, in each case prior to any scheduled repayment or scheduled maturity, any Subordinated Indebtedness of the Company or any Restricted Subsidiary (other than the payment, redemption, repurchase, defeasance, acquisition or retirement of (A) Subordinated Indebtedness in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such payment, redemption, repurchase, defeasance, acquisition or retirement and (B) Indebtedness permitted under clauses (g) and (i) of the second paragraph of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”); or

(4)	make any Restricted Investment

(all such payments and other actions set forth in clauses (1) through (4) above being collectively referred to as “Restricted Payments”), unless, at the time of such Restricted Payment:

(a)	no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

(b)	immediately after giving effect to such transaction on a pro forma basis, the Company would be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Debt to Adjusted EBITDA Ratio test in the first paragraph of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock;” and

(c)	such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries after the Issue Date (including Restricted Payments permitted by clauses (1), (4), (6) and (7) of the next succeeding paragraph, but excluding all other Restricted Payments permitted by the next succeeding paragraph), is less than the amount equal to the difference between (i) the Cumulative Credit and (ii) 1.4 times Cumulative Interest Expense.

The foregoing provisions will not prohibit:

(1)	the payment of any dividend or distribution within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of the Indenture;

(2) (a)	the repurchase, retirement or other acquisition of any Equity Interests (“Retired Capital Stock”) of the Company or any Parent of the Company or Subordinated Indebtedness of the Company, any Parent of the Company or any Subsidiary Guarantor in exchange for, or out of the proceeds of, the substantially concurrent sale (other than the Cash Contribution Amount or the sale of any Disqualified Stock or Designated Preferred Stock, or any Equity Interests sold to a Restricted Subsidiary of the Company or to an employee stock ownership plan or any trust established by the Company or any of its Subsidiaries) of Equity Interests of the Company or any Parent of the Company or contributions to the equity capital of the Company (collectively, including any such contributions, “Refunding Capital Stock”) and

(b)	the declaration and payment of accrued dividends on the Retired Capital Stock out of the proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company or to an employee stock ownership plan or any trust established by the Company or any of its Subsidiaries) of Refunding Capital Stock;

(3)	the redemption, repurchase or other acquisition or retirement of Subordinated Indebtedness of the Company or any Subsidiary Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale (or as promptly as practicable after giving any requisite notice to the holders of such Subordinated Indebtedness) of, new Indebtedness of the Company or any Subsidiary Guarantor which is Incurred in accordance with the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” so long as

(a)	the principal amount of such new Indebtedness does not exceed the principal amount of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired for value (plus the amount of any premium required to be paid under the terms of the instrument governing the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired plus any fees incurred in connection therewith),

(b)	such Indebtedness is Incurred by the Company, or by a Subsidiary Guarantor in respect of refinanced Indebtedness of a Subsidiary Guarantor, and, in each case, is subordinated to the Notes, or the related Guarantee, as the case may be, at least to the same extent as such Subordinated Indebtedness so purchased, exchanged, redeemed, repurchased, acquired or retired for value,

(c)	such Indebtedness has a final scheduled maturity date equal to or later than the earlier of (x) final scheduled maturity date of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired or (y) at least 91 days later than the maturity date of the Notes, and

(d)	such Indebtedness has a Weighted Average Life to Maturity at the time Incurred which is not less than the remaining Weighted Average Life to Maturity of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired;

(4)

the repurchase, retirement or other acquisition (or dividends to any Parent of the Company to finance any such repurchase, retirement or other acquisition) for value of Equity Interests of the Company or any Parent of the Company held by any future, present or former employee, director or consultant of the Company, any Parent of the Company or any Subsidiary of the Company pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or other agreement or arrangement; provided, however, that the aggregate amounts paid under this clause (4) do not exceed $7.5 million in any calendar year (with unused amounts in any calendar year being permitted to be carried over to succeeding calendar years subject to a maximum payment (without giving effect to the following proviso) of $15.0 million in any calendar year); provided, further, however, that such amount in any calendar year may be increased by an amount not to exceed:

(a)	the cash proceeds received by the Company or any of its Restricted Subsidiaries from the sale of Equity Interests (other than Disqualified Stock or Designated Preferred Stock) of the Company to members of management, directors or consultants of the Company, any Parent of the Company and Restricted Subsidiaries of the Company (provided that the amount of such cash proceeds utilized for any such repurchase, retirement, other acquisition or dividend will not increase the amount available for Restricted Payments under clause (c) of the immediately preceding paragraph); plus

(b)	the cash proceeds of key man life insurance policies received by the Company, any Parent of the Company (to the extent contributed to the Company) or the Restricted Subsidiaries of the Company after the Issue Date; less

(c)	the amount of any Restricted Payments previously made pursuant to subclauses (a) and (b) of this second proviso of clause (4);

provided that the Company may elect to apply all or any portion of the aggregate increase contemplated by subclauses (a) and (b) above in any calendar year;

(5)	the declaration and payment of dividends or distributions to holders of any class or series of Disqualified Stock of the Company or any of its Restricted Subsidiaries issued or incurred in accordance with the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock;”

(6)	the declaration and payment of dividends or distributions (a) to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued after the Issue Date and (b) to any Parent of the Company, the proceeds of which will be used to fund the payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) of any Parent of the Company issued after the Issue Date; provided, however, that (A) in the case of subclause (a) and (b) of this clause (6), for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of issuance of such Designated Preferred Stock, after giving effect to such issuance (and the payment of dividends or distributions) on a pro forma basis, the Company would be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Debt to Adjusted EBITDA Ratio test in the first paragraph of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and (B) the aggregate amount of dividends declared and paid pursuant to subclause (a) and (b) of this clause (6) does not exceed the net cash proceeds actually received by the Company, or contributed to the Company by any Parent, from any such sale of Designated Preferred Stock (other than Disqualified Stock) issued after the Issue Date;

(7)	the payment of dividends on the Company’s common Capital Stock (or the payment of dividends to any Parent of the Company to fund the payment by such Parent of the Company of dividends on such entity’s common Capital Stock) of up to 6.0% per annum of the net cash proceeds received by or contributed to the Company from any public offering of common Capital Stock after the Issue Date, other than public offerings with respect to common Capital Stock of the Company or any Parent of the Company registered on Form S-4 or Form S-8 and other than any public sale constituting an Excluded Contribution;

(8)	Investments that are made with Excluded Contributions;

(9)	other Restricted Payments in an aggregate amount not to exceed $30.0 million;

(10)	the distribution, as a dividend or otherwise, of shares of Capital Stock of, or Indebtedness owed to the Company or a Restricted Subsidiary of the Company by, Unrestricted Subsidiaries (other than to the extent such Investments were made pursuant to clause (9) above or pursuant to clauses (9) or (10) of the definition of Permitted Investments);

(11)	(a) for so long as the Company is a Flow Through Entity, payment of dividends or other distributions to any member of the Company in an amount, with respect to any period after the Issue Date, (i) not to exceed the tax amount that the Company is required to distribute to its members pursuant to Section 6.3.4 of the Second Amended and Restated Limited Liability Company Agreement as in effect on the Issue Date with respect to the Company for such period or (ii) in the event that Section 6.3.4 of the Second Amended and Restated Limited Liability Company Agreement is no longer operable, equal to (A) the product of the amount of aggregate net taxable income allocated by the Company to such member of the Company for such period multiplied by the Presumed Tax Rate for such period less (B) the amount of dividends or other distributions, if any, received by such member from the Company during such period; and (b) if the Company is not a Flow Through Entity, payment of dividends or other distributions to any direct or indirect parent of the Company that files a consolidated U.S. federal tax return that includes the Company and its subsidiaries in an amount not to exceed the amount that the Company and its Restricted Subsidiaries would have been required to pay in respect of federal, state or local taxes, as the case may be, in respect of such year if the Company and its Restricted Subsidiaries had paid such taxes directly as a stand-alone taxpayer or stand-alone group;

(12)	the declaration and payment of dividends to, or the making of loans to, any Parent of the Company (a) in amounts required for such entity to pay general corporate overhead expenses (including salaries, bonuses and benefits paid to management and employees of any Parent, directors’ and officers’ insurance premiums, audit fees and other costs associated with any Parent being a public company with a class of equity securities registered under the Exchange Act and professional and administrative expenses) for any direct or indirect parent entity of the Company to the extent such expenses are attributable to the ownership or operation of the Company and its Restricted Subsidiaries and (b) in amounts required for any Parent of the Company to pay interest and/or principal on Indebtedness that satisfies each of the following: (i) the proceeds of which were contributed to the Company or any of its Restricted Subsidiaries, (ii) that has been guaranteed by, or is otherwise considered Indebtedness of, the Company Incurred in accordance with the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and (iii) that was incurred (A) to refund, refinance or defease Indebtedness of such Parent of the Company or the Company and (B) pursuant to the first paragraph or clause (n) of the second paragraph of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock;”

(13)	repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;

(14)	payments to Permitted Holders for management, consulting, monitoring and advisory services in an aggregate amount not to exceed $1.0 million in any fiscal year, plus out of pocket costs and expenses incurred in connection with such services; and

(15)	the payment, purchase, redemption, defeasance or other acquisition or retirement of Subordinated Indebtedness, Disqualified Stock or Preferred Stock of the Company and its Restricted Subsidiaries pursuant to provisions similar to those described under “—Change of Control” and “—Certain Covenants—Asset Sales;” provided that, prior to such payment, purchase, redemption, defeasance or other acquisition or retirement, the Company (or a third party to the extent permitted by the Indenture) has made a Change of Control Offer or Asset Sale Offer, as the case may be, with respect to the Notes as a result of such Change of Control or Asset Sale, as the case may be, and has repurchased all Notes validly tendered and not withdrawn in connection with such Change of Control Offer or Asset Sale Offer, as the case may be;

provided, however, that at the time of, and after giving effect to, any Restricted Payment permitted under clauses (5), (6), (7), (9), (10) and (15), no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof.

The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Company or such Subsidiary, as the case may be, pursuant to the Restricted Payment. The Fair Market Value of any assets or securities that are required to be valued by this covenant will be determined in good faith by senior management or the Board of Directors of the Company.

As of the Issue Date, all of the Company’s Subsidiaries will be Restricted Subsidiaries. The Company will not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the definition of “Unrestricted Subsidiary.” For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by the Company and its Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Restricted Payments or Permitted Investments in an amount determined as set forth in the last sentence of the definition of “Investments.” Such designation will only be permitted if Restricted Payments or Permitted Investments in such amount would be permitted at such time and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

Dividend and Other Payment Restrictions Affecting Subsidiaries

The Indenture will provide that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to:

(a)	(i) pay dividends or make any other distributions to the Company or any of its Restricted Subsidiaries (1) on its Capital Stock or (2) with respect to any other interest or participation in, or measured by, its profits; or (ii) pay any Indebtedness owed to the Company or any of its Restricted Subsidiaries;

(b)	make loans or advances to the Company or any of its Restricted Subsidiaries; or

(c)	sell, lease or transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries;

except in each case for such encumbrances or restrictions existing under or by reason of:

(1)	contractual encumbrances or restrictions in effect on the Issue Date, including pursuant to the Credit Agreement and the other Senior Credit Documents;

(2)	the Indenture and the Notes (and any Exchange Notes and guarantees thereof);

(3)	applicable law or any applicable rule, regulation or order;

(4)	any agreement or other instrument of a Person acquired by the Company or any Restricted Subsidiary which was in existence at the time of such acquisition (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired;

(5)	contracts or agreements for the sale of assets, including customary restrictions with respect to a Subsidiary pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary;

(6)	Secured Indebtedness otherwise permitted to be Incurred pursuant to the covenants described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “—Liens” that limit the right of the debtor to dispose of the assets securing such Indebtedness;

(7)	restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(8)	customary provisions in joint venture agreements and other similar agreements (including customary provisions in agreements relating to any Joint Venture);

(9)	purchase money obligations for property acquired and Capitalized Lease Obligations in the ordinary course of business that impose restrictions of the nature discussed in clause (c) above on the property so acquired;

(10)	customary provisions contained in leases, licenses, contracts and other similar agreements entered into in the ordinary course of business that impose restrictions of the type described in clause (c) above on the property subject to such lease;

(11)	other Indebtedness or Disqualified Stock of the Company or any Restricted Subsidiary of the Company or Preferred Stock of any Restricted Subsidiary of the Company that is Incurred subsequent to the Issue Date and permitted pursuant to the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock;” provided that such encumbrances and restrictions contained in any agreement or instrument will not materially affect the Company’s ability to make anticipated principal or interest payments on the Notes (as determined in good faith by senior management or the Board of Directors of the Company);

(12)	restrictions pursuant to the Equipment Financing Agreements; and

(13)	any encumbrances or restrictions of the type referred to in clauses (a), (b) and (c) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (12) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of senior management or the Board of Directors of the Company, no more restrictive as a whole with respect to such encumbrances and restrictions than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

For purposes of determining compliance with this covenant, (i) the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common Capital Stock shall not be deemed a restriction on the ability to make distributions on Capital Stock and (ii) the subordination of loans or advances made to the Company or a Restricted Subsidiary of the Company to other Indebtedness Incurred by the Company or any such Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances.

Asset Sales

The Indenture will provide that the Company will not, and will not permit any of its Restricted Subsidiaries to, cause or make an Asset Sale, unless (x) the Company or any of its Restricted Subsidiaries, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value (as determined in good faith by the Board of Directors of the Company) of the assets sold or otherwise disposed of and (y) at least 75% of the consideration therefor received by the Company or such Restricted Subsidiary, as the case may be, is in the form of Cash Equivalents; provided that the amount of:

(a)	any liabilities (as shown on the Company’s or such Restricted Subsidiary’s most recent balance sheet) of the Company or any Restricted Subsidiary of the Company (other than liabilities that are by their terms subordinated to the Notes) that are assumed by the transferee of any such assets and from which the Company or any Restricted Subsidiary are released in writing,

(b)	any notes or other obligations or other securities or assets received by the Company or such Restricted Subsidiary of the Company from such transferee that are converted by the Company or such Restricted Subsidiary of the Company into cash within 180 days of the receipt thereof (to the extent of the cash received), and

(c)	any Designated Non-cash Consideration received by the Company or any of its Restricted Subsidiaries in such Asset Sale having an aggregate Fair Market Value (as determined in good faith by the Board of Directors of the Company), taken together with all other Designated Non-cash Consideration received pursuant to this clause (c) that is at that time outstanding, not to exceed 5.0% of Total Assets of the Company at the time of the receipt of such Designated Non-cash Consideration (with the Fair Market Value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value), shall be deemed to be Cash Equivalents for the purposes of this provision.

Within 365 days after the receipt by the Company or any Restricted Subsidiary of the Company of the Net Proceeds of any Asset Sale (or Event of Loss Proceeds), the Company or such Restricted Subsidiary of the Company may apply the Net Proceeds from such Asset Sale (together with any Event of Loss Proceeds), at its option:

(1)	to permanently reduce Obligations under Secured Indebtedness or Pari Passu Indebtedness (provided that if the Company or any Guarantor shall so reduce Obligations under Pari Passu Indebtedness (other than Pari Passu Indebtedness that is Secured Indebtedness), the Company will equally and ratably reduce Obligations under the Notes if the Notes are then prepayable or, if the Notes may not then be prepaid, by making an offer (in accordance with the procedures set forth below for an Asset Sale Offer) to all holders to purchase at a purchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, the pro rata principal amount of Notes that would otherwise be prepaid) or Indebtedness of a Restricted Subsidiary that is not a Guarantor, in each case other than Indebtedness owed to the Company or an Affiliate of the Company,

(2)	to make an investment in any one or more businesses (provided that if such investment is in the form of the acquisition of Capital Stock of a Person, such acquisition results in such Person becoming a Restricted Subsidiary of the Company), or capital expenditures or assets, in each case used or useful in a Similar Business, and/or

(3)	to make an investment in any one or more businesses (provided that if such investment is in the form of the acquisition of Capital Stock of a Person, such acquisition results in such Person becoming a Restricted Subsidiary of the Company), properties or assets that replace the properties and assets that are the subject of such Asset Sale or Event of Loss;

provided that in the case of clauses (2) and (3) above, a binding commitment shall be treated as a permitted application of the Net Proceeds from the date of such commitment and, in the event such binding commitment is later canceled or terminated for any reason before such Net Proceeds are so applied, the Company or such Restricted Subsidiary enters into another binding commitment within nine months of such cancellation or termination of the prior binding commitment; provided, further, that any such binding commitment to invest shall be subject to only customary conditions (other than financing).

Pending the final application of any such Net Proceeds (or Event of Loss Proceeds), the Company or such Restricted Subsidiary of the Company may temporarily reduce Indebtedness under a revolving credit facility, if any, or otherwise invest such Net Proceeds (or Event of Loss Proceeds) in Cash Equivalents or Investment Grade Securities. The Indenture will provide that any Net Proceeds from any Asset Sale (or Event of Loss Proceeds) that are not applied as provided and within the time period set forth in the first sentence of the second paragraph of this covenant (it being understood that any portion of such Net Proceeds (or Event of Loss Proceeds) used to make an offer to purchase Notes, as described in clause (1) above, shall be deemed to have been invested whether or not such offer is accepted) will be deemed to constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $15.0 million, the Company shall make an offer to all holders of Notes (and, at the option of the Company, to holders of any Pari Passu Indebtedness) (an “Asset Sale Offer”) to purchase the maximum principal amount of Notes (and such Pari Passu Indebtedness) that is an integral multiple of $2,000 that may be purchased out of the Excess Proceeds at an offer price in cash in an amount equal to 100% of the principal amount thereof (or, in the event such Pari Passu Indebtedness was issued with significant original issue discount, 100% of the accreted value thereof), plus accrued and unpaid interest and Liquidated Damages, if any (or, in respect of such Pari Passu Indebtedness, such lesser price, if any, as may be provided for by the terms of such Pari Passu Indebtedness), to the date fixed for the closing of such offer, in accordance with the procedures set forth in the Indenture. The Company will commence an Asset Sale Offer with respect to Excess Proceeds within ten Business Days after the date that Excess Proceeds exceed $15.0 million by mailing the notice required pursuant to the terms of the Indenture, with a copy to the Trustee. To the extent that the aggregate amount of Notes (and such Pari Passu Indebtedness) tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Company may use any remaining Excess Proceeds for any purpose that is not prohibited by the Indenture. If the aggregate principal amount of Notes surrendered by holders thereof exceeds the amount of Excess Proceeds, the Trustee shall select the Notes (and such Pari Passu Indebtedness) to be purchased in the manner described below. Upon completion of any such Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations to the extent such laws or regulations are applicable in connection with the repurchase of the Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the Indenture, the Company will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the Indenture by virtue thereof.

If more Notes (and such Pari Passu Indebtedness) are tendered pursuant to an Asset Sale Offer than the Company is required to purchase, the principal amount of the Notes (and Pari Passu Indebtedness) to be purchased will be determined pro rata based on the principal amounts so tendered and the selection of the actual Notes of each series for purchase will be made by the Trustee on a pro rata basis to the extent practicable; provided, however, that no Notes of $2,000 or less shall be purchased in part.

Notice of an Asset Sale Offer shall be mailed by first-class mail, postage prepaid, at least 30 but not more than 60 days before the purchase date to each holder of Notes at such holder’s registered address. If any Note is to be purchased in part only, any notice of purchase that relates to such Note shall state the portion of the principal amount thereof that has been or is to be purchased.

A new Note in principal amount equal to the unpurchased portion of any Note purchased in part will be issued in the name of the holder thereof upon cancellation of the original Note. On and after the purchase date, unless the Company defaults in payment of the purchase price, interest shall cease to accrue on Notes or portions thereof purchased.

Transactions with Affiliates

The Indenture will provide that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction or series of transactions, contract, agreement, understanding, loan, advance or guarantee with or for the benefit of, any Affiliate of the Company (each of the foregoing, an “Affiliate Transaction”) involving aggregate consideration in excess of $2.0 million, unless:

(a)	such Affiliate Transaction is on terms that are not less favorable to the Company or the relevant Restricted Subsidiary than those that could have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person; and

(b)	with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10.0 million, the Company delivers to the Trustee a resolution adopted in good faith by the majority of the Board of Directors of the Company approving such Affiliate Transaction and set forth in an Officers’ Certificate certifying that such Affiliate Transaction complies with clause (a) above.

The foregoing provisions will not apply to the following:

(1)	transactions between or among the Company and/or any of its Restricted Subsidiaries;

(2)	Restricted Payments permitted by the provisions of the Indenture described above under the covenant “—Limitation on Restricted Payments” and Investments under the definition of “Permitted Investments;”

(3)	the entering into of any agreement to pay, and the payment of, (i) management, consulting, monitoring and advisory fees and expenses to the Permitted Holders in an aggregate amount in any fiscal year not to exceed $1.0 million and (ii) expense reimbursement, in each case made pursuant to any agreement, or any agreement contemplated by such agreement, each as described under the caption “Certain relationships and related transactions” in the Offering Memorandum;

(4)	the payment of reasonable and customary fees to, and indemnity provided on behalf of officers, directors, employees or consultants of the Company, any Parent of the Company or any Restricted Subsidiary of the Company;

(5)	payments by the Company or any of its Restricted Subsidiaries to the Permitted Holders made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures, which payments are (x) approved by a majority of the Board of Directors of the Company in good faith or (y) made pursuant to any agreement, or any agreement contemplated by such agreement, each as described under the caption “Certain Relationships and Related Transactions” in the Offering Memorandum;

(6)	transactions in which the Company or any of its Restricted Subsidiaries, as the case may be, delivers to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to the Company or such Restricted Subsidiary from a financial point of view or meets the requirements of clause (a) of the preceding paragraph;

(7)	payments or loans (or cancellation of loans) to employees or consultants that are (x) approved by a majority of the Board of Directors of the Company in good faith, (y) made in compliance with applicable law and (z) otherwise permitted under the Indenture;

(8)	any agreement as in effect as of the Issue Date and any amendment thereto (so long as any such agreement together with all amendments thereto, taken as a whole, is not more disadvantageous to the holders of the Notes in any material respect than the original agreement as in effect on the Issue Date as determined in good faith by senior management or the Board of Directors of the Company) or any transaction contemplated thereby;

(9)	transactions with customers, clients, suppliers, or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of the Indenture that are fair to the Company or the Restricted Subsidiaries, in the reasonable determination of the members of the Board of Directors of the Company, or are on terms at least as favorable as would reasonably have been entered into at such time with an unaffiliated party;

(10)	if otherwise permitted under the Indenture, the issuance of Equity Interests (other than Disqualified Stock) of the Company to any Permitted Holder or to any director, officer, employee or consultant of the Company or any Parent of the Company;

(11)

the issuances of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock option and stock ownership plans or similar employee benefit plans approved by the Board of Directors of the Company or of a Restricted Subsidiary of the Company, as appropriate, in good faith;

(12)	any contribution to the capital of the Company;

(13)	transactions permitted by, and complying with, the provisions of the covenant described under “—Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets;”

(14)	transactions between the Company or any of its Restricted Subsidiaries and any Person, a director of which is also a director of the Company or any direct or indirect parent company of the Company, provided, however, that such director abstains from voting as a director of the Company or such direct or indirect parent company, as the case may be, on any matter involving such other Person;

(15)	pledges of Equity Interests of Unrestricted Subsidiaries;

(16)	any agreement entered into in compliance with Section 7.8 of the Second Amended and Restated Limited Liability Company Agreement, the procedures of which are described under the caption “Certain Relationships and Related Transactions” in the Offering Memorandum; and

(17)	any employment agreements entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business.

Liens

The Indenture will provide that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, Incur or suffer to exist any Lien (other than Permitted Liens) that secures any obligations under Indebtedness of the Company or any Subsidiary Guarantor against or on any asset or property now owned or hereafter acquired by the Company or any such Subsidiary Guarantor, or any income or profits therefrom, unless:

(1)	in the case of Liens securing Indebtedness that is Subordinated Indebtedness, the Notes or such Guarantee of such Subsidiary Guarantor is secured by a Lien on such property or assets that is senior in priority to such Liens; and

(2)	in all other cases, the Notes or such Guarantee of such Subsidiary Guarantor is equally and ratably secured;

provided that any Lien which is granted to secure the Notes or such Guarantee under this covenant shall be automatically released and discharged at the same time as the release of the Lien that gave rise to the obligation to secure the Notes or such Guarantee under this covenant.

Reports and Other Information

The Indenture will provide that notwithstanding that the Company may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act or otherwise report on an annual and quarterly basis on forms provided for such annual and quarterly reporting pursuant to rules and regulations promulgated by the SEC, the Company will file (a) with the SEC (unless the SEC will not accept such a filing), and (b) provide the Trustee and holders with copies thereof, without cost to each holder, within 15 days after it files (or attempts to file) them with the SEC,

(1)	within the time periods specified by the Exchange Act, an annual report on Form 10-K (or any successor or comparable form) containing the information required to be contained therein (or required in such successor or comparable form);

(2)	within the time periods specified by the Exchange Act, a quarterly report on Form 10-Q (or any successor or comparable form); and

(3)	all current reports that would be required to be filed with the SEC on Form 8-K.

In addition, the Company will make such information available to prospective investors upon request. In addition, the Company has agreed that, for so long as any Notes remain outstanding during any period when it is not subject to Section 13 or 15(d) of the Exchange Act, it will furnish to the holders of the Notes and to prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Notwithstanding the foregoing, the Company will be deemed to have furnished such reports referred to above to the Trustee and the holders if it has filed such reports with the SEC via the EDGAR filing system and such reports are publicly available. In addition, such requirements shall be deemed satisfied prior to the commencement of the Exchange Offer contemplated by the registration rights agreement relating to the Notes or the effectiveness of the shelf registration statement by the filing with the SEC of the Exchange Offer registration statement and/or shelf registration statement in accordance with the provisions of such registration rights agreement, and any amendments thereto, with such financial information that satisfies Regulation S-X of the Securities Act and such registration statement and/or amendments thereto are filed at times that otherwise satisfy the time requirements set forth in the first paragraph of this covenant.

In addition, if at any time any Parent of the Company becomes a Guarantor (there being no obligation of any Parent to do so), holds no material assets other than cash, Cash Equivalents and the Capital Stock of the Company or of any direct or indirect parent corporation of the Company (and performs the related incidental activities associated with such ownership) and complies with the requirements of Rule 3-10 of Regulation S-X promulgated by the SEC (or any successor provision), the reports, information and other documents required to be filed and furnished to holders of the Notes pursuant to this covenant may, at the option of the Company, be filed by and be those of such Parent rather than the Company.

If the Company has designated any of its Subsidiaries as Unrestricted Subsidiaries and such Unrestricted Subsidiaries, either individually or collectively, would otherwise have been a Significant Subsidiary, then the quarterly and annual financial information required by this covenant shall include a reasonably detailed presentation in Management’s Discussion and Analysis of Results of Operations and Financial Condition, of the financial condition and results of operations of the Company and the Restricted Subsidiaries of the Company.

Future Guarantors

The Company will cause each Restricted Subsidiary that Guarantees any Indebtedness of the Company or any of its Guarantors (excluding a Guarantee of Indebtedness of a Non-Guarantor Restricted Subsidiary issued by a Non-Guarantor Restricted Subsidiary) to execute and deliver to the Trustee a Guarantee pursuant to which such Restricted Subsidiary will unconditionally Guarantee, on a joint and several basis, the full and prompt payment of the principal of, premium, if any and interest on the Notes on a senior basis and all other obligations under the Indenture. Notwithstanding the foregoing, in the event any Guarantor is released and discharged in full from all of its obligations under Guarantees of (1) each Credit Agreement and (2) all other Indebtedness of the Company and its Restricted Subsidiaries, then the Guarantee of such Guarantor shall be automatically and unconditionally released or discharged; provided that such Restricted Subsidiary has not incurred any Indebtedness or issued any Preferred Stock in reliance on its status as a Guarantor under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” unless such Guarantor’s obligations under such Indebtedness or Preferred Stock, as the case may be, so incurred are satisfied in full and discharged or are otherwise permitted under one of the exceptions available at the time of such release to Restricted Subsidiaries under the second paragraph of “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.”

Each Guarantee will be limited to an amount not to exceed the maximum amount that can be guaranteed by that Restricted Subsidiary without rendering the Guarantee, as it relates to such Restricted Subsidiary, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

Each Guarantee shall be released in accordance with the provisions of the Indenture described under “—Guarantees.”

Maintenance of Insurance

The Company will, and will cause each Restricted Subsidiary to, obtain, maintain and keep in full force and effect at all times (i) with respect to each Satellite procured by the Company or any Restricted Subsidiary for which the risk of loss passes to the Company or such Restricted Subsidiary at or before launch, launch insurance with respect to each such Satellite covering the launch of such Satellite and a period of time thereafter and (ii) at all times subsequent to the initial completion of in-orbit testing, in each case with respect to each Satellite it then owns or for which it has risk of loss (or portion, as applicable), In-Orbit Insurance; provided that the insurance coverage specified in clauses (i) and (ii) above will only be required to the extent, if at all, and on such terms (including coverage period, exclusions, limitations on coverage, co-insurance, deductibles and coverage amount) as is determined by the Board of Directors of the Company to be in the best interests of the Company as evidenced by a resolution of the Board of Directors.

Insurance policies required by the foregoing paragraph, shall:

(i)	contain no exclusions other than

(A)	Acceptable Exclusions, and

(B)	such specific exclusions applicable to the performance of the Satellite (or portion, as applicable) being insured as are reasonably acceptable to the Board of Directors of the Company in order to obtain insurance for a price that is, and on other terms and conditions that are, commercially reasonable; and

(ii)	provide coverage for all risks of loss of and damage to the Satellite.

The insurance required by this covenant shall name the Company or the applicable Restricted Subsidiary as the named insured.

In the event that the Company or any of its Restricted Subsidiaries receives any Event of Loss Proceeds in respect of an Event of Loss, such Event of Loss Proceeds shall be applied in the manner provided for under “—Asset Sales.”

Limitation on Lines of Business

The Company will not, and will not permit any Restricted Subsidiary to, engage in any business other than a Similar Business.

Restrictions on Activities of HNS Finance Corp

Other than in connection with or incident to its obligations relating to the Notes (and Additional Notes, if any) under the Indenture and its existence, HNS Finance Corp. will not hold any assets, become liable for any obligations or engage in any business activities, including, without limitation, any business activities that would be the subject of the covenants set forth in the Indenture; provided, however, that HNS Finance Corp. may be a co-obligor (or a guarantor) with respect to Indebtedness permitted to be Incurred by the Indenture if the Company is a primary obligor of such Indebtedness and the net proceeds of such Indebtedness are received by the Company or one or more of the Company’s Subsidiaries other than HNS Finance Corp., including without limitation, Indebtedness under the Credit Agreement. At any time after the Company or a Successor Company is a corporation, HNS Finance Corp. may consolidate or merge with or into the Company or any Restricted Subsidiary.

Payments for Consent

The Issuers will not, and will not permit any of the Subsidiaries of the Company to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any holder of Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes unless such consideration is offered to be paid and is paid to all holders of the Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets

The Indenture will provide that the Company may not consolidate, amalgamate or merge with or into or wind up into (whether or not the Company is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to, any Person unless:

(1)	the Company is a surviving Person or the Person formed by or surviving any such consolidation, amalgamation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition has been made is a corporation, partnership or limited liability company organized or existing under the laws of the United States, any state thereof, the District of Columbia or any territory thereof (the Company or such Person, as the case may be, being herein called the “Successor Company”);

(2)	the Successor Company (if other than the Company) expressly assumes all the obligations of the Company under the Indenture and the Notes pursuant to supplemental indentures or other documents or instruments in form reasonably satisfactory to the Trustee;

(3)	immediately after giving effect to such transaction no Default or Event of Default shall have occurred and be continuing;

(4)	immediately after giving pro forma effect to such transaction, as if such transaction had occurred at the beginning of the applicable four-quarter period (and treating any Indebtedness which becomes an obligation of the Successor Company or any of its Restricted Subsidiaries as a result of such transaction as having been Incurred by the Successor Company or such Restricted Subsidiary at the time of such transaction), either

(a)	the Successor Company would be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Debt to Adjusted EBITDA Ratio test set forth in the first paragraph of the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock;” or

(b)	the Debt to Adjusted EBITDA Ratio for the Successor Company and its Restricted Subsidiaries would be equal to or less than such ratio for the Company and its Restricted Subsidiaries immediately prior to such transaction;

(5)	each Guarantor, unless it is the other party to the transactions described above, shall have by supplemental indenture confirmed that its Guarantee shall apply to such Person’s obligations under the Indenture and the Notes;

(6)	if the Successor Company is not organized as a corporation after such transaction, HNS Finance Corp. or a successor corporation which is a Subsidiary of the Successor Company shall continue to be co-obligor of the Notes and shall have by supplemental indenture confirmed its obligations under the Indenture and the Notes; and

(7)	the Company shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, amalgamation, merger or transfer and such supplemental indentures (if any) comply with the Indenture.

The Successor Company (if other than the Company) will succeed to, and be substituted for, the Company under the Indenture and the Notes, and the Company will automatically be released and discharged from its obligations under the Indenture and the Notes, but in the case of a lease of all or substantially all of its assets, the

Company will not be released from the obligations to pay the principal of and interest on the Notes. Notwithstanding the foregoing clauses (3) and (4), (a) any Restricted Subsidiary may consolidate or amalgamate with, merge into, sell, assign or transfer, lease, convey or otherwise dispose of all or part of its properties and assets to the Company or to another Restricted Subsidiary and (b) the Company may merge, amalgamate or consolidate with an Affiliate incorporated or organized solely for the purpose of incorporating or organizing the Company in another state of the United States, the District of Columbia or any territory of the United States so long as the amount of Indebtedness of the Company and its Restricted Subsidiaries is not increased thereby (any transaction described in this sentence a “Specified Merger/Transfer Transaction”). This “—Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets” will not apply to a sale, assignment, transfer, conveyance or other disposition of assets between or among the Company and its Restricted Subsidiaries.

For purposes of this covenant, the sale, lease, conveyance, assignment, transfer or other disposition of all or substantially all of the properties and assets of one or more Subsidiaries of the Company, which properties and assets, if held by the Company instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of the Company on a consolidated basis, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

Although there is a limited body of case law interpreting the phrase “substantially all,” under New York law, which governs the Indenture, there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve “all or substantially all” of the property or assets of a Person.

The Indenture will further provide that subject to certain limitations in the Indenture governing release of a Guarantee upon the sale or disposition of a Restricted Subsidiary of the Company that is a Subsidiary Guarantor, each Subsidiary Guarantor will not, and the Company will not permit any Subsidiary Guarantor to, consolidate, amalgamate or merge with or into or wind up into (whether or not such Subsidiary Guarantor is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to, any Person unless:

(1)	such Subsidiary Guarantor is a surviving Person or the Person formed by or surviving any such consolidation, amalgamation or merger (if other than such Subsidiary Guarantor) or to which such sale, assignment, transfer, lease, conveyance or other disposition is made is a corporation, partnership or limited liability company organized or existing under the laws of the United States, any state thereof, the District of Columbia or any territory thereof (such Subsidiary Guarantor or such Person, as the case may be, being herein called the “Successor Guarantor”);

(2)	the Successor Guarantor (if other than such Subsidiary Guarantor) expressly assumes all the obligations of such Subsidiary Guarantor under the Indenture and such Subsidiary Guarantor’s Guarantee pursuant to a supplemental indenture or other documents or instruments in form reasonably satisfactory to the Trustee;

(3)	immediately after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Guarantor or any of its Subsidiaries as a result of such transaction as having been Incurred by the Successor Guarantor or such Subsidiary at the time of such transaction), no Default or Event of Default shall have occurred and be continuing; and

(4)	the Successor Guarantor (if other than such Subsidiary Guarantor) shall have delivered or caused to be delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, amalgamation, merger or transfer and such supplemental indenture (if any) comply with the Indenture.

Subject to certain limitations described in the Indenture, the Successor Guarantor will succeed to, and be substituted for, such Subsidiary Guarantor under the Indenture and such Subsidiary Guarantor’s Guarantee, and such Subsidiary Guarantor will automatically be released and discharged from its obligations under the Indenture and such Subsidiary Guarantor’s guarantee. Notwithstanding the foregoing, (i) a Subsidiary Guarantor may merge, amalgamate or consolidate with an Affiliate incorporated or organized solely for the purpose of incorporating or organizing such Subsidiary Guarantor in another state of the United States, the District of Columbia or any territory of the United States, so long as the amount of Indebtedness of the Subsidiary Guarantor is not increased thereby and (ii) a Subsidiary Guarantor may merge, amalgamate or consolidate with another Subsidiary Guarantor or the Company.

Defaults

An Event of Default will be defined in the Indenture as:

(1)	a default in any payment of interest on any Note when due continues for 30 days,

(2)	a default in the payment of principal or premium, if any, of any Note when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise,

(3)	the failure by the Issuers or any of the Restricted Subsidiaries of the Company to comply for 60 days after notice with its other agreements contained in the Notes or the Indenture,

(4)	the failure by the Company or any Significant Subsidiary to pay any Indebtedness (other than Indebtedness owing to a Restricted Subsidiary of the Company) within any applicable grace period after final maturity or the acceleration of any such Indebtedness by the holders thereof because of a default, in each case, if the total amount of such Indebtedness unpaid or accelerated exceeds $25.0 million or its foreign currency equivalent (the “cross-acceleration provision”),

(5)	certain events of bankruptcy, insolvency or reorganization of the Company or a Significant Subsidiary (the “bankruptcy provisions”),

(6)	failure by the Company or any Significant Subsidiary to pay final judgments aggregating in excess of $25.0 million or its foreign currency equivalent (net of any amounts which are covered by enforceable insurance policies issued by solvent carriers), which judgments are not discharged, waived or stayed for a period of 60 days (the “judgment default provision”), or

(7)	any Guarantee of a Significant Subsidiary ceases to be in full force and effect (except as contemplated by the terms thereof) or any Guarantor that qualifies as a Significant Subsidiary denies or disaffirms its obligations under the Indenture or any Guarantee and such Default continues for 10 days.

The foregoing will constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

However, a default under clause (3) will not constitute an Event of Default until the Trustee or the holders of 25% in principal amount of outstanding Notes notify the Issuers of the default and the Issuers do not cure such default within the time specified in clause (3) hereof after receipt of such notice.

If an Event of Default (other than a Default relating to certain events of bankruptcy, insolvency or reorganization of the Company) occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of outstanding Notes by notice to the Issuers may declare the principal of, premium, if any, and accrued but unpaid interest on all the Notes to be due and payable. Upon such a declaration, such principal and interest will be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Company occurs, the principal of, premium, if any, and interest on all the Notes will become immediately due and payable without any declaration or other act on the part of the Trustee or any holders. Under certain circumstances, the holders of a majority in principal amount of outstanding Notes may rescind any such acceleration with respect to the Notes and its consequences.

Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the holders unless such holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no holder may pursue any remedy with respect to the Indenture or the Notes unless:

(1)	such holder has previously given the Trustee notice that an Event of Default is continuing,

(2)	holders of at least 25% in principal amount of the outstanding Notes have requested the Trustee to pursue the remedy,

(3)	such holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense,

(4)	the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity, and

(5)	the holders of a majority in principal amount of the outstanding Notes have not given the Trustee a direction inconsistent with such request within such 60-day period.

Subject to certain restrictions, the holders of a majority in principal amount of outstanding Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other holder or that would involve the Trustee in personal liability. Prior to taking any action under the Indenture, the Trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

The Indenture provides that if a Default occurs and is continuing and is actually known to the Trustee, the Trustee must mail to each holder of Notes notice of the Default within the earlier of 90 days after it occurs or 30 days after it is actually known to a Trust Officer or written notice of it is received by the Trustee. Except in the case of a Default in the payment of principal of, premium (if any) or interest on any Note, the Trustee may withhold notice if and so long as a committee of its Trust Officers in good faith determines that withholding notice is in the interests of the noteholders. In addition, the Issuers are required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. The Issuers also are required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any events which would constitute certain Defaults, their status and what action the Issuers are taking or propose to take in respect thereof.

Amendments and Waivers

Subject to certain exceptions, the Indenture may be amended with the consent of the holders of a majority in principal amount of the Notes then outstanding and any past default or compliance with any provision may be waived with the consent of the holders of a majority in principal amount of the Notes then outstanding. However, without the consent of each holder of an outstanding Note affected, no amendment may, among other things:

(1)	reduce the amount of Notes whose holders must consent to an amendment;

(2)	reduce the rate of or extend the time for payment of interest on any Note;

(3)	reduce the principal of or change the Stated Maturity of any Note or alter the provisions with respect to the redemption of the Notes (other than provisions relating to the covenants described above under “—Optional Redemption”);

(4)	make any Note payable in money other than that stated in such Note;

(5)	impair the right of any holder to receive payment of principal of, premium, if any, and interest on such holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder’s Notes;

(6)	make any change in the amendment provisions which require each holder’s consent or in the waiver provisions;

(7)	expressly subordinate the Notes or any Guarantee to any other Indebtedness of the Company or any Guarantor; or

(8)	modify the Guarantees in any manner adverse to the holders.

Notwithstanding the preceding, without the consent of any holder, the Issuers and Trustee may amend the Indenture to cure any ambiguity, omission, defect or inconsistency, to provide for the assumption by a Successor Company of the obligations of the Company under the Indenture and the Notes, to provide for the assumption by a Successor Guarantor of the obligations of a Subsidiary Guarantor under the Indenture and its Guarantee, to provide for uncertificated Notes in addition to or in place of certificated Notes (provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the Code), to add Guarantees with respect to the Notes, to secure the Notes, to add to the covenants of the Issuers for the benefit of the holders or to surrender any right or power conferred upon the Issuers, to make any change that does not adversely affect the rights of any holder, to comply with any requirement of the SEC in connection with the qualification of the Indenture under the TIA, to effect any provision of the Indenture or to make certain changes to the Indenture to provide for the issuance of Additional Notes (subject to compliance with the covenants set forth in the Indenture).

The consent of the noteholders is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

After an amendment under the Indenture becomes effective, the Company is required to mail to the noteholders a notice briefly describing such amendment. However, the failure to give such notice to all noteholders entitled to receive such notice, or any defect therein, will not impair or affect the validity of the amendment.

No Personal Liability of Directors, Managers, Officers, Employees and Stockholders

No director, manager, officer, employee, incorporator or holder of any Equity Interests in the Issuers, as such, will have any liability for any obligations of the Issuers under the Notes or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Satisfaction and Discharge

The Indenture will be discharged and will cease to be of further effect (except as to surviving rights of registration or transfer or exchange of Notes, as expressly provided for in the Indenture) as to all outstanding Notes when:

(1)

either (a) all the Notes theretofore authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust) have been delivered to the Trustee for cancellation or (b) all of the Notes (i) have become due and payable, (ii) will become due and payable at their Stated Maturity within one year or (iii) if redeemable at the option of the Issuers, are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuers, and the Issuers have irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the Notes not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on the Notes to the date of deposit together with irrevocable instructions from the Issuers directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be;

(2)	the Issuers and/or the Guarantors have paid all other sums payable under the Indenture; and

(3)	the Issuers have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel stating that all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture have been complied with.

Defeasance

The Issuers at any time may terminate all their obligations under the Notes and the Indenture (“legal defeasance”), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the Notes, to replace mutilated, destroyed, lost or stolen Notes and to maintain a registrar and paying agent in respect of the Notes. The Issuers at any time may terminate their obligations under certain covenants that are described in the Indenture, including the covenants described under “—Certain Covenants,” the operation of the cross-acceleration provision, the bankruptcy provisions with respect to Significant Subsidiaries and the judgment default provision described under “—Defaults” and the undertakings and covenants contained under “—Change of Control” and “—Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets” (“covenant defeasance”). If the Issuers exercise their legal or covenant defeasance option, each Guarantor will be released from all of its obligations with respect to its Guarantee.

The Issuers may exercise their legal defeasance option notwithstanding their prior exercise of their covenant defeasance option. If the Issuers exercise their legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default with respect thereto. If the Issuers exercise their covenant defeasance option, payment of the Notes may not be accelerated because of an Event of Default specified in clause (3), (4), (5) (with respect only to Significant Subsidiaries), (6) or (7) under “—Defaults” or because of the failure of the Issuers to comply with the undertakings and covenants contained under “—Change of Control” or “—Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets.”

In order to exercise either defeasance option, the Issuers must irrevocably deposit in trust (the “defeasance trust”) with the Trustee money or U.S. Government Obligations for the payment of principal, premium (if any) and interest on the Notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of an Opinion of Counsel to the effect that holders of the Notes will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and defeasance and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or change in applicable federal income tax law). Notwithstanding the foregoing, the Opinion of Counsel required by the immediately preceding sentence with respect to a legal defeasance need not be delivered if all Notes not theretofore delivered to the Trustee for cancellation (x) have become due and payable or (y) will become due and payable at their Stated Maturity within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuers.

Registration Rights; Liquidated Damages

The following description is a summary of the material provisions of the registration rights agreement. It does not restate that agreement in its entirety. We urge you to read the proposed form of registration rights agreement in its entirety because it, and not this description, defines your registration rights as holders of these Notes. See “—Additional Information.”

The Issuers, the Guarantors and the Initial Purchasers will enter into the registration rights agreement on or prior to the closing of this offering. Pursuant to the registration rights agreement, the Issuers and the Guarantors will agree to file with the SEC the Exchange Offer Registration Statement (as defined in the registration rights agreement) on the appropriate form under the Securities Act with respect to the Exchange Notes. Upon the effectiveness of the Exchange Offer Registration Statement, the Issuers and the Guarantors will offer to the holders of Transfer Restricted Securities pursuant to the Exchange Offer (as defined in the registration rights agreement) who are able to make certain representations the opportunity to exchange their Transfer Restricted Securities for Exchange Notes.

If:

(1)	the Issuers and the Guarantors are not

(a)	required to file the Exchange Offer Registration Statement; or

(b)	permitted to consummate the Exchange Offer because the Exchange Offer is not permitted by applicable law or SEC policy; or

(2)	any holder of Transfer Restricted Securities notifies the Issuers prior to the 20th business day following consummation of the Exchange Offer that:

(a)	it is prohibited by law or SEC policy from participating in the Exchange Offer;

(b)	it may not resell the Exchange Notes acquired by it in the Exchange Offer to the public without delivering a prospectus and the prospectus contained in the Exchange Offer Registration Statement is not appropriate or available for such resales; or

(c)	it is a broker-dealer and owns Notes acquired directly from the Issuers or an affiliate of the Issuers,

the Issuers and the Guarantors will file with the SEC a Shelf Registration Statement (as defined in the registration rights agreement) to cover resales of the notes by the holders of the Notes who satisfy certain conditions relating to the provision of information in connection with the Shelf Registration Statement.

For purposes of the preceding, “Transfer Restricted Securities” means each note until the earliest to occur of:

(1)	the date on which such Note has been exchanged by a Person other than a broker-dealer for an exchange note in the Exchange Offer;

(2)	following the exchange by a broker-dealer in the Exchange Offer of a Note for an exchange note, the date on which such exchange note is sold to a purchaser who receives from such broker-dealer on or prior to the date of such sale a copy of the prospectus contained in the Exchange Offer Registration Statement;

(3)	the date on which such Note has been effectively registered under the Securities Act and disposed of in accordance with the Shelf Registration Statement; or

(4)	the date on which such Note is distributed to the public pursuant to Rule 144 under the Securities Act.

The registration rights agreement will provide that:

(1)	the Issuers and the Guarantors will use all commercially reasonable efforts to complete the Exchange Offer on or prior to 360 days after the closing of this offering;

(2)	unless the Exchange Offer would not be permitted by applicable law or SEC policy, the Issuers and the Guarantors will:

(a)	commence the Exchange Offer; and

(b)	use all commercially reasonable efforts to issue on or prior to 30 business days, or longer, if required by the federal securities laws, after the date on which the Exchange Offer Registration Statement was declared effective by the SEC, Exchange Notes in exchange for all Notes tendered prior thereto in the Exchange Offer; and

(3)	if obligated to file the Shelf Registration Statement, the Issuers and the Guarantors will use all commercially reasonable efforts to cause the Shelf Registration to be declared effective by the SEC on or prior to the date that is the later of 360 days after the closing of this offering and 120 days from that date of such obligation.

If (1) the Issuers and the Guarantors fail to consummate the Exchange Offer within 360 days after the closing of this offering; (2) the Shelf Registration, if required, is not declared effective within the later of 360 days after the closing of this offering and the date that is 120 days from that date such obligation to file the Shelf Registration Statement arises; or (3) the Shelf Registration Statement or the Exchange Offer Registration Statement is declared effective but thereafter ceases to be effective or usable in connection with resales of Transfer Restricted Securities during the periods specified in the registration rights agreement (each such event referred to in clauses (1) through (3) above, a “Registration Default”), then the Issuers and the Guarantors will pay Liquidated Damages to each holder of Transfer Restricted Securities.

Upon the occurrence of a first Registration Default, Liquidated Damages will be paid in an amount equal to 0.25% per annum of the principal amount of Transfer Restricted Securities. The amount of the Liquidated Damages will increase by an additional 0.25% per annum with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum amount of Liquidated Damages for all Registration Defaults of 1.0% per annum of the principal amount of Transfer Restricted Securities.

All accrued Liquidated Damages will be paid by the Issuers and the Guarantors on the next scheduled interest payment date to DTC or its nominee by wire transfer of immediately available funds or by federal funds check and to holders of Certificated Notes by wire transfer to the accounts specified by them or by mailing checks to their registered addresses if no such accounts have been specified.

Following the cure of all Registration Defaults, the accrual of Liquidated Damages will cease.

Holders of Notes will be required to make certain representations to the Issuers (as described in the registration rights agreement) in order to participate in the Exchange Offer and will be required to deliver certain information to be used in connection with the Shelf Registration Statement and to provide comments on the Shelf Registration Statement within the time periods set forth in the registration rights agreement in order to have their Notes included in the Shelf Registration Statement and benefit from the provisions regarding Liquidated Damages set forth above. By acquiring Transfer Restricted Securities, a holder will be deemed to have agreed to indemnify the Issuers and the Guarantors against certain losses arising out of information furnished by such holder in writing for inclusion in any Shelf Registration Statement. Holders of Notes will also be required to suspend their use of the prospectus included in the Shelf Registration Statement under certain circumstances upon receipt of written notice to that effect from the Issuers.

Concerning the Trustee

Wells Fargo Bank, National Association is the Trustee under the Indenture and has been appointed by the Issuers as registrar and a paying agent with regard to the Notes.

Additional Information

Copies of the Indenture and registration rights agreement are incorporated by reference as exhibits to the registration statement of which this prospectus forms a part. See “Where You Can Find More Information.”

Governing Law

The Indenture provides that it and the Notes are governed by, and construed in accordance with, the laws of the State of New York.

Certain Definitions

“Acceptable Exclusions” means

(1)	war, invasion or hostile or warlike action in time of peace or war, including action in hindering, combating or defending against an actual, impending or expected attack by:

(a)	any government or sovereign power (de jure or de facto),

(b)	any authority maintaining or using a military, naval or air force,

(c)	a military, naval or air force, or

(d)	any agent of any such government, power, authority or force;

(2)	any anti-satellite device, or device employing atomic or nuclear fission or fusion, or device employing laser or directed energy beams;

(3)	insurrection, strikes, labor disturbances, riots, civil commotion, rebellion, revolution, civil war, usurpation, or action taken by a government authority in hindering, combating or defending against such an occurrence, whether there be declaration of war or not;

(4)	confiscation, nationalization, seizure, restraint, detention, appropriation, requisition for title or use by or under the order of any government or governmental authority or agent (whether secret or otherwise or whether civil, military or de facto) or public or local authority or agency;

(5)	nuclear reaction, nuclear radiation, or radioactive contamination of any nature, whether such loss or damage be direct or indirect, except for radiation naturally occurring in the space environment;

(6)	electromagnetic or radio frequency interference, except for physical damage to the Satellite directly resulting from such interference;

(7)	willful or intentional acts of the directors or officers of the named insured, acting within the scope of their duties, designed to cause loss or failure of the Satellite;

(8)	an act of one or more individuals, whether or not agents of a sovereign power, for political or terrorist purposes and whether the loss, damage or failure resulting therefrom is accidental or intentional;

(9)	any unlawful seizure or wrongful exercise of control of the Satellite made by any individual or individuals acting for political or terrorist purposes;

(10)	loss of revenue, incidental damages or consequential loss;

(11)	extra expenses, other than the expenses insured under such policy;

(12)	third party liability;

(13)	loss of a redundant component(s) that does not cause a transponder failure; and

(14)	such other similar exclusions or modifications to the foregoing exclusions as may be customary for policies of such type as of the date of issuance or renewal of such coverage.

“Acquired Indebtedness” means, with respect to any specified Person:

(1)	Indebtedness of any other Person existing at the time such other Person is merged or consolidated with or into or becomes a Restricted Subsidiary of such specified Person, and

(2)	Indebtedness secured by a Lien encumbering any asset acquired by such specified Person,

in each case, other than Indebtedness Incurred as consideration in, in contemplation of, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was otherwise acquired by such Person, or such asset was acquired by such Person, as applicable.

“Added Historical Adjustment” means, for purposes of calculating Adjusted EBITDA, (i) the writeoff of certain accounts receivable and capitalized software, (ii) insurance program costs, and (iii) certain legal expenses, in each case, in the amounts set forth in and as further described in the Offering Memorandum, but only to the extent such writeoff, insurance program costs, and legal expenses in such amount occurred in the consecutive four quarter period referred to in the definition of Debt to Adjusted EBITDA Ratio.

“Added Projected Adjustment” means with respect to any Person, without duplication and solely to the extent the calculation of Adjusted EBITDA includes any period commencing January 1, 2004 and ending on March 31, 2005, the sum of (x) payroll and benefits costs associated with employees terminated (voluntarily or involuntarily) in connection with the SPACEWAY program realignment and other restructuring initiatives as if such employees had been terminated on January 1, 2004, plus (y) the sum of (A) an assumed rate of cost recovery to the Company and its Restricted Subsidiaries equal to $3.0 million per calendar quarter less the actual rate of cost recovery to the Company and its Restricted Subsidiaries (to be calculated on a pro rata basis for any period less than one quarter) from DIRECTV for services performed under the SPACEWAY Services Agreement and (B) reduced non-labor direct costs from realignment of the SPACEWAY program, in each case as if the SPACEWAY Services Agreement had been executed and the realignment of the SPACEWAY program had been implemented on January 1, 2004; provided that in the event the definition of Debt to Adjusted EBITDA Ratio requires a calculation of Adjusted EBITDA for the consecutive four quarter period commencing January 1, 2004 or January 1, 2005, the Added Projected Adjustment shall equal $16,042,000 or $4,542,000, respectively. The calculation of Added Projected Adjustment shall be performed in good faith by a responsible financial or accounting Officer of the Company in a manner consistent with the presentation of “Assumed Net Reduction of SPACEWAY Operating Costs” set forth in the Offering Memorandum and such calculation shall be set forth in an Officers’ Certificate signed by the Company’s chief financial officer and another Officer.

“Adjusted EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication, to the extent the same was deducted in calculating Consolidated Net Income:

(1)	Consolidated Taxes; plus

(2)	Consolidated Interest Expense; plus

(3)	Consolidated Non-cash Charges; plus

(4)	the amount of any restructuring charges or expenses (which, for the avoidance of doubt, shall include retention, severance, systems establishment costs or excess pension charges); plus

(5)	the amount of management, monitoring, consulting and advisory fees and related expenses paid to the Permitted Holders (or any accruals relating to such fees and related expenses) during such period; provided that such amount shall not exceed in any four quarter period $1.0 million; plus

(6)	Added Historical Adjustment; plus

(7)	Added Projected Adjustment;

less, without duplication,

(8)	non-cash items increasing Consolidated Net Income for such period (excluding any items which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period and any items for which cash was received in any prior period); less

(9)	Subtracted Historical Adjustment.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Alpine” means Alpine Capital Corporation and any successor.

“Applicable Premium” means with respect to any Note on any applicable redemption date, the greater of:

(1)	1.0% of the then outstanding principal amount of such Note; and

(2)	the excess of:

(a)	the present value at such redemption date of (i) the redemption price of such Note at April 15, 2010 (such redemption price being set forth in the table appearing above under “—Optional Redemption”) plus (ii) all required interest payments due on such Note through April 15, 2010, (excluding accrued but unpaid interest), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over

(b)	the then outstanding principal amount of such Note.

“Asset Sale” means:

(1)	the sale, conveyance, transfer or other disposition (whether in a single transaction or a series of related transactions) of property or assets (including by way of a Sale/Leaseback Transaction) of the Company or any Restricted Subsidiary of the Company (each referred to in this definition as a “disposition”) or

(2)	the issuance or sale of Equity Interests (other than directors’ qualifying shares or shares or interests required to be held by foreign nationals) of any Restricted Subsidiary (other than to the Company or another Restricted Subsidiary of the Company) (whether in a single transaction or a series of related transactions), in each case other than:

(a)	a disposition of Cash Equivalents or Investment Grade Securities or obsolete, damaged or worn out property or equipment in the ordinary course of business;

(b)	the disposition of all or substantially all of the assets of the Company in a manner permitted pursuant to the provisions described above under “—Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets” or any disposition that constitutes a Change of Control;

(c)	for purposes of “—Certain Covenants—Asset Sales” only, any Restricted Payment or Permitted Investment (other than a Permitted Investment to the extent such transaction results in the receipt of cash or Cash Equivalents or Investment Grade Securities by the Company or its Restricted Subsidiaries) that is permitted to be made, and is made, under the covenant described above under “—Certain Covenants—Limitation on Restricted Payments;”

(d)	any disposition of assets or issuance or sale of Equity Interests of any Restricted Subsidiary in any transaction or series of related transactions with an aggregate Fair Market Value of less than $7.5 million;

(e)	any disposition of property or assets or the issuance of securities by a Restricted Subsidiary of the Company to the Company or by the Company or a Restricted Subsidiary of the Company to a Restricted Subsidiary of the Company;

(f)	any exchange of assets for assets (including a combination of assets and Cash Equivalents) related to a Similar Business of comparable or greater market value or usefulness to the business of the

Company and its Restricted Subsidiaries as a whole, as determined in good faith by the Board of Directors of the Company, which in the event of an exchange of assets with a Fair Market Value in excess of (1) $10.0 million shall be evidenced by an Officers’ Certificate, and (2) $25.0 million shall be set forth in a resolution approved in good faith by at least a majority of the Board of Directors of the Company;

(g)	any foreclosures on assets or property of the Company or its Subsidiaries;

(h)	any sale of equipment or other assets in the ordinary course of business;

(i)	any grant in the ordinary course of business of any license of patents, trademarks, know-how and any other intellectual property;

(j)	any Event of Loss (except that any proceeds thereof shall be applied in the manner set forth in “Certain Covenants—Asset Sales”);

(k)	any sale of assets pursuant to the Equipment Financing Agreements;

(l)	any disposition of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary (with the exception of Investments in Unrestricted Subsidiaries acquired pursuant to clauses (9) or (10) of the definition of Permitted Investments or clause (9) of the second paragraph of “—Certain Covenants—Limitation on Restricted Payments”);

(m)	any swap of owned or leased satellite transponder capacity for other satellite transponder capacity of comparable or greater value or usefulness to the business of the Company and its Restricted Subsidiaries as a whole, as determined in good faith by senior management or the Board of Directors of the Company, which in the event of a swap with a Fair Market Value in excess of (1) $10.0 million shall be evidenced by an Officers’ Certificate and (2) $25.0 million shall be set forth in a resolution approved in good faith by at least a majority of the Board of Directors of the Company; and

(n)	any swap of assets in exchange for services in the ordinary course of business of comparable or greater value or usefulness to the business of the Company and its Restricted Subsidiaries as a whole, as determined in good faith by senior management or the Board of Directors of the Company, which in the event of a swap with a Fair Market Value in excess of (1) $10.0 million shall be evidenced by an Officers’ Certificate and (2) $25.0 million shall be set forth in a resolution approved in good faith by at least a majority of the Board of Directors of the Company.

“Bank Indebtedness” means any and all amounts payable under or in respect of the Credit Agreement or the other Senior Credit Documents, as amended, restated, supplemented, waived, replaced, restructured, repaid, refunded, refinanced or otherwise modified from time to time (including after termination of the Credit Agreement), including principal, premium (if any), interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company whether or not a claim for post-filing interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations, guarantees and all other amounts payable thereunder or in respect thereof.

“Board of Directors” means as to any Person, the board of directors or managers, as applicable, of such Person (or, if such Person is a partnership, the board of directors or other governing body of the general partner of such Person) or any duly authorized committee thereof.

“Borrowing Base” means, as of any date, an amount equal to:

(1)	85% of the face amount of all accounts receivable owned by the Company and its Restricted Subsidiaries as reported in accordance with GAAP on the Company’s consolidated balance sheet (or notes thereto) as of the end of the most recent fiscal quarter preceding such determination date, excluding any accounts receivable that were more than 90 days past due as of such balance sheet date; plus

(2)	65% of the book value of all inventory, net of reserves, owned by the Company and its Restricted Subsidiaries as reported in accordance with GAAP on the Company’s consolidated balance sheet (or notes thereto) as of the end of the most recent fiscal quarter preceding such determination date.

“Business Day” means a day other than a Saturday, Sunday or other day on which banking institutions are authorized or required by law to close in New York City.

“Capital Stock” means:

(1)	in the case of a corporation or a company, corporate stock or shares;

(2)	in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)	in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4)	any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with GAAP.

“Cash Contribution Amount” means the aggregate amount of cash contributions made to the capital of the Company or any Guarantor described in the definition of “Contribution Indebtedness.”

“Cash Equivalents” means:

(1)	U.S. dollars, pounds sterling, euros, national currency of any participating member state in the European Union or, in the case of any Foreign Subsidiary that is a Restricted Subsidiary, such local currencies held by it from time to time in the ordinary course of business;

(2)	securities issued or directly and fully guaranteed or insured by the government of the United States or any country that is a member of the European Union or any agency or instrumentality thereof, in each case with maturities not exceeding two years from the date of acquisition;

(3)	certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances, in each case with maturities not exceeding one year, and overnight bank deposits, in each case with any commercial bank having capital and surplus in excess of $250 million, or the foreign currency equivalent thereof, and whose long-term debt is rated “A” or the equivalent thereof by Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency);

(4)	repurchase obligations for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5)	commercial paper issued by a corporation (other than an Affiliate of the Company) rated at least “A-1” or the equivalent thereof by Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency) and in each case maturing within one year after the date of acquisition;

(6)	readily marketable direct obligations issued by any state of the United States of America or any political subdivision thereof having one of the two highest rating categories obtainable from either Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency) in each case with maturities not exceeding two years from the date of acquisition;

(7)	Indebtedness issued by Persons (other than the Permitted Holders or any of their Affiliates) with a rating of “A” or higher from S&P or “A-2” or higher from Moody’s (or reasonably equivalent ratings of another internationally recognized ratings agency) in each case with maturities not exceeding two years from the date of acquisition; and

(8)	investment funds investing at least 95% of their assets in securities of the types described in clauses (1) through (7) above.

“Code” means the Internal Revenue Code of 1986, as amended.

“Consolidated Interest Expense” means, with respect to any Person for any period, the sum, without duplication, of:

(1)	consolidated interest expense of such Person and its Restricted Subsidiaries for such period, to the extent such expense was deducted in computing Consolidated Net Income (including amortization of original issue discount, the interest component of Capitalized Lease Obligations, and net payments and receipts (if any) pursuant to interest rate Hedging Obligations and excluding amortization of deferred financing fees, expensing of any bridge or other financing fees and any interest under Satellite Purchase Agreements); and

(2)	consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued;

less interest income for such period;

provided, that for purposes of calculating Consolidated Interest Expense, no effect shall be given to the discount and/or premium resulting from the bifurcation of derivatives under Statement of Financial Accounting Standards No. 133 and related interpretations as a result of the terms of the Indebtedness to which such Consolidated Interest Expense relates.

“Consolidated Net Income” means, without duplication, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis; provided, that:

(1)	any net after-tax extraordinary or nonrecurring or unusual gains or losses (less all fees and expenses relating thereto), or income or expense or charge (including, without limitation, any severance, relocation or other restructuring costs and transition expenses Incurred as a direct result of the transition of the Company to an independent operating company in connection with the Transactions) and fees, expenses or charges related to any offering of equity interests of such Person, Investment, acquisition or Indebtedness permitted to be Incurred by the Indenture (in each case, whether or not successful), including any such fees, expenses or charges related to the Transactions, in each case, shall be excluded;

(2)	any increase in amortization or depreciation or any one-time non-cash charges resulting from purchase accounting in connection with any acquisition that is consummated after the Issue Date shall be excluded;

(3)	the cumulative effect of a change in accounting principles during such period shall be excluded;

(4)	any net after-tax income or loss from discontinued operations and any net after-tax gains or losses on disposal of discontinued operations shall be excluded;

(5)	any net after-tax gains or losses (less all fees and expenses or charges relating thereto) attributable to business dispositions or asset dispositions other than in the ordinary course of business (as determined in good faith by senior management or the Board of Directors of the Company (except that no such determination shall be required for the asset dispositions comprising the Subtracted Historical Adjustment)) shall be excluded;

(6)	any net after-tax gains or losses (less all fees and expenses or charges relating thereto) attributable to the early extinguishment of Indebtedness shall be excluded;

(7)	the Net Income for such period of any Person that is not a Subsidiary of such Person, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be included only to the extent of the amount of dividends or distributions or other payments actually paid in cash (or to the extent converted into cash) to the referent Person or a Restricted Subsidiary thereof in respect of such period;

(8)	solely for the purpose of determining the amount of Cumulative Credit, the Net Income for such period of any Restricted Subsidiary (other than any Subsidiary Guarantor) shall be excluded to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of its Net Income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Restricted Subsidiary or its equityholders, unless such restrictions with respect to the payment of dividends or similar distributions have been legally waived (provided that this clause (8) shall not apply with respect to the Net Income of Hughes Communications India Limited); provided that the Consolidated Net Income of such Person shall be increased by the amount of dividends or other distributions or other payments actually paid in cash (or converted into cash) by any such Restricted Subsidiary to such Person or a Restricted Subsidiary of such Person (subject to the provisions of this clause (8)), to the extent not already included therein;

(9)	any non-cash impairment charge or asset write-off resulting from the application of Statement of Financial Accounting Standards No. 142 and 144, and the amortization of intangibles arising pursuant to No. 141, shall be excluded;

(10)	any non-cash expenses realized or resulting from employee benefit plans or post-employment benefit plans, grants of stock appreciation or similar rights, stock options or other rights to officers, directors and employees of such Person or any of its Restricted Subsidiaries shall be excluded;

(11)	any one-time non-cash compensation charges shall be excluded;

(12)	non-cash gains, losses, income and expenses resulting from fair value accounting required by Statement of Financial Accounting Standards No. 133 and related interpretations shall be excluded; and

(13)	the effects of purchase accounting as a result of the January 2006 Acquisition (as defined in the Offering Memorandum) shall be excluded.

Notwithstanding the foregoing, for the purpose of the covenant described under “—Certain Covenants—Limitation on Restricted Payments” only, there shall be excluded from the calculation of Consolidated Net Income any dividends, repayments of loans or advances or other transfers of assets from Unrestricted Subsidiaries to the Company or a Restricted Subsidiary of the Company in respect of or that originally constituted Restricted Investments to the extent such dividends, repayments or transfers increase the amount of Restricted Payments permitted under such covenant pursuant to clause (4) or (5) of the definition of “Cumulative Credit.”

For purposes of calculating the amount of Restricted Payments permitted pursuant to clause (c)(i) of “Certain Covenants—Limitation on Restricted Payments”, the amount of Consolidated Net Income shall be reduced, without duplication, by amounts dividended to Parent for taxes pursuant to clause (11) of the second paragraph of “Certain Covenants—Limitation on Restricted Payments” (such calculation to be made on a quarterly basis).

“Consolidated Non-cash Charges” means, with respect to any Person for any period, the aggregate depreciation, amortization, impairment, non-cash compensation, non-cash rent and other non-cash expenses of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP, but excluding (i) any such charge which consists of or requires an accrual of, or cash reserve for, anticipated cash charges for any future period and (ii) the non-cash impact of recording the change in fair value of any embedded derivatives under Statement of Financial Accounting Standards No. 133 and related interpretations as a result of the terms of any agreement or instrument to which such Consolidated Non-cash Charges relate.

“Consolidated Taxes” means, with respect to any Person and its Restricted Subsidiaries on a consolidated basis for any period, provision for taxes based on income, profits or capital, including, without limitation, state franchise and similar taxes, and including an amount equal to the amount of tax distributions actually made to the holders of Capital Stock of such Person or any parent of such Person in respect of such period in accordance with clause (11) of the second paragraph under “—Certain Covenants—Limitation on Restricted Payments,” which shall be included as though such amounts had been paid as income taxes directly by such Person.

“Consolidated Total Indebtedness” means, as at any date of determination, an amount equal to the sum of (1) the aggregate amount of all outstanding Indebtedness of the Company and the Restricted Subsidiaries and (2) the aggregate amount of all outstanding Disqualified Stock of the Company and all Disqualified Stock and Preferred Stock of Restricted Subsidiaries, with the amount of such Disqualified Stock and Preferred Stock equal to the greater of their respective voluntary or involuntary liquidation preferences and maximum fixed repurchase prices, in each case determined on a consolidated basis in accordance with GAAP.

For purposes hereof, the “maximum fixed repurchase price” of any Disqualified Stock or Preferred Stock that does not have a fixed price shall be calculated in accordance with the terms of such Disqualified Stock or Preferred Stock as if such Disqualified Stock or Preferred Stock were purchased on any date on which Consolidated Total Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the Fair Market Value of such Disqualified Stock or Preferred Stock, such Fair Market Value shall be determined reasonably and in good faith by senior management or the Board of Directors of the Company.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent:

(1)	to purchase any such primary obligation or any property constituting direct or indirect security therefor;

(2)	to advance or supply funds:

(a)	for the purchase or payment of any such primary obligation; or

(b)	to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; or

(3)	to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Contribution Indebtedness” means Indebtedness of the Company or any Guarantor in an aggregate principal amount not greater than twice the aggregate amount of cash contributions (other than Excluded Contributions and amounts applied to make a Restricted Payment in accordance with clause (2) of the second paragraph of “—Certain Covenants—Limitation on Restricted Payments”) made to the capital of the Company or such Guarantor after the Issue Date; provided that (1) if the aggregate principal amount of such Contribution Indebtedness is greater than the aggregate amount of such cash contributions to the capital of the Company or such Guarantor, as applicable, the amount in excess shall be Indebtedness (other than Secured Indebtedness) that ranks subordinate to the Notes with a Stated Maturity at least 91 days later than the Stated Maturity of the Notes, and (2) such Contribution Indebtedness (a) is Incurred within 210 days after the making of such cash contributions and (b) is so designated as Contribution Indebtedness pursuant to an Officers’ Certificate on the date of Incurrence thereof.

“Credit Agreement” means (i) the Credit Agreement dated as of April 22, 2005, as amended and restated as of June 27, 2005, among the Company, the financial institutions named therein and JPMorgan Chase Bank, N.A. (or an affiliate thereof or any successor thereto), as administrative agent, as amended, restated, supplemented, waived, replaced (whether or not upon termination, and whether with the original lenders or otherwise), restructured, repaid, refunded, refinanced or otherwise modified from time to time, including any one or more agreements or indentures extending the maturity thereof, refinancing, replacing or otherwise restructuring all or any portion of the Indebtedness under such agreement or agreements or indenture or indentures or any successor or replacement agreement or agreements or indenture or indentures or increasing the amount loaned or issued thereunder or altering the maturity thereof and (ii) whether or not the credit agreement referred to in clause (i) remains outstanding, if designated by the Company to be included in the definition of “Credit Agreement,” one or more (A) debt facilities or commercial paper facilities, providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to lenders or to special purpose entities formed to borrow from lenders against such receivables) or letters of credit, (B) debt securities, indentures or other forms of debt financing (including convertible or exchangeable debt instruments or bank guarantees or bankers’ acceptances), or (C) instruments or agreements evidencing any other Indebtedness, in each case, with the same or different borrowers or issuers and, in each case, as amended, supplemented, modified, extended, restructured, renewed, refinanced, restated, replaced or refunded in whole or in part from time to time.

“Cumulative Credit” means the sum of (without duplication):

(1)	cumulative Adjusted EBITDA of the Company for the period (taken as one accounting period) from and after the first day of the fiscal quarter during which the Issue Date occurs to the end of the Company’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, in the case such Adjusted EBITDA for such period is a negative, minus the amount by which cumulative Adjusted EBITDA is less than zero), plus

(2)	100% of the aggregate net proceeds, including cash and the Fair Market Value (as determined in accordance with the next succeeding sentence) of property other than cash, received by the Company after the Issue Date from the issue or sale of Equity Interests of the Company or any Parent of the Company (excluding (without duplication) (i) Excluded Contributions, Refunding Capital Stock, Designated Preferred Stock, Disqualified Stock and the Cash Contribution Amount and (ii) any net cash proceeds of Equity Offerings to the extent used to redeem Notes in compliance with the provisions set forth under “—Optional Redemption—Optional Redemption upon equity offering”) including Equity Interests (other than Refunding Capital Stock, Disqualified Stock or Designated Preferred Stock) issued upon conversion of Indebtedness or upon exercise of warrants or options (other than an issuance or sale to a Restricted Subsidiary of the Company or an employee stock ownership plan or trust established by the Company or any of its Subsidiaries), plus

(3)	100% of the aggregate amount of contributions to the capital of the Company received in cash and the Fair Market Value (as determined in accordance with the next succeeding sentence) of property other than cash after the Issue Date (other than (i) Excluded Contributions, Refunding Capital Stock, Designated Preferred Stock, Disqualified Stock, the Cash Contribution Amount and contributions by a Restricted Subsidiary and (ii) any net cash proceeds of Equity Offerings to the extent used to redeem Notes in compliance with the provisions set forth under “—Optional Redemption—Optional Redemption upon equity offering”), plus

(4)	100% of the aggregate amount received by the Company or any Restricted Subsidiary in cash and the Fair Market Value (as determined in accordance with the next succeeding sentence) of property other than cash received by the Company or any Restricted Subsidiary from:

(1)	the sale or other disposition (other than to the Company or a Restricted Subsidiary of the Company or to an employee stock ownership plan or trust established by the Company or any of its Subsidiaries) of Restricted Investments made by the Company and its Restricted Subsidiaries and from repurchases and redemptions of such Restricted Investments from the Company and its Restricted Subsidiaries by any Person (other than the Company or any of its Restricted Subsidiaries or to an employee stock ownership plan or trust established by the Company or any of its Subsidiaries) and from repayments of loans or advances which constituted Restricted Investments (other than in each case to the extent that the Restricted Investment was made pursuant to clause (9) of the second paragraph of the covenant described under “—Certain Covenants—Limitation on Restricted Payments”),

(2)	the sale (other than to the Company or a Restricted Subsidiary of the Company or to an employee stock ownership plan or trust established by the Company or any of its Subsidiaries) of the Capital Stock of an Unrestricted Subsidiary (other than an Unrestricted Subsidiary to the extent the investments in such Unrestricted Subsidiary was made by the Company or a Restricted Subsidiary pursuant to clause (9) of the second paragraph of “—Certain Covenants—Limitation on Restricted Payments” or to the extent such Investment constituted a Permitted Investment) or,

(3)	a distribution, dividend or other payment from an Unrestricted Subsidiary, plus

(5)	in the event any Unrestricted Subsidiary of the Company has been redesignated as a Restricted Subsidiary or has been merged, consolidated or amalgamated with or into, or transfers or conveys its assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company, the Fair Market Value (as determined in accordance with the next succeeding sentence) of the Investments of the Company in such Unrestricted Subsidiary at the time of such redesignation, combination or transfer (or of the assets transferred or conveyed, as applicable) (other than in each case to the extent that the designation of such Subsidiary as an Unrestricted Subsidiary was made pursuant to clause (9) of the second paragraph of the covenant described under “—Certain Covenants—Limitation on Restricted Payments” or constituted a Permitted Investment).

The Fair Market Value of property other than cash covered by clauses (2), (3), (4) and (5) above shall be determined in good faith by the Board of Directors of the Company and

(1)	in the event of property with a Fair Market Value in excess of $10.0 million, shall be set forth in an Officers’ Certificate or

(2)	in the event of property with a Fair Market Value in excess of $25.0 million, shall be set forth in a resolution approved by at least a majority of the Board of Directors of the Company.

“Cumulative Interest Expense” means, in respect of any Restricted Payment, the sum of the aggregate amount of Consolidated Interest Expense of the Company and the Restricted Subsidiaries for the period from and after the first day of the fiscal quarter during which the Issue Date occurs to the end of the Company’s most recently ended fiscal quarter for which internal financial statements are available and immediately preceding the proposed Restricted Payment.

“Debt to Adjusted EBITDA Ratio” means, with respect to any Person for any period, the ratio of (i) Consolidated Total Indebtedness as of the date of calculation (the “Calculation Date”) to (ii) Adjusted EBITDA of such Person for the four consecutive fiscal quarters immediately preceding such Calculation Date for which internal financial statements are available. In the event that the Company or any of its Restricted Subsidiaries Incurs or redeems any Indebtedness (other than in the case of revolving credit borrowings, in which case interest expense shall be computed based upon the average daily balance of such Indebtedness during the applicable period) or issues or redeems Disqualified Stock or Preferred Stock subsequent to the commencement of the period for which the Debt to Adjusted EBITDA Ratio is being calculated but prior to the Calculation Date, then the Debt to Adjusted EBITDA Ratio shall be calculated giving pro forma effect to such Incurrence or redemption of Indebtedness, or such issuance or redemption of Disqualified Stock or Preferred Stock, as if the same had occurred at the beginning of the applicable four-quarter period.

For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers or consolidations (as determined in accordance with GAAP) that have been made by the Company or any Restricted Subsidiary during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Calculation Date shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers or consolidations (and the change in any associated Consolidated Total Indebtedness obligations and the change in Adjusted EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period) shall have made any Investment, acquisition, disposition, merger or consolidation that would have required adjustment pursuant to this definition, then the Debt to Adjusted EBITDA Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, merger or consolidation had occurred at the beginning of the applicable four-quarter period. For purposes of this definition, whenever pro forma effect is to be given to an Investment, acquisition, disposition, merger or consolidation (including the Transactions) and the amount of income or earnings relating thereto, the pro forma calculations shall be determined in good faith by a responsible financial or accounting Officer of the Company and shall comply with the requirements of Rule 11-02 of Regulation S-X promulgated by the Commission, except that such pro forma calculations may include operating expense reductions for such period resulting from the transaction which is being given pro forma effect that have been realized or for which substantially all the steps necessary for realization have been taken or are reasonably expected to be taken within six months following any such transaction, including, but not limited to, the execution or termination of any contracts, the reduction of costs related to administrative functions or the termination of any personnel, as applicable; provided that, in either case, such adjustments are set forth in an Officers’ Certificate signed by the Company’s chief financial officer and another Officer which states (i) the amount of such adjustment or adjustments, (ii) that such adjustment or adjustments are based on the reasonable good faith beliefs of the Officers executing such Officers’ Certificate at the time of such execution and (iii) that any related incurrence of Indebtedness is permitted pursuant to the Indenture. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness if the related hedge has a remaining term in excess of twelve months). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Company to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Company may designate.

“Default” means any event that is, or after notice or passage of time or both would be, an Event of Default.

“Designated Non-cash Consideration” means the Fair Market Value of non-cash consideration received by the Company or one of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officers’ Certificate setting forth the basis of such valuation, less the amount of Cash Equivalents received in connection with a subsequent sale of such Designated Non-cash Consideration.

“Designated Preferred Stock” means Preferred Stock of the Company or any Parent of the Company (other than Disqualified Stock), that is issued for cash (other than to the Company or any of its Subsidiaries or an employee stock ownership plan or trust established by the Company or any of its Subsidiaries) and is so designated as Designated Preferred Stock, pursuant to an Officers’ Certificate, on the issuance date thereof, the cash proceeds of which are excluded from the calculation set forth in the definition of “Cumulative Credit.”

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which, by its terms (or by the terms of any security into which it is convertible or for which it is redeemable, putable or exchangeable), or upon the happening of any event:

(1)	matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise,

(2)	is convertible or exchangeable for Indebtedness or Disqualified Stock of such Person, or

(3)	is redeemable at the option of the holder thereof, in whole or in part,

in each case prior to 91 days after the maturity date of the Notes;

provided, however, that only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Stock; provided, further, however, that (x) if such Capital Stock is issued to any employee or to any plan for the benefit of employees of the Company or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Company in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability and (y) such Capital Stock shall not constitute Disqualified Stock if such Capital Stock matures or is mandatorily redeemable or is redeemable at the option of the holders thereof as a result of a change of control or asset sale so long as the relevant asset sale or change of control provisions, taken as a whole, are no more favorable in any material respect to holders of such Capital Stock than the asset sale and change of control provisions applicable to the Notes and any purchase requirement triggered thereby may not become operative until compliance with the asset sale and change of control provisions applicable to the Notes (including the purchase of any Notes tendered pursuant thereto); provided, further, that any class of Capital Stock of such Person that by its terms authorizes such Person to satisfy its obligations thereunder by delivery of Capital Stock that is not Disqualified Stock shall not be deemed to be Disqualified Stock.

“Earth Station” shall mean any earth station of the Company or any of its Subsidiaries that is the subject of a license granted by the Federal Communications Commission.

“Equipment Financing Agreements” means (A)(1) the Master Purchase Agreement dated April 27, 1998, between the Company and Alpine, (2) the Master Equipment Lease dated April 21, 1998, between the Company and Alpine and (3) the Assignment Agreement dated April 27, 1998, between the Company and Alpine, (B) the equipment financing arrangements pursuant to the Master Performance and Counter-Indemnity between the Company and certain of its Subsidiaries and Barclays Technology Finance Limited, Barclays Technology Finance GmbH, Alpine Capital (Europe) Limited and Alpine Capital (Europe) Limited GmbH and related agreements, (C) the Master Purchase Agreement dated as of September 23, 2005 between the Company and Alpine, (D) any and all assignment agreements entered into by the Company and its Restricted Subsidiaries in the ordinary course of business as contemplated by clauses (A)(1) through (3), (B) and (C) of this definition, in each case, as the same may be refinanced, amended, modified, restated, renewed, supplemented or replaced, and (E) any agreements between the Company or any of its Restricted Subsidiaries and any third-party relating generally to the subject matter of the agreements set forth in clause (A), (B), (C) or (D) of this definition; provided that any agreements specified in clauses (D) or (E) of this definition are entered into on terms consistent with then prevailing market conditions.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means any public or private sale after the Issue Date of Capital Stock or Preferred Stock of any Person (other than Disqualified Stock), other than:

(1)	public offerings with respect to the Capital Stock of such Person registered on Form S-4 or Form S-8;

(2)	any such public or private sale that constitutes an Excluded Contribution; and

(3)	an issuance to any Subsidiary.

“Event of Loss” means any event that results in the Company or its Restricted Subsidiaries receiving proceeds from any insurance covering any Satellite, or in the event that the Company or any of its Restricted Subsidiaries receives proceeds from any insurance maintained for it by any Satellite Manufacturer or any launch provider covering any of such Satellites.

“Event of Loss Proceeds” means, with respect to any proceeds from any Event of Loss, all Satellite insurance proceeds received by the Company or any of the Restricted Subsidiaries in connection with such Event of Loss, after

(1)	provision for all income or other taxes measured by or resulting from such Event of Loss,

(2)	payment of all reasonable legal, accounting and other reasonable fees and expenses related to such Event of Loss,

(3)	payment of amounts required to be applied to the repayment of Indebtedness secured by a Lien on the Satellite that is the subject of such Event of Loss,

(4)	provision for payments to Persons who own an interest in the Satellite (including any transponder thereon) in accordance with the terms of the agreement(s) governing the ownership of such interest by such Person (other than provision for payments to insurance carriers required to be made based on projected future revenues expected to be generated from such Satellite in the good faith determination of the Company as evidenced by an Officers’ Certificate), and

(5)	deduction of appropriate amounts to be provided by the Company or such Restricted Subsidiary as a reserve, in accordance with GAAP, against any liabilities associated with the Satellite that was the subject of the Event of Loss.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Excluded Contributions” means the Cash Equivalents or other assets (valued at their Fair Market Value as determined in good faith by senior management or the Board of Directors of the Company) received by the Company from:

(1)	contributions to its common Capital Stock, and

(2)	the sale (other than to a Subsidiary of the Company or pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of the Company or any of its Subsidiaries or any employee stock ownership plan or trust established by the Company or any of its Subsidiaries) of Capital Stock (other than Disqualified Stock and Designated Preferred Stock) of the Company,

in each case designated as Excluded Contributions pursuant to an Officers’ Certificate executed by an Officer of the Company, which are excluded from the calculation set forth in the definition of the term “Cumulative Credit.”

“Fair Market Value” means, with respect to any asset or property, the price that could be negotiated in an arm’s-length transaction between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction.

“FCC Licenses” shall mean all authorizations, licenses and permits, including experimental authorizations, issued by the Federal Communications Commission or any governmental authority substituted therefor to the Company or any of its Subsidiaries, under which the Company or any of its Subsidiaries is authorized to launch and operate any of its Satellites or to operate any of its Earth Stations (other than authorizations, orders, licenses or permits that are no longer in effect).

“Flow Through Entity” means an entity that is treated as a partnership not taxable as a corporation, a grantor trust or a disregarded entity for U.S. federal income tax purposes or subject to treatment on a comparable basis for purposes of state, local or foreign tax law.

“Foreign Subsidiary” means a Restricted Subsidiary not organized or existing under the laws of the United States of America or any state or territory thereof or the District of Columbia and any direct or indirect subsidiary of such Restricted Subsidiary.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the Issue Date. For the purposes of the Indenture, the term “consolidated” with respect to any Person shall mean such Person consolidated with its Restricted Subsidiaries, and shall not include any Unrestricted Subsidiary, but the interest of such Person in an Unrestricted Subsidiary will be accounted for as an Investment.

“guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness or other obligations.

“Guarantee” means any guarantee of the obligations of the Company under the Indenture and the Notes by any Person in accordance with the provisions of the Indenture.

“Guarantor” means any Person that Incurs a Guarantee; provided that upon the release or discharge of such Person from its Guarantee in accordance with the Indenture, such Person ceases to be a Guarantor.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under:

(1)	currency exchange or interest rate swap agreements, cap agreements and collar agreements; and

(2)	other agreements or arrangements designed to manage exposure or protect such Person against fluctuations in currency exchange or interest rates.

“holder” or “noteholder” means the Person in whose name a Note is registered on the registrar’s books.

“Incur” means issue, assume, guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Subsidiary (whether by merger, amalgamation, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Person at the time it becomes a Subsidiary.

“Indebtedness” means, with respect to any Person:

(1)

the principal and premium (if any) of any indebtedness of such Person, whether or not contingent, (a) in respect of borrowed money (including obligations in connection with Equipment Financing Agreements), (b) evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, without duplication, reimbursement agreements in respect thereof), (c) representing the deferred and unpaid purchase price of any property, except any such balance that constitutes a current account payable, trade payable or similar obligation Incurred, (d) in respect of Capitalized Lease Obligations, or (e) representing any Hedging Obligations, if and to the extent that any of the foregoing indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability on a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP;

(2)	to the extent not otherwise included, any obligation of such Person to be liable for, or to pay, as obligor, guarantor or otherwise, the Indebtedness of another Person (other than by endorsement of negotiable instruments for collection in the ordinary course of business); and

(3)	to the extent not otherwise included, Indebtedness of another Person secured by a Lien on any asset owned by such Person (whether or not such Indebtedness is assumed by such Person); provided, however, that the amount of such Indebtedness will be the lesser of: (a) the Fair Market Value of such asset at such date of determination and (b) the amount of such Indebtedness of such other Person;

provided, however, that notwithstanding the foregoing, Indebtedness shall be deemed not to include (1) Contingent Obligations incurred in the ordinary course of business and not in respect of borrowed money; (2) deferred or prepaid revenues; (3) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the respective seller; (4) obligations to make payments to one or more insurers under satellite insurance policies in respect of premiums or the requirement to remit to such insurer(s) a portion of the future revenue generated by a satellite which has been declared a constructive total loss, in each case in accordance with the terms of the insurance policies relating thereto; (5) any obligations to make progress or incentive payments or risk money payments under any satellite manufacturing contract or to make payments under satellite launch contracts in respect of launch services provided thereunder, in each case, to the extent not overdue by more than 90 days; or (6) the financing of insurance premiums with the carrier of such insurance or take or pay obligations contained in supply agreements, in each case entered into in the ordinary course of business.

Notwithstanding anything in the Indenture, Indebtedness shall not include, and shall be calculated without giving effect to, the effects of Statement of Financial Accounting Standards No. 133 and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose under the Indenture as a result of accounting for any embedded derivatives created by the terms of such Indebtedness; and any such amounts that would have constituted Indebtedness under the Indenture but for the application of this sentence shall not be deemed an Incurrence of Indebtedness under the Indenture.

“Independent Financial Advisor” means an accounting, appraisal or investment banking firm or consultant to Persons engaged in a Similar Business, in each case of nationally recognized standing that is, in the good faith determination of the Board of Directors of the Company, qualified to perform the task for which it has been engaged.

“Initial Purchasers” means Bear, Stearns & Co. Inc., Morgan Stanley & Co. Incorporated and Banc of America Securities LLC and such other initial purchasers party to the purchase agreement entered into in connection with the offer and sale of the Notes.

“In-Orbit Insurance” means, with respect to any Satellite (or, if the entire Satellite is not owned by the Company or any Restricted Subsidiary, as the case may be, the portion of the Satellite it owns or for which it has risk of loss), insurance or other contractual arrangement providing for coverage against the risk of loss of or damage to such Satellite (or portion, as applicable) attaching upon the expiration of the launch insurance therefor (or, if launch insurance is not procured, upon the initial completion of in-orbit testing) and attaching, during the commercial in-orbit service of such Satellite (or portion, as applicable), upon the expiration of the immediately preceding corresponding policy or other contractual arrangement, as the case may be, subject to the terms and conditions set forth in the Indenture.

“Investment Grade Securities” means:

(1)	securities issued or directly and fully guaranteed or insured by the U.S. government or any agency or instrumentality thereof (other than Cash Equivalents),

(2)	securities that have a rating equal to or higher than Baa3 (or equivalent) by Moody’s or BBB- (or equivalent) by S&P, or an equivalent rating by any other Rating Agency, but excluding any debt securities or loans or advances between and among the Company and its Subsidiaries,

(3)	investments in any fund that invests exclusively in investments of the type described in clauses (1) and (2) which fund may also hold immaterial amounts of cash pending investment and/or distribution, and

(4)	corresponding instruments in countries other than the United States customarily utilized for high quality investments and in each case with maturities not exceeding two years from the date of acquisition.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding accounts receivable, trade credit and advances to customers and commission, travel and similar advances to officers, employees and consultants made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet of the Company in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property. For purposes of the definition of “Unrestricted Subsidiary” and the covenant described under “—Certain Covenants—Limitation on Restricted Payments:”

(1)	“Investments” shall include the portion (proportionate to the Company’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of a Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary equal to an amount (if positive) equal to:

(a)	the Company’s “Investment” in such Subsidiary at the time of such redesignation less

(b)	the portion (proportionate to the Company’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation; and

(2)	any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value at the time of such transfer, in each case as determined in good faith by senior management or the Board of Directors of the Company.

“Issue Date” means April 13, 2006, the date on which the Notes are originally issued.

“Joint Venture” means any Person, other than an individual or a Subsidiary of the Company, (i) in which the Company or a Restricted Subsidiary of the Company holds or acquires an ownership interest (whether by way of Capital Stock or otherwise) and (ii) which is engaged in a Similar Business.

“License Subsidiary” shall mean one or more wholly-owned Restricted Subsidiaries of the Company (i) that holds, was formed for the purpose of holding or is designated to hold FCC Licenses and (ii) all of the shares of Capital Stock and other ownership interests of which are held directly by the Company or a Subsidiary Guarantor.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any other agreement to give a security interest and any filing of or agreement to give any financing statement under the Uniform Commercial Code or equivalent statutes of any jurisdiction); provided that in no event shall an agreement to sell or an operating lease be deemed to constitute a Lien.

“Liquidated Damages” means all liquidated damages then owing pursuant to the registration rights agreement.

“Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.

“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends.

“Net Proceeds” means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale, including, without limitation, any cash received in respect of or upon the sale or other disposition of any Designated Non-cash Consideration received in any Asset Sale, net of the direct costs relating to such Asset Sale and the sale or disposition of such Designated Non-cash Consideration (including, without limitation, legal, accounting and investment banking fees, and brokerage and sales commissions), and any relocation expenses Incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements related thereto), amounts required to be applied to the repayment of principal, premium (if any) and interest on Indebtedness required (other than pursuant to the second or third paragraphs of the covenant described under “—Certain Covenants—Asset Sales”) to be paid as a result of such transaction (including to obtain any consent therefor), any deduction of appropriate amounts to be provided by the Company as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by the Company after such sale or other disposition thereof, including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction and any distributions and the payments required to be made to minority interest holders in Subsidiaries or Joint Ventures as a result of such Asset Sale.

“Non-Guarantor Restricted Subsidiary” means any Subsidiary of the Company that is not a Subsidiary Guarantor.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements (including, without limitation, reimbursement obligations with respect to letters of credit and bankers’ acceptances), damages and other liabilities payable under the documentation governing any Indebtedness; provided that Obligations with respect to the Notes shall not include fees or indemnifications in favor of the Trustee and other third parties other than the holders of the Notes.

“Offering Memorandum” means the offering memorandum dated April 13, 2006, prepared by the issuers in connection with the resale of the Old Notes by the initial purchasers.

“Officer” means the Chairman of the Board, Chief Executive Officer, Chief Financial Officer, President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or the Secretary of the Company or any of the Company’s Restricted Subsidiaries.

“Officers’ Certificate” means a certificate signed on behalf of the Company by two Officers of the Company or any of the Company’s Restricted Subsidiaries, one of whom must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the Company or any of the Company’s Restricted Subsidiaries, that meets the requirements set forth in the Indenture.

“Opinion of Counsel” means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to the Company or the Trustee.

“Parent” means, with respect to any Person, any direct or indirect parent company of such Person whose only material assets consist of the common Capital Stock of such Person.

“Pari Passu Indebtedness” means:

(1)	with respect to the Company, the Notes and any Indebtedness which ranks pari passu in right of payment with the Notes; and

(2)	with respect to any Guarantor, its Guarantee and any Indebtedness which ranks pari passu in right of payment with such Guarantor’s Guarantee.

“Permitted Holders” means Hughes Communications, Inc. and its Affiliates. Any Person or group whose acquisition of beneficial ownership constitutes a Change of Control in respect of which a Change of Control Offer is made in accordance with the requirements of the Indenture will thereafter, together with its Affiliates, constitute an additional Permitted Holder.

“Permitted Investments” means:

(1)	any Investment in the Company or any Restricted Subsidiary;

(2)	any Investment in Cash Equivalents or Investment Grade Securities;

(3)	any Investment by the Company or any Restricted Subsidiary of the Company in a Person if as a result of such Investment (a) such Person becomes a Restricted Subsidiary of the Company, or (b) such Person, in one transaction or a series of related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys all or substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company;

(4)	any Investment in securities or other assets not constituting Cash Equivalents and received in connection with an Asset Sale made pursuant to the provisions of “—Certain Covenants—Asset Sales” or any other disposition of assets not constituting an Asset Sale;

(5)	any Investment existing on the Issue Date and any Investments made pursuant to binding commitments in effect on the Issue Date;

(6)	advances to employees not in excess of $5.0 million outstanding at any one time in the aggregate; provided that advances that are forgiven shall continue to be deemed outstanding;

(7)	any Investment acquired by the Company or any of its Restricted Subsidiaries (a) in exchange for any other Investment or accounts receivable held by the Company or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable or (b) as a result of a foreclosure by the Company or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(8)	Hedging Obligations permitted under clause (j) of the second paragraph of “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock;”

(9)

any Investment by the Company or any of its Restricted Subsidiaries in a Similar Business having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (9) that are at that time outstanding (after giving effect to the sale of Investments made pursuant to this clause (9) to the extent the proceeds of such sale received by the Company and its Restricted Subsidiaries consists of cash and Cash Equivalents), not to exceed $20.0 million, at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value); provided, however, that if any Investment pursuant to this clause (9) is made in any Person that is not a Restricted Subsidiary of the Company at the date of the making of such Investment and such Person becomes a Restricted Subsidiary of the

Company after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (9) for so long as such Person continues to be a Restricted Subsidiary;

(10)	additional Investments by the Company or any of its Restricted Subsidiaries having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (10) that are at that time outstanding (after giving effect to the sale of Investments made pursuant to this clause (10) to the extent the proceeds of such sale received by the Company and its Restricted Subsidiaries consists of cash and Cash Equivalents), not to exceed the greater of (x) $40.0 million and (y) 7.0% of Total Assets of the Company at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(11)	loans and advances to officers, directors and employees for business-related travel expenses, moving and relocation expenses and other similar expenses, in each case Incurred in the ordinary course of business;

(12)	Investments the payment for which consists of Equity Interests of the Company or any Parent of the Company (other than Disqualified Stock); provided, however, that such Equity Interests will not increase the amount available for Restricted Payments under the calculation set forth in the definition of the term “Cumulative Credit;”

(13)	any transaction to the extent it constitutes an Investment that is permitted by and made in accordance with the provisions of the second paragraph of the covenant described under “—Certain Covenants—Transactions with Affiliates” (except transactions described in clauses (2), (6), (7), (8), (9), (13) and (14) of such paragraph);

(14)	Investments consisting of the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;

(15)	guarantees not prohibited by or required pursuant to, as the case may be, the covenants described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “—Certain Covenants—Future Guarantors;”

(16)	any Investments by Subsidiaries that are not Restricted Subsidiaries in other Subsidiaries that are not Restricted Subsidiaries of the Company;

(17)	Investments consisting of purchases and acquisitions of inventory, supplies, materials and equipment or purchases of contract rights or licenses or leases of intellectual property in each case in the ordinary course of business;

(18)	additional Investments in Joint Ventures of the Company or any of its Restricted Subsidiaries existing on the Issue Date in an aggregate amount not to exceed $15.0 million outstanding at any one time;

(19)	Investments of a Restricted Subsidiary of the Company acquired after the Issue Date or of an entity merged into, amalgamated with, or consolidated with a Restricted Subsidiary of the Company in a transaction that is not prohibited by the covenant described under “—Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets” after the Issue Date to the extent that such Investments were not made in contemplation of such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation; and

(20)	any Investment in the Notes.

“Permitted Liens” means, with respect to any Person:

(1)

pledges or deposits by such Person under workmen’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or U.S. government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case Incurred in the ordinary course of business;

(2)	Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ Liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review;

(3)	Liens for taxes, assessments or other governmental charges not yet due or payable or subject to penalties for nonpayment or which are being contested in good faith by appropriate proceedings;

(4)	Liens in favor of issuers of performance and surety bonds or bid bonds or with respect to other regulatory requirements or letters of credit issued at the request of and for the account of such Person in the ordinary course of its business;

(5)	minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not Incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(6)	(A) Liens securing an aggregate principal amount of Pari Passu Indebtedness not to exceed the greater of (x) the aggregate principal amount of Pari Passu Indebtedness permitted to be Incurred pursuant to clause (a) of the second paragraph of the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and (y) the maximum principal amount of Indebtedness that, as of such date, and after giving effect to the Incurrence of such Indebtedness and the application of the proceeds therefrom on such date, would not cause the Secured Indebtedness Leverage Ratio of the Company to exceed 1.50 to 1.00 and (B) Liens securing Indebtedness permitted to be Incurred pursuant to the Non-Guarantor Exception and clauses (b), (d) (provided that such Liens do not extend to any property or assets that are not property being purchased, leased, constructed or improved with the proceeds of such Indebtedness being Incurred pursuant to clause (d)), (s) or (u) of the second paragraph of the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock;” provided that the Lien may not extend to any other property owned by such Person or any of its Restricted Subsidiaries at the time the Lien is Incurred (other than assets and property affixed or appurtenant thereto and income and profits arising therefrom and except for customary cross collateral arrangements with respect to property or equipment financed by the same financing source pursuant to the same financing scheme); provided, further, that in the case of the Non-Guarantor Exception and clause (s), such Lien does not extend to the property or assets of the Company or any Subsidiary of the Company other than a Restricted Subsidiary that is not a Guarantor;

(7)	Liens existing on the Issue Date (other than with respect to Obligations in respect of the Credit Agreement);

(8)	Liens on assets, property or shares of stock of a Person at the time such Person becomes a Subsidiary; provided, however, that such Liens are not created or Incurred in connection with, or in contemplation of, such other Person becoming such a Subsidiary; provided, further, however, that such Liens may not extend to any other property owned by the Company or any Restricted Subsidiary of the Company;

(9)	Liens on assets or property at the time the Company or a Restricted Subsidiary of the Company acquired the assets or property, including any acquisition by means of a merger, amalgamation or consolidation with or into the Company or any Restricted Subsidiary of the Company; provided, however, that such Liens are not created or Incurred in connection with, or in contemplation of, such acquisition; provided, further, however, that the Liens may not extend to any other assets or property owned by the Company or any Restricted Subsidiary of the Company;

(10)	Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to the Company or another Restricted Subsidiary of the Company permitted to be Incurred in accordance with the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock;”

(11)	Liens securing Hedging Obligations permitted to be Incurred under clause (j) of the second paragraph of the covenant described under “—Certain Covenants— Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock;”

(12)	Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(13)	leases and subleases of real property granted to others in the ordinary course of business that do not (i) materially interfere with the ordinary conduct of the business of the Company or any of its Restricted Subsidiaries or (ii) secure any Indebtedness;

(14)	Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Company and its Restricted Subsidiaries in the ordinary course of business;

(15)	Liens in favor of the Company or any Guarantor;

(16)	Liens on equipment of the Company or any Restricted Subsidiary granted in the ordinary course of business to the Company’s customer at the site at which such equipment is located;

(17)	Liens or deposits made in the ordinary course of business in connection with insurance maintained by the Company and its Subsidiaries;

(18)	Liens on the Equity Interests of Unrestricted Subsidiaries;

(19)	grants of software and other licenses in the ordinary course of business;

(20)	Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancings, refundings, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (7), (8) and (9); provided, however, that (x) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements on such property), and (y) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (7), (8) and (9) at the time the original Lien became a Permitted Lien under the Indenture, and (B) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement;

(21)	other Liens securing obligations Incurred in the ordinary course of business which obligations do not exceed $5.0 million at any one time outstanding;

(22)	Liens incurred pursuant to the Equipment Financing Agreements;

(23)	Liens arising out of consignment or similar arrangements for the sale of goods entered into in the ordinary course of business; and

(24)	Liens securing insurance premiums financing arrangements, provided that such Liens are limited to the applicable unearned insurance premiums.

“Person” means any individual, corporation, partnership, limited liability company, Joint Venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Preferred Stock” means any Equity Interest with preferential right of payment of dividends or upon liquidation, dissolution or winding up.

“Presumed Tax Rate” means the highest effective marginal statutory combined U.S. federal, state and local income tax rate prescribed for an individual residing in New York City (taking into account (i) the deductibility of state and local income taxes for U.S. federal income tax purposes, assuming the limitation of Section 68(a)(2) of the Code applies and taking into account any impact of Section 68(f) of the Code, and (ii) the character (long-term or short-term capital gain, dividend income or other ordinary income) of the applicable income).

“Rating Agency” means (1) each of Moody’s and S&P and (2) if Moody’s or S&P ceases to rate the Notes for reasons outside of the Company’s control, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act selected by the Company or any Parent of the Company as a replacement agency for Moody’s or S&P, as the case may be.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” means, with respect to any Person, any Subsidiary of such Person other than an Unrestricted Subsidiary of such Person. Unless otherwise indicated in this “Description of Notes,” all references to Restricted Subsidiaries shall mean Restricted Subsidiaries of the Company.

“Sale/Leaseback Transaction” means an arrangement relating to property now owned or hereafter acquired by the Company or a Restricted Subsidiary whereby the Company or a Restricted Subsidiary transfers such property to a Person and the Company or such Restricted Subsidiary leases it from such Person, other than leases between the Company and a Restricted Subsidiary of the Company or between Restricted Subsidiaries of the Company.

“S&P” means Standard & Poor’s Ratings Group or any successor to the rating agency business thereof.

“Satellite” means any satellite owned by the Company or any of its Restricted Subsidiaries and any satellite purchased by the Company or any of its Restricted Subsidiaries pursuant to the terms of a Satellite Purchase Agreement, whether such satellite is in the process of manufacture, has been delivered for launch or is in orbit (whether or not in operational service).

“Satellite Manufacturer” means, with respect to any Satellite, the prime contractor and manufacturer of such Satellite.

“Satellite Purchase Agreement” means, with respect to any Satellite, the agreement between the applicable Satellite Purchaser and the applicable Satellite Manufacturer relating to the manufacture, testing and delivery of such Satellite.

“Satellite Purchaser” means the Company or any Restricted Subsidiary that is a party to a Satellite Purchase Agreement.

“SEC” means the Securities and Exchange Commission.

“Second Amended and Restated Limited Liability Company Agreement” means the Second Amended and Restated Limited Liability Company Agreement of the Company dated as of February 28, 2006, as amended, modified or supplemented from time to time, in each case, in a manner not materially adverse to the holders of the Notes.

“Secured Indebtedness” means any Indebtedness secured by a Lien.

“Secured Indebtedness Leverage Ratio” means, with respect to any Person, at any date the ratio of (i) Secured Indebtedness of such Person and its Restricted Subsidiaries as of such date of calculation (determined on a consolidated basis in accordance with GAAP) to (ii) Adjusted EBITDA of such Person for the four full fiscal quarters for which internal financial statements are available immediately preceding such date on which such additional Indebtedness is Incurred. In the event that the Company or any of its Restricted Subsidiaries Incurs or redeems any Indebtedness subsequent to the commencement of the period for which the Secured Indebtedness Leverage Ratio is being calculated but prior to the event for which the calculation of the Secured Indebtedness Leverage Ratio is made (the “Secured Leverage Calculation Date”), then the Secured Indebtedness Leverage Ratio shall be calculated giving pro forma effect to such Incurrence or redemption of Indebtedness as if the same had occurred at the beginning of the applicable four-quarter period. The provisions applicable to pro forma transactions and Indebtedness set forth in the second paragraph of the definition of “Debt to Adjusted EBITDA Ratio” will apply for purposes of making the computation referred to in this paragraph.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Senior Credit Documents” means the collective reference to any Credit Agreement, any notes issued pursuant thereto and the guarantees thereof, and the collateral documents relating thereto, as amended, supplemented or otherwise modified from time to time.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC or any successor provision.

“Similar Business” means any business or activity of the Company or any of its Subsidiaries currently conducted or proposed as of the Issue Date, or any business or activity that is reasonably similar thereto or a reasonable extension, development or expansion thereof, or is complementary, incidental, ancillary or related thereto.

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency beyond the control of the issuer unless such contingency has occurred).

“Subordinated Indebtedness” means (a) with respect to the Company, any Indebtedness of the Company which is by its terms subordinated in right of payment to the Notes and (b) with respect to any Guarantor, any Indebtedness of such Guarantor which is by its terms subordinated in right of payment to its Guarantee.

“Subsidiary” means, with respect to any Person, (1) any corporation, association or other business entity (other than a partnership, joint venture or limited liability company) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof, (2) any partnership, joint venture or limited liability company of which (x) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general and limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, whether in the form of membership, general, special or limited partnership interests or otherwise, and (y) such Person or any Wholly Owned Restricted Subsidiary of such Person is a controlling general partner or otherwise controls such entity and (3) any Person that is consolidated in the consolidated financial statements of the specified Person in accordance with GAAP.

“Subsidiary Guarantor” means each Subsidiary of the Company that is a Guarantor.

“Subtracted Historical Adjustment” means the gain on sale of real estate for purposes of calculating Adjusted EBITDA, in the amount set forth in and as further described in the Offering Memorandum, but only to the extent the adjustment for such gain occurred in the consecutive four quarter period referred to in the definition of Debt to Adjusted EBITDA Ratio.

“TIA” means the Trust Indenture Act of 1939 (15 U.S.C. Sections 77aaa-77bbbb) as in effect on the date of the Indenture.

“Total Assets” means, with respect to any Person, the total consolidated assets of such Person and its Restricted Subsidiaries, as shown on the most recent balance sheet.

“Transactions” means the April 2005 Acquisition (as defined in the Offering Memorandum), the January 2006 Acquisition (as defined in the Offering Memorandum), the amendment of the Credit Agreement on the Issue Date and the offering of the Old Notes and the application of the proceeds therefrom.

“Treasury Rate” means with respect to the Notes, as of the applicable redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two business days prior to such redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such redemption date to April 15, 2010; provided, however, that if the period from such redemption date to April 15, 2010, is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Trust Officer” means any officer within the corporate trust department of the Trustee, including any vice president, assistant vice president, assistant secretary, assistant treasurer, trust officer or any other officer of the Trustee who customarily performs functions similar to those performed by the Persons who at the time shall be such officers, respectively, or to whom any corporate trust matter is referred because of such person’s knowledge of and familiarity with the particular subject, and who shall have direct responsibility for the administration of the Indenture.

“Trustee” means the respective party named as such in the Indenture until a successor replaces it and, thereafter, means the successor.

“Unrestricted Subsidiary” means:

(1)	any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of such Person in the manner provided below; and

(2)	any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors of the Company may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary of the Company) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on any property of, the Company or any other Subsidiary of the Company (other than any Subsidiary of the Subsidiary to be so designated); provided, however, that the Subsidiary to be so designated and its Subsidiaries do not at the time of designation have and do not thereafter Incur any Indebtedness pursuant to which the lender has recourse to any of the assets of the Company or any of its Restricted Subsidiaries (other than Equity Interests of Unrestricted Subsidiaries); provided, further, however, that either:

(a)	the Subsidiary to be so designated has total consolidated assets of $1,000 or less; or

(b)	if such Subsidiary has consolidated assets greater than $1,000, then such designation would be permitted under the covenant described under “—Certain Covenants—Limitation on Restricted Payments.”

The Board of Directors of the Company may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation:

(x)	(1) the Company could Incur $1.00 of additional Indebtedness pursuant to the Debt to Adjusted EBITDA Ratio test described in the first paragraph under “—Certain Covenants— Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock,” or (2) the Debt to Adjusted EBITDA Ratio for the Company and its Restricted Subsidiaries would be less than such ratio for the Company and its Restricted Subsidiaries immediately prior to such designation, in each case on a pro forma basis taking into account such designation, and

(y)	no Event of Default shall have occurred and be continuing.

Any such designation by the Board of Directors of the Company shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution of the Board of Directors of the Company giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing provisions.

“U.S. Government Obligations” means securities that are:

(1)	direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged or

(2)	obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in each case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act) as custodian with respect to any such U.S. Government Obligations or a specific payment of principal of or interest on any such U.S. Government Obligations held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Obligations or the specific payment of principal of or interest on the U.S. Government Obligations evidenced by such depository receipt.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness, Disqualified Stock or Preferred Stock, as the case may be, at any date, the quotient obtained by dividing (1) the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock or Preferred Stock multiplied by the amount of such payment, by (2) the sum of all such payments.

“Wholly Owned Restricted Subsidiary” is any Wholly Owned Subsidiary that is a Restricted Subsidiary.

“Wholly Owned Subsidiary” of any Person means a Subsidiary of such Person 100% of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares or shares or interests required to be held by foreign nationals) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person and one or more Wholly Owned Subsidiaries of such Person.

BOOK-ENTRY, DELIVERY AND FORM

Except as set forth below, the Exchange Notes will each initially be issued in the form of one or more fully registered notes in global form without coupons. Each global note shall be deposited with the trustee, as custodian for, and registered in the name of DTC or a nominee thereof. The Old Notes to the extent validly tendered and accepted and directed by their holders in their letters of transmittal, will be exchanged through book-entry electronic transfer for the applicable global note.

Except as set forth below, a global note may be transferred, in whole but not in part, solely to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in a global note may not be exchanged for notes in certificated form except in the limited circumstances described below.

The Global Notes

We expect that pursuant to procedures established by DTC:

•	upon the issuance of the global notes, DTC or its custodian will credit, on its internal system, the principal amount of notes of the individual beneficial interests represented by such global notes to the respective accounts of persons who have accounts with such depositary, and

•	ownership of beneficial interests in the global notes will be shown on, and the transfer of such ownership will be effected only through:

•	records maintained by DTC or its nominee with respect to interests of persons who have accounts with DTC “participants” and

•	the records of participants with respect to interests of persons other than participants.

So long as DTC, or its nominee, is the registered owner or holder of the global notes, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the notes represented by such global notes for all purposes under the indenture. No beneficial owner of an interest in the global notes will be able to transfer that interest except in accordance with DTC’s procedures, in addition to those provided for under the indenture with respect to the notes.

Payments of the principal of, premium, if any, and interest on the global notes will be made to DTC or its nominee, as the case may be, as the registered owner thereof. None of us, the trustee or any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interest.

We expect that DTC or its nominee, upon receipt of any payment of principal, premium, if any, and interest on the global notes, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global notes as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the global notes held through such participants will be governed by standing instructions and customary practice, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

Transfers between participants in DTC will be effected in the ordinary way through DTC’s same-day funds system in accordance with DTC rules and will be settled in same-day funds. If a holder requires physical delivery of a certificated note for any reason, including to sell notes to persons in states that require physical delivery of the notes, or to pledge such securities, such holder must transfer its interest in the global notes, in accordance with the normal procedures of DTC and with the procedures set forth in the applicable indenture. Consequently, the ability to transfer notes or to pledge notes as collateral will be limited to such extent.

Notes that are issued as described below under “—Certificated Notes,” will be issued in registered definitive form without coupons (each, a “Certificated Note”). Upon the transfer of Certificated Notes, such certificated notes may, unless the global note has previously been exchanged for certificated notes, be exchanged for an interest in the applicable global note representing the principal amount of notes being transferred.

DTC has advised us that it will take any action permitted to be taken by a holder of notes (including the presentation of notes for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in the global notes are credited and only in respect of such portion of the aggregate principal amount of notes as to which such participant or participants has or have given such direction. However, if there is an event of default under the indenture, DTC will exchange the applicable global notes for certificated notes, which it will distribute to its participants.

DTC has advised us that it is:

•	a limited-purpose trust company organized under the laws of the State of New York,

•	a member of the Federal Reserve System,

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly (“indirect participants”).

Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the global notes among participants of DTC, it is under no obligation to perform such procedures and such procedures may be discontinued at any time. Neither we nor the trustees will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Certificated Notes

If (1) we notify the trustee in writing that DTC is no longer willing or able to act as a depository and we are unable to locate a qualified successor within 90 days or (2) we, at our option, notify the trustee in writing that we elect to cause the issuance of Exchange Notes in definitive form under the indenture, then, upon surrender by DTC of the applicable global note, certificated securities will be issued to each person that DTC identifies as the beneficial owner of the Exchange Notes represented by the global note. In addition, any person having a beneficial interest in a global note or any holder of Old Notes whose Old Notes have been accepted for exchange may, upon request to the trustee or the exchange agent, as the case may be, exchange such beneficial interest or Old Notes for Certificated Notes.

Upon any such issuance, the trustee is required to register such Certificated Notes in the name of such person or persons (or the nominee of any thereof), and cause the same to be delivered thereto.

Neither we nor the trustee shall be liable for any delay by DTC or any particular or indirect participant in identifying the beneficial owners of the related Exchange Notes and each such person may conclusively rely on, and shall be protected in relying on, instructions from DTC for all purposes (including with respect to the registration and delivery, and the respective principal amounts, of the Exchange Notes to be issued).

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

General

The following is a summary of material United States federal income tax consequences of the exchange of Old Notes for Exchange Notes pursuant to this Exchange Offer, but does not address any other aspects of United States federal income tax consequences to holders of Old Notes or Exchange Notes. This summary is based upon the Internal Revenue Code of 1986, as amended, the Treasury Regulations promulgated or proposed thereunder, and administrative and judicial interpretations thereof, all as of the date hereof and all of which are subject to change, possibly on a retroactive basis. This summary is not binding on the Internal Revenue Service or on the courts, and no ruling will be sought from the Internal Revenue Service with respect to the statements made and the conclusions reached in this summary. There can be no assurance that the Internal Revenue Service will agree with such statements and conclusions.

This summary is limited to the tax consequences of those persons who are the original beneficial owner of the notes, who exchange Old Notes for Exchange Notes in this Exchange Offer and who hold the Old Notes as capital assets within the meaning of Section 1221 of the Code, which we refer to as “Holders.” This summary does not address specific tax consequences that may be relevant to particular persons (including banks, financial institutions, broker-dealers, insurance companies, real estate investment trusts, regulated investment companies, partnerships or other pass-through entities, expatriates, tax-exempt organizations and persons that have a functional currency other than the Untied States Dollar or persons in special situations, such as those who have elected to mark securities to market or those who hold the notes as part of a straddle, hedge, conversion transaction or other integrated investment). In addition, this summary does not address United States federal alternative minimum, estate and gift tax consequences, consequences under the tax laws of any state, local or foreign jurisdiction, or consequences under any United States federal tax laws other than income tax law.

If a partnership or other entity taxable as a partnership holds notes, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding the notes, you should consult your tax advisor regarding the tax consequences of the exchange of Old Notes for Exchange Notes pursuant to this Exchange Offer.

This summary is for general information only. Persons considering the exchange of Old Notes for Exchange Notes are urged to consult their own tax advisors concerning the United States federal income tax consequences to them of exchanging the notes, as well as the application of state, local and foreign tax laws and United States federal tax laws other than income tax law.

Exchange of an Old Note for an Exchange Note Pursuant to this Exchange Offer

The exchange of the Old Notes for the Exchange Notes in the Exchange Offer described herein will not constitute a significant modification of the terms of the Old Notes and thus will not constitute a taxable exchange for United States federal income tax purposes. Rather, the Exchange Notes will be treated as a continuation of the Old Notes. Consequently, a Holder will not recognize gain or loss upon receipt of the Exchange Notes in exchange for the Old Notes in the Exchange Offer, the Holder’s basis in the Exchange Notes received in the Exchange Offer will be the same as its basis in the Old Notes immediately before the exchange, and the Holder’s holding period in the Exchange Notes will include its holding period in the Old Notes.

PLAN OF DISTRIBUTION

Each broker dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker dealer in connection with resales of Exchange Notes received in exchange for Old Notes where such Old Notes were acquired as a result of market making activities or other trading activities. We have agreed that, if requested in writing by such a broker dealer, for a period of up to 180 days after the consummation of the Exchange Offer, we will make this prospectus, as amended or supplemented, available to any broker dealer for use in connection with any such resale. In addition, until January 25, 2007, all dealers effecting transactions in the Exchange Notes may be required to deliver a prospectus.

We will not receive any proceeds from any sale of Exchange Notes by broker dealers. Exchange Notes received by broker dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over the counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker dealer or the purchasers of any such Exchange Notes. Any broker dealer that resells Exchange Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such Exchange Notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of Exchange Notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. The letter of transmittal also states that any holder participating in this Exchange Offer will have no arrangements or understanding with any person to participate in the distribution of the Old Notes or the Exchange Notes within the meaning of the Securities Act.

For a period of up to 180 days after the consummation of the Exchange Offer, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the Exchange Offer (including the expenses of one counsel for the holders of the Old Notes) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the Old Notes (including any broker dealers) against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

The validity of the Exchange Notes and the validity of the subsidiary guarantees thereof will be passed upon for us by Akin Gump Strauss Hauer & Feld LLP.

EXPERTS

The consolidated financial statements of Hughes Network Systems, LLC and subsidiaries as of December 31, 2005 and for the period from April 23, 2005 to December 31, 2005, and the combined consolidated financial statements of Hughes Network Systems as of December 31, 2004 and for the period from January 1, 2005 to April 22, 2005, and the years ended December 31, 2004 and 2003, included herein have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report (which report contains explanatory paragraphs relating to the allocation of certain income and expenses and the change in accounting for goodwill and other intangible assets) appearing herein, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

GLOSSARY

The following are definitions of certain terms commonly used in the satellite and telecommunications industries and this prospectus.

“ADSL” means asymmetric digital subscriber line, which is a DSL technology that allows more data to be sent in the downstream direction, and comparatively lower amount to be sent from the upstream direction. ADSL supports downstream data rates of 1.5 to 9 Mbps.

“Backup” means the provision of alternative capacity or circuit to maintain communications in the event of failure of the primary capacity or circuit.

“Bandwidth” means the transmission capacity of an electronic pathway such as a communications line, computer bus or computer or channel.

“Broadband” means a type of data transmission supporting at least 100 Kbps in at least one direction, typically the downstream direction.

“Cable modem” is a modem designed to operate over cable television lines that provide much greater bandwidth than telephone lines.

“CPE” means Customer Premise Equipment.

“Digital Media Services” means a Hughes services suite providing a range of enterprise multimedia applications, such as business television, employee training, and digital signage.

“DOCSIS” stands for Data Over Cable Service Interface Specification and is a method for transporting data over a cable plant utilizing a specified modulation.

“Downstream” means transmission from a server to an end user.

“DSL” means Digital Subscriber Lines, which is a technology enabling broadband connectivity over normal telephone lines connecting customer premises to the telephone company’s switching facilities. The two main categories of DSL being ADSL and SDSL.

“DVB-S2” is the most recent Digital Video Broadcasting – Satellite standard, a global standard defining the transmission for the broadcast of video data on a satellite system, offering higher efficiencies and performance over the DVB-S standard.

“End user” means the individual that is the final or ultimate user of a communications system.

“Fixed satellite service” or “FSS” means communications services delivered by earth stations that are at fixed locations during signal transmission and reception.

“Frame” means a packet of transmitted information.

“GPRS” means General Packet Radio Service, which is for voice service that allows information to be sent and received across a mobile telephone network.

“Highly Available Networks” means a Hughes service offering which provisions path diverse satellite and terrestrial access at each location to implement an enterprise data network minimizing downtime and providing high network availability.

“HTTP” means hypertext transfer protocol.

“Hub” means the central facility in a VSAT network containing the large gateway antennas, network operations and management infrastructure, and connectivity to other public and private networks.

“In-route” means the upstream channel in a VSAT system.

“IP” means Internet Protocol.

“IP VPN” means IP-based Virtual Private Network, a wide area network solution, giving organizations private, secure network for their mission-critical data.

“Ka-band” means the part of the electromagnetic spectrum available for fixed satellite communications consisting of frequencies in the 17-30GHz range.

“Ku-band” means the part of the electromagnetic spectrum available for fixed satellite communications consisting of frequencies in the 10-14GHz range.

“Mesh” means a the ability to directly communicate between any network node to another network node.

“Mobile switching center” means a configuration of equipment designed to provide interconnection services among wireless subscriber stations and between wireless subscriber stations and the public switched telephone network via one or more base stations under its control.

“Modem” is short for modulator-demodulator, and means a device that enables a computer to transmit data over, for example, a satellite or telephone and cable lines.

“MPLS” means multiprotocol label switching, the next generation virtual private network service effectively taking the place of frame relay and Asynchronous Transfer Mode, or ATM.

“Multicast file delivery” means a single message or file transmitted to a select group of recipients.

“Network” means a group of two or more computer systems linked together.

“NOC” means Network Operations Control hardware or software, as applicable.

“NOCC” means a Network Operation and Control Center.

“Node” means, in a network, a processing location.

“Protocol” refers to the standards and methods by which computers communicate with one another.

“Router” means a device that forwards data packets from one local area network or wide area network to another.

“SCF” means satellite control facility, which interfaces with the tracking, telemetry and control functions of a satellite to monitor its functionality and status, and carries out command and control operations, including stationkeeping.

“SDSL” means symmetric DSL, supporting equal data rates in the upstream and downstream directions. SDSL supports data rates up to 3 Mbps.

“Server” means a computer or device on a network that manages network resources, or acts as a source of content.

“SMBs” mean small and medium businesses and other business users such as small office and home office users.

“Streaming” means a technique for transferring data such that it can be processed as a steady and continuous stream.

“TCP” means transport control protocol.

“Terminal” means communications device that provides connectivity from a user location.

“Transponder” means a set of components on a satellite that allows the reception of signals from earth stations and the retransmission of these signals to other earth stations.

“VoIP” means Voice over IP, which is a category of hardware and software that enables people to use the Internet as the transmission medium for telephone calls.

“VSATs” means Very Small Aperture Terminals, which is an earth antenna used for satellite communications including data, voice and video signals.

“Wi-Fi Access” means wireless fidelity access and refers generically to access of any type of 802.11 network.

HUGHES NETWORK SYSTEMS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Managers and Members of

Hughes Network Systems, LLC

Germantown, Maryland

We have audited the accompanying consolidated balance sheet of Hughes Network Systems, LLC and subsidiaries (the “Company”) as of December 31, 2005, and the related consolidated statements of operations, changes in equity, and cash flows for the period from April 23, 2005 to December 31, 2005. We have also audited the accompanying combined consolidated balance sheet of Hughes Network Systems (the “Predecessor”) as of December 31, 2004, and the related combined consolidated statements of operations, changes in equity, and cash flows for the period from January 1, 2005 to April 22, 2005, and the years ended December 31, 2004 and 2003. These financial statements are the responsibility of management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 4, the accompanying combined consolidated financial statements of the Predecessor have been prepared from the separate records maintained by the Predecessor, a component of The DIRECTV Group, Inc., and may not necessarily be indicative of the conditions that would have existed or the results of operations if the Predecessor had been operated as an unaffiliated company. Portions of certain income and expenses represent allocations made from The DIRECTV Group, Inc. applicable to The DIRECTV Group, Inc. as a whole.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2005, and the results of its operations and its cash flows for the period from April 23, 2005 to December 31, 2005 in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such combined consolidated financial statements present fairly, in all material respects, the financial position of the Predecessor as of December 31, 2004, and the results of its operations and its cash flows for the period from January 1, 2005 to April 22, 2005, and the years ended December 31, 2004 and 2003, in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP

Baltimore, Maryland

March 27, 2006

(October 13, 2006 as to Note 20)

HUGHES NETWORK SYSTEMS

BALANCE SHEETS

(Dollars in Thousands)

	Consolidated Successor	Combined Consolidated Predecessor
	December 31,
	2005	2004
ASSETS

Current Assets
Cash and cash equivalents	$113,267	$14,807
Short-term investments	13,511	—
Receivables, net	200,982	173,013
Inventories	73,526	99,892
Prepaid expenses and other	48,672	42,192

Total Current Assets	449,958	329,904

Property, net	259,578	226,744
Capitalized software costs, net	16,664	—
Other assets	30,324	30,236

Total Assets	$756,524	$586,884

LIABILITIES AND EQUITY

Current Liabilities
Accounts payable	$51,294	$72,966
Short-term borrowings	29,616	52,757
Accrued liabilities	130,601	128,190
Due to affiliates	18,960	3,098

Total Current Liabilities	230,471	257,011

Long-term debt	342,406	37,465
Due to affiliates—long-term	8,967	17,464
Other long-term liabilities	3,494	6,118

Total Liabilities	585,338	318,058

Commitments and contingencies
Minority interests	6,594	7,328
Equity
Predecessor owner’s equity		267,044
Class A membership units	125,768
Class B membership units	—
Retained earnings	46,571

Subtotal equity	172,339	267,044

Accumulated other comprehensive loss	(7,747)	(5,546)

Total Equity	164,592	261,498

Total Liabilities and Equity	$756,524	$586,884

Reference should be made to the Notes to the Financial Statements.

HUGHES NETWORK SYSTEMS

STATEMENTS OF OPERATIONS

(Dollars in Thousands)

	Consolidated Successor	Combined Consolidated Predecessor
	April 23, 2005 – December 31, 2005	January 1, 2005 – April 22, 2005	Years ended December 31,
			2004	2003
Revenues
Services	$303,467	$121,917	$383,519	$328,989
Hardware sales	280,001	101,524	405,831	422,159

Total Revenues	583,468	223,441	789,350	751,148

Operating Costs and Expenses
Cost of services	209,226	88,092	290,365	299,796
Cost of hardware products sold	206,431	86,467	338,650	389,513
Research and development	19,102	18,194	55,694	34,073
Sales and marketing	47,077	27,108	72,564	75,420
General and administrative	33,581	23,034	85,538	89,887
Restructuring costs	1,443	1,625	10,993	4,113
SPACEWAY impairment provision	—	—	1,217,745	—
Asset impairment provision	—	—	150,300	—

Total Operating Costs and Expenses	516,860	244,520	2,221,849	892,802

Operating income (loss)	66,608	(21,079)	(1,432,499)	(141,654)
Interest expense	(22,744)	(1,631)	(7,466)	(12,197)
Other income (expense), net	2,707	187	6,481	(3,175)

Net Income (Loss)	$46,571	$(22,523)	$(1,433,484)	$(157,026)

Reference should be made to the Notes to the Financial Statements.

HUGHES NETWORK SYSTEMS

STATEMENTS OF CHANGES IN EQUITY

(Dollars in Thousands)

	Equity	Consolidated Successor Retained Earnings	Subtotal Equity	Accumulated Other Comprehensive Income (Loss)	Total Equity	Comprehensive Income (Loss)
Predecessor
Balance at January 1, 2003	$1,913,619		$1,913,619	$(15,277)	$1,898,342
Net loss	(157,026)		(157,026)		(157,026)	$(157,026)
Net capital contributions from parent	199,506		199,506		199,506
Foreign currency translation adjustments				5,645	5,645	5,645
Unrealized holding gains on securities				589	589	589

Comprehensive loss						$(150,792)

Balance at December 31, 2003	1,956,099		1,956,099	(9,043)	1,947,056

Net loss	(1,433,484)		(1,433,484)		(1,433,484)	$(1,433,484)
Net capital distributions to parent	(255,571)		(255,571)		(255,571)
Foreign currency translation adjustments				2,868	2,868	2,868
Unrealized holding gains on securities				629	629	629

Comprehensive loss						$(1,429,987)

Balance at December 31, 2004	267,044		267,044	(5,546)	261,498

Net loss	(22,523)		(22,523)		(22,523)	$(22,523)
Net capital distributions to parent	(108,868)		(108,868)		(108,868)
Foreign currency translation adjustment				6,050	6,050	6,050
Unrealized holding losses on securities				(270)	(270)	(270)

Comprehensive loss						$(16,743)

Balance at April 22, 2005	135,653		135,653	234	135,887

Successor
Net income		$46,571	46,571		46,571	$46,571
Capital distribution to parent	(10,000)		(10,000)		(10,000)
Equity plan compensation	115		115		115
Foreign currency translation adjustment				(7,865)	(7,865)	(7,865)
Unrealized holding losses on securities				(116)	(116)	(116)

Comprehensive income						$38,590

Balance at December 31, 2005	$125,768	$46,571	$172,339	$(7,747)	$164,592

Reference should be made to the Notes to the Financial Statements.

HUGHES NETWORK SYSTEMS

STATEMENTS OF CASH FLOWS

(Dollars in Thousands)

	Consolidated Successor	Combined Consolidated Predecessor
	April 23, 2005 – December 31, 2005	January 1, 2005 – April 22, 2005	Years ended December 31,
			2004	2003
Cash Flows from Operating Activities
Net income (loss)	$46,571	$(22,523)	$(1,433,484)	$(157,026)
Adjustments to reconcile net income (loss) to cash flows from operating activities:
Depreciation and amortization	27,209	13,734	96,973	94,839
Amortization of debt issuance costs	970	60	—	—
Equity plan compensation expense	115	—	—	—
Equity in (gains) losses from unconsolidated affiliates	(26)	—	—	1,297
(Gain) loss on disposal of assets	—	—	(5,804)	6,100
SPACEWAY impairment provision	—	—	1,217,745	—
Asset impairment provision	—	—	150,300	—
Other	(198)	—	—	—
Change in other operating assets and liabilities:
Receivables, net	(37,886)	5,438	41,471	89,784
Inventories	22,987	2,738	22,863	21,916
Prepaid expenses and other	(1,681)	(3,965)	8,197	(6,538)
Accounts payable	11,093	(31,721)	9,920	5,022
Accrued liabilities and other	24,298	(16,457)	(20,445)	(4,822)

Net Cash Provided by (Used in) Operating Activities	93,452	(52,696)	87,736	50,572

Cash Flows from Investing Activities
Change in restricted cash	(4,860)	1,978	(1,152)	(1,881)
Purchases of short-term investments	(13,544)	—	—	—
Expenditures for property	(53,694)	(22,912)	(122,158)	(195,456)
Proceeds from sale of property	1,263	—	17,016	—
Expenditures for capitalized software	(12,871)	(3,273)	(16,673)	(20,073)
Other	224	(958)	148	591

Net Cash Used in Investing Activities	(83,482)	(25,165)	(122,819)	(216,819)

Cash Flows from Financing Activities
Net (decrease) increase in notes and loans payable	(3,309)	871	(7,955)	(32,889)
(Distributions to) additional contributions from parent, net	—	(108,868)	52,429	199,506
Long-term debt borrowings	18,882	327,775	33,245	46,803
Repayment of long-term debt	(31,222)	(30,141)	(70,659)	(77,625)
Debt issuance costs	—	(10,482)	—	—

Net Cash (Used in) Provided by Financing Activities	(15,649)	179,155	7,060	135,795

Effect of exchange rate changes on cash and cash equivalents	(2,824)	5,669	865	1,237

Net (decrease) increase in cash and cash equivalents	(8,503)	106,963	(27,158)	(29,215)
Cash and cash equivalents at beginning of the period	121,770	14,807	41,965	71,180

Cash and cash equivalents at end of the period	$113,267	$121,770	$14,807	$41,965

Supplemental Cash Flow Information
Cash paid for interest	$22,138	$1,496	$10,422	$7,443
Cash paid for foreign income taxes	$1,121	$208	$732	$2,722
Non-cash investing and financing activities:
Property transferred to parent	—	—	$308,000	—

Reference should be made to the Notes to the Financial Statements.

HUGHES NETWORK SYSTEMS

NOTES TO THE FINANCIAL STATEMENTS

Note 1:	Description of the Transactions

On April 22, 2005, Hughes Network Systems, LLC (“HNS” or the “Company”) consummated the transactions contemplated by the Contribution and Membership Interest Purchase Agreement dated December 3, 2004, as amended (the “December 2004 Agreement”) with SkyTerra Communications, Inc. (“SkyTerra”), The DIRECTV Group, Inc. (“DTVG”), and DTV Networks, Inc., formerly known as Hughes Network Systems, Inc. (“DTV Networks”). Pursuant to the terms of the December 2004 Agreement, DTV Networks contributed substantially all of the assets and certain liabilities of its very small aperture terminal (“VSAT”), mobile satellite, and terrestrial microwave businesses (collectively, the “Business”) along with certain portions of its investment in SPACEWAY, a satellite-based broadband network system that is under development (“SPACEWAY”) (see Note 14). Pursuant to the terms of the December 2004 Agreement, the Company paid DTV Networks $190.7 million, subject to certain adjustments at closing based principally upon the value of HNS’ working capital (as defined in the December 2004 Agreement). In connection with the consummation of the January 2006 Transaction on January 1, 2006, as described below, the Company paid DTV Networks $10.0 million to resolve a dispute with respect to the working capital and other purchase price adjustments. Pursuant to the terms of the December 2004 Agreement, DTVG retained responsibility for all of the pre-closing domestic and international tax liabilities of the Company and is entitled to any refunds. The Company has recorded a liability in due to affiliates in the balance sheet for the estimated amount the Company may be required to pay to DTVG resulting from prepaid taxes exceeding tax liabilities as of April 22, 2005.

To finance, among other things, the $190.7 million payment made to DTV Networks, on April 22, 2005, the Company issued $325.0 million of term indebtedness and obtained a $50.0 million revolving credit facility, which was undrawn at April 22, 2005. Immediately following the payment by the Company, SkyTerra acquired 50% of the Class A membership units of the Company from DTV Networks for $50.0 million in cash and 300,000 shares of SkyTerra’s common stock. The events of April 22, 2005 described herein are collectively referred to as the “April 2005 Transaction.”

As a result of entering into the December 2004 Agreement, HNS performed an impairment analysis and determined that its net assets were valued at $265.9 million, which was $150.3 million less than the book value of the net assets. This differential represented an impairment loss (the “Asset Impairment Provision”) that HNS recognized in the fourth quarter of 2004. In recording the Asset Impairment Provision of $150.3 million, HNS provided a reserve of $5.0 million against certain remaining contract obligations with a vendor that was formerly a related party and allocated the remaining $145.3 million to long-term assets of the business other than certain real estate assets with an appreciated market value, VSAT operating lease assets that are recoverable from customer leases, and the remaining net assets of SPACEWAY, which had previously been adjusted to fair value as described in Note 14. The Asset Impairment Provision related to the VSAT business segment was $125.7 million, and the balance of $24.6 million was charged to the Company’s Telecom Systems segment.

On November 10, 2005, SkyTerra, through its wholly owned subsidiary Hughes Communications, Inc. (“HCI”), entered into the Membership Interest Purchase Agreement (the “November 2005 Agreement”) with DTVG to acquire the remaining 50% of the Class A membership interests of the Company for $100.0 million in cash. The closing of this transaction (the “January 2006 Transaction”) occurred on January 1, 2006. On December 31, 2005, SkyTerra contributed to HCI the Class A membership interests it acquired in connection with the April 2005 Transaction. As a result, as of January 1, 2006, the Company is a wholly owned subsidiary of HCI. In connection with the closing of the January 2006 Transaction, the parties to the November 2005 Agreement entered into agreements governing the relationship between and among the parties after the closing (see Note 17). On February 21, 2006, SkyTerra distributed shares of HCI stock to each SkyTerra shareholder. As of that date, SkyTerra no longer owns any HCI stock and accordingly no longer has an equity interest in the Company.

HUGHES NETWORK SYSTEMS

NOTES TO THE FINANCIAL STATEMENTS—(Continued)

Note 2:	Organization

The Company is a Delaware limited liability company. The Limited Liability Company Agreement of Hughes Network Systems, LLC (the “LLC Agreement”) provides for two classes of membership units. The Class A membership units, which have voting rights, are purchased by investors in the Company. The Class B membership units, which do not have voting rights, are available for grant to employees, officers, directors, and consultants in exchange for the performance of services. HCI serves as the Managing Member of the Company, as defined in the LLC Agreement. As of December 31, 2005, there were 95,000 Class A membership units outstanding and 4,750 Class B membership units outstanding.

Note 3:	Description of Business

The Company is a leading provider of network services that utilize VSATs to distribute signals via satellite. The Company’s services and products serve a variety of consumer and enterprise customers worldwide. VSAT networks utilize satellite communications as a means of connecting participants in private and shared data networks and are typically used by enterprises with a large number of geographically dispersed locations to provide reliable, scalable, and cost-effective applications such as credit card verification, inventory tracking and control, and video teleconferencing. The Company also operates a satellite-based consumer service that provides broadband Internet access.

The Company also provides hardware and point-to-multipoint networking systems solutions to customers with mobile satellite telephony systems or terrestrial microwave radio transmission systems. These services are generally provided on a contract or project basis and may involve the use of proprietary products engineered by the Company. As with the VSAT systems, the Company also provides ongoing network support services under contracts with its mobile satellite or terrestrial transmission systems customers.

SPACEWAY is a next-generation digital satellite communications system designed to utilize high-capacity Ka-band satellites and spot beam technology to offer site-to-site network connectivity at improved data rates over that of existing Ku-band satellite connections. The system is designed to offer full-mesh, single-hop connectivity between user terminals by means of an end-to-end digital communications system. As further discussed in Note 14, the business plan for SPACEWAY was changed in the third quarter of 2004, a significant provision for impairment of the SPACEWAY assets was recognized, and the remaining net assets of SPACEWAY were adjusted to their fair value. Completion of the revised development plan is expected to result in the launch of the SPACEWAY 3 satellite in early 2007 and commercial service commencement approximately three to six months after the satellite is placed in its orbital slot.

Note 4:	Basis of Presentation and Summary of Significant Accounting Policies

Basis of Presentation

The financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America and include the assets, liabilities, operating results, and cash flows of the Company, including its domestic and foreign subsidiaries that are more than 50% owned or otherwise controlled by the Company. Pursuant to the December 2004 Agreement, DTV Networks prepared “carved-out” historical financial statements for the Business and SPACEWAY as if they comprised a separate limited liability company and on the basis of presentation described herein. The 2003 and 2004 financial results and the 2005 financial results for the period January 1, 2005 to April 22, 2005 of DTV Networks included herein are referred to as “Predecessor” results, and the financial results for the period April 23, 2005 to December 31, 2005 of HNS included herein are referred to as “Successor” results. Carryover of DTV Networks’ basis has been used to establish the beginning balances of the Company’s accounts. As of January 1, 2006, the Company

HUGHES NETWORK SYSTEMS

NOTES TO THE FINANCIAL STATEMENTS—(Continued)

became a wholly owned subsidiary of HCI, the Company’s financial statements will be consolidated by HCI, and the basis of the Company’s assets and liabilities will be adjusted to their fair values. Management believes the assumptions regarding the financial statements are reasonable. All accounts and transactions among consolidated entities have been eliminated.

DTV Networks participated in DTVG’s centralized cash management system. DTVG used concentration accounts to sweep DTV Networks’ cash receipts to its banks and provided cash to DTV Networks as needed for operating purposes. Accordingly, DTVG had provided funding for the working capital and capital expenditure requirements of DTV Networks in the form of equity capital contributions having no formal repayment terms or interest requirements. The net cash activity associated with DTVG is presented separately as a distribution to or contribution from Parent in the accompanying statements of changes in equity.

DTVG performed certain functions for DTV Networks that are now separately performed by the Company as a stand-alone entity. The functions performed by DTVG that have been replaced by the Company include the treasury, audit, and income tax functions. The Predecessor financial statements reflect the Company’s estimate of the costs that were incurred by DTVG on the Company’s behalf for these functions. In addition, DTVG performed the Company’s risk management function and DTV Networks participated in certain employee benefit programs that were administered by DTVG, and DTVG allocated to DTV Networks its portion of the costs of these functions and programs. Costs for these functions and programs were allocated on a specific identification basis or a methodology consistent with the nature of the service, such as payroll or headcount. Management believes the allocation methodology is reasonable.

Subsequent to the April 2005 Transaction, the Company established its own risk management and employee benefit programs. The costs of the services performed by DTVG for DTV Networks and the allocations of risk management and employee benefit program costs reflected in the financial statements amounted to $11.3 million for the period January 1, 2005 through April 22, 2005, $35.9 million in 2004, and $41.5 million in 2003.

Although management believes that the actual costs the Company incurs on a stand-alone basis are not materially different than the costs reflected in the Predecessor financial statements, the Predecessor financial information included herein may not reflect the financial position, operating results, changes in equity, and cash flow of the Company had it been a separate stand-alone entity during the periods presented.

Market Concentrations and Credit Risk

The Company provides services and extends credit to a number of communications equipment customers, service providers, and a large number of consumers, both in the United States and around the world. The Company monitors its exposure to credit losses and maintains, as necessary, allowances for anticipated losses. No single customer accounted for more than 7% of total annual revenues in any of the periods presented. Financial instruments which potentially subject the Company to a concentration of credit risk consist of cash, cash equivalents, and short-term investments. Although the Company maintains cash balances at financial institutions that exceed federally insured limits, these balances are placed with high credit quality financial institutions.

Use of Estimates in the Preparation of the Financial Statements

The preparation of the financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect amounts reported herein. Management bases its estimates and assumptions on historical experience and on various other factors that are believed to be reasonable under the circumstances. Due to the inherent uncertainty involved in making estimates, actual results reported in future periods may be affected by changes in those estimates.

HUGHES NETWORK SYSTEMS

NOTES TO THE FINANCIAL STATEMENTS—(Continued)

Revenue Recognition

Service revenues and hardware sales, excluding lease revenues described below, are recognized as services are rendered or products are installed or shipped to third-party installers and as title passes to those customers. In situations where customer offerings represent a bundled arrangement for both services and hardware, revenue elements are separated into their relevant components (services or hardware) for revenue recognition purposes. The Company offers a rebate to qualifying new consumer subscribers and records a reduction in revenue in the same period the related sale occurs based on an estimate of the number of rebates that will be redeemed. This estimate is based on historical experience and actual sales during the promotion.

Hardware sales totaling $36.2 million, $19.2 million, $58.0 million, and $55.8 million in the period April 23, 2005 through December 31, 2005, the period January 1, 2005 through April 22, 2005, and the years ended December 31, 2004 and 2003, respectively, represent annual revenues under VSAT hardware operating leases with customers which are funded by third-party financial institutions and for which the Company has retained a financial obligation to the financial institution. At the inception of the operating lease, the Company receives cash from the financial institution for a substantial portion of the aggregate lease rentals and, for those transactions in which the Company has retained a continuing obligation to the financing institution to indemnify it from losses it may incur (up to the original value of the hardware), recognizes a corresponding liability to the financial institution for those transactions.

Hardware lease revenues are recognized over the term of the operating lease. The Company capitalizes the book value of the installed equipment used to provide services to the customer as VSAT operating lease hardware and depreciates these costs over the term of the customer lease agreement. For transactions in which the Company has not retained a continuing obligation to the financing institution, hardware revenues are recognized at the inception of the transaction.

Revenues are also earned from long-term contracts for the sale of mobile satellite communications systems. Sales under these long-term contracts are recognized using the percentage-of-completion (cost-to-cost) method of accounting. Under this method, sales are recorded equivalent to costs incurred plus a portion of the profit expected to be realized, determined based on the ratio of costs incurred to estimated total costs at completion. Profits expected to be realized on long-term contracts are based on estimates of total sales value and costs at completion. These estimates are reviewed and revised periodically throughout the lives of the contracts, and adjustments to profits resulting from such revisions are recorded in the accounting period in which the revisions are made. Estimated losses on contracts are recorded in the period in which they are identified.

Income Taxes

HNS is a limited liability company, and as such, U.S. Federal and domestic state income taxes (in the states which tax limited liability companies as partnerships) are the direct responsibility of its members. DTV Networks participates in the filing of consolidated U.S. Federal and domestic state income tax returns with DTVG, and DTV Networks incurred operating losses in each of the last seven years. Under the terms of the December 2004 Agreement, DTVG retained the tax benefits from these net operating losses and has responsibility for all of the pre-closing domestic and international income tax liabilities of DTV Networks. Foreign income taxes for HNS’ consolidated foreign subsidiaries are reflected in the financial statements in other income (expense), net.

Cash and Cash Equivalents

The Company considers all highly liquid investments with original maturities of ninety days or less to be cash equivalents. While a component of DTVG, DTV Networks participated in the centralized cash management system of DTVG, wherein cash receipts were transferred to and cash disbursements were funded by DTVG on a

HUGHES NETWORK SYSTEMS

NOTES TO THE FINANCIAL STATEMENTS—(Continued)

daily basis. The amount of cash and cash equivalents presented on the Predecessor balance sheet represents amounts held outside of the DTVG cash management system.

Short-term Investments

The Company considers all debt securities with original maturities of more than ninety days but less than one year as short-term investments and determines the appropriate classification of such securities in accordance with Statement of Financial Accounting Standards No. 115, Accounting for Certain Investments in Debt and Equity Securities. All short-term investments at December 31, 2005 have been classified as available-for-sale. Available-for-sale securities are stated at fair value with the related unrealized gains and losses reported as a component of accumulated other comprehensive income (loss). At December 31, 2005, the cost basis and fair value of available-for-sale securities was $13.5 million. The Company had no short-term investments at December 31, 2004.

Restricted Cash

Restricted cash deposits expiring within one year are included in prepaid expenses and other, and deposits expiring beyond one year are included in other assets in the accompanying balance sheets. At December 31, 2005, the Company had $4.9 million of restricted cash which secures certain letters of credit. All of the underlying letters of credit expire in 2006. Restrictions on the cash will be removed as the letters of credit expire. In connection with the April 2005 Transaction, restricted cash held at April 22, 2005 was distributed to DTV Networks. At December 31, 2004, restricted cash of $10.5 million represented cash deposited to secure certain letters of credit and obligations of DTV Networks and DTV Networks’ majority-owned foreign subsidiaries.

Receivables, Net

Receivables, net include contracts in process that are stated at costs incurred plus estimated profit, less amounts billed to customers and advances and progress payments applied. Advances and progress billings are offset against contract-related receivables, as appropriate.

Inventories

Inventories are stated at the lower of cost or market, principally using standard costs adjusted to reflect actual based on variance analyses performed throughout the year. Cost of sales for services are based on actual costs incurred for service cost elements.

Prepaid Expenses and Other

Prepaid expenses and other includes subscriber acquisition costs (“SAC”) incurred to acquire new consumer subscribers. SAC consists of dealer and customer service representative commissions on new installations, and, in certain cases, the cost of hardware and installation provided to customers at the inception of service. SAC is deferred when a customer commits to a 12- to 15-month service agreement, and amounts deferred are amortized to expense over the commitment period as the related service revenue is earned. Customers who receive hardware and installation under these service agreements have a higher monthly service rate than is charged to customers who purchase their equipment outright at the inception of service. The Company monitors the recoverability of subscriber acquisition costs and is entitled to an early termination fee (secured by customer credit card information obtained up-front) if the subscriber cancels service prior to the end of the commitment period. The recoverability of deferred subscriber acquisition costs is reasonably assured through the increased monthly service fee charged to customers, the ability to recover the equipment, or the ability to charge an early termination fee.

HUGHES NETWORK SYSTEMS

NOTES TO THE FINANCIAL STATEMENTS—(Continued)

Property and Depreciation

Property is carried at cost, which includes construction costs and capitalized interest for qualifying projects. Depreciation is computed generally using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized over the lesser of the life of the asset or term of the lease. See Note 1 regarding an allocation to property of the Asset Impairment Provision in December 2004.

Goodwill and Other Intangible Assets

Goodwill is recognized in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 142, “Goodwill and Other Intangible Assets”. Goodwill resulting from business acquisitions represents the excess of the purchase price over the net assets of the acquired businesses. Goodwill is not amortized but is subject to write-down, as needed, based upon an impairment analysis that occurs at least annually, or sooner if an event occurs or circumstances change that would more likely than not result in an impairment loss. HNS performs its annual impairment analysis in the fourth quarter of each year. If an impairment loss results from the annual impairment test, the loss will be recorded as a charge to operations. There was no goodwill balance as of December 31, 2004 and 2005 as goodwill was written-off as a result of allocating a portion of the Asset Impairment Provision at December 31, 2004, described in Note 1.

Debt issuance costs are amortized based upon the lives of the associated debt obligations. Debt issuance cost amortization is included in interest expense. Debt issuance costs at December 31, 2005, net of accumulated amortization of $1.0 million, relate to costs incurred in connection with the term indebtedness issued in connection with the April 2005 Transaction and are included in other assets. There were no deferred debt issuance costs at December 31, 2004.

Software Development Costs

Software development costs are capitalized in accordance with SFAS No. 86, “Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed.” Capitalized software development costs are amortized using the straight-line method over their estimated useful lives, not in excess of five years. Software program reviews are conducted at least annually to ensure that capitalized software development costs are not impaired and that costs associated with programs that do not generate revenues are expensed. Accumulated amortization of software development costs was $0.1 million at December 31, 2005. There was no accumulated amortization at December 31, 2004, as software development costs as of that date were written off as a result of the Asset Impairment Provision and the SPACEWAY impairment provision described in Notes 1 and 14, respectively.

Valuation of Long-Lived Assets

The Company evaluates the carrying value of long-lived assets to be held and used, other than goodwill, when events and circumstances warrant such a review. The carrying value of a long-lived asset is considered impaired when the carrying value of the asset exceeds the aggregate amount of its separately identifiable undiscounted future cash flows. In that event, a loss is recognized based on the amount by which the carrying value exceeds the fair value of the long-lived asset. Fair value is determined primarily using the estimated future cash flows associated with the asset under review, discounted at a rate commensurate with the risk involved and other valuation techniques. Losses on long-lived assets to be disposed of are determined in a similar manner, except that fair values are reduced for the cost of disposal. Changes in estimates of future cash flows could result in a write-down of the asset in a future period. See Note 1 regarding the Asset Impairment Provision recognized at December 31, 2004.

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NOTES TO THE FINANCIAL STATEMENTS—(Continued)

Foreign Currency

Some of HNS’ foreign operations have determined the local currency to be their functional currency. Accordingly, these foreign entities translate assets and liabilities from their local currencies to U.S. dollars using year-end exchange rates while income and expense accounts are translated at the average rates in effect during the year. The resulting translation adjustment is recorded as part of accumulated other comprehensive income (loss) (“OCI”), a separate component of equity. Translation adjustments for foreign currency denominated equity investments are not material and are recorded as part of OCI.

The Company also has foreign operations where the U.S. dollar has been determined as the functional currency. Gains and losses resulting from remeasurement of the foreign currency denominated assets, liabilities, and transactions into the U.S. dollar are recognized currently in the statements of operations and were not material in each of the periods presented herein.

Investments and Financial Instruments

The Company maintains investments in equity securities of unaffiliated companies, and such investments are included in other assets in the balance sheets. Nonmarketable equity securities are carried at cost. Marketable equity securities are considered available-for-sale and carried at current fair value based on quoted market prices with unrealized gains or losses (excluding other-than-temporary losses), reported as part of OCI. The Company continually reviews its investments to determine whether a decline in fair value below the cost basis is “other-than-temporary.” The Company considers, among other factors: the magnitude and duration of the decline; the financial health and business outlook of the investee, including industry and sector performance, changes in technology, and operational and financing cash flow factors; and HNS’ intent and ability to hold the investment. If the decline in fair value is judged to be other-than-temporary, the cost basis of the security is written down to fair value, and the amount is recognized in the statements of operations as part of “Other income (expense), net” and recorded as a reclassification adjustment from OCI.

Investments in which HNS owns at least 20% of the voting securities or has significant influence are accounted for under the equity method of accounting. Equity method investments are recorded at cost and adjusted for the appropriate share of the net earnings or losses of the investee. The carrying value of investments may include a component of goodwill if the cost of HNS’ investment exceeds the fair value of the investment, and any such goodwill is subject to an evaluation for impairment pursuant to Accounting Principles Board Opinion (“APB”) No. 18 “The Equity Method of Accounting for Investments in Common Stock.” Investee losses are recorded up to the amount of the investment plus advances and loans made to the investee, and financial guarantees made on behalf of the investee. In certain instances, this can result in HNS recognizing investee earnings or losses in excess of its ownership percentage.

The carrying value of cash and cash equivalents; short-term investments; receivables, net; other assets; accounts payable; and amounts included in accrued liabilities and other liabilities meeting the definition of a financial instrument and debt approximated fair value at December 31, 2005 and 2004.

The Company carries all derivative financial instruments in the balance sheets at fair value based on quoted market prices. The Company uses derivative contracts to minimize the financial impact of changes in the fair value of recognized assets, liabilities, and unrecognized firm commitments, or the variability of cash flows associated with forecasted transactions in accordance with internal risk management policies. Changes in fair value of designated, qualified, and effective fair value hedges are recognized in earnings as offsets to the changes in fair value of the related hedged items. Changes in fair value of designated, qualified, and effective cash flow hedges are deferred and recorded as a component of OCI until the hedged transactions occur and are recognized

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NOTES TO THE FINANCIAL STATEMENTS—(Continued)

in earnings. Changes related to amounts excluded from the effectiveness assessment of a hedging derivative’s change in fair value and the ineffective portion of a hedge are immediately recognized in the statements of operations. Both at the inception of the hedge and on an on-going basis, HNS assesses whether the derivatives are highly effective. Hedge accounting is prospectively discontinued when hedge instruments are no longer highly effective. During each of the periods presented herein there were no material hedge transactions.

The Company’s cash flows and earnings are subject to fluctuations resulting from changes in foreign currency exchange rates, interest rates, and changes in the market value of its equity investments. HNS manages its exposure to these market risks through internally established policies and procedures and, when deemed appropriate, through the use of derivative financial instruments. HNS enters into derivative instruments only to the extent considered necessary to meet its risk management objectives and does not enter into derivative contracts for speculative purposes.

The Company generally conducts its business in U.S. dollars with some business conducted in a variety of foreign currencies and therefore is exposed to fluctuations in foreign currency exchange rates. HNS’ objective in managing its exposure to foreign currency changes is to reduce earnings and cash flow volatility associated with foreign exchange rate fluctuations. Accordingly, HNS enters into foreign exchange contracts to mitigate risks associated with foreign currency denominated assets, liabilities, commitments, and anticipated foreign currency transactions. The gains and losses on derivative foreign exchange contracts offset changes in value of the related exposures. As of December 31, 2005, the Company had purchased foreign exchange contracts totaling $5.2 million to mitigate foreign currency fluctuation risks associated with short-term U.S. dollar denominated obligations. The differences between the face amount of the foreign exchange contracts and their estimated fair values were not material at December 31, 2005. All of the forward exchange contracts expire by June 30, 2006.

The Company is exposed to credit risk in the event of non-performance by the counterparties to its derivative financial instrument contracts. While the Company believes this risk is remote, credit risk is managed through the periodic monitoring and approval of financially sound counterparties.

Stock-Based Compensation

On January 1, 2003, the Company adopted the fair value based method of accounting for stock-based employee compensation of SFAS No. 123, “Accounting for Stock-Based Compensation” as amended by SFAS No. 148, “Accounting for Stock-Based Compensation—Transition and Disclosure—an Amendment of SFAS No. 123” (“SFAS No. 123”). Under this method, compensation expense equal to the fair value of the stock-based award at grant is recognized over the course of its vesting period. When SFAS No. 123 was initially adopted, the Company elected to follow the prospective method of adoption, which resulted in the recognition of fair value based compensation cost in the statements of operations for stock options and other stock-based awards granted to employees or modified on or after January 1, 2003. Subsequently, in connection with the News Corporation transaction described in Note 17, vesting for substantially all unvested stock options outstanding at December 22, 2003 was accelerated. All stock-based awards are accounted for under the fair value method subsequent to the completion of the News Corporation transaction as a result of the modification of all stock-based compensation awards in connection therewith.

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NOTES TO THE FINANCIAL STATEMENTS—(Continued)

The following table presents the effect on earnings of recognizing compensation cost as if the fair value based method had been applied to all outstanding and unvested stock options and other stock-based awards for the periods shown:

	Successor	Predecessor
	April 23, 2005 – December 31, 2005	January 1, 2005 – April 22, 2005	Years ended December 31,
			2004	2003
	(Dollars in thousands)
Reported income (loss)	$46,571	$(22,523)	$(1,433,484)	$(157,026)
Add: Stock compensation cost, included above	—	—	—	3,020
Deduct: Total stock compensation cost, under the fair value based method	—	—	—	(47,944)

Pro Forma Net Income (Loss)	$46,571	$(22,523)	$(1,433,484)	$(201,950)

The pro forma amounts for compensation cost are not necessarily indicative of the amounts that will be reported in future periods.

New Accounting Pronouncements

In January 2003, the Financial Accounting Standards Board (“FASB”) issued Interpretation No. 46 (revised December 2003), “Consolidation of Variable Interest Entities—an interpretation of ARB No. 51” (“FIN 46R”). FIN 46R requires the consolidation of a variable interest entity (“VIE”) where a holder of variable interests achieves a controlling financial interest through arrangements other than voting interests, and it is determined that the investor will absorb a majority of the expected losses and/or receive the majority of residual returns of the VIE. FIN 46R became effective for the Company on January 1, 2005. The adoption of this standard had no impact on HNS’ results of operations or financial position.

In March 2005, the FASB issued Interpretation No. 47 “Accounting for Conditional Asset Retirement Obligations, an interpretation of FASB Statement No. 143,” (“FIN 47”) which clarifies the term “conditional asset retirement obligation” as used in SFAS No. 143 “Accounting for Asset Retirement Obligations.” Specifically, FIN 47 provides that an asset retirement obligation is conditional when the timing and/or method of settling the obligation is conditioned on a future event. Accordingly, an entity is required to recognize a liability for the fair value of a conditional asset retirement obligation if the fair value of the liability can be reasonably estimated. Uncertainty about the timing and/or method of settlement of a conditional asset retirement obligation should be factored into the measurement of the liability when sufficient information exists. This interpretation also clarifies when an entity would have sufficient information to reasonably estimate the fair value of an asset retirement obligation. FIN 47 became effective for the Company on January 1, 2005. The adoption of this standard had no impact on HNS’ results of operations or financial position.

In November 2002, the Emerging Issues Task Force (“EITF”) reached a consensus on Issue No. 00-21, “Accounting for Revenue Arrangements with Multiple Deliverables.” EITF Issue No. 00-21 requires the allocation of revenues into separate units of accounting for transactions that involve more than one deliverable and contain more than one unit of accounting. HNS elected to apply the accounting required by EITF Issue No. 00-21 prospectively to transactions entered into after June 30, 2003. The adoption of this standard did not have a significant impact on HNS’ results of operations or financial position.

In November 2004, the FASB issued SFAS No. 151, “Inventory Costs—an Amendment of Accounting Research Bulletin No. 43 (“ARB 43”), Chapter 4”, (“SFAS No. 151”). SFAS No. 151 amends ARB 43, Chapter 4 to clarify the accounting for idle facility expense, freight, handling costs, and wasted material. SFAS No. 151

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NOTES TO THE FINANCIAL STATEMENTS—(Continued)

requires that these types of costs be recognized as current period expenses when incurred. SFAS No. 151 is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. The adoption of this standard is not expected to have a significant impact on HNS’ results of operations or financial position.

HNS adopted SFAS No. 153 “Exchanges of Nonmonetary Assets—an amendment of APB Opinion No. 29” on July 1, 2005 (“SFAS No. 153”). SFAS No. 153 eliminates the exception for nonmonetary exchanges of similar productive assets of APB Opinion No. 29 and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. A nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. The adoption of this standard had no impact on HNS’ results of operations or financial position.

In December 2004, the FASB issued SFAS No. 123R, “Share Based Payment”, a revision of SFAS No. 123, (“SFAS No. 123R”). SFAS No. 123R requires entities to recognize compensation expense for all shared-based payments to employees, including stock options, based on the estimated fair value of the instrument on the date it is granted. The expense will be recognized over the vesting period of the award. SFAS No. 123R is effective for HNS for fiscal years beginning after December 15, 2005 and provides entities two transition methods. Under the modified prospective method, compensation expense is recognized beginning with the effective date for all awards granted to employees prior to the effective date that are unvested on the effective date. The modified retrospective method is a variation of the modified prospective method, except entities can restate all prior periods presented or prior interim periods in the year of adoption using the amounts previously presented in the pro forma disclosure required by SFAS No. 123. As HNS currently accounts for share-based payments using the fair value method under SFAS No. 123, HNS does not expect the adoption of SFAS No. 123R to have a material impact on its results of operations or financial position.

In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections”, a replacement of APB Opinion No. 20, “Accounting Changes” and SFAS No. 3, “Reporting Accounting Changes in Interim Financial Statements” (“SFAS No. 154”). SFAS No. 154 applies to all voluntary changes in accounting principle and changes the requirements for accounting for and reporting a change in accounting principle. SFAS No. 154 requires the retrospective application to prior periods’ financial statements of the direct effect of a voluntary change in accounting principle unless it is impracticable to determine either the period-specific effects or the cumulative effective of the change. SFAS No. 154 is effective for accounting changes made in fiscal years beginning after December 15, 2005, however the statement does not change the transition provisions of any existing accounting pronouncements. HNS does not expect the adoption of SFAS No. 154 to have a material impact on its results of operations or financial position.

In February 2006, the FASB issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments—an amendment of FASB Statements No. 133 and 140” (“SFAS No. 155”), an amendment to FASB Statements No. 133, Accounting for Derivative Instruments and Hedging Activities, and No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. SFAS No. 155 permits fair value remeasurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation, clarifies which interest-only strips and principal-only strips are not subject to the requirements of Statement 133, establishes a requirement to evaluate interests in securitized financial assets to identify interests that are freestanding derivatives or that are hybrid financial instruments that contain an embedded derivative requiring bifurcation, clarifies that concentrations of credit risk in the form of subordination are not embedded derivatives, and amends Statement 140 to eliminate the prohibition on a qualifying special-purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. SFAS No. 155 is effective for all financial instruments acquired or issued after the beginning of an entity’s first fiscal year that begins after September 15, 2006. HNS does not expect the adoption of SFAS No. 155 to have a material impact on its results of operations or financial position.

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NOTES TO THE FINANCIAL STATEMENTS—(Continued)

Reclassifications

Certain reclassifications have been made to the prior periods’ financial statements to conform to the current year’s presentation.

Note 5:	Receivables, Net

The following table sets forth the amounts recorded for receivables as of the dates shown:

	Successor	Predecessor
	At December 31,
	2005	2004
	(Dollars in thousands)
Trade receivables	$181,585	$155,698
Contracts in process, net of advances and progress billings	29,086	34,516
Other receivables	2,845	2,652

Total	213,516	192,866
Less allowance for doubtful accounts	(12,534)	(19,853)

Total Receivables, Net	$200,982	$173,013

There were no advances or progress billings offset against contracts in process at December 31, 2005. Advances and progress billings offset against contracts in process amounted to $3.4 million at December 31, 2004. The Company expects to collect the $29.1 million recorded at December 31, 2005 as contracts in process in the next twelve months except for $5.3 million, $4.4 million, $2.6 million and $1.9 million due in the years ending December 31, 2007, 2008, 2009 and 2010, respectively.

Amounts due from affiliates totaling $0.7 million and $0.3 million at December 31, 2005 and 2004, respectively, are included in trade receivables.

At December 31, 2005, amounts due from customers under long-term VSAT operating lease agreements totaled $97.3 million, of which $43.4 million, $26.2 million, $16.5 million, $7.7 million, and $3.5 million are due in the years ending December 31, 2006, 2007, 2008, 2009, and 2010 and thereafter, respectively. Revenues and receivables from these customer contracts are not recorded until they are earned on a month-to-month basis.

Note 6:	Inventories

The following table sets forth the amounts recorded for inventories as of the dates shown:

	Successor	Predecessor
	At December 31,
	2005	2004
	(Dollars in thousands)
Productive material and supplies	$17,467	$19,808
Work in process	9,926	30,785
Finished goods	54,763	66,369

Total	82,156	116,962
Less provision for excess or obsolete inventories	(8,630)	(17,070)

Total Inventories	$73,526	$99,892

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NOTES TO THE FINANCIAL STATEMENTS—(Continued)

Provisions for excess or obsolete inventories are provided using management’s best estimates of future use or recovery of inventory. In making its assessment of future use or recovery, management considers the aging and composition of inventory balances, the effects of technological and/or design changes, forecasted future product demand based on firm or near-firm customer orders, and alternative means of disposition of excess or obsolete items.

Note 7:	Prepaid Expenses and Other

The following table sets forth the amounts recorded for prepaid expenses and other as of the dates shown:

	Successor	Predecessor
	At December 31,
	2005	2004
	(Dollars in thousands)
Subscriber Acquisition Costs (SAC)	$18,927	$20,209
Prepaid expenses	9,015	8,173
Prepaid taxes	13,878	9,678
Restricted cash	4,860	1,979
Deposits and other	1,992	2,153

Total Prepaid Expenses and Other	$48,672	$42,192

Note 8:	Property, Net

The following table sets forth the amounts recorded for net property as of the dates shown:

		Successor	Predecessor
	Estimated Useful Lives (years)	At December 31,
		2005	2004
		(Dollars in thousands)
Land and improvements	10-30	$11,809	$11,823
Buildings and leasehold improvements	1-40	44,587	42,942
Machinery and equipment	3-23	57,261	6,776
Furniture, fixtures, and office machines	3-15	842	—
VSAT operating lease hardware	2-5	149,853	287,184
Construction in progress—SPACEWAY	—	124,878	85,000
—Other	—	10,762	15,710

Total		399,992	449,435
Less accumulated depreciation		(140,414)	(222,691)

Total Property, Net		$259,578	$226,744

VSAT operating lease hardware represents VSAT equipment installed at customer facilities that is subject to an operating lease with the customer and against which HNS has borrowed funds from third-party financial institutions. Title to the equipment has passed to the financial institutions, and they will own the equipment at the end of the term of the customer contract; however, for the majority of the contracts HNS has retained certain ongoing obligations relating to the equipment as described in Note 4. For those contracts, deferred VSAT operating lease hardware costs are depreciated and such depreciation is recorded in cost of hardware products sold over the term of the operating lease.

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NOTES TO THE FINANCIAL STATEMENTS—(Continued)

Depreciation expense for property amounted to $27.1 million for the period April 23, 2005 through December 31, 2005, $13.7 million for the period January 1, 2005 through April 22, 2005, $80.9 million in 2004, and $80.0 million in 2003. In December 2004, $76.9 million of the Asset Impairment Provision was allocated to property and the carrying value of the property was written down, on a pro rata basis, by the amount of the Asset Impairment Provision, except for i) certain real estate assets with an appreciated market value, ii) VSAT operating lease assets that are recoverable from customer leases, and iii) the remaining assets of SPACEWAY (carried in construction in progress).

Interest has been capitalized during the construction of the SPACEWAY 3 satellite on costs incurred subsequent to April 22, 2005, the date on which the Company issued $325.0 million of term indebtedness as described in Note 11. Capitalized interest totaled $0.5 million for the period April 23, 2005 through December 31, 2005.

Note 9:	Other Assets

The following table sets forth the amounts recorded for other assets as of the dates shown:

	Successor	Predecessor
	At December 31,
	2005	2004
	(Dollars in thousands)
Investments accounted for under the equity method	$8,795	$8,779
Investments classified as available-for-sale	9,450	9,804
Debt issuance costs, net	9,452	—
Restricted cash	—	8,496
Other	2,627	3,157

Total Other Assets	$30,324	$30,236

Note 10:	Accrued Liabilities

The following table sets forth the amounts recorded for accrued liabilities as of the dates shown:

	Successor	Predecessor
	At December 31,
	2005	2004
	(Dollars in thousands)
Accrued and other liabilities	$53,195	$38,750
Payroll and other compensation	29,151	32,254
Progress billings to customers	31,687	30,827
Taxes other than income taxes	7,089	4,780
Foreign income taxes	5,425	6,753
Employee severance costs	—	10,993
Provision for warranties	4,054	3,833

Total Accrued Liabilities	$130,601	$128,190

In connection with entering into the December 2004 Agreement, the Company announced a staff reduction of 164 personnel, or 9% of its staff effective as of February 1, 2005. All staff reduction activities were completed in 2005. See Note 15.

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NOTES TO THE FINANCIAL STATEMENTS—(Continued)

Note 11:	Short-Term Borrowings and Long-Term Debt

Short-Term Borrowings and Current Portion of Long-Term Debt

		Successor	Predecessor
	Interest Rates at December 31, 2005	At December 31,
		2005	2004	2003
		(Dollars in thousands)
Revolving bank borrowings	6.75% - 16.0%	$3,693	$6,439	$14,198
Term loans payable to banks, current portion	8.5%	752	1,943	2,282
VSAT hardware financing, current portion	4.0% - 9.0%	25,171	44,375	52,152

Total Short Term Borrowings and Current Portion of Long-Term Debt		$29,616	$52,757	$68,632

Outstanding revolving bank borrowings at December 31, 2005 consist of borrowings by a subsidiary in India under revolving lines of credit with local banks. Borrowings at the Indian subsidiary are with several banks, and there is no requirement for compensating balances. $1.8 million of the outstanding revolving borrowings are at variable rates tied to the Mumbai Inter Bank Offer Rate, and are adjusted monthly. The balance of outstanding revolving borrowings are at fixed rates. The total available for borrowing by the Indian subsidiary under the revolving lines of credit is $4.4 million.

Long-Term Debt

	Interest Rates at December 31, 2005	Successor	Predecessor
		At December 31,
		2005	2004	2003
		(Dollars in thousands)
Term loans payable to banks	8.19% - 12.44%	$325,360	$1,153	$3,145
VSAT hardware financing	4.0% - 9.0%	17,046	36,312	63,355

Total Long-Term Debt		$342,406	$37,465	$66,500

The April 2005 Transaction was financed with (i) a $250.0 million first lien term loan and a $50.0 million first lien revolving credit facility and (ii) a $75.0 million second lien term loan. In June 2005, the above two facilities were syndicated with a larger number of financial institutions, at which time the first lien loan was increased to $275.0 million and the second lien loan was reduced to $50.0 million. At the election of the Company, which can be made monthly, the term indebtedness bears interest at either the ABR Rate as defined in the credit agreement (the “ABR Rate”) plus 2.75% for the first lien credit facility and the ABR Rate plus 7.0% for the second lien credit facility or for Eurocurrency borrowings at the London Interbank Offered Rate (“LIBOR”) plus 3.75% for the first lien credit facility and LIBOR plus 8.0% for the second lien credit facility. At December 31, 2005, the Company had elected the LIBOR (4.44% on December 31, 2005) option. As a result, outstanding borrowings under the first lien credit facility are at 8.19% as of December 31, 2005 and outstanding borrowings under the second lien facility are at 12.44% as of December 31, 2005. Principal repayment for both credit facilities starts on June 30, 2007, and the final payment is due on April 22, 2012 for the first lien credit facility and April 22, 2013 for the second lien credit facility. With respect to Eurocurrency LIBOR loans, the Company elects interest periods of one, two, three, or six months and interest is payable in arrears at the end of each interest period, and, in any event, at least every three months. The $50.0 million revolving credit facility is available under the first lien credit agreement for borrowings and for issuance of letters of credit. At December 31, 2005, the Company had issued letters of credit totaling $12.1 million under the revolving credit

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NOTES TO THE FINANCIAL STATEMENTS—(Continued)

facility. As a result, the available borrowing capacity under the revolving credit facility at December 31, 2005 was $37.9 million. The interest rate for borrowings, if any, under the revolving credit facility is, at the Company’s option, either the ABR Rate plus 2% or LIBOR plus 3%. For outstanding letters of credit issued under the revolving credit facility, the Company pays a commission fee of 3% per annum and an issuance fee of 0.25% per annum. In addition, the Company is charged a commitment fee of 0.5% per annum for any unused portion of the revolving credit facility. HCI has pledged its equity interests in the Company to secure the obligations of the Company under the term indebtedness and revolving credit facility. The indebtedness is otherwise non-recourse to HCI.

The agreements governing the term indebtedness and revolving credit facility require the Company to comply with certain affirmative and negative covenants, for as long as there is any debt balance outstanding and the credit agreements are in effect. Negative covenants include limitations on additional indebtedness, liens, sale and lease back transactions, investments and loans and advances, mergers, consolidations, sale of assets and acquisitions, payment of dividends and distributions, certain transactions with affiliates, and other covenants customary to credit agreements. In addition, the Company is required to comply with certain financial covenants including leverage ratios (first lien leverage ratio and debt to adjusted EBITDA, as defined in the agreements), interest coverage ratios (adjusted EBITDA to interest) and certain limits on capital expenditure for the four quarter period up to an including the fiscal quarter being reported. HNS has been in compliance with all of its debt covenants since the placement of the term indebtedness and through December 31, 2005.

In connection with certain commercial VSAT sales, the Company enters into long-term operating leases (generally three to five years) for the use of the VSAT hardware installed at a customer’s facilities. HNS has an arrangement with two financial institutions to borrow against the future operating lease revenues at the inception of the operating lease. When amounts are funded under these arrangements, customer credit risk for the operating lease passes to the financial institution. The financial institution receives title to the equipment and obtains the residual rights to the equipment after the operating lease with the customer has expired. For the majority of the transactions with the financial institutions, the Company has retained a continuing obligation to the financing institution to indemnify it from losses it may incur (up to the original value of the hardware) from non-performance of the HNS system (a “Non-Performance Event”). Since the inception of the borrowing program in 1997, the Company has not been required to make any indemnification payments for a Non-Performance Event; however, the Company did incur nominal costs in a period prior to 2002 to re-establish service for a group of customers who were impacted by the failure of a third-party satellite. The Company has not provided a reserve for a Non-Performance Event because it believes that the possibility of an occurrence of a Non-Performance Event due to a service outage is remote, given the ability to quickly re-establish customer service at relatively nominal costs.

The following table sets forth scheduled principal payments on long-term debt:

	Total	2007	2008	2009	2010	Thereafter
	(Dollars in Thousands)
First lien credit facility	$275,000	$2,063	$2,750	$2,750	$2,750	$264,687
Second lien credit facility	50,000	375	500	500	500	48,125
Other term loans	360	360	—	—	—	—

Total term loans payable to banks	325,360	2,798	3,250	3,250	3,250	312,812
VSAT hardware financing	17,046	4,727	8,099	3,141	1,079	—

Total Long-Term Debt	$342,406	$7,525	$11,349	$6,391	$4,329	$312,812

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NOTES TO THE FINANCIAL STATEMENTS—(Continued)

Note 12:	Retirement Programs and Other Post-Retirement Benefits

Prior to the April 2005 Transaction, HNS employees participated in contributory and noncontributory defined benefit retirement plans maintained by DTVG. These plans were available to substantially all domestic full-time employees. Benefits were based on years of service and compensation earned during a specified period of time before retirement. The accumulated benefit obligation and net assets available for benefits for employees were not separately determined and are not included in the Predecessor balance sheet. In addition to pension benefits, DTVG charged HNS for the cost of certain other post-retirement benefits. The accumulated post-retirement benefit obligation related to employees was not separately determined and was not included in the accompanying balance sheets. HNS’ portion of the cost of these benefit plans, allocated from DTVG, amounted to $2.4 million, $13.6 million, and $13.0 million for the period January 1, 2005 through April 22, 2005, and the years ended December 31, 2004 and 2003, respectively. The costs allocated from DTVG did not include pension curtailment and termination benefit charges recorded by DTVG as a result of the fact that HNS employees no longer earned benefits in the DTVG plan subsequent to the completion of the April 2005 Transaction. HNS employees also participated in the DTV 401(k) Retirement Savings Plan (the “DTVG 401(k) Plan”) and in other post-retirement health and welfare plans administered by DTVG for which HNS was billed directly by the provider. Subsequent to the April 2005 Transaction, HNS implemented the HNS LLC 401(k) Plan (the “HNS 401(k) Plan”) for qualified employees in the United States. Eligible employees may contribute up to 20% of their eligible earnings, and the Company will match 100% of employee contributions on up to 3% of eligible earnings and 50% of employee contributions on up to an additional 6% of eligible earnings. Employer contributions to the HNS 401(k) Plan and to the DTVG 401(k) Plan were $3.6 million, $1.7 million, $6.2 million, and $6.7 million for the periods April 23, 2005 though December 31, 2005 and January 1, 2005 through April 22, 2005 and the years ended December 31, 2004 and 2003, respectively.

Note 13:	Stock-Based Compensation

Prior to the April 2005 Transaction, HNS participated in the Hughes Incentive Plan (the “Plan”) together with other DTVG business units. Under the Plan, shares, rights, or options to acquire DTVG’s common stock were authorized for grant subject to the approval of the Compensation Committee of the DTVG Board of Directors. In connection with the News Corporation transactions on December 22, 2003 (see Note 17), 30.4 million outstanding options of DTVG’s former parent company held by HNS employees were converted into options to acquire shares of DTVG stock. The exercise price of the options granted under the Plan was equal to 100% of the fair market value of the underlying common stock on the date the options were granted. These nonqualified options generally vested over two to five years, vested immediately in the event of certain transactions, expired 10 years from date of grant, and were subject to earlier termination under certain conditions. DTVG allocated compensation expense to HNS for its covered employees under the fair value method as described in Note 4.

DTVG’s Compensation Committee also granted restricted stock units under the Plan that vested over two to three years. During the year ended December 31, 2003, 1.2 million restricted stock units were granted with a weighted average grant-date fair value of approximately $11.53 per share. Compensation expense charged to general and administrative expenses in the combined consolidated statement of operations related to restricted stock unit awards amounted to $3.0 million in 2003. No restricted stock units were granted subsequent to December 31, 2003.

Following the completion of the April 2005 Transaction, HNS employees no longer receive stock option or restricted stock unit grants from DTVG, and DTVG remains responsible for all of the outstanding DTVG options for HNS employees.

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NOTES TO THE FINANCIAL STATEMENTS—(Continued)

In the second quarter of 2005, Class B equity interests were issued to certain members of HNS’ senior management and SkyTerra’s Chief Executive Officer and President. The holders of the Class B equity interests are entitled to receive their pro rata share of any distributions made by the Company after the holders of Class A equity interests have received distributions equaling their capital contributions. However, holders of the Class B equity interests are not entitled to distributions resulting from appreciation of the Company’s assets or income earned by the Company prior to the issuance of the Class B equity interests. As of December 31, 2005, the Class B equity interests represented approximately 4.8% of the combined outstanding Class A and Class B equity interests. These Class B equity interests are subject to certain vesting requirements, with 50% of the Class B equity interests subject to time vesting over five years and the other 50% vesting based upon certain performance milestones. One-half of the Class B equity interests subject to performance milestones will vest if, following the earlier of April 22, 2010 or a change of control of HNS, HCI has received a cumulative total return of at least 3.0 times on its investment in HNS. All Class B equity interests subject to performance milestones will vest if, following the earlier of April 22, 2010 or a change of control of HNS, HCI has received a cumulative total return of at least 5.0 times on its investment in HNS. In each such case, vesting of Class B equity interests subject to performance milestones requires continued employment of the Class B equity holder through the earlier of April 22, 2010 or a change in control of HNS. On January 1, 2007, at the holders’ election, vested Class B equity interests may be exchanged for common stock of HCI. The number of shares of HCI common stock to be issued upon such exchange will be based upon the fair market value of such vested Class B membership interest divided by the value of HCI common stock at the time of such exchange. Pursuant to SFAS No. 123, the Company determined that the Class B equity interests had nominal value at the date of grant, and, accordingly, no compensation expense was recorded in connection with the issuance of the Class B equity interests.

In July 2005, the Company adopted an incentive plan (the “Bonus Unit Plan”) pursuant to which 4.4 million bonus units representing approximately 4% of the increase in the value of the Company, as defined in the Bonus Unit Plan, were granted to its employees. The bonus units provide for time vesting over five years subject to a participant’s continued employment with the Company. Pursuant to the Bonus Unit Plan, as a result of the January 2006 Transaction, if a participant in the Bonus Unit Plan is still employed by the Company on April 22, 2008, then at such time, the participant’s vested bonus units would be exchanged for HCI common stock. A second exchange will take place on April 22, 2010 for participants in the Bonus Unit Plan still employed by the Company at such time. The number of shares of HCI common stock to be issued upon each such exchange would be based upon the fair market value of such vested bonus unit divided by the value of HCI common stock at the time of the exchange. Pursuant to SFAS No. 123, the Company determined that the fair value of the bonus units on the grant date was approximately $1.2 million. This amount is being amortized over the five year vesting period beginning on the date of grant. The Company recognized compensation expense of $0.1 million in the period April 23, 2005 through December 31, 2005.

Note 14:	SPACEWAY Impairment Provision

The Company historically managed the Business and SPACEWAY as separate products. The Business includes established services and product lines with their own distinct revenues and operating costs, whereas SPACEWAY is a system that is under construction and for which the Company has not received or recognized any significant revenues. Prior to September 30, 2004, certain hardware costs relating to the construction of three satellites and a network operating center and development costs relating to network infrastructure for the SPACEWAY program had been capitalized as construction in progress over the period of construction through September 30, 2004.

During 2004, DTVG decided that it would offer the Business for sale, and it commenced a process for seeking buyers for this business. In the third quarter of 2004, DTVG determined that it would no longer continue

HUGHES NETWORK SYSTEMS

NOTES TO THE FINANCIAL STATEMENTS—(Continued)

to pursue the business plan of the SPACEWAY program as it was originally contemplated and that it would transfer two of the SPACEWAY satellites (“SW1” and “SW2”) and certain support equipment to DIRECTV Holdings LLC, an affiliated company, for use in its direct-to-home satellite broadcasting business. DTVG also determined that it would include the remaining SPACEWAY assets as a component of the Business offered for sale. These decisions by DTVG triggered the need to perform an asset impairment analysis on the Company’s investment in SPACEWAY since the ultimate disposition of this investment differed from its original intended purpose. As of September 30, 2004, DTV Networks had a capitalized value of $1,552.7 million for SPACEWAY of which $11.2 million represented capitalized software development costs, and the remainder was included in property as construction in progress. Based upon an independent valuation and analysis, DTVG determined that the fair value of the satellites, support equipment, and other satellite related costs to be transferred to DIRECTV was $308.0 million. DTVG determined that the fair value of the remaining SPACEWAY assets, including the third SPACEWAY satellite (“SW3”), was $85.0 million, based upon an analysis of the alternative disposition opportunities available to DTVG. Previously capitalized costs in excess of these fair value amounts totaling $1,217.7 million were recognized as a SPACEWAY impairment provision in the third quarter of 2004. DTVG also determined that, given the uncertainty of recovery of any additional capitalized costs relating to SPACEWAY in a potential sale or other disposition, all subsequent spending on the SPACEWAY program would be expensed as incurred, other than costs directly related to the construction and launch of SW3. DTVG also assumed responsibility for the satellite manufacturing contract with Boeing covering all three of the satellites. The portion of the satellite manufacturing contract relating to SW3, including Boeing’s obligation to complete construction of SW3 for an additional $49.0 million, was assigned to HNS upon the closing of the April 2005 Transaction. Of this $49.0 million, $17.0 million was paid during the year ended December 31, 2005, and the Company expects to pay $22.0 of the balance in 2006 and the remainder in 2007. Additionally the Company has entered into commitments with two companies totaling $73.7 million related to launch and launch operations services. Of this amount $22.2 million was paid in 2005 and based on the expected launch of SPACEWAY 3 in early 2007, the Company expects to pay $47.5 million in 2006 and $4.0 million in 2007.

Note 15:	Restructuring Costs

In the periods April 23, 2005 through December 31, 2005 and January 1, 2005 through April 22, 2005, and the years ended December 31, 2004 and 2003, HNS recognized restructuring costs of $1.4 million, $1.6 million, $11.0 million, and $4.1 million, respectively, principally attributable to employee headcount reductions; and in 2005, the decision to close one of the Company’s network operations centers related to SPACEWAY which resulted in charges for the cancellation of equipment leases. Restructuring costs recognized related principally to HNS’ domestic operations and affected approximately 1%, 9%, and 7% of the then existing headcount in each of the period January 1, 2005 through April 22, 2005 and the years ended December 31, 2004 and 2003, respectively. Severance costs per employee were greater in 2004 due to enhanced severance benefit programs resulting from the News Corporation transaction described in Note 17. These restructuring activities were primarily taken as cost reduction and downsizing actions intended to respond to market conditions in the principal markets served by the Company. Additionally, in 2004, the realignment of the SPACEWAY program in the third quarter of 2004 contributed to the need for additional downsizing adjustments. In connection with the April 2005 Transaction, the Company relocated certain employees and operations in order to vacate certain leased facilities and the lease obligations on those facilities remained with DTVG following the closing of the April 2005 Transaction. Restructuring costs of $1.4 million in the period April 23, 2005 through December 31, 2005 $1.6 million in the period January 1, 2005 through April 22, 2005, $7.8 million in 2004, and $1.6 million in 2003 were charged to the VSAT Business segment, and the remainder, $3.2 million in 2004 and $2.5 million in 2003, were charged to the Telecom Systems segment described in Note 18.

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NOTES TO THE FINANCIAL STATEMENTS—(Continued)

Note 16:	Other Income (Expense), Net

Other income (expense), net consisted of the following:

	Successor	Predecessor
	April 23, 2005 – December 31, 2005	January 1, 2005 – April 22, 2005	Years ended December 31,
			2004	2003
		(Dollars in thousands)
Equity in earnings (losses) of affiliates	$23	$34	$—	$(1,298)
Minority interests’ share of subsidiary losses (earnings)	366	231	(64)	(678)
Interest income	2,813	102	772	1,000
Gain on sale of real estate	—	—	5,805	—
Foreign income tax expense	(693)	(180)	(32)	(2,199)
Other	198	—	—	—

Total Other Income (Expense), Net	$2,707	$187	$6,481	$(3,175)

Note 17:	Transactions with Related-Parties

In the ordinary course of its operations, the Company enters into transactions with related parties to purchase and/or sell telecommunications services, advertising, equipment, and inventory. In addition, as further described below, the Company purchased certain management services from SkyTerra. Related parties include News Corporation, who become a related party on December 23, 2003 when it purchased a minority interest in DTVG from General Motors Corporation (“GM”) and its affiliates; DTVG and its affiliates; and subsequent to the April 2005 Transaction, SkyTerra, Apollo Management, L.P. (an affiliate of SkyTerra and HCI), and their affiliates. In addition, related parties include GM, which through December 22, 2003, was the 100% owner of DTVG. In connection with the January 2006 Transaction, News Corporation and its affiliates, including DTVG and its affiliates, cease to be related parties.

HUGHES NETWORK SYSTEMS

NOTES TO THE FINANCIAL STATEMENTS—(Continued)

As discussed in Note 4, DTV Networks participated in the cash management program of DTVG prior to the April 2005 Transaction. As such, DTVG was responsible for funding the working capital and capital expenditures of DTV Networks, as well as providing certain corporate services for which there were no analogous functions performed at DTV Networks. DTVG also administered and maintained certain employee retirement and stock option programs in which DTV Networks employees participated and for which DTV Networks was charged its allocable share of the related costs. Upon the closing of the April 2005 Transaction, the Company’s participation in the programs administered by DTVG ceased and the Company established its own cash management program, employee benefits program, and service organizations to provide for the functions that DTVG provided prior to the closing. Amounts due to DTVG for providing the preceding services, including funding HNS’ working capital and capital expenditures, were recorded as contributions within equity. The balances included in equity had no formal repayment terms or interest requirements. Other net cash contributions from parent shown in the table below represent the net funding for working capital and operational needs of the Company. It is not practical for the Company to calculate the average net cumulative cash contributions from DTVG as a result of the daily nature of the transfers to and from DTVG under the cash management program. The following represents an analysis of changes in Predecessor equity:

	Predecessor
	January 1, 2005 – April 22, 2005	Years ended December 31,
		2004	2003
	(Dollars in thousands)
Equity, beginning of period	$267,044	$1,956,099	$1,913,619
Net loss before allocation of costs from parent	(11,225)	(1,397,619)	(115,559)
Allocation of costs from parent	(11,298)	(35,865)	(41,467)
Property transferred to parent	—	(308,000)	—
Cash paid for intercompany purchases	(15,740)	(81,944)	(99,970)
Cash received for intercompany revenues	1,198	3,611	6,408
Other net cash (distributions to) contributions from parent	(94,326)	130,762	293,068

Equity, end of period	$135,653	$267,044	$1,956,099

Transactions between the Company and DTVG other than those related to HNS’ participation in the centralized cash management system of DTVG as well as to DTVG’s provision of certain corporate services to HNS are included in the amount due to related parties in the table below. As of December 31, 2005 and 2004, the balance due to DTVG of $25.0 million and $20.3 million, respectively, consisted of amounts due to DTVG for restricted cash of HNS funded by DTVG which HNS must repay to DTVG, HNS’ investment in common stock of an unconsolidated affiliate (see Note 19), and purchases of advertising sales from DTVG, partially offset by amounts due to HNS by DTVG for services performed by HNS for DTVG.

Under the terms of the December 2004 Agreement, DTVG retained the responsibility for all pre-closing tax obligations of DTV Networks and HNS, as well as obligations related to certain pending litigation and facilities leases for property that the Company had vacated. DTVG also liquidated all capital lease debt and all foreign indebtedness outstanding at such time and remained liable for its indemnities to third parties relating to the VSAT hardware financing borrowings. The Company has indemnified DTVG for any losses relating to the VSAT hardware financings.

Pursuant to the LLC Agreement, during the three year period subsequent to the April 2005 Transaction, the Company will pay SkyTerra or its successor a quarterly management fee of $0.3 million for services to be rendered by SkyTerra or its successor in its capacity as the Managing Member.

HUGHES NETWORK SYSTEMS

NOTES TO THE FINANCIAL STATEMENTS—(Continued)

In connection with the closing of the January 2006 Transaction, the parties to the November 2005 Agreement entered into agreements governing certain relationships between and among the parties after the closing. Such agreements include the modification and/or termination of certain prior agreements between and among the parties, including:

•	amending certain provisions of the December 2004 Agreement to accelerate the expiration of certain representations and warranties made by DTV Networks in connection with that agreement;

•	terminating an investor rights agreement in connection with the December 2004 Agreement pursuant to which, among other covenants, SkyTerra and DTV Networks agreed to limit the transferability of the Class A membership interests and HNS granted SkyTerra and DTV Networks public offering registration rights; and

•	amending the Advertising and Marketing Support Agreement, pursuant to which affiliates of DTV Networks provided HNS with discounted advertising costs.

The following table summarizes sales and purchase transactions with related parties, including the allocation of the cost of employee benefits from DTVG and its subsidiaries or affiliates:

	Successor	Predecessor
	April 23, 2005 – December 31, 2005	January 1, 2005 – April 22, 2005	Years Ended December 31,
			2004	2003
	(Dollars in Thousands)
Sales
DTVG and affiliates	$10,669	$1,198	$3,611	$5,936
SkyTerra, HCI, and affiliates	1,795	—	—	—

Total	$12,464	$1,198	$3,611	$5,936

Purchases
DTVG and affiliates	$6,135	$16,049	$78,826	$103,485
SkyTerra, HCI, and affiliates	15,451	—	—	—

Total	$21,586	$16,049	$78,826	$103,485

The following table sets forth the amount of assets and liabilities resulting from transactions with related parties:

	Successor	Predecessor
	At December 31,
	2005	2004
	(Dollars in Thousands)
Due from related parties
DTVG and affiliates	$206	$255
SkyTerra, HCI, and affiliates	508	—

Total	$714	$255

Due to related parties
DTVG and affiliates	$25,179	$20,562
SkyTerra, HCI, and affiliates	2,748	—

Total	$27,927	$20,562

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NOTES TO THE FINANCIAL STATEMENTS—(Continued)

Note 18:	Segment and Geographical Data

HNS operates in two business segments consisting of the VSAT segment (including SPACEWAY), which provides satellite-based private business networks and broadband Internet access to consumers, and the Telecom Systems segment consisting of the Company’s mobile satellite communications business unit, its terrestrial carrier network services business unit, and the HNS corporate office.

Selected financial information for HNS’ operating segments follows:

	VSAT Business	Telecom Systems	Total
	(Dollars in Thousands)
April 23, 2005—December 31, 2005
Successor
Revenues	$538,622	$44,846	$583,468
Segment operating income	56,815	9,793	66,608
Depreciation and amortization	27,078	131	27,209
Segment assets	590,192	166,332	756,524
Capital expenditures	64,228	2,337	66,565

January 1, 2005—April 22, 2005
Predecessor
Revenues	$199,698	$23,743	$223,441
Segment operating (loss) income	(23,526)	2,447	(21,079)
Depreciation and amortization	13,703	31	13,734
Segment assets	516,670	185,974	702,644
Capital expenditures	25,339	846	26,185

2004
Predecessor
Revenues	$696,693	$92,657	$789,350
Segment operating (loss) income	(1,407,574)	(24,925)	(1,432,499)
Depreciation and amortization	91,027	5,946	96,973
Segment assets	486,266	100,618	586,884
Capital expenditures	131,834	6,997	138,831

2003
Predecessor
Revenues	$665,623	$85,525	$751,148
Segment operating (loss) income	(123,189)	(18,465)	(141,654)
Depreciation and amortization	88,130	6,709	94,839
Segment assets	2,150,252	166,688	2,316,940
Capital expenditures	204,220	11,309	215,529

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NOTES TO THE FINANCIAL STATEMENTS—(Continued)

Revenues by geographic area are summarized below based upon the location of the customer:

	Successor	Predecessor
	April 23, 2005 – December 31, 2005	January 1, 2005 – April 22, 2005	Years ended December 31,
			2004	2003
	(Dollars in thousands)
North America	$411,406	$163,953	$538,822	$506,823
Europe	78,731	17,212	106,577	89,503
South America and the Caribbean	14,239	4,133	16,052	16,354
Africa, Asia, and the Middle East	79,092	38,143	127,899	138,468

Total Revenues	$583,468	$223,441	$789,350	$751,148

Individual countries with significant revenues are as follows:

	Successor	Predecessor
	April 23, 2005 – December 31, 2005	January 1, 2005 – April 22, 2005	Years ended December 31,
			2004	2003
	(Dollars in thousands)
United States	$385,706	$161,805	$526,054	$501,390
India	35,499	12,483	31,955	40,151

Net property grouped by physical locations is as follows:

	Successor	Predecessor
	At December 31,
	2005	2004
	(Dollars in thousands)
North America
United States	$245,412	$212,992
Canada and Mexico	10	—

Total North America	245,422	212,992

Europe	5,448	8,048
South America and the Caribbean	490	—
Africa, Asia, and the Middle East	8,218	5,704

Total Net Property	$259,578	$226,744

Note 19:	Commitments and Contingencies

Litigation

Litigation is subject to uncertainties, and the outcome of individual litigated matters is not predictable with assurance. Various legal actions, claims, and proceedings, including disputes with customers, are pending against HNS arising in the ordinary course of business. HNS has a policy of establishing loss provisions for matters in which losses are probable and can be reasonably estimated. Some of the matters may involve compensatory, punitive, or treble damage claims, or sanctions, that if granted, could require HNS to pay damages or make other expenditures in amounts that could not be estimated at December 31, 2005.

HUGHES NETWORK SYSTEMS

NOTES TO THE FINANCIAL STATEMENTS—(Continued)

In 2002, the Department of Revenue Intelligence, or DRI, in India initiated an action against a former affiliate and customer of the Company, Hughes Tele.com (India) Ltd., or HTIL, relating to alleged underpayment of customs duty and misclassification of import codes. The DRI action was also directed against the Company and other HTIL suppliers whose shipments are the focus of that action. HTIL, renamed Tata Teleservices (Maharashtra) Ltd., or TTML, after the Tata Group purchased HNS’ equity interest in December 2003, is the principal party of interest in this action. The Company, together with the other named suppliers, are potentially liable for penalties in an amount of up to five times the underpayment of duty if HNS is found to have aided HTIL in avoiding duty. In connection with HNS’ sale to the Tata Group, the Company did not indemnify TTML in relation to its own potential liability in this matter. Currently, the parties have filed replies to the DRI’s allegations and are engaged in a series of hearings to resolve the matter before a forum known as the Settlement Commission.

Following a voluntary disclosure by DTVG and DTV Networks in June 2004, DTVG and DTV Networks entered into a consent agreement (the “Consent Agreement”) with the US Department of State in January 2005 regarding alleged violations of the International Traffic in Arms regulations involving exports of technology related to the VSAT business primarily to China. As part of the Consent Agreement, which applies to the Company, one of the Company’s subsidiaries was debarred from conducting certain international business. The Company is now eligible to seek reinstatement and intends to do so in the near future. In addition, the Company is required to enhance its export compliance program to avoid future infractions. As a result of its voluntary disclosure and the Consent Agreement, the Company is currently unable to perform its obligations under certain contracts with certain customers in China and Korea addressed by the Consent Agreement, and if ultimately unable to perform, the Company may be liable for certain damages of up to $5.0 million as a result of its non- performance. In November 2005, the Company received notice that one of these customers in China had filed a demand for arbitration with the International Center for Dispute Resolution, a division of the American Arbitration Association. The arbitration is currently stayed pending non-binding mediation, which is expected to be concluded in the first half of 2006.

On April 19, 2005, the Company settled a lawsuit with Helius, Inc. in which Helius had alleged patent infringement. As a result of the settlement, the Company recognized a charge of $1.8 million in the period January 1, 2005 to April 22, 2005 and was granted a license under the allegedly infringed patents. In addition, Helius released the Company from all claims relating thereto.

After discussion with counsel representing the Company in the actions described above, it is the opinion of management that such litigation is not expected to have a material adverse effect on the Company’s results of operations, financial position, or cash flows.

Product Warranties

The Company warrants its hardware products for up to fifteen months following the date of installation. A large portion of its enterprise customers enter into maintenance agreements under which the company recognizes revenue for providing maintenance services that prolong the life and effectiveness of the installed hardware, thus minimizing the potential for warranty claims or repairs. Warranty reserves are determined based on historical warranty repair experience and an assessment of the number of units remaining under warranty coverage. Long-term contracts for the sale of wireless communications systems may include contractual provisions relating to warranty coverage for fixed terms generally not exceeding five years. Warranty provisions for these contracts are included in the determination of overall contract costs and earnings, based on management’s estimates of the cost of the related coverage. Accrued contract warranty costs are reviewed and adjusted, as appropriate, over the term of the contractual warranty period.

HUGHES NETWORK SYSTEMS

NOTES TO THE FINANCIAL STATEMENTS—(Continued)

Changes in the accrued warranty costs were as follows:

	Successor	Predecessor
	April 23, 2005 – December 31, 2005	January 1, 2005 – April 22, 2005	Year ended December 31, 2004
	(Dollars in thousands)
Balance at beginning of period	$4,501	$3,833	$3,607
Warranty cost accrual	2,069	1,887	3,865
Warranty costs incurred	(2,516)	(1,219)	(3,639)

Balance at end of period	$4,054	$4,501	$3,833

Leases

The Company has noncancelable operating leases having lease terms in excess of one year, primarily for real property. Future minimum payments under such leases consisted of the following at December 31, 2005 (in thousands):

Year Ending December 31,
2006	$5,560
2007	2,395
2008	1,725
2009	1,159
2010	560
Thereafter	566

Total Minimum Lease Payments	$11,965

Rental expenses under operating leases, net of sublease income, were $10.3 million for the period April 23, 2005 through December 31, 2005, $6.2 million for the period January 1, 2005 through April 22, 2005, $33.5 million in 2004, and $38.8 million in 2003.

The Company has noncancelable vendor obligations for acquisition of space segment. Future minimum payments under such leases consisted of the following at December 31, 2005 (in thousands):

Year Ending December 31,
2006	$136,598
2007	93,814
2008	63,173
2009	35,896
2010	25,402
Thereafter	54,320

Total Minimum Lease Payments	$409,203

Rental expenses under operating leases for space segment were $94.0 million for the period April 23, 2005 through December 31, 2005, $42.0 million for the period January 1, 2005 through April 22, 2005, $133.3 million in 2004, and $122.0 million in 2003.

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NOTES TO THE FINANCIAL STATEMENTS—(Continued)

Other

The Company is contingently liable under standby letters of credit and bonds in the aggregate amount of $26.9 million that were undrawn at December 31, 2005. Of this amount, $12.1 million were issued under the $50.0 million revolving credit facility (see Note 11), $4.9 million were secured by restricted cash (see Note 4), and the balance was secured by letters of credit issued under credit arrangements available to the Company’s Indian subsidiaries. Certain of the letters of credit issued by the Company’s Indian subsidiaries are secured by those entities’ assets. These obligations expire as follows: $10.5 million in 2006, $2.0 million in 2007, $1.6 million in 2008, $6.6 million in 2009, and $6.2 million thereafter.

In connection with the prior disposition by DTV Networks of a subsidiary that was an affiliate of the Company, the Company entered into a services contract under which it agreed to procure a minimum amount of services from the former subsidiary over a two year period ending March 31, 2007. The minimum total amount to be procured under the agreement is $23.8 million, of which $9.8 million has been incurred as of December 31, 2005 and $14.0 million remains to be procured as of that date. The Company has determined that it will not purchase the level of services contractually required and as of December 31, 2005 has recorded a liability of $2.8 million to satisfy this purchase commitment.

Pursuant to the terms of the December 2004 Agreement, HNS has limited rights with respect to its investment in common stock of an unconsolidated affiliate carried in other assets in the balance sheets. Among other things, HNS may not pledge or otherwise encumber these shares, and while it may sell the shares to an unaffiliated third party, it must deliver the net proceeds from such sale to DTVG. The shares must be returned to DTVG within three years of the closing of the April 2005 Transaction unless a qualifying disposition of the shares has occurred. Accordingly, at December 31, 2005, HNS has recorded a liability in due to affiliates long-term in the balance sheet for the amount of $8.9 million for this investment.

Note 20:	Subsequent Event

On April 13, 2006, the Company and HNS Finance Corp., as co-issuer (the “Co-Issuer”), completed an offering of $450.0 million of 9 1/2% Senior Notes (the “Senior Notes”). In connection with the offering of the Senior Notes, the Company entered into a registration rights agreement with the purchasers of the Senior Notes requiring the Company to register the Senior Notes with the Securities and Exchange Commission within 360 days after April 13, 2006. With a portion of the proceeds of the Senior Notes, the Company repaid in full the borrowings outstanding under the first and second lien term loans (see Note 11). Certain of HNS’ wholly owned subsidiaries (HNS Real Estate LLC, Hughes Network Systems International Service Company, HNS India VSAT, Inc. and HNS Shanghai, Inc.) (together the “Guarantor Subsidiaries”) have fully and unconditionally guaranteed, on a joint and several basis, payment of the Senior Notes.

In lieu of providing separate audited financial statements of the Co-Issuer and the Guarantor Subsidiaries, condensed financial statements are presented below. Results of the Company are in the column marked “Parent.” The column marked “Guarantor Subsidiaries” includes the results of the Guarantor Subsidiaries along with the results of the Co-Issuer, a finance subsidiary which is 100% owned by HNS and which had no assets, operations, revenues or cash flows for the periods presented. Separate financial statements and other disclosures concerning the Co-Issuer and the Guarantor Subsidiaries are not presented because management has determined that they are not material to investors.

HUGHES NETWORK SYSTEMS

NOTES TO THE FINANCIAL STATEMENTS—(Continued)

Successor

Condensed Consolidating Balance Sheet as of December 31, 2005

(in thousands)	Parent	Combined Guarantor Subsidiaries	Combined Non Guarantor Subsidiaries	Eliminations	Consolidated
Assets:
Cash and cash equivalents	$102,548	$77	$10,642	$—	$113,267
Marketable securities	13,511	—	—	—	13,511
Receivables, net	160,103	3,859	71,699	(34,679)	200,982
Inventories, net	62,975	—	10,551	—	73,526
Prepaid expenses and other	30,451	76	18,145	—	48,672
Property, net	210,521	34,914	14,143	—	259,578
Other assets	101,781	3,706	12,010	(70,509)	46,988

Total assets	$681,890	$42,632	$137,190	$(105,188)	$756,524

Liabilities and equity:
Accounts payable	$33,351	$25	$17,918	$—	$51,294
Accrued expenses	115,048	—	43,480	—	158,528
Debt	365,405	—	6,617	—	372,022
Other liabilities	3,494	—	—	—	3,494
Minority interests	—	3,804	2,790	—	6,594
Total equity	164,592	38,803	66,385	(105,188)	164,592

Total liabilities and equity	$681,890	$42,632	$137,190	$(105,188)	$756,524

HUGHES NETWORK SYSTEMS

NOTES TO THE FINANCIAL STATEMENTS—(Continued)

Successor

Condensed Consolidating Balance Sheet as of December 31, 2004

(in thousands)	Parent	Combined Guarantor Subsidiaries	Combined Non Guarantor Subsidiaries	Eliminations	Consolidated
Assets:
Cash and cash equivalents	$3,356	$52	$11,399	$—	$14,807
Receivables, net	139,164	1,403	59,164	(26,718)	173,013
Inventories, net	86,941	—	12,951	—	99,892
Prepaid expenses and other	27,204	73	14,915	—	42,192
Property, net	210,026	24	16,694	—	226,744
Other assets	38,284	7,368	24,782	(40,198)	30,236

Total assets	$504,975	$8,920	$139,905	$(66,916)	$586,884

Liabilities and equity:
Accounts payable	$48,299	$29	$24,638	$—	$72,966
Accrued expenses	115,877	(42)	33,817	(900)	148,752
Debt	73,333	—	16,889	—	90,222
Other liabilities	5,968	—	150	—	6,118
Minority interests	—	4,538	2,790	—	7,328
Total equity	261,498	4,395	61,621	(66,016)	261,498

Total liabilities and equity	$504,975	$8,920	$139,905	$(66,916)	$586,884

HUGHES NETWORK SYSTEMS

NOTES TO THE FINANCIAL STATEMENTS—(Continued)

Successor

Condensed Consolidating Statement of Operations for April 23, 2005 to December 31, 2005

(in thousands)	Parent	Combined Guarantor Subsidiaries	Combined Non Guarantor Subsidiaries	Eliminations	Consolidated
Revenues	$499,413	$468	$100,921	$(17,334)	$583,468

Operating costs and expenses:
Costs of revenues	359,563	—	70,792	(14,698)	415,657
Research and development	19,102	—	—	—	19,102
Selling, general and administrative	63,656	2,567	18,514	(2,636)	82,101

Total operating costs and expenses	442,321	2,567	89,306	(17,334)	516,860

Operating income (loss)	57,092	(2,099)	11,615	—	66,608
Other (expense) income:
Interest expense	(21,786)	—	(1,357)	399	(22,744)
Other income, net	3,124	365	(383)	(399)	2,707
Equity in earnings (losses) of consolidated subsidiaries	8,141	—	—	(8,141)	—

Net income (loss)	$46,571	$(1,734)	$9,875	$(8,141)	$46,571

HUGHES NETWORK SYSTEMS

NOTES TO THE FINANCIAL STATEMENTS—(Continued)

Predecessor

Condensed Consolidating Statement of Operations for January 1, 2005 to April 22, 2005

(in thousands)	Parent	Combined Guarantor Subsidiaries	Combined Non Guarantor Subsidiaries	Eliminations	Consolidated
Revenues	$196,684	$278	$30,499	$(4,020)	$223,441

Operating costs and expenses:
Costs of revenues	157,713	—	24,753	(7,907)	174,559
Research and development	18,194	—	—	—	18,194
Selling, general and administrative	44,124	204	8,384	(945)	51,767

Total operating costs and expenses	220,031	204	33,137	(8,852)	244,520

Operating (loss) income	(23,347)	74	(2,638)	4,832	(21,079)
Other (expense) income:
Interest expense	(1,078)	—	(553)	—	(1,631)
Other income, net	59	428	3,700	(4,000)	187
Equity in earnings of consolidated subsidiaries	1,843	—	—	(1,843)	—

Net (loss) income	$(22,523)	$502	$509	$(1,011)	$(22,523)

HUGHES NETWORK SYSTEMS

NOTES TO THE FINANCIAL STATEMENTS—(Continued)

Predecessor

Condensed Consolidating Statement of Operations for the Year Ended December 31, 2004

(in thousands)	Parent	Combined Guarantor Subsidiaries	Combined Non Guarantor Subsidiaries	Eliminations	Consolidated
Revenues	$698,665	$736	$118,392	$(28,443)	$789,350

Operating costs and expenses:
Costs of revenues	559,890	—	96,066	(26,941)	629,015
Research and development	55,694	—	—	—	55,694
Selling, general and administrative	139,749	6,541	25,593	(2,788)	169,095
SPACEWAY impairment provision	1,217,745	—	—	—	1,217,745
Asset impairment provision	130,435	—	19,865	—	150,300

Total operating costs and expenses	2,103,513	6,541	141,524	(29,729)	2,221,849

Operating (loss) income	(1,404,848)	(5,805)	(23,132)	1,286	(1,432,499)
Other (expense) income:
Interest expense	(3,207)	—	(4,259)	—	(7,466)
Other income, net	1,772	4,931	(222)	—	6,481
Equity in losses of consolidated subsidiaries	(27,201)	—	—	27,201	—

Net (loss) income	$(1,433,484)	$(874)	$(27,613)	$28,487	$(1,433,484)

HUGHES NETWORK SYSTEMS

NOTES TO THE FINANCIAL STATEMENTS—(Continued)

Predecessor

Condensed Consolidating Statement of Operations for the Year Ended December 31, 2003

(in thousands)	Parent	Combined Guarantor Subsidiaries	Combined Non Guarantor Subsidiaries	Eliminations	Consolidated
Revenues	$671,764	$255	$125,594	$(46,465)	$751,148

Operating costs and expenses:
Costs of revenues	624,178	—	114,056	(48,925)	689,309
Research and development	34,073	—	—	—	34,073
Selling, general and administrative	140,888	249	28,283	—	169,420

Total operating costs and expenses	799,139	249	142,339	(48,925)	892,802

Operating (loss) income	(127,375)	6	(16,745)	2,460	(141,654)
Other (expense) income:
Interest expense	(4,775)	—	(7,422)	—	(12,197)
Other income, net	650	(4,380)	555	—	(3,175)
Equity in losses of consolidated subsidiaries	(25,526)	—	—	25,526	—

Net (loss) income	$(157,026)	$(4,374)	$(23,612)	$27,986	$(157,026)

HUGHES NETWORK SYSTEMS

NOTES TO THE FINANCIAL STATEMENTS—(Continued)

Successor

Condensed Consolidating Statement of Cash Flows for April 23, 2005 to December 31, 2005

(in thousands)	Parent	Combined Guarantor Subsidiaries	Combined Non Guarantor Subsidiaries	Eliminations	Consolidated
Cash Flows from Operating Activities
Net income (loss)	$46,571	$(1,734)	$9,875	$(8,141)	$46,571
Adjustments to reconcile net income (loss) to net cash flows from operating activities	24,713	233	13,794	8,141	46,881

Net Cash Provided by (Used in) Operating Activities	71,284	(1,501)	23,669	—	93,452

Cash Flows from Investing Activities
Change in restricted cash	(6,766)	—	1,906	—	(4,860)
Purchases of short-term investments	(13,544)	—	—	—	(13,544)
Expenditures for property	(46,993)	(408)	(6,293)	—	(53,694)
Proceeds from sale of property	441	42	780	—	1,263
Expenditures for capitalized software	(12,871)	—	—	—	(12,871)
Other	590	1,878	(2,244)	—	224

Net Cash (Used in) Provided by Investing Activities	(79,143)	1,512	(5,851)	—	(83,482)

Cash Flows from Financing Activities
Net decrease in notes and loans payable	—	—	(3,309)	—	(3,309)
Distribution to parent	3,806	—	(3,806)	—	—
Long-term debt borrowings	17,940	—	942	—	18,882
Repayment of long-term debt	(25,815)	—	(5,407)	—	(31,222)

Net Cash Provided by (Used in) Financing Activities	(4,069)	—	(11,580)	—	(15,649)

Effect of exchange rate changes on cash and cash equivalents	—	—	(2,824)	—	(2,824)

Net (decrease) increase in cash and cash equivalents	(11,928)	11	3,414	—	(8,503)
Cash and cash equivalents at beginning of period	114,476	66	7,228	—	121,770

Cash and cash equivalents at end of period	$102,548	$77	$10,642	$—	$113,267

HUGHES NETWORK SYSTEMS

NOTES TO THE FINANCIAL STATEMENTS—(Continued)

Predecessor

Condensed Consolidating Statement of Cash Flows for January 1, 2005 to April 22, 2005

	Parent	Combined Guarantor Subsidiaries	Combined Non Guarantor Subsidiaries	Eliminations	Consolidated
	(in thousands)
Cash Flows from Operating Activities
Net (loss) income	$(22,523)	$502	$509	$(1,011)	$(22,523)
Adjustments to reconcile net (loss) income to net cash flows from operating activities	(23,334)	2,130	(9,980)	1,011	(30,173)

Net Cash (Used in) Provided by Operating Activities	(45,857)	2,632	(9,471)	—	(52,696)

Cash Flows from Investing Activities
Change in restricted cash	1,978	—	—	—	1,978
Expenditures for property	(22,413)	(6)	(493)	—	(22,912)
Expenditures for capitalized software	(3,273)	—	—	—	(3,273)
Other	(590)	(2,612)	2,244	—	(958)

Net Cash (Used in) Provided by Investing Activities	(24,298)	(2,618)	1,751	—	(25,165)

Cash Flows from Financing Activities
Net increase in notes and loans payable	—	—	871	—	871
Net borrowings from DIRECTV	(108,868)	—	—	—	(108,868)
Long-term debt borrowings	327,775	—	—	—	327,775
Debt issuance cost	(10,482)	—	—	—	(10,482)
Repayment of long-term debt	(27,150)	—	(2,991)	—	(30,141)

Net Cash Provided by (Used in) Financing Activities	181,275	—	(2,120)	—	179,155

Effect of exchange rate changes on cash and cash equivalents	—	—	5,669	—	5,669

Net increase in cash and cash equivalents	111,120	14	(4,171)	—	106,963
Cash and cash equivalents at beginning of period	3,356	52	11,399	—	14,807

Cash and cash equivalents at end of period	$114,476	$66	$7,228	$—	$121,770

HUGHES NETWORK SYSTEMS

NOTES TO THE FINANCIAL STATEMENTS—(Continued)

Predecessor

Condensed Consolidating Statement of Cash Flows for the Year Ended December 31, 2004

	Parent	Combined Guarantor Subsidiaries	Combined Non Guarantor Subsidiaries	Eliminations	Consolidated
	(in thousands)
Cash Flows from Operating Activities
Net loss	$(1,433,484)	$(874)	$(27,613)	$28,487	$(1,433,484)
Adjustments to reconcile net loss to net cash flows from operating activities	1,511,369	244	38,094	(28,487)	1,521,220

Net Cash Provided by (Used in) Operating Activities	77,885	(630)	10,481	—	87,736

Cash Flows from Investing Activities
Change in restricted cash	(1,152)	—	—	—	(1,152)
Expenditures for property	(120,532)	—	(1,626)	—	(122,158)
Proceeds from sale of property	17,016	—	—	—	17,016
Expenditures for capitalized software	(16,673)	—	—	—	(16,673)
Other	—	55	93	—	148

Net Cash (Used in) Provided by Investing Activities	(121,341)	55	(1,533)	—	(122,819)

Cash Flows from Financing Activities
Net decrease in notes and loans payable	—	—	(7,955)	—	(7,955)
Net borrowings from DIRECTV	52,429	—	—	—	52,429
Long-term debt borrowings	25,005	—	8,240	—	33,245
Repayment of long-term debt	(51,926)	—	(18,733)	—	(70,659)

Net Cash Provided by (Used in) Financing Activities	25,508	—	(18,448)	—	7,060

Effect of exchange rate changes on cash and cash equivalents	—	—	865	—	865

Net decrease in cash and cash equivalents	(17,948)	(575)	(8,635)	—	(27,158)
Cash and cash equivalents at beginning of year	21,304	627	20,034	—	41,965

Cash and cash equivalents at end of year	$3,356	$52	$11,399	$—	$14,807

HUGHES NETWORK SYSTEMS

NOTES TO THE FINANCIAL STATEMENTS—(Continued)

Predecessor

Condensed Consolidating Statement of Cash Flows for the Year Ended December 31, 2003

	Parent	Combined Guarantor Subsidiaries	Combined Non Guarantor Subsidiaries	Eliminations	Consolidated
	(in thousands)
Cash Flows from Operating Activities
Net loss	$(157,026)	$(4,374)	$(23,612)	$27,986	$(157,026)
Adjustments to reconcile net loss to net cash flows from operating activities	198,651	3,159	33,774	(27,986)	207,598

Net Cash Provided by (Used in) Operating Activities	41,625	(1,215)	10,162	—	50,572

Cash Flows from Investing Activities
Change in restricted cash	(1,881)	—	—	—	(1,881)
Expenditures for property	(192,770)	—	(2,686)	—	(195,456)
Expenditures for capitalized software	(20,073)	—	—	—	(20,073)
Contributions to investments in subsidiaries	(20,456)	—	—	20,456	—
Other	—	753	(162)	—	591

Net Cash (Used in) Provided by Investing Activities	(235,180)	753	(2,848)	20,456	(216,819)

Cash Flows from Financing Activities
Net decrease in notes and loans payable	—	—	(32,889)	—	(32,889)
Net borrowings from DIRECTV	199,506	—	—	—	199,506
Long-term debt borrowings	45,012	—	1,791	—	46,803
Repayment of long-term debt	(48,542)	—	(29,083)	—	(77,625)
Contributions from parent	—	—	20,456	(20,456)	—
Intercompany	(9,041)	—	9,041	—	—

Net Cash Provided by (Used in) Financing Activities	186,935	—	(30,684)	(20,456)	135,795

Effect of exchange rate changes on cash and cash equivalents	—	—	1,237	—	1,237

Net decrease in cash and cash equivalents	(6,620)	(462)	(22,133)	—	(29,215)
Cash and cash equivalents at beginning of year	27,924	1,089	42,167	—	71,180

Cash and cash equivalents at end of year	$21,304	$627	$20,034	$—	$41,965

**

HUGHES NETWORK SYSTEMS

CONDENSED BALANCE SHEETS

(Dollars in Thousands)

(Unaudited)

	Consolidated Successor
	June 30, 2006	December 31, 2005
ASSETS

Current Assets
Cash and cash equivalents	$141,171	$113,267
Short-term investments	60,094	13,511
Receivables, net	176,106	200,982
Inventories, net	56,510	73,526
Prepaid expenses and other	47,312	48,672

Total Current Assets	481,193	449,958

Property, net	277,768	259,578
Capitalized software costs, net	29,937	16,664
Intangible assets, net	32,343	—
Other assets	34,815	30,324

Total Assets	$856,056	$756,524

LIABILITIES AND EQUITY

Current Liabilities
Accounts payable	$51,773	$51,294
Short term borrowings	25,998	29,616
Accrued liabilities	115,345	130,601
Due to affiliates	610	18,960

Total Current Liabilities	193,726	230,471

Long-term debt	468,637	342,406
Due to affiliates—long term	—	8,967
Other long-term liabilities	11,076	3,494

Total Liabilities	673,439	585,338

Commitments and contingencies
Minority interests	6,648	6,594
Equity
Class A membership units	175,981	125,768
Class B membership units	—	—
(Accumulated deficit) retained earnings	(4,234)	46,571
Accumulated other comprehensive income (loss)	4,222	(7,747)

Total Equity	175,969	164,592

Total Liabilities and Equity	$856,056	$756,524

Reference should be made to the Notes to the Condensed Financial Statements.

HUGHES NETWORK SYSTEMS

CONDENSED STATEMENTS OF OPERATIONS

(Dollars in Thousands)

(Unaudited)

	Consolidated Successor		Combined Consolidated Predecessor
	Three Months Ended June 30, 2006	April 23 to June 30, 2005	April 1 to April 22, 2005
Revenues
Services	$107,568	$81,632	$25,077
Hardware sales	100,935	73,087	20,133

Total Revenues	208,503	154,719	45,210

Operating Costs and Expenses
Cost of services	75,060	56,016	18,138
Cost of hardware products sold	89,159	53,163	19,284
Research and development	6,309	6,057	2,730
Sales and marketing	20,132	12,437	6,280
General and administrative	12,957	9,979	4,481
Restructuring costs	—	—	1,625
Amortization of intangibles	1,198	—	—

Total Operating Costs and Expenses	204,815	137,652	52,538

Operating income (loss)	3,688	17,067	(7,328)
Interest expense	(10,346)	(4,974)	(617)
Other income, net	2,730	456	46

(Loss) income before income taxes	(3,928)	12,549	(7,899)
Income tax expense	(500)	(254)	(261)

Net (Loss) Income	$(4,428)	$12,295	$(8,160)

	Consolidated Successor		Combined Consolidated Predecessor
	Six Months Ended June 30, 2006	April 23 to June 30, 2005	January 1, to April 22, 2005
Revenues
Services	$212,802	$81,632	$121,917
Hardware sales	192,493	73,087	101,524

Total Revenues	405,295	154,719	223,441

Operating Costs and Expenses
Cost of services	147,324	56,016	88,092
Cost of hardware products sold	163,018	53,163	86,467
Research and development	14,246	6,057	18,194
Sales and marketing	39,837	12,437	27,108
General and administrative	25,934	9,979	23,034
Restructuring costs	—	—	1,625
Amortization of intangibles	2,265	—	—

Total Operating Costs and Expenses	392,624	137,652	244,520

Operating income (loss)	12,671	17,067	(21,079)
Interest expense	(19,740)	(4,974)	(1,631)
Other income, net	3,822	456	367

(Loss) income before income taxes	(3,247)	12,549	(22,343)
Income tax expense	(987)	(254)	(180)

Net (Loss) Income	$(4,234)	$12,295	$(22,523)

Reference should be made to the Notes to the Condensed Financial Statements.

HUGHES NETWORK SYSTEMS

CONDENSED STATEMENTS OF CASH FLOWS

(Dollars in Thousands)

(Unaudited)

	Consolidated Successor		Combined Consolidated Predecessor
	Six Months Ended June 30, 2006	April 23 to June 30, 2005	January 1 to April 22, 2005
Cash Flows from Operating Activities
Net (loss) income	$(4,234)	$12,295	$(22,523)
Adjustments to reconcile net (loss) income to cash flows from operating activities:
Depreciation and amortization	17,216	7,916	13,734
Amortization of debt issuance cost	348	243	60
Equity plan compensation expense	152	—	—
Change in other operating assets and liabilities:
Receivables, net	26,640	(20,760)	5,438
Inventories, net	17,241	2,332	2,738
Prepaid expenses and other	1,590	2,072	(3,965)
Accounts payable	(16,115)	5,100	(31,721)
Accrued liabilities and other	(21,374)	5,903	(16,457)

Net Cash Provided by (Used in) Operating Activities	21,464	15,101	(52,696)

Cash Flows from Investing Activities
Change in restricted cash	(506)	(21)	1,978
Purchase of short-term investments, net	(46,594)	—	—
Expenditures for property	(37,950)	(5,243)	(22,912)
Proceeds from sale of property	155	—	—
Expenditures for capitalized software	(8,768)	(2,479)	(3,273)
Other, net	54	275	(958)

Net Cash Used in Investing Activities	(93,609)	(7,468)	(25,165)

Cash Flows from Financing Activities
Net (decrease) increase in notes and loans payable	(1,261)	(77)	871
Contributions from prior parent, net	—	2,036	(108,868)
Long-term debt borrowings	453,944	16,539	327,775
Repayment of long-term debt	(341,602)	(8,678)	(30,141)
Debt issuance costs	(11,136)	—	(10,482)

Net Cash Provided by Financing Activities	99,945	9,820	179,155

Effect of exchange rate changes on cash and cash equivalents	104	(8,716)	5,669

Net increase in cash and cash equivalents	27,904	8,737	106,963
Cash and cash equivalents at beginning of the period	113,267	121,770	14,807

Cash and cash equivalents at end of the period	$141,171	$130,507	$121,770

Supplemental Cash Flow Information
Cash paid for interest	$14,465	$5,016	$1,496
Cash paid for income taxes	$1,412	$133	$208

Supplemental Non-Cash disclosure due to acquisition by Hughes Communications, Inc.
Increase in assets acquired	$24,817
Increase in liabilities assumed	(13,580)

Increase in net assets acquired	$11,237

Reference should be made to the Notes to the Condensed Financial Statements.

HUGHES NETWORK SYSTEMS

NOTES TO THE CONDENSED FINANCIAL STATEMENTS

Note 1:	Description of Transactions

Hughes Network Systems, LLC (“HNS” or the “Company”) became a wholly owned subsidiary of Hughes Communications, Inc. (“HCI”) on January 1, 2006. Accordingly, the Company’s results are consolidated with HCI and, as of January 1, 2006, the bases of the Company’s assets and liabilities have been adjusted to their fair values (see Note 5). The following summarizes the series of transactions that resulted in the Company becoming a wholly owned subsidiary of HCI.

On April 22, 2005, the Company consummated the transactions contemplated by the Contribution and Membership Interest Purchase Agreement dated December 3, 2004, as amended (the “December 2004 Agreement”), among the Company, SkyTerra Communications, Inc. (“SkyTerra”), The DIRECTV Group, Inc. (“DIRECTV”), and DTV Networks Systems, Inc., formerly known as Hughes Network Systems, Inc. (“DTV Networks”). Pursuant to the terms of the December 2004 Agreement, DTV Networks contributed to HNS substantially all of the assets and certain liabilities of its very small aperture terminal (“VSAT”), mobile satellite, and terrestrial microwave businesses (collectively, the “Business”) along with certain portions of its investment in SPACEWAY, a satellite-based broadband network system that is under development (“SPACEWAY”). Pursuant to the terms of the December 2004 Agreement, the Company paid DTV Networks $190.7 million, subject to certain adjustments at closing based principally upon the value of HNS’ working capital (as defined in the December 2004 Agreement). In connection with the consummation of the January 2006 Transaction on January 1, 2006, as described below, the Company paid DTV Networks $10.0 million with respect to the working capital and other purchase price adjustments. Pursuant to the terms of the December 2004 Agreement, DIRECTV retained responsibility for all of the pre-closing domestic and international tax liabilities of the Company and is entitled to any refunds. The Company has recorded a liability in the balance sheet for the estimated amount the Company may be required to pay to DIRECTV resulting from prepaid taxes exceeding tax liabilities as of April 22, 2005.

To finance, among other things, the $190.7 million payment made to DTV Networks, on April 22, 2005, the Company issued $325.0 million of term indebtedness and obtained a $50.0 million revolving credit facility. Immediately following the payment by the Company, SkyTerra acquired 50% of the Class A membership units of the Company from DTV Networks for $50.0 million in cash and 300,000 shares of SkyTerra’s common stock. The events of April 22, 2005 described herein are collectively referred to as the “April 2005 Transaction.”

On November 10, 2005, Hughes Communications, Inc. (“HCI”), then a wholly owned subsidiary of SkyTerra, entered into the Membership Interest Purchase Agreement (the “November 2005 Agreement”) with DIRECTV to acquire the remaining 50% of the Class A membership interests of the Company for $100.0 million in cash. The closing of this transaction (the “January 2006 Transaction”) occurred on January 1, 2006. On December 31, 2005, SkyTerra contributed to HCI the Class A membership interests it acquired in connection with the April 2005 Transaction. Concurrently with the November 2005 Agreement, the parties thereto entered into agreements governing their relationship after the closing.

On February 21, 2006, SkyTerra distributed shares of HCI stock on a pro-rata basis to each SkyTerra shareholder, resulting in HCI and SkyTerra each being publicly traded companies. As of that date, SkyTerra no longer owns any HCI stock and accordingly no longer has an equity interest in the Company.

On April 13, 2006, the Company completed an offering of $450.0 million of 9 1/2% senior notes due in 2014 (the “Senior Notes”). With a portion of the proceeds of the Senior Notes, the Company repaid the $325.0 million of term indebtedness and amended the terms of the $50.0 million revolving credit facility (see Note 10).

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NOTES TO THE CONDENSED FINANCIAL STATEMENTS—(Continued)

Note 2:	Organization

The Company is a Delaware limited liability company. The Limited Liability Company Agreement of Hughes Network Systems, LLC, as amended, (the “LLC Agreement”), provides for two classes of membership units. The Class A membership units, which have voting rights, are purchased by investors in the Company. The Class B membership units, which do not have voting rights, are available for grant to employees, officers, directors, and consultants in exchange for the performance of services. HCI serves as the Managing Member of the Company, as defined in the LLC Agreement. As of June 30, 2006, there were 95,000 Class A membership units outstanding and 4,650 Class B membership units outstanding.

Note 3:	Description of Business

The Company is a leading provider of network services that utilize VSATs to distribute signals via satellite. The Company’s services and products serve a variety of consumers, small and medium sized businesses (“SMBs”) and enterprise customers worldwide. VSAT networks utilize satellite communications as a means of connecting participants in private and shared data networks and are typically used by enterprises with a large number of geographically dispersed locations to provide reliable, scalable, and cost-effective applications such as credit card verification, inventory tracking and control, and broadcast video. The Company also operates a VSAT service that provides broadband Internet access to consumers and SMBs.

The Company also provides hardware and point-to-multipoint networking systems solutions to customers with mobile satellite telephony systems or terrestrial microwave radio transmission systems, respectively. These services are generally provided on a contract or project basis and may involve the use of proprietary products engineered by the Company. As with the VSAT systems, the Company also provides ongoing network support services under contracts with its mobile satellite or terrestrial transmission systems customers.

SPACEWAY is a next-generation digital satellite communications system designed to utilize high-capacity Ka-band satellites and spot beam technology to offer site-to-site network connectivity at faster data rates than that of existing Ku-band satellite connections. The system is designed to offer full-mesh, single-hop connectivity between user terminals by means of an end-to-end digital communications system. The Company expects to launch its SPACEWAY 3 satellite in early 2007 and introduce service in North America on SPACEWAY’s network later in 2007.

Note 4:	Basis of Presentation and Summary of Significant Accounting Policies

Basis of Presentation

The accompanying condensed financial statements have been prepared in accordance with the instructions to Form 10-Q and following the guidance of Rule 10-01 of Regulation S-X for interim financial statements required to be filed with the U.S. Securities and Exchange Commission, and include the assets, liabilities, operating results, and cash flows of the Company, including its domestic and foreign subsidiaries that are more than 50% owned or otherwise controlled by the Company. As permitted under such rules, certain notes and other financial information normally required by general accepted accounting principles in the United States have been condensed or omitted; however, they do include such notes and financial information sufficient so as to make the interim information presented not misleading. These condensed financial statements should be read in conjunction with the audited consolidated financial statements and related notes of the Company as of December 31, 2005, and for the period from April 23, 2005 to December 31, 2005, and the combined consolidated financial statements of the Predecessor (as defined below) as of December 31, 2004, and for the period from January 1, 2005 to April 22, 2005, and for the years ended December 31, 2004 and 2003, each as included in the Annual Report on Form 10-K of HCI filed with the Securities and Exchange Commission on April 17, 2006.

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NOTES TO THE CONDENSED FINANCIAL STATEMENTS—(Continued)

Pursuant to the December 2004 Agreement, DTV Networks prepared “carved-out” historical financial statements for the Business and SPACEWAY as if they comprised a separate limited liability company and on the basis of presentation described herein. The financial results for the period January 1, 2005 through April 22, 2005 of DTV Networks included herein are referred to as “Predecessor” results, and the financial results for the period April 23, 2005 through June 30, 2005 and for the six months ended June 30, 2006 of HNS included herein are referred to as “Successor” results. Carryover of DTV Networks’ basis was used to establish the beginning balances of the Company’s accounts. As of January 1, 2006, the Company became a wholly owned subsidiary of HCI. The Company’s financial statements from that date forward are consolidated by HCI and the bases of the Company’s assets and liabilities have been adjusted to their fair values (see Note 5). Management believes the assumptions regarding the financial statements are reasonable. All accounts and transactions among consolidated entities have been eliminated.

DTV Networks participated in DIRECTV’s centralized cash management system. DIRECTV used concentration accounts to sweep DTV Networks’ cash receipts to its banks and provided cash to DTV Networks as needed for operating purposes. Accordingly, DIRECTV had provided funding for the working capital and capital expenditure requirements of DTV Networks in the form of equity capital contributions having no formal repayment terms or interest requirements.

DIRECTV performed certain functions for DTV Networks that are now separately performed by the Company as a stand-alone entity. The functions performed by DIRECTV that have been replaced by the Company include the treasury, audit, and income tax functions. The Predecessor financial statements reflect the Company’s estimate of the costs that were incurred by DIRECTV on the Company’s behalf for these functions. In addition, DIRECTV performed the Company’s risk management function and DTV Networks participated in certain employee benefit programs that were administered by DIRECTV, and DIRECTV allocated to DTV Networks its portion of the costs of these functions and programs. Costs for these functions and programs were allocated on a specific identification basis or a methodology consistent with the nature of the service, such as payroll or headcount. Management believes the allocation methodology is reasonable.

Subsequent to the April 2005 Transaction, the Company established its own risk management and employee benefit programs. The costs of the services performed by DIRECTV for DTV Networks and the allocations of risk management and employee benefit program costs reflected in the financial statements amounted to $11.3 million for the period January 1, 2005 to April 22, 2005.

Although management believes that the actual costs the Company incurs on a stand-alone basis are not materially different than the costs reflected in the Predecessor financial statements, the Predecessor financial information included herein may not reflect the financial position, operating results, and cash flow of the Company had it been a separate stand-alone entity during the periods presented.

Business Combinations and Intangible Assets

HNS accounts for business combinations in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 141, “Business Combinations” (“SFAS No. 141”). Intangible assets acquired in connection with business combinations which have definite lives are amortized over their estimated useful lives. The estimated useful lives are based on estimates of the period during which the assets will generate revenue. Intangible assets with definite lives are tested for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may no longer be recoverable.

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NOTES TO THE CONDENSED FINANCIAL STATEMENTS—(Continued)

Income Taxes

HNS is a limited liability company, and as such, U.S. Federal and domestic state income taxes (in the states which tax limited liability companies as partnerships) are the direct responsibility of its members. DTV Networks participated in the filing of consolidated U.S. Federal and domestic state income tax returns with DIRECTV, and DTV Networks incurred operating losses in each of the seven years prior to the April 2005 Transaction. Under the terms of the December 2004 Agreement, DIRECTV retained the tax benefits from these net operating losses and has responsibility for all of the pre-closing domestic and international income tax liabilities of DTV Networks. Income tax expense represents taxes associated with the Company’s international subsidiaries and state taxes in the states which tax limited liability companies as taxable corporations.

Cash and Cash Equivalents

The Company considers all highly liquid investments with original maturities of ninety days or less to be cash equivalents. While a component of DIRECTV, DTV Networks participated in the centralized cash management system of DIRECTV, wherein cash receipts were transferred to and cash disbursements were funded by DIRECTV on a daily basis.

Short-term Investments

The Company considers all debt securities with original maturities of more than ninety days but less than one year as short-term investments and determines the appropriate classification of such securities in accordance with SFAS No. 115, “Accounting for Certain Investments in Debt and Equity Securities”. All short-term investments at June 30, 2006 have been classified as available-for-sale. Available-for-sale securities are stated at fair value with the related unrealized gains and losses reported as a component of accumulated other comprehensive income (loss). At June 30, 2006 and December 31, 2005, the cost basis and fair value of available-for-sale securities was $60.1 million and $13.5 million, respectively.

Restricted Cash

Restricted cash deposits expiring within one year are included in prepaid expenses and other, and deposits expiring beyond one year are included in other assets in the accompanying balance sheets. At June 30, 2006 and December 31, 2005, the Company had $5.4 million and $4.9 million of restricted cash, respectively, which secures certain letters of credit. All of the underlying letters of credit expire in 2006. Restrictions on the cash will be removed as the letters of credit expire. In connection with the April 2005 Transaction, restricted cash held at April 22, 2005 was distributed to DTV Networks.

Property and Depreciation

Property is carried at cost, which includes construction costs and capitalized interest for qualifying projects. Depreciation is computed generally using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized over the lesser of the life of the asset or term of the lease.

Stock-Based Compensation

On January 1, 2003, the Company adopted the fair value based method of accounting for stock-based employee compensation of SFAS No. 123, “Accounting for Stock-Based Compensation” as amended by SFAS No. 148, “Accounting for Stock-Based Compensation—Transition and Disclosure—an Amendment of SFAS No. 123” (“SFAS No. 123”). Under this method, compensation expense equal to the fair value of the stock-based award at grant is recognized over the course of its vesting period. When SFAS No. 123 was initially adopted, the Company elected to follow the prospective method of adoption, which resulted in the recognition of fair value

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NOTES TO THE CONDENSED FINANCIAL STATEMENTS—(Continued)

based compensation cost in the statements of operations for stock options and other stock-based awards granted to employees or modified on or after January 1, 2003.

On January 1, 2006, the Company adopted the provisions of SFAS No. 123R, “Share Based Payment”, a revision of SFAS No. 123, (“SFAS No. 123R”). SFAS No. 123R requires entities to recognize compensation expense for all shared-based payments to employees, including stock options, based on the estimated fair value of the instrument on the date it is granted. The expense will be recognized over the vesting period of the award. SFAS No. 123R provides entities two transition methods. Under the modified prospective method, compensation expense is recognized beginning with the effective date for all awards granted to employees prior to the effective date that are unvested on the effective date. The modified retrospective method is a variation of the modified prospective method, except entities can restate all prior periods presented or prior interim periods in the year of adoption using the amounts previously presented in the pro forma disclosure required by SFAS No. 123. HNS has elected to use the modified prospective method. As HNS previously accounted for share-based payments using the fair value method under SFAS No. 123, the adoption of SFAS No. 123R had no material impact on HNS’ results of operations or financial position.

New Accounting Pronouncements

In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections”, a replacement of APB Opinion No. 20, “Accounting Changes” and SFAS No. 3, “Reporting Accounting Changes in Interim Financial Statements” (“SFAS No. 154”). SFAS No. 154 applies to all voluntary changes in accounting principle and changes the requirements for accounting for and reporting a change in accounting principle. SFAS No. 154 requires the retrospective application to prior periods’ financial statements of the direct effect of a voluntary change in accounting principle unless it is impracticable to determine either the period-specific effects or the cumulative effective of the change. SFAS No. 154 is effective for accounting changes made in fiscal years beginning after December 15, 2005, however the statement does not change the transition provisions of any existing accounting pronouncements. The adoption of SFAS No. 154 had no material impact on the results of HNS’ operations or financial position.

In February 2006, the FASB issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments—an amendment of FASB Statements No. 133 and 140,” (“SFAS No. 155”), an amendment to FASB Statements No. 133, “Accounting for Derivative Instruments and Hedging Activities,” and No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities.” SFAS No. 155 permits fair value remeasurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation, clarifies which interest-only strips and principal-only strips are not subject to the requirements of Statement 133, establishes a requirement to evaluate interests in securitized financial assets to identify interests that are freestanding derivatives or that are hybrid financial instruments that contain an embedded derivative requiring bifurcation, clarifies that concentrations of credit risk in the form of subordination are not embedded derivatives, and amends Statement 140 to eliminate the prohibition on a qualifying special-purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. SFAS No. 155 is effective for all financial instruments acquired or issued after the beginning of an entity’s first fiscal year that begins after September 15, 2006. HNS does not expect the adoption of SFAS No. 155 to have a material impact on its results of operations or financial position.

In July 2006, the FASB issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes - an Interpretation of FASB Statement 109” (“FIN48”). FIN 48 provides a comprehensive model for recognizing, measuring, presenting and disclosing uncertain tax positions that an entity has taken or expects to take on a tax return. Under FIN 48, a tax benefit from an uncertain position may be recognized only if it is “more likely than not” that the position is sustainable, based on its merits. FIN 48 is effective as of the beginning of fiscal years

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NOTES TO THE CONDENSED FINANCIAL STATEMENTS—(Continued)

that start after December 15, 2006. The Company has not yet determined what impact, if any, FIN 48 will have on its results of operations or financial position.

Reclassifications

Certain reclassifications have been made to the prior period’s financial statements to conform to the current period’s presentation.

Note 5:	Acquisition by Hughes Communications, Inc.

Upon the closing of the January 2006 Transaction, the Company became a wholly owned subsidiary of HCI. In accordance with SFAS No. 141, the Company has allocated the total purchase price paid by SkyTerra and HCI in the April 2005 Transaction and the January 2006 Transaction to its assets acquired and liabilities assumed at their estimated fair value. Management determined the preliminary fair value based upon a number of factors, including the use of a preliminary independent appraisal of property and equipment and intangible assets. The estimated excess of the fair value of the net assets acquired over the amount paid of approximately $344.5 million has been reflected as a reduction of fair value, on a pro rata basis, of long lived assets in accordance with SFAS No. 141. The estimated fair value is preliminary and subject to revision, including the finalization of the valuation of property and equipment and intangible assets and evaluation of the Company’s other long lived assets and non-current liabilities, which is expected to be completed in the fourth quarter of 2006. The final valuation will be based on the actual assets acquired and liabilities assumed at the acquisition date and management’s consideration of the independent appraisal work. Although the final determination may result in asset and liability fair values that are different than the preliminary estimates of these amounts included herein, it is not expected that those differences will be material to an understanding of the impact of this transaction to the Company. The following table summarizes the estimated fair values of the assets acquired, less the excess of fair value over acquisition cost, and liabilities assumed as of January 1, 2006, however the allocation is subject to refinement. Based on this valuation, the purchase price has been allocated as follows (dollars in thousands):

Cash consideration ($50,000 paid in April 2005, $100,000 paid in January 2006)	$150,000
Equity consideration (300,000 shares at $17.20 per share)	5,160
Direct acquisition costs	547
HCI equity in earnings of HNS following the April 2005 transaction through December 31, 2005	20,122

Total Purchase Price	$175,829

Summary of Purchase Price Allocation

	Preliminary Fair Market Value of Net Assets	Pro rata Allocation of Negative Goodwill	Adjusted Net Assets
	(Dollars in thousands)
Current assets	$452,401	$—	$452,401
Property, net	531,973	(279,774)	252,199
Other assets	143,871	(64,687)	79,184

Total Assets	1,128,245	$(344,461)	783,784

Current liabilities	(238,174)		(238,174)
Non-current liabilities	(363,187)		(363,187)
Minority interests	(6,594)		(6,594)

Net Assets Acquired	$520,290		$175,829

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NOTES TO THE CONDENSED FINANCIAL STATEMENTS—(Continued)

Note 6:	Receivables, Net

The following table sets forth the amounts recorded for receivables as of the dates shown:

	Successor
	June 30, 2006	December 31, 2005
	(Dollars in thousands)
Trade receivables	$158,619	$181,585
Contracts in process	27,499	29,086
Other receivables	2,000	2,845

Total	188,118	213,516
Less allowance for doubtful accounts	(12,012)	(12,534)

Total Receivables, Net	$176,106	$200,982

The Company expects to collect the $27.5 million recorded at June 30, 2006 as contracts in process by December 31, 2006, except for $5.8 million, $4.8 million, $2.8 million and $2.1 million due in the years ending December 31, 2007, 2008, 2009 and 2010, respectively.

Amounts due from affiliates totaling $0.6 million and $0.7 million at June 30, 2006 and December 31, 2005, respectively, are included in trade receivables.

At June 30, 2006, amounts due from customers under long-term VSAT operating lease agreements totaled $80.5 million, of which $21.8 million, $27.9 million, $17.4 million, $8.5 million, and $4.9 million are due in the periods ending December 31, 2006, 2007, 2008, 2009, and 2010 and thereafter, respectively. Revenues and receivables from these customer contracts are not recorded until they are earned on a month-to-month basis.

Note 7:	Inventories

The following table sets forth the amounts recorded for inventories as of the respective dates:

	Successor
	June 30, 2006	December 31, 2005
	(Dollars in Thousands)
Productive material and supplies	$18,857	$17,467
Work in process	10,951	9,926
Finished goods	50,149	54,763

Total	79,957	82,156
Less provision for excess or obsolete inventories	(23,447)	(8,630)

Total Inventories	$56,510	$73,526

Provisions for excess or obsolete inventories are provided using management’s best estimates of future use or recovery of inventory. In making its assessment of future use or recovery, management considers the aging and composition of inventory balances, the effects of technological and/or design changes, forecasted future product demand based on firm or near-firm customer orders, and alternative means of disposition of excess or obsolete items. In June 2006, the Company made a decision to shift its primary focus exclusively to the broadband market. As a result of this decision, the Company evaluated the narrowband products in its inventory and recorded an addition to its provision for excess or obsolete inventories of $11.9 million to reduce the net book value of its narrowband products to their net realizable value. This charge was included in cost of hardware products sold and primarily relates to the VSAT segment.

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NOTES TO THE CONDENSED FINANCIAL STATEMENTS—(Continued)

Note 8:	Property, Net

The following table sets forth the amounts recorded for net property as of the dates shown:

		Successor
	Estimated Useful Lives (years)	June 30, 2006	December 31, 2005
		(Dollars in thousands)
Land and improvements	10-30	$6,971	$11,809
Buildings and leasehold improvements	1-40	17,798	44,587
Machinery and equipment	3-23	50,665	57,261
Furniture, fixtures, and office machines	3-15	291	842
VSAT operating lease hardware	2-5	25,492	149,853
Construction in progress—SPACEWAY	—	185,652	124,878
—Other	—	3,491	10,762

Total		290,360	399,992
Less accumulated depreciation		(12,592)	(140,414)

Total Property, Net		$277,768	$259,578

Note 9:	Intangibles, Net

The following table sets forth the preliminary amounts recorded for intangibles recorded in connection with the January 2006 Transaction, as of the date shown:

		Successor
	Estimated Useful Lives (years)	June 30, 2006
		(Dollars in thousands)
Backlog and customer relationships	5-13	$19,437
Patented technology and trademarks	10	15,171

Total		34,608
Less accumulated amortization		(2,265)

Total Intangibles, Net		$32,343

Note 10:	Short-Term Borrowings and Long-Term Debt

Short-Term Borrowings and Current Portion of Long-Term Debt

		Successor
	Interest Rates at June 30, 2006	June 30, 2006	December 31, 2005
		(Dollars in thousands)
Revolving bank borrowings	6.75% - 16.00%	$2,406	$3,693
Term loans payable to banks, current portion	8.50% - 9.25%	1,371	752
VSAT hardware financing, current portion	4.00% - 9.00%	22,221	25,171

Total Short Term Borrowings and Current
Portion of Long -Term Debt		$25,998	$29,616

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NOTES TO THE CONDENSED FINANCIAL STATEMENTS—(Continued)

Outstanding revolving bank borrowings at June 30, 2006 consist of borrowings by a subsidiary in India under revolving lines of credit with local banks. Borrowings at the Indian subsidiary are with several banks, and there is no requirement for compensating balances. $1.1 million of the outstanding revolving borrowings are at variable rates tied to the Mumbai Inter Bank Offer Rate, and are adjusted monthly. The balance of outstanding revolving borrowings are at fixed rates. The total available for borrowing by the Indian subsidiary under the revolving lines of credit is $1.9 million.

Long-Term Debt

		Successor
	Interest Rates at June 30, 2006	June 30, 2006	December 31, 2005
		(Dollars in thousands)
Senior notes	9.50%	$450,000	$—
Term loans payable to banks	8.5% - 8.75%	1,517	325,360
VSAT hardware financing	4.00% - 9.00%	17,120	17,046

Total Long-Term Debt		$468,637	$342,406

The April 2005 Transaction was financed with (i) a $250.0 million first lien term loan and a secured $50.0 million first lien revolving credit facility and (ii) a $75.0 million second lien term loan. In June 2005, the above two facilities were syndicated with a larger number of financial institutions, at which time the first lien loan was increased to $275.0 million and the second lien loan was reduced to $50.0 million. At the election of the Company, which could be made monthly, the term indebtedness bore interest at either the ABR Rate as defined in the credit agreement (the “ABR Rate”) plus 2.75% for the first lien credit facility and the ABR Rate plus 7.0% for the second lien credit facility or for Eurocurrency borrowings at the London Interbank Offered Rate (“LIBOR”) plus 3.75% for the first lien credit facility and LIBOR plus 8.0% for the second lien credit facility. The $50.0 million revolving credit facility was available under the first lien credit agreement for borrowings and for issuance of letters of credit.

On April 13, 2006, the Company completed an offering of $450.0 million of 9 1/2% Senior Notes. Interest on the Senior Notes is paid semi-annually in arrears on April 15 and October 15. Accrued interest as of June 30, 2006 of $9.3 million is included in accrued liabilities. With a portion of the proceeds of the Senior Notes, the Company repaid in full the borrowings outstanding under the first and second lien term loans. The Company expensed fees of $1.5 million to terminate the second lien term loan in the three month period ended June 30, 2006.

Effective April 13, 2006, the credit agreement was amended and restated whereby all of the first lien term loan provisions were deleted as a result of them being paid down in full, and the revolver was amended to reflect revised covenants, pricing terms and other related amendments. The amended revolving credit facility matures on April 22, 2011. The interest rate with respect to the revolving loans, if any, is based on, at the Company’s option, the ABR rate plus 1.5% or LIBOR plus 2.5%. The revolving credit facility is guaranteed by, subject to certain exceptions, the Company’s direct and indirect wholly-owned domestic subsidiaries, and is secured by substantially all of the Company’s domestic tangible and intangible assets. For outstanding letters of credit issued under the revolving credit facility, the Company pays a participation fee of 2.5% per annum and an issuance fee of 0.25% per annum. In addition, the Company is charged a commitment fee of 0.5% per annum for any unused portion of the revolving credit facility.

As of April 13, 2006, the issuer of the revolver was changed from J.P. Morgan Chase (“JPM”) to Bank of America (“BOA”). Letters of credit issued under the JPM revolving credit facility prior to April 13, 2006

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NOTES TO THE CONDENSED FINANCIAL STATEMENTS—(Continued)

remained in place between the parties to the letters of credit and JPM. At that date, JPM was issued a letter of credit under the BOA revolving credit facility for the amount of outstanding letters of credits totaling $13.9 million. As the JPM letters of credit expire, the letter of credit issued to JPM under the BOA revolving credit facility is reduced. New letters of credit and renewals of existing letters of credit are issued under the BOA revolving credit facility. As of June 30, 2006, the outstanding letter of credit issued to JPM is for $13.9 million. Other outstanding letters of credit issued under the BOA revolving credit facility totaled $0.5 million. As a result, the total available for borrowing or issuing of additional letters of credit under the BOA revolving credit facility totaled $35.6 million at June 30, 2006.

In connection with certain commercial VSAT sales, the Company enters into long-term operating leases (generally three to five years) for the use of the VSAT hardware installed at a customer’s facilities. HNS has an arrangement with two financial institutions to borrow against the future operating lease revenues at the inception of the operating lease. When amounts are funded under these arrangements, customer credit risk for the operating lease passes to the financial institution. The financial institution receives title to the equipment and obtains the residual rights to the equipment after the operating lease with the customer has expired. For the majority of the transactions with the financial institutions, the Company has retained a continuing obligation to the financing institution to indemnify it from losses it may incur (up to the original value of the hardware) from non-performance of the HNS system (a “Non-Performance Event”). Since the inception of the borrowing program in 1997, the Company has not been required to make any indemnification payments for a Non-Performance Event; however, the Company did incur nominal costs in a period prior to 2002 to re-establish service for a group of customers who were impacted by the failure of a third-party satellite. The Company has not provided a reserve for a Non-Performance Event because it believes that the possibility of an occurrence of a Non-Performance Event due to a service outage is remote, given the ability to quickly re-establish customer service at relatively nominal costs.

Note 11:	Transactions with Related Parties

In the ordinary course of its operations, the Company enters into transactions with related parties to purchase and/or sell telecommunications services, equipment, and inventory. In addition, the Company purchases certain management services from HCI and certain advertising services from DIRECTV. Related parties previously included News Corporation, who became a related party on December 23, 2003 when it purchased a minority interest in DIRECTV from General Motors Corporation (“GM”), and its affiliates, including DIRECTV and its affiliates. In connection with the January 2006 Transaction, News Corporation and its affiliates, including DIRECTV and its affiliates, ceased to be related parties as of January 1, 2006. Subsequent to the April 2005 Transaction, related parties include HCI, SkyTerra, Apollo Management, L.P., an affiliate of HCI and SkyTerra, (“Apollo”), and their affiliates.

Under the terms of the December 2004 Agreement, DIRECTV retained the responsibility for all pre-closing tax obligations of DTV Networks and HNS, as well as obligations related to certain pending litigation and facilities leases for property that the Company had vacated. DIRECTV also liquidated all capital lease debt and all foreign indebtedness outstanding at such time and remained liable for its indemnities to third parties relating to the VSAT hardware financing borrowings. The Company has indemnified DIRECTV for any losses relating to the VSAT hardware financings.

In connection with the April 2005 Acquisition, the Company entered into a management agreement with SkyTerra, which identified the types of services to be provided by SkyTerra to the Company in SkyTerra’s role as managing member. Through December 31, 2005, the Company had paid $0.7 million to SkyTerra pursuant to this agreement. The management agreement was terminated upon consummation of the January 2006 Acquisition.

HUGHES NETWORK SYSTEMS

NOTES TO THE CONDENSED FINANCIAL STATEMENTS—(Continued)

HNS has entered into a management and advisory services agreement with HCI. Under this agreement, HCI provides HNS, through its officers and employees, with general support and advisory and consulting services in relation to HNS’ business. The Company pays HCI a quarterly fee of $250,000 for these services in addition to reimbursing HCI for out of pocket costs and expenses incurred in connection with the services provided to HNS at the rate of related salary and benefit cost plus 2%.

In connection with the closing of the January 2006 Transaction, the parties to the November 2005 Agreement entered into agreements governing certain relationships between and among the parties after the closing. Such agreements include the modification and/or termination of certain prior agreements between and among the parties, including:

•	amending certain provisions of the December 2004 Agreement to accelerate the expiration of certain representations and warranties made by DTV Networks in connection with that agreement;

•	terminating an investor rights agreement in connection with the December 2004 Agreement pursuant to which, among other covenants, SkyTerra and DTV Networks agreed to limit the transferability of the Class A membership interests and HNS granted SkyTerra and DTV Networks public offering registration rights; and

•	amending the Advertising and Marketing Support Agreement.

On October 12, 2005, HCI acquired Series A Preferred Shares from Hughes Systique Corporation (“Hughes Systique”) for $3.0 million, representing an ownership of approximately 24% on an undiluted basis. The Company has contracted with Hughes Systique for software development services. The founders of Hughes Systique include the Chief Executive Officer and President of the Company, as well as certain former employees of the Company, including the Chief Executive Officer and President’s brother. The Chief Executive Officer and President of the Company and his brother own an aggregate of approximately 20% of Hughes Systique on an undiluted basis.

On July 26, 2006, HNS entered into an agreement with two related parties whereby such parties will allow HNS to operate its SPACEWAY 3 satellite at an orbital position where such parties have higher-priority rights. The related parties are controlled by an affiliate of Apollo Investment Fund IV, HCI’s controlling shareholder. A member of HCI’s board of directors and of HNS’ board of managers is the Managing Director of one of the related parties, is the CEO and President of the other related party, and also owns a small interest in each. As part of the agreement, HNS agreed to pay $9.3 million, in annual installments of $0.3 million in 2006, $0.75 million annually between 2007 and 2010, and $1.0 million annually between 2011 and 2016.

HUGHES NETWORK SYSTEMS

NOTES TO THE CONDENSED FINANCIAL STATEMENTS—(Continued)

The following table summarizes sales and purchase transactions with related parties, including the allocation of the cost of employee benefits from DIRECTV and its subsidiaries or affiliates:

	Successor			Predecessor
	Three months ended June 30, 2006		April 23 to June 30, 2005	April 1 to April 22, 2005
	(Dollars in Thousands)
Sales
DIRECTV and affiliates	$	*	$2,396	$502
Apollo and affiliates		593	—	—

Total		$593	$2,396	$502

Purchases
DIRECTV and affiliates	$	*	$2,013	$1,869
Apollo and affiliates		9,751	—	—

Total		$9,751	$2,013	$1,869

*	Ceased to be a related party on January 1, 2006

	Successor			Predecessor
	Six months ended June 30, 2006		April 23 to June 30, 2005	January 1 to April 22, 2005
	(Dollars in Thousands)
Sales
DIRECTV and affiliates	$	*	$2,396	$1,198
Apollo and affiliates		1,088	—	—

Total		$1,088	$2,396	$1,198

Purchases
DIRECTV and affiliates	$	*	$2,013	$18,465
Apollo and affiliates		18,472	—	—

Total		$18,472	$2,013	$18,465

*	Ceased to be a related party on January 1, 2006

The following table sets forth the amount of assets and liabilities resulting from transactions with related parties:

	Successor
	June 30, 2006		December 31, 2005
	(Dollars in Thousands)
Due from related parties
DIRECTV and affiliates	$	*	$206
Apollo and affiliates		585	508

Total		$585	$714

Due to related parties
DIRECTV and affiliates	$	*	$25,179
Apollo and affiliates		610	2,748

Total		$610	$27,927

*	Ceased to be a related party on January 1, 2006

HUGHES NETWORK SYSTEMS

NOTES TO THE CONDENSED FINANCIAL STATEMENTS—(Continued)

Note 12:	Segment Data

HNS operates in two business segments consisting of the VSAT segment (including SPACEWAY), which provides satellite-based private business networks and broadband Internet access to consumers and SMBs, and the Telecom Systems segment consisting of the Company’s mobile satellite communications business unit, its terrestrial microwave network services business unit, and the HNS corporate office.

Selected financial information for HNS’ operating segments was as follows:

	VSAT Business	Telecom Systems	Total
	(Dollars in Thousands)
Three Months Ended June 30, 2006 Successor
Revenues	$183,856	$24,647	$208,503
Segment operating (loss) income	(1,778)	5,466	3,688
Depreciation and amortization	9,986	100	10,086
Segment assets	584,308	271,748	856,056
Capital expenditures	29,227	1,576	30,803

April 23 to June 30, 2005 Successor
Revenues	$138,908	$15,811	$154,719
Segment operating income	13,628	3,439	17,067
Depreciation and amortization	7,889	27	7,916
Segment assets	548,474	177,064	725,538
Capital expenditures	7,469	253	7,722

April 1 to April 22, 2005 Predecessor
Revenues	$38,813	$6,397	$45,210
Segment operating (loss) income	(7,872)	544	(7,328)
Depreciation and amortization	2,466	4	2,470
Segment assets	516,670	185,974	702,644
Capital expenditures	9,139	341	9,480

Six Months Ended June 30, 2006 Successor
Revenues	$365,164	$40,131	$405,295
Segment operating income	5,454	7,217	12,671
Depreciation and amortization	17,058	158	17,216
Segment assets	584,308	271,748	856,056
Capital expenditures	42,048	4,670	46,718

April 23 to June 30, 2005 Successor
Revenues	$138,908	$15,811	$154,719
Segment operating income	13,628	3,439	17,067
Depreciation and amortization	7,889	27	7,916
Segment assets	548,474	177,064	725,538
Capital expenditures	7,469	253	7,722

January 1 to April 22, 2005 Predecessor
Revenues	$199,698	$23,743	$223,441
Segment operating (loss) income	(23,526)	2,447	(21,079)
Depreciation and amortization	13,703	31	13,734
Segment assets	516,670	185,974	702,644
Capital expenditures	25,339	846	26,185

HUGHES NETWORK SYSTEMS

NOTES TO THE CONDENSED FINANCIAL STATEMENTS—(Continued)

Note 13:	Comprehensive (Loss) Income

Total comprehensive (loss) income was as follows:

	Successor		Predecessor
	Three months ended June 30, 2006	April 23 to June 30, 2005	April 1 to April 22, 2005
	(Dollars in Thousands)
Net (loss) income	$(4,428)	$12,295	$(8,160)
Other comprehensive income (loss):
Foreign currency translation adjustments	217	(7,337)	(493)
Unrealized gains (losses) on securities	171	(1,549)	—

Other comprehensive income (loss)	388	(8,886)	(493)

Total Comprehensive (Loss) Income	$(4,040)	$3,409	$(8,653)

	Successor		Predecessor
	Six months ended June 30, 2006	April 23 to June 30, 2005	January 1 to April 22, 2005
	(Dollars in Thousands)
Net (loss) income	$(4,234)	$12,295	$(22,523)
Other comprehensive income (loss):
Foreign currency translation adjustments	1,465	(7,337)	6,050
Unrealized gains (losses) on securities	2,757	(1,549)	(270)

Other comprehensive income (loss)	4,222	(8,886)	5,780

Total Comprehensive (Loss) Income	$(12)	$3,409	$(16,743)

Note 14:	Commitments and Contingencies

Litigation

Litigation is subject to uncertainties, and the outcome of individual litigated matters is not predictable with assurance. Various legal actions, claims, and proceedings, including disputes with customers, are pending against HNS arising in the ordinary course of business. HNS has a policy of establishing loss provisions for matters in which losses are probable and can be reasonably estimated. Some of the matters may involve compensatory, punitive, or treble damage claims, or sanctions, that if granted, could require HNS to pay damages or make other expenditures in amounts that could not be estimated at June 30, 2006.

In 2002, the Department of Revenue Intelligence (“DRI”) in India initiated an action against a former affiliate and customer of the Company, Hughes Tele.com (India) Ltd. (“HTIL”) relating to alleged underpayment of customs duty and misclassification of import codes. The DRI action was also directed against the Company and other HTIL suppliers whose shipments are the focus of that action. HTIL, renamed Tata Teleservices (Maharashtra) Ltd. (“TTML”) after the Tata Group purchased HNS’ equity interest in December 2003, is the principal party of interest in this action. The Company, together with the other named suppliers, are potentially liable for penalties in an amount of up to five times the underpayment of duty if HNS is found to have aided HTIL in avoiding duty. In connection with HNS’ sale to the Tata Group, the Company did not indemnify TTML in relation to its own potential liability in this matter. The parties filed replies to the DRI’s allegations and after a series of hearings the Office of the Settlement Commission recently issued a final order closing the case with no liability for the Company.

HUGHES NETWORK SYSTEMS

NOTES TO THE CONDENSED FINANCIAL STATEMENTS—(Continued)

Following a voluntary disclosure by DIRECTV and DTV Networks in June 2004, DIRECTV and DTV Networks entered into a consent agreement (the “Consent Agreement”) with the US Department of State in January 2005 regarding alleged violations of the International Traffic in Arms regulations involving exports of technology related to the VSAT business primarily to China. As part of the Consent Agreement, which applies to the Company, one of the Company’s subsidiaries was debarred from conducting certain international business. The Company is now eligible to seek reinstatement and intends to do so in the near future. In addition, the Company is required to enhance its export compliance program to avoid future infractions. As a result of its voluntary disclosure and the Consent Agreement, the Company is currently unable to perform its obligations under certain contracts with certain customers in China and Korea addressed by the Consent Agreement. If ultimately unable to perform, the Company may be liable for certain damages of up to $5.0 million as a result of its non-performance. With respect to one such contract, in November 2005, the Company received notice that one of its customers in China had filed a demand for arbitration with the International Center for Dispute Resolution, a division of the American Arbitration Association. Pursuant to a settlement agreement dated June 1, 2006, HNS and the customer settled these claims, HNS paid the customer $0.5 million and the arbitration was terminated.

After discussion with counsel representing the Company in the actions described above, it is the opinion of management that such litigation is not expected to have a material adverse effect on the Company’s results of operations, financial position, or cash flows.

Other

The Company is contingently liable under standby letters of credit and bonds in the aggregate amount of $28.4 million that were undrawn at June 30, 2006. Of this amount, $14.4 million were issued under the $50.0 million revolving credit facility (see Note 10), $4.9 million were secured by restricted cash (see Note 4), and $9.1 million were secured by letters of credit issued under credit arrangements available to the Company’s Indian subsidiaries. Certain of the letters of credit issued by the Company’s Indian subsidiaries are secured by those entities’ assets. These obligations expire as follows: $8.2 million by December 31, 2006, $6.0 million in 2007, $14.0 million in 2008, and $0.2 million in 2009.

In connection with the prior disposition by DTV Networks of a subsidiary that was an affiliate of the Company, the Company entered into a services contract under which it agreed to procure a minimum amount of services from the former subsidiary over a two year period ending March 31, 2007. The minimum total amount to be procured during that period was $23.8 million, of which $16.0 million had been spent as of June 30, 2006, with $7.8 million remaining to be spent as of that date. On August 4, 2006, in connection with the planned disposition by that former subsidiary of a business unit from which the Company had been procuring services, this agreement and the related commitment amount was amended to establish a revised minimum expenditure of $5.4 million for the period June 1, 2006 through September 30, 2007. The Company estimates that the amended purchase commitment will not have a material adverse effect on the Company’s results of operations, financial position or cash flows.

Pursuant to the terms of the December 2004 Agreement, HNS has limited rights with respect to its investment in common stock of an unconsolidated affiliate carried in other assets in the balance sheets. Among other things, HNS may not pledge or otherwise encumber these shares, and while it may sell the shares to an unaffiliated third party, it must deliver the net proceeds from such sale to DIRECTV. The shares must be returned to DIRECTV within three years of the closing of the April 2005 Transaction unless a qualifying disposition of the shares has occurred. Accordingly, at June 30, 2006, HNS has recorded a liability in the balance sheet for the amount of $8.9 million for this investment.

HUGHES NETWORK SYSTEMS

NOTES TO THE CONDENSED FINANCIAL STATEMENTS—(Continued)

Upon closing of the April 2005 Transaction, the Company assumed responsibility for the satellite manufacturing contract with Boeing to complete construction of the SPACEWAY 3 satellite. The remaining obligation at that time was $49.0 million. Of the $49.0 million, $23.0 million was paid through June 30, 2006. The Company expects to pay $16.0 million of the balance by December 31, 2006 and the remainder in 2007. Additionally, the Company has entered into commitments with two companies totaling $73.7 million related to launch and launch operations services. Of this amount, $34.4 million was paid through June 30, 2006. Based on the expected launch of SPACEWAY 3 in early 2007, the Company expects to pay $19.7 million by December 31, 2006 and the remainder in 2007.

Note 15:	Supplemental Guarantor and Non-Guarantor Financial Information

Certain of HNS’ wholly owned subsidiaries (HNS Real Estate, LLC, Hughes Network Systems International Service Company, HNS India VSAT, Inc., and HNS Shanghai, Inc.) (together the “Guarantor Subsidiaries”), have fully and unconditionally guaranteed, on a joint and several basis, payment of the Senior Notes. The Senior Notes were issued by HNS and HNS Finance Corp. (the “Co-Issuer”).

In lieu of providing separate financial statements of the Co-Issuer and the Guarantor Subsidiaries, condensed financial statements are presented below. Results of the Company are in the column marked “Parent.” The column marked “Guarantor Subsidiaries” includes the results of the Guarantor Subsidiaries along with the results of the Co-Issuer, a finance subsidiary which is 100% owned by HNS, and which has no assets, operations, revenues or cash flows other than those related to the issuance, administration and repayment of the Senior Notes. Separate financial statements and other disclosures concerning the Co-Issuer and the Guarantor Subsidiaries are not presented because management has determined that they are not material to investors.

HUGHES NETWORK SYSTEMS

NOTES TO THE CONDENSED FINANCIAL STATEMENTS—(Continued)

Successor

Condensed Consolidating Balance Sheet as of June 30, 2006

(in thousands)	Parent	Combined Guarantor Subsidiaries	Combined Non Guarantor Subsidiaries	Eliminations	Consolidated
Assets:
Cash and cash equivalents	$134,090	$70	$7,011	$—	$141,171
Marketable securities	60,094	—	—	—	60,094
Receivables, net	149,211	2,938	55,330	(31,373)	176,106
Inventories, net	47,320	—	9,190	—	56,510
Prepaid expenses and other	33,275	85	13,952	—	47,312
Property, net	239,415	22,343	16,010	—	277,768
Other assets	139,834	4,443	12,333	(59,515)	97,095

Total assets	$803,239	$29,879	$113,826	$(90,888)	$856,056

Liabilities and equity:
Accounts payable	$38,319	$6	$13,448	$—	$51,773
Accrued expenses	90,578	—	25,377	—	115,955
Debt	487,297	—	7,338	—	494,635
Other liabilities	11,076	—	—	—	11,076
Minority interests	—	3,858	2,790	—	6,648
Total equity	175,969	26,015	64,873	(90,888)	175,969

Total liabilities and equity	$803,239	$29,879	$113,826	$(90,888)	$856,056

Successor
Condensed Consolidating Balance Sheet as of December 31, 2005

(in thousands)	Parent	Combined Guarantor Subsidiaries	Combined Non Guarantor Subsidiaries	Eliminations	Consolidated
Assets:
Cash and cash equivalents	$102,548	$77	$10,642	$—	$113,267
Marketable securities	13,511	—	—	—	13,511
Receivables, net	160,103	3,859	71,699	(34,679)	200,982
Inventories, net	62,975	—	10,551	—	73,526
Prepaid expenses and other	30,451	76	18,145	—	48,672
Property, net	210,521	34,914	14,143	—	259,578
Other assets	101,781	3,706	12,010	(70,509)	46,988

Total assets	$681,890	$42,632	$137,190	$(105,188)	$756,524

Liabilities and equity:
Accounts payable	$33,351	$25	$17,918	$—	$51,294
Accrued expenses	115,048	—	43,480	—	158,528
Debt	365,405	—	6,617	—	372,022
Other liabilities	3,494	—	—	—	3,494
Minority interests	—	3,804	2,790	—	6,594
Total equity	164,592	38,803	66,385	(105,188)	164,592

Total liabilities and equity	$681,890	$42,632	$137,190	$(105,188)	$756,524

HUGHES NETWORK SYSTEMS

NOTES TO THE CONDENSED FINANCIAL STATEMENTS—(Continued)

Successor
Condensed Consolidating Statement of Operations for the Three Months Ended June 30, 2006

(in thousands)	Parent	Combined Guarantor Subsidiaries	Combined Non Guarantor Subsidiaries	Eliminations	Consolidated
Revenues	$186,826	$274	$26,279	$(4,876)	208,503

Operating costs and expenses:
Costs of revenues	148,533	—	20,470	(4,784)	164,219
Research and development	6,309	—	—	—	6,309
Selling, general and administrative	25,863	1,139	6,689	(602)	33,089
Amortization of intangibles	1,198	—	—	—	1,198

Total operating costs and expenses	181,903	1,139	27,159	(5,386)	204,815

Operating income (loss)	4,923	(865)	(880)	510	3,688
Other (expense) income:
Interest expense	(9,855)	—	(531)	40	(10,346)
Other income, net	2,373	(122)	519	(40)	2,730
Equity in losses of consolidated subsidiaries	(1,810)	—	—	1,810	—

Income (loss) before income taxes	(4,369)	(987)	(892)	2,320	(3,928)
Income tax expense	(59)	—	(441)	—	(500)

Net (loss) income	$(4,428)	$(987)	$(1,333)	$2,320	$(4,428)

Successor
Condensed Consolidating Statement of Operations for April 23, 2005 to June 30, 2005

(in thousands)	Parent	Combined Guarantor Subsidiaries	Combined Non Guarantor Subsidiaries	Eliminations	Consolidated
Revenues	$133,911	$133	$24,058	$(3,383)	$154,719

Operating costs and expenses:
Costs of revenues	95,882	—	16,338	(3,041)	109,179
Research and development	6,057	—	—	—	6,057
Selling, general and administrative	18,006	407	4,345	(342)	22,416

Total operating costs and expenses	119,945	407	20,683	(3,383)	137,652

Operating income (loss)	13,966	(274)	3,375	—	17,067
Other (expense) income:
Interest expense	(5,008)	—	(292)	326	(4,974)
Other income, net	409	(139)	186	—	456
Equity in earnings (losses) of consolidated subsidiaries	2,928	—	—	(2,928)	—

Income (loss) before income taxes	12,295	(413)	3,269	(2,602)	12,549
Income tax expense	—	—	(254)	—	(254)

Net income (loss)	$12,295	$(413)	$3,015	$(2,602)	$12,295

HUGHES NETWORK SYSTEMS

NOTES TO THE CONDENSED FINANCIAL STATEMENTS—(Continued)

Predecessor
Condensed Consolidating Statement of Operations for April 1, 2005 to April 22, 2005

(in thousands)	Parent	Combined Guarantor Subsidiaries	Combined Non Guarantor Subsidiaries	Eliminations	Consolidated
Revenues	$38,835	$56	$6,888	$(569)	$45,210

Operating costs and expenses:
Costs of revenues	27,205	—	11,460	(1,243)	37,422
Research and development	2,730	—	—	—	2,730
Selling, general and administrative	10,167	584	1,899	(264)	12,386

Total operating costs and expenses	40,102	584	13,359	(1,507)	52,538

Operating (loss) income	(1,267)	(528)	(6,471)	938	(7,328)
Other (expense) income:
Interest expense	(498)	—	(119)	—	(617)
Other income, net	117	(136)	65	—	46
Equity in losses of consolidated subsidiaries	(6,512)	—	—	6,512	—

Income (loss) before income taxes	(8,160)	(664)	(6,525)	7,450	(7,899)
Income tax expense	—	—	(261)	—	(261)

Net (loss) income	$(8,160)	$(664)	$(6,786)	$7,450	$(8,160)

Successor
Condensed Consolidating Statement of Operations for the Six Months Ended June 30, 2006

(in thousands)	Parent	Combined Guarantor Subsidiaries	Combined Non Guarantor Subsidiaries	Eliminations	Consolidated
Revenues	$359,269	$509	$54,647	$(9,130)	$405,295

Operating costs and expenses:
Costs of revenues	274,936	—	43,051	(7,645)	310,342
Research and development	14,246	—	—	—	14,246
Selling, general and administrative	52,446	1,392	13,418	(1,485)	65,771
Amortization of intangibles	2,265	—	—	—	2,265

Total operating costs and expenses	343,893	1,392	56,469	(9,130)	392,624

Operating income (loss)	15,376	(883)	(1,822)	—	12,671
Other (expense) income:
Interest expense	(19,009)	—	(808)	77	(19,740)
Other income, net	3,373	(54)	580	(77)	3,822
Equity in losses of consolidated subsidiaries	(3,915)	—	—	3,915	—

Income (loss) before income taxes	(4,175)	(937)	(2,050)	3,915	(3,247)
Income tax expense	(59)	—	(928)	—	(987)

Net (loss) income	$(4,234)	$(937)	$(2,978)	$3,915	$(4,234)

HUGHES NETWORK SYSTEMS

NOTES TO THE CONDENSED FINANCIAL STATEMENTS—(Continued)

Successor
Condensed Consolidating Statement of Operations for April 23, 2005 to June 30, 2005

(in thousands)	Parent	Combined Guarantor Subsidiaries	Combined Non Guarantor Subsidiaries	Eliminations	Consolidated
Revenues	$133,911	$133	$24,058	$(3,383)	$154,719

Operating costs and expenses:
Costs of revenues	95,882	—	16,338	(3,041)	109,179
Research and development	6,057	—	—	—	6,057
Selling, general and administrative	18,006	407	4,345	(342)	22,416

Total operating costs and expenses	119,945	407	20,683	(3,383)	137,652

Operating income (loss)	13,966	(274)	3,375	—	17,067
Other (expense) income:
Interest expense	(5,008)	—	(292)	326	(4,974)
Other income, net	409	(139)	186	—	456
Equity in earnings (losses) of consolidated subsidiaries	2,928	—	—	(2,928)	—

Income (loss) before income taxes	12,295	(413)	3,269	(2,602)	12,549
Income tax expense	—	—	(254)	—	(254)

Net income (loss)	$12,295	$(413)	$3,015	$(2,602)	$12,295

Predecessor
Condensed Consolidating Statement of Operations for January 1, 2005 to April 22, 2005

(in thousands)	Parent	Combined Guarantor Subsidiaries	Combined Non Guarantor Subsidiaries	Eliminations	Consolidated
Revenues	$196,684	$278	$30,499	$(4,020)	$223,441

Operating costs and expenses:
Costs of revenues	157,713	—	24,753	(7,907)	174,559
Research and development	18,194	—	—	—	18,194
Selling, general and administrative	44,124	204	8,384	(945)	51,767

Total operating costs and expenses	220,031	204	33,137	(8,852)	244,520

Operating (loss) income	(23,347)	74	(2,638)	4,832	(21,079)
Other (expense) income:
Interest expense	(1,078)	—	(553)	—	(1,631)
Other income, net	59	428	3,880	(4,000)	367
Equity in earnings of consolidated subsidiaries	1,843	—	—	(1,843)	—

Income (loss) before income taxes	(22,523)	502	689	(1,011)	(22,343)
Income tax expense	—	—	(180)	—	(180)

Net (loss) income	$(22,523)	$502	$509	$(1,011)	$(22,523)

HUGHES NETWORK SYSTEMS

NOTES TO THE CONDENSED FINANCIAL STATEMENTS—(Continued)

Successor
Condensed Consolidating Statement of Cash Flows for the Six Months Ended June 30, 2006

(in thousands)	Parent	Combined Guarantor Subsidiaries	Combined Non Guarantor Subsidiaries	Eliminations	Consolidated
Cash Flows from Operating Activities
Net loss	$(4,234)	$(937)	$(2,978)	$3,915	$(4,234)
Adjustments to reconcile net loss to net cash flows from operating activities	27,571	1,314	728	(3,915)	25,698

Net Cash Provided by (Used in) Operating Activities	23,337	377	(2,250)	—	21,464

Cash Flows from Investing Activities
Change in restricted cash	(506)	—	—	—	(506)
Purchase of short-term investments, net	(46,594)	—	—	—	(46,594)
Expenditures for property	(35,210)	(438)	(2,302)	—	(37,950)
Proceeds from sale of property	107	—	48	—	155
Expenditures for capitalized software	(8,768)	—	—	—	(8,768)
Other	—	54	—	—	54

Net Cash (Used in) Provided by Investing Activities	(90,971)	(384)	(2,254)	—	(93,609)

Cash Flows from Financing Activities
Net decrease in notes and loans payable	—	—	(1,261)	—	(1,261)
Long-Term debt borrowings	450,130	—	3,814	—	453,944
Repayment of long-term debt	(339,818)	—	(1,784)	—	(341,602)
Debt Issuance Cost	(11,136)	—	—	—	(11,136)

Net Cash Provided by Financing Activities	99,176	—	769	—	99,945

Effect of exchange rate changes on cash and cash equivalents	—	—	104	—	104

Net increase (decrease) in cash and cash equivalents	31,542	(7)	(3,631)	—	27,904
Cash and cash equivalents at beginning of period	102,548	77	10,642	—	113,267

Cash and cash equivalents at end of period	$134,090	$70	$7,011	$—	$141,171

HUGHES NETWORK SYSTEMS

NOTES TO THE CONDENSED FINANCIAL STATEMENTS—(Continued)

Successor
Condensed Consolidating Statement of Cash Flows for April 23, 2005 to June 30, 2005

(in thousands)	Parent	Combined Guarantor Subsidiaries	Combined Non Guarantor Subsidiaries	Eliminations	Consolidated
Cash Flows from Operating Activities
Net Income (Loss)	$12,295	$(413)	$3,015	$(2,602)	$12,295
Adjustments to reconcile net income (loss) to net cash flows from operating activities	(18,811)	676	18,339	2,602	2,806

Net Cash Provided by (Used in) Operating Activities	(6,516)	263	21,354	—	15,101

Cash Flows from Investing Activities
Change in restricted cash	—	—	(21)	—	(21)
Expenditures for property	(4,399)	(381)	(463)	—	(5,243)
Expenditures for capitalized software	(2,479)	—	—	—	(2,479)
Other	136	139	—	—	275

Net Cash Used in Investing Activities	(6,742)	(242)	(484)	—	(7,468)

Cash Flows from Financing Activities
Net increase in notes and loans payable	—	—	(77)	—	(77)
Net borrowings from DIRECTV	2,036	—	—	—	2,036
Long-term debt borrowings	16,376	—	163	—	16,539
Repayment of long-term debt	(6,856)	—	(1,822)	—	(8,678)
Distribution to parent	3,805	—	(3,805)	—	—

Net Cash Provided by (Used in) Financing Activities	15,361	—	(5,541)	—	9,820

Effect of exchange rate changes on cash and cash equivalents	—	—	(8,716)	—	(8,716)

Net increase in cash and cash equivalents	2,103	21	6,613	—	8,737
Cash and cash equivalents at beginning of period	114,476	66	7,228	—	121,770

Cash and cash equivalents at end of period	$116,579	$87	$13,841	$—	$130,507

HUGHES NETWORK SYSTEMS

NOTES TO THE CONDENSED FINANCIAL STATEMENTS—(Continued)

Predecessor
Condensed Consolidating Statement of Cash Flows for January 1, 2005 to April 22, 2005

(in thousands)	Parent	Combined Guarantor Subsidiaries	Combined Non Guarantor Subsidiaries	Eliminations	Consolidated
Cash Flows from Operating Activities
Net (Loss) Income	$(22,523)	$502	$509	$(1,011)	$(22,523)
Adjustments to reconcile net (loss) income to net cash flows from operating activities	(23,334)	2,130	(9,980)	1,011	(30,173)

Net Cash (Used in) Provided by Operating Activities	(45,857)	2,632	(9,471)	—	(52,696)

Cash Flows from Investing Activities
Change in restricted cash	1,978	—	—	—	1,978
Expenditures for property	(22,413)	(6)	(493)	—	(22,912)
Expenditures for capitalized software	(3,273)	—	—	—	(3,273)
Other	(590)	(2,612)	2,244	—	(958)

Net Cash (Used in) Provided by Investing Activities	(24,298)	(2,618)	1,751	—	(25,165)

Cash Flows from Financing Activities
Net increase in notes and loans payable	—	—	871	—	871
Net borrowings from DIRECTV	(108,868)	—	—	—	(108,868)
Long-term debt borrowings	327,775	—	—	—	327,775
Debt issuance cost	(10,482)	—	—	—	(10,482)
Repayment of long-term debt	(27,150)	—	(2,991)	—	(30,141)

Net Cash Provided by (Used in) Financing Activities	181,275	—	(2,120)	—	179,155

Effect of exchange rate changes on cash and cash equivalents	—	—	5,669	—	5,669

Net increase in cash and cash equivalents	111,120	14	(4,171)	—	106,963
Cash and cash equivalents at beginning of period	3,356	52	11,399	—	14,807

Cash and cash equivalents at end of period	$114,476	$66	$7,228	$—	$121,770

*  *  *

PART II: INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20.	Indemnification of Directors and Officers

The following applies to HNS Finance Corp., Hughes Network Systems International Service Company, HNS-India VSAT, Inc. and HNS Shanghai, Inc. (each a “Delaware Corporate Registrant” and collectively the “Delaware Corporate Registrants”):

Each of the Delaware Corporate Registrants is a Delaware corporation. Section 145(a) of the Delaware General Corporation Law (the “DGCL”) provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Section 145(b) of the DGCL provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

Further subsections of DGCL Section 145 provide that:

•	to the extent a present or former director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145 or in the defense of any claim, issue or matter therein, such person shall be indemnified against expenses, including attorneys’ fees, actually and reasonably incurred by such person in connection therewith;

•	the indemnification and advancement of expenses provided for pursuant to Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise; and

•	the corporation shall have the power to purchase and maintain insurance of behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under Section 145.

As used in this Item 20, the term “proceeding” means any threatened, pending, or completed action, suit, or proceeding, whether or not by or in the right of a Delaware Corporate Registrant, and whether civil, criminal, administrative, investigative or otherwise. Section 145 of the DGCL makes provision for the indemnification of officers and directors in terms sufficiently broad to indemnify officers and directors of each Delaware Corporate Registrant under certain circumstances from liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the “Act”). Each of the Delaware Corporate Registrants may, in its discretion, similarly indemnify its employees and agents.

The Certificate of Incorporation and Bylaws of HNS Finance Corp. provide that HNS Finance Corp. will indemnify a director for breach of fiduciary duty as a director to the fullest extent authorized by the DGCL. HNS Finance Corp. will also indemnify to the fullest extent authorized by the DGCL any person involved in any proceeding by reason of the fact that he or she was or is a director, officer, employee or agent of HNS Finance Corp. However, such person must have acted in good faith and in a manner he or she reasonably believed to be in, or no opposed to, the best interests of HNS Finance Corp. and, with respect to a criminal action, had no reason to believe that his conduct was unlawful. HNS Finance Corp. must advance expenses incurred by each indemnitee upon delivery to HNS Finance Corp. of an undertaking by or on behalf of such indemnitee, to repay all amounts advanced if it is ultimately determined by final judicial decision that such indemnity is not entitled to be indemnified for such expenses.

The Bylaws of Hughes Network Systems International Service Company (“HNSISC”) provide that HNSISC will indemnify and advance expenses to any person involved in any proceeding by reason of the fact that he or she was or is a director, officer, employee or agent of HNSISC. The board of directors of HNSISC may, to the full extent permitted by law, authorize an appropriate officer to purchase and maintain insurance to indemnify HNSISC for any obligation which it incurs as a result of the indemnification of directors, officers, or employees and to indemnify directors, officers and employees in instances in which they may not otherwise be indemnified.

The Bylaws of HNS-India VSAT, Inc. provide that HNS-India VSAT, Inc. will indemnify and advance expenses to any person involved in any proceeding by reason of the fact that he or she was or is a director, officer, or agent of HNS-India VSAT, Inc. HNS-India VSAT, Inc. is not required to indemnify a person in connection with a proceeding initiated by such person if the proceeding was not authorized by the board of directors of HNS-India VSAT, Inc. With respect to employees, the HNS-India VSAT, Inc. may advance expenses in the manner described above. The ultimate determination as to whether an employee is entitled to indemnification will be made by the board of directors or by a committee of the board of directors.

The Certificate of Incorporation of HNS-Shanghai, Inc. provides that no director will be personally liable for monetary damages for breach of fiduciary duty except for breach of the duty of loyalty, for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of the law, under section 174 of the DGCL, or for any transaction from which the director derived an improper personal benefit. The Bylaws of HNS-Shanghai, Inc. provide that HNS-Shanghai, Inc. will indemnify any person involved in any proceeding by reason of the fact that he or she was a director, officer, employee, or agent of HNS-Shanghai, Inc. if such person acted in good faith and in manner he reasonably believed to be in or not opposed to the best interests of HNS-Shanghai, Inc. or, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. HNS-Shanghai, Inc. will also indemnify any person involved in a proceeding by or in the right of HNS-Shanghai, Inc. to procure a judgment in its favor by reason of the fact that he or she is or was a director, officer, employee or agent he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the HNS-Shanghai, Inc. The board of directors may authorize HNS-Shanghai, Inc. to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent against any liability asserted and incurred by him or her in any such capacity.

Under Section 102(b)(7) of the DGCL, a corporation may relieve its directors from personal liability to such corporation or its stockholders for monetary damages for any breach of their fiduciary duty as directors except (i) for a breach of the duty of loyalty, (ii) for failure to act in good faith, (iii) for intentional misconduct or knowing violation of law, (iv) for willful or negligent violations of certain provisions in the DGCL imposing certain requirements with respect to stock repurchases, redemptions and dividends, or (v) for any transactions from which the director derived an improper personal benefit.

The following applies to Hughes Network Systems, LLC and HNS Real Estate, LLC:

Hughes Network Systems, LLC and HNS Real Estate, LLC are Delaware limited liability companies. Section 108 of the Delaware Limited Liability Company Act (the “LLC Act”) provides that subject to such standards and restrictions, if any, as are set forth in its limited liability company agreement, a limited liability company may, and shall have the power to, indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever.

The Second Amended and Restated Limited Liability Company Agreement of Hughes Network Systems, LLC (“Hughes Network Systems LLC Agreement”) provides that Hughes Network Systems, LLC may indemnify its members, members of the board of directors, officers or affiliates to the maximum extent permitted by the LLC Act unless the loss or damage for which indemnification is sought is for acts or omissions involving intentional misconduct or a knowing violation of law, or for any transaction from which the person received any improper personal benefit. Hughes Network Systems’ LLC Agreement also provides that expenses incurred in connection with an action or proceeding for which indemnification is sought may be paid by Hughes Network Systems, LLC in advance of the final disposition of such action upon receipt of an undertaking by such, manager, officer, employee or other agent to repay such amount if it is ultimately determined that such person is not entitled to be indemnified by Hughes Network Systems, LLC.

The Amended and Restated Limited Liability Company Agreement of HNS Real Estate, LLC provides that HNS Real Estate, LLC may, to the fullest extent allowed by the LLC Act, indemnify any person or entity involved in a proceeding by reason of the fact that he or she is or was a member of the corporation, or serving as a director, officer, partner, manager, member, trustee, employee or agent of the corporation, against expenses actually or reasonably incurred in connection with such action.

Insurance Arrangements

Hughes Communications currently maintains an insurance policy which, within the limits and subject to the terms and conditions thereof, covers certain expenses and liabilities that may be incurred by our directors and officers and our subsidiaries in connection with proceedings that may be brought against them as a result of an act or omission committed or suffered while acting as a director or officer of us or our subsidiaries.

Indemnification Agreements

Certain officers and directors of Hughes Communications, Inc. (the parent of each of the Delaware Corporate Registrants, Hughes Network Systems, LLC and HNS Real Estate, LLC) have signed indemnification agreements (the “Indemnification Agreements”) with Hughes Communications, Inc. which indemnify such officers and directors in their capacity as officers and directors of the applicable subsidiaries of Hughes Communications, Inc. Each of the Indemnification Agreements provides, among other things, that Hughes Communications, Inc. will, to the extent permitted by applicable law, indemnify and hold harmless each indemnitee if, by reason of such indemnitee’s corporate status as a director or officer, such indemnitee was, is or is threatened to be made, a party or a participant (as a witness or otherwise) in any threatened, pending or completed proceeding, whether of a civil, criminal, administrative or investigative nature, against all losses, judgments, fines, penalties and amounts paid in settlement (if such settlement is approved in writing in advance by Hughes Communications, Inc.) and incurred by such indemnitee in connection with such proceeding. In addition, each of the Indemnification Agreements provides for the advancement of expenses incurred by the indemnitee in connection with any proceeding covered by the agreement, subject to certain exceptions. Each of the Indemnification Agreements does not preclude any other rights to indemnification or advancement of expenses to which the indemnitee may be entitled, including but not limited to, any rights arising under the Hughes Communications, Inc. corporate governance documents, any other agreement, any vote of the stockholders of Hughes Communications, Inc. and any applicable law.

Item 21.	Exhibits and Financial Statement Schedules

(a) The following exhibits are attached hereto:

Exhibit	Description
3.1*	Certificate of Formation of Hughes Network Systems, LLC filed in the State of Delaware on November 12, 2004.

3.2*	Second Amended and Restated Limited Liability Company Agreement of Hughes Network Systems, LLC, dated February 28, 2006.

3.3*	Certificate of Incorporation of HNS Finance Corp. filed in the State of Delaware on March 27, 2006.

3.4*	By-laws of HNS Finance Corp.

3.5*	Certificate of Incorporation of Hughes Network Systems International Service Company filed in the State of Delaware on April 27, 1990, including all amendments thereto and as last amended on June 12, 1990.

3.6*	By-laws of Hughes Network Systems International Service Company.

3.7*	Certificate of Formation of HNS Real Estate, LLC filed in the State of Delaware on April 19, 2005.

3.8*	Amended and Restated Limited Liability Company Agreement of HNS Real Estate, LLC, dated April 22, 2005.

3.9*	Certificate of Incorporation of HNS-India VSAT, Inc. filed in the State of Delaware on November 15, 1991.

3.10*	By-laws of HNS-India VSAT, Inc.

3.11*	Certificate of Incorporation of HNS-Shanghai, Inc. filed in the State of Delaware on October 9, 1990, including all amendments thereto and as last amended on May 23, 1994.

3.12*	By-laws of HNS-Shanghai, Inc.

4.1	Indenture, dated as of April 13, 2006, among Hughes Network Systems, LLC, HNS Finance Corp., each of the guarantors party thereto, and Wells Fargo Bank, National Association, as trustee (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K of Hughes Communications, Inc. filed April 17, 2006 (File No. 000-51784)).

4.2	Registration Rights Agreement, dated as of April 13, 2006, among Hughes Network Systems, LLC, HNS Finance Corp., the guarantors listed on Schedule I thereto, Bear, Stearns & Co., Inc, Morgan Stanley & Co. Incorporated and Banc of America Securities LLC (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K of Hughes Communications, Inc. filed April 17, 2006 (File No. 000-51784)).

4.3	Form of 9 1/2% Senior Note due 2014 (included in the Indenture filed as Exhibit 4.1 to the Current Report on Form 8-K of Hughes Communications, Inc. filed April 17, 2006 (File No. 000-51784)).

5.1	Opinion of Akin Gump Strauss Hauer & Feld LLP.

10.1	Employment Agreement, dated as of April 23, 2005, by and between Hughes Network Systems, LLC and Pradman Kaul (incorporated by reference to Exhibit 10.3 to the Registration Statement on Form S-1 of Hughes Communications, Inc. filed December 5, 2005 (File No. 333-130136)).

10.2	Restricted Unit Purchase Agreement, dated as of June 20, 2005, between Hughes Network Systems, LLC and Jeffrey A. Leddy (incorporated by reference to Exhibit 10.4 to the Registration Statement on Form S-1 of Hughes Communications, Inc. filed December 5, 2005 (File No. 333-130136)).

10.3	2006 Equity and Incentive Plan (incorporated by reference to Exhibit 10.6 to Amendment No. 3 to the Registration Statement on Form S-1 of Hughes Communications, Inc. filed February 6, 2006 (File No. 333-130136)).

Exhibit	Description
10.4	Investor Rights Agreement, dated as of April 22, 2005, by and among Hughes Network Systems, LLC, Hughes Network Systems, Inc. and SkyTerra Communications, Inc. (incorporated by reference to Exhibit 99.5 to the Current Report on Form 8-K of SkyTerra Communications, Inc. filed April 26, 2005 (File No. 000-13865)).

10.5	Credit Agreement dated as of April 22, 2005, as amended and restated as of June 27, 2005 and as further amended and restated as of April 13, 2006, among Hughes Network Systems, LLC, the lenders party thereto from time to time, Bear Stearns Corporate Lending Inc., as administrative agent, Morgan Stanley Senior Funding, Inc., as syndication agent, and Bear, Stearns & Co. Inc. and Morgan Stanley Senior Funding, Inc., as joint lead arrangers and joint book managers (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K of Hughes Communications, Inc. filed April 17, 2006 (File No. 000-51784)).

10.6	Contribution and Membership Interest Purchase Agreement, dated December 3, 2004, by and among The DIRECTV Group, Inc., Hughes Network Systems, Inc., SkyTerra Communications, Inc. and Hughes Network Systems, LLC (incorporated by reference to the Current Report on Form 8-K of SkyTerra Communications, Inc. filed December 9, 2004 (File No. 000-13865)).

10.7	Membership Interest Purchase Agreement, dated as of November 10, 2005, by and among SkyTerra Communications, Inc., SkyTerra Holdings, Inc., DIRECTV Group, Inc., DTV Network Systems, Inc. and Hughes Network Systems, LLC (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K of SkyTerra Communications, Inc. filed November 14, 2005 (File No. 000-13865)).

10.8	Hughes Network Systems, LLC Bonus Unit Plan (incorporated by reference to Exhibit 10.1 to the quarterly report on Form 10-Q of SkyTerra Communications, Inc. filed August 15, 2005 (File No. 000-13865)).

10.9	Employment Agreement, dated as of April 23, 2005, by and between Hughes Network Systems, LLC and Paul Gaske (incorporated by reference to Exhibit 10.19 to Amendment No. 2 to the Registration Statement on Form S-1 of Hughes Communications, Inc. filed January 26, 2006 (File No. 333-130136)).

10.10	Employment Agreement, dated as of April 23, 2005, by and between Hughes Network Systems, LLC and Bahram Pourmand (incorporated by reference to Exhibit 10.20 to Amendment No. 2 to the Registration Statement on Form S-1 of Hughes Communications, Inc. filed January 26, 2006 (File No. 333-130136)).

10.11	Employment Agreement, dated as of April 23, 2005, by and between Hughes Network Systems, LLC and Adrian Morris (incorporated by reference to Exhibit 10.21 to Amendment No. 2 to the Registration Statement on Form S-1 of Hughes Communications, Inc. filed January 26, 2006 (File No. 333-130136)).

10.12	Employment Agreement, dated February 23, 2006, between Hughes Communications, Inc., Hughes Network Systems, LLC and Grant A. Barber (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K of Hughes Communications, Inc. filed February 27, 2006 (File No. 000-51784)).

10.13	Form of Restricted Stock Agreement for grants to non-management directors pursuant to the Hughes Communications, Inc. 2006 Equity and Incentive Plan (incorporated by reference to Exhibit 10.1 to the Quarterly Report on Form 10-Q of Hughes Communications, Inc. filed May 15, 2006 (File No. 000-51784)).

10.14	Form of Restricted Stock Agreement for grants to executive officers pursuant to the Hughes Communications, Inc. 2006 Equity and Incentive Plan (incorporated by reference to Exhibit 10.2 to the Quarterly Report on Form 10-Q of Hughes Communications, Inc. filed May 15, 2006 (File No. 000-51784)).

10.15	Form of Terms of Stock Option for grants to executive officers pursuant to the Hughes Communications, Inc. 2006 Equity and Incentive Plan. (incorporated by reference to Exhibit 10.3 to the Quarterly Report on Form 10-Q of Hughes Communications, Inc. filed May 15, 2006 (File No. 000-51784)).

Exhibit	Description
10.16	Management and Advisory Services Agreement dated March 27, 2006 between Hughes Communications, Inc. and Hughes Network Systems, LLC (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K of Hughes Communications, Inc. filed March 29, 2006 (File No. 000-51784)).

10.17	Form of Indemnification Agreement (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K of Hughes Communications, Inc. filed June 22, 2006 (File No. 000-51784)).

12.1*	Statement Regarding Earnings to Fixed Charges Ratio.

21.1*	List of Subsidiaries of Hughes Network Systems, LLC.

23.1	Consent of Deloitte & Touche LLP.

23.2	Consent of Akin Gump Strauss Hauer & Feld LLP (included in the opinion filed as Exhibit 5.1 to this Amendment No. 1).

24.1*	Powers of Attorney of Directors and Officers of the registrants (included on signature pages to original Registration Statement).

25.1*	Form T-1 of Wells Fargo Bank, National Association.

99.1*	Form of Letter of Transmittal.

99.2*	Form of Notice of Guaranteed Delivery.

99.3*	Form of Letter to Brokers.

99.4*	Form of Letter to Clients.

*	Previously filed.

(b) Financial Statement Schedules

All financial statement schedules are omitted because they are inapplicable, not required or the information has been disclosed elsewhere in the consolidated financial statements or notes thereto.

Item 22.	Undertakings

The undersigned registrants hereby undertake:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining liability under the Securities Act of 1933 to any purchaser:

(i) Each prospectus filed pursuant to Rule 424(b) as part of the registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

The undersigned registrants hereby undertake to respond to requests for information that is included in the prospectus pursuant to Items 4, 10(b), 11, or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

The undersigned registrants hereby undertake to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Germantown, State of Maryland, on the 27th day of October, 2006.

HUGHES NETWORK SYSTEMS, LLC

By:	/S/ PRADMAN P. KAUL
Name:	Pradman P. Kaul
Title:	Chief Executive Officer and Chairman of the Board of Managers

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed below by the following persons in the capacities and on the date indicated below.

Signature	Title	Date

/S/ PRADMAN P. KAUL Pradman P. Kaul	Chief Executive Officer and Chairman of the Board of Managers (Principal Executive Officer)	October 27, 2006

/S/ GRANT A. BARBER Grant A. Barber	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	October 27, 2006

* Jeffrey A. Leddy	Member of the Board of Managers	October 27, 2006

* Andrew D. Africk	Member of the Board of Managers	October 27, 2006

* Aaron J. Stone	Member of the Board of Managers	October 27, 2006

*By:	/S/ GRANT A. BARBER
Grant A. Barber Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Germantown, State of Maryland, on the 27th day of October, 2006.

HNS FINANCE CORP.

By:	/S/ PRADMAN P. KAUL
Name:	Pradman P. Kaul
Title:	President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed below by the following persons in the capacities and on the date indicated below.

Signature	Title	Date

/S/ PRADMAN P. KAUL Pradman P. Kaul	President, Chief Executive Officer and Director (Principal Executive Officer)	October 27, 2006

/S/ GRANT A. BARBER Grant A. Barber	Executive Vice President, Chief Financial Officer and Director (Principal Financial Officer)	October 27, 2006

/S/ THOMAS J. MCELROY Thomas J. McElroy	Vice President and Controller (Principal Accounting Officer)	October 27, 2006

/S/ DEAN MANSON Dean Manson	Director	October 27, 2006

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Germantown, State of Maryland, on the 27th day of October, 2006.

HUGHES NETWORK SYSTEMS INTERNATIONAL SERVICE COMPANY

By:	/S/ BAHRAM POURMAND
Name:	Bahram Pourmand
Title:	President

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed below by the following persons in the capacities and on the date indicated below.

Signature	Title	Date

/S/ BAHRAM POURMAND Bahram Pourmand	President (Principal Executive Officer)	October 27, 2006

/S/ GRANT A. BARBER Grant A. Barber	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	October 27, 2006

/S/ PRADMAN P. KAUL Pradman P. Kaul	Director	October 27, 2006

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Germantown, State of Maryland, on the 27th day of October, 2006.1

HNS REAL ESTATE, LLC

By:	HUGHES NETWORK SYSTEMS, LLC, its sole member

By:	/S/ PRADMAN P. KAUL
Name:	Pradman P. Kaul
Title:	Chief Executive Officer and Chairman of the Board of Managers

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed below by the following persons in the capacities and on the date indicated below.

Signature	Title	Date

/S/ PRADMAN P. KAUL Pradman P. Kaul	President (Principal Executive Officer)	October 27, 2006

/S/ GRANT A. BARBER Grant A. Barber	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	October 27, 2006

[1]	HNS Real Estate, LLC (“HNSRE”) is a single member limited liability company managed by its sole member, Hughes Network Systems, LLC. HNSRE does not have a board of directors or similar body. A separate signature page of Hughes Network Systems, LLC is included elsewhere in this Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Germantown, State of Maryland, on the 27th day of October, 2006.

HNS-INDIA VSAT, INC.

By:	/S/ PRADMAN P. KAUL
Name:	Pradman P. Kaul
Title:	President

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed below by the following persons in the capacities and on the date indicated below.

Signature	Title	Date

/S/ PRADMAN P. KAUL Pradman P. Kaul	President and Director (Principal Executive Officer)	October 27, 2006

/S/ GRANT A. BARBER Grant A. Barber	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	October 27, 2006

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Germantown, State of Maryland, on the 27th day of October, 2006.

HNS-SHANGHAI, INC.

By:	/S/ PRADMAN P. KAUL
Name:	Pradman P. Kaul
Title:	President

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed below by the following persons in the capacities and on the date indicated below.

Signature	Title	Date

/S/ PRADMAN P. KAUL Pradman P. Kaul	President and Director (Principal Executive Officer)	October 27, 2006

/S/ GRANT A. BARBER Grant A. Barber	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	October 27, 2006

EXHIBIT INDEX

Exhibit	Description
3.1*	Certificate of Formation of Hughes Network Systems, LLC filed in the State of Delaware on November 12, 2004.

3.2*	Second Amended and Restated Limited Liability Company Agreement of Hughes Network Systems, LLC, dated February 28, 2006.

3.3*	Certificate of Incorporation of HNS Finance Corp. filed in the State of Delaware on March 27, 2006.

3.4*	By-laws of HNS Finance Corp.

3.5*	Certificate of Incorporation of Hughes Network Systems International Service Company filed in the State of Delaware on April 27, 1990, including all amendments thereto and as last amended on June 12, 1990.

3.6*	By-laws of Hughes Network Systems International Service Company.

3.7*	Certificate of Formation of HNS Real Estate, LLC filed in the State of Delaware on April 19, 2005.

3.8*	Amended and Restated Limited Liability Company Agreement of HNS Real Estate, LLC, dated April 22, 2005.

3.9*	Certificate of Incorporation of HNS-India VSAT, Inc. filed in the State of Delaware on November 15, 1991.

3.10*	By-laws of HNS-India VSAT, Inc.

3.11*	Certificate of Incorporation of HNS-Shanghai, Inc. filed in the State of Delaware on October 9, 1990, including all amendments thereto and as last amended on May 23, 1994.

3.12*	By-laws of HNS-Shanghai, Inc.

4.1	Indenture, dated as of April 13, 2006, among Hughes Network Systems, LLC, HNS Finance Corp., each of the guarantors party thereto, and Wells Fargo Bank, National Association, as trustee (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K of Hughes Communications, Inc. filed April 17, 2006 (File No. 000-51784)).

4.2	Registration Rights Agreement, dated as of April 13, 2006, among Hughes Network Systems, LLC, HNS Finance Corp., the guarantors listed on Schedule I thereto, Bear, Stearns & Co., Inc, Morgan Stanley & Co. Incorporated and Banc of America Securities LLC (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K of Hughes Communications, Inc. filed April 17, 2006 (File No. 000-51784)).

4.3	Form of 9 1/2% Senior Note due 2014 (included in the Indenture filed as Exhibit 4.1 to the Current Report on Form 8-K of Hughes Communications, Inc. filed April 17, 2006 (File No. 000-51784)).

5.1	Opinion of Akin Gump Strauss Hauer & Feld LLP.

10.1	Employment Agreement, dated as of April 23, 2005, by and between Hughes Network Systems, LLC and Pradman Kaul (incorporated by reference to Exhibit 10.3 to the Registration Statement on Form S-1 of Hughes Communications, Inc. filed December 5, 2005 (File No. 333-130136)).

10.2	Restricted Unit Purchase Agreement, dated as of June 20, 2005, between Hughes Network Systems, LLC and Jeffrey A. Leddy (incorporated by reference to Exhibit 10.4 to the Registration Statement on Form S-1 of Hughes Communications, Inc. filed December 5, 2005 (File No. 333-130136)).

10.3	2006 Equity and Incentive Plan (incorporated by reference to Exhibit 10.6 to Amendment No. 3 to the Registration Statement on Form S-1 of Hughes Communications, Inc. filed February 6, 2006 (File No. 333-130136)).

Exhibit	Description
10.4	Investor Rights Agreement, dated as of April 22, 2005, by and among Hughes Network Systems, LLC, Hughes Network Systems, Inc. and SkyTerra Communications, Inc. (incorporated by reference to Exhibit 99.5 to the Current Report on Form 8-K of SkyTerra Communications, Inc. filed April 26, 2005 (File No. 000-13865)).

10.5	Credit Agreement dated as of April 22, 2005, as amended and restated as of June 27, 2005 and as further amended and restated as of April 13, 2006, among Hughes Network Systems, LLC, the lenders party thereto from time to time, Bear Stearns Corporate Lending Inc., as administrative agent, Morgan Stanley Senior Funding, Inc., as syndication agent, and Bear, Stearns & Co. Inc. and Morgan Stanley Senior Funding, Inc., as joint lead arrangers and joint book managers (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K of Hughes Communications, Inc. filed April 17, 2006 (File No. 000-51784)).

10.6	Contribution and Membership Interest Purchase Agreement, dated December 3, 2004, by and among The DIRECTV Group, Inc., Hughes Network Systems, Inc., SkyTerra Communications, Inc. and Hughes Network Systems, LLC (incorporated by reference to the Current Report on Form 8-K of SkyTerra Communications, Inc. filed December 9, 2004 (File No. 000-13865)).

10.7	Membership Interest Purchase Agreement, dated as of November 10, 2005, by and among SkyTerra Communications, Inc., SkyTerra Holdings, Inc., DIRECTV Group, Inc., DTV Network Systems, Inc. and Hughes Network Systems, LLC (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K of SkyTerra Communications, Inc. filed November 14, 2005 (File No. 000-13865)).

10.8	Hughes Network Systems, LLC Bonus Unit Plan (incorporated by reference to Exhibit 10.1 to the quarterly report on Form 10-Q of SkyTerra Communications, Inc. filed August 15, 2005 (File No. 000-13865)).

10.9	Employment Agreement, dated as of April 23, 2005, by and between Hughes Network Systems, LLC and Paul Gaske (incorporated by reference to Exhibit 10.19 to Amendment No. 2 to the Registration Statement on Form S-1 of Hughes Communications, Inc. filed January 26, 2006 (File No. 333-130136)).

10.10	Employment Agreement, dated as of April 23, 2005, by and between Hughes Network Systems, LLC and Bahram Pourmand (incorporated by reference to Exhibit 10.20 to Amendment No. 2 to the Registration Statement on Form S-1 of Hughes Communications, Inc. filed January 26, 2006 (File No. 333-130136)).

10.11	Employment Agreement, dated as of April 23, 2005, by and between Hughes Network Systems, LLC and Adrian Morris (incorporated by reference to Exhibit 10.21 to Amendment No. 2 to the Registration Statement on Form S-1 of Hughes Communications, Inc. filed January 26, 2006 (File No. 333-130136)).

10.12	Employment Agreement, dated February 23, 2006, between Hughes Communications, Inc., Hughes Network Systems, LLC and Grant A. Barber (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K of Hughes Communications, Inc. filed February 27, 2006 (File No. 000-51784)).

10.13	Form of Restricted Stock Agreement for grants to non-management directors pursuant to the Hughes Communications, Inc. 2006 Equity and Incentive Plan (incorporated by reference to Exhibit 10.1 to the Quarterly Report on Form 10-Q of Hughes Communications, Inc. filed May 15, 2006 (File No. 000-51784)).

10.14	Form of Restricted Stock Agreement for grants to executive officers pursuant to the Hughes Communications, Inc. 2006 Equity and Incentive Plan (incorporated by reference to Exhibit 10.2 to the Quarterly Report on Form 10-Q of Hughes Communications, Inc. filed May 15, 2006 (File No. 000-51784)).

10.15	Form of Terms of Stock Option for grants to executive officers pursuant to the Hughes Communications, Inc. 2006 Equity and Incentive Plan. (incorporated by reference to Exhibit 10.3 to the Quarterly Report on Form 10-Q of Hughes Communications, Inc. filed May 15, 2006 (File No. 000-51784)).

Exhibit	Description
10.16	Management and Advisory Services Agreement dated March 27, 2006 between Hughes Communications, Inc. and Hughes Network Systems, LLC (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K of Hughes Communications, Inc. filed March 29, 2006 (File No. 000-51784)).

10.17	Form of Indemnification Agreement (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K of Hughes Communications, Inc. filed June 22, 2006 (File No. 000-51784)).

12.1*	Statement Regarding Earnings to Fixed Charges Ratio.

21.1*	List of Subsidiaries of Hughes Network Systems, LLC.

23.1	Consent of Deloitte & Touche LLP.

23.2	Consent of Akin Gump Strauss Hauer & Feld LLP (included in the opinion filed as Exhibit 5.1 to this Amendment No. 1).

24.1*	Powers of Attorney of Directors and Officers of the registrants (included on signature pages to original Registration Statement).

25.1*	Form T-1 of Wells Fargo Bank, National Association.

99.1*	Form of Letter of Transmittal.

99.2*	Form of Notice of Guaranteed Delivery.

99.3*	Form of Letter to Brokers.

99.4*	Form of Letter to Clients.

*	Previously filed.